Exhibit 10.1

Execution Version

CREDIT AGREEMENT

Dated as of July 31, 2019

among

Capitol Intermediate Holdings, LLC,
as Holdings,

Capitol Investment MERGER SUB 2, LLC,
as the Borrower,

THE SEVERAL LENDERS
FROM TIME TO TIME PARTY HERETO,

JPMORGAN CHASE BANK, N.A.,
as the Agent, the Collateral Agent, a Letter of Credit Issuer and the Swingline Lender,

and

Fifth Third Bank,
as the Additional Collateral Agent and a Letter of Credit Issuer

JPMORGAN CHASE BANK, N.A.,
FIFTH THIRD BANK,
MORGAN STANLEY SENIOR FUNDING, INC.,
DEUTSCHE BANK SECURITIES INC.,
and

Citigroup Global Markets Inc.,
as the Joint Lead Arrangers and Joint Bookrunners

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EXHIBITS AND SCHEDULES

EXHIBIT A	FORM OF BORROWING BASE CERTIFICATE
EXHIBIT B	FORM OF NOTICE OF BORROWING
EXHIBIT C	FORM OF NOTICE OF CONTINUATION/CONVERSION
EXHIBIT D	FORM OF COMPLIANCE CERTIFICATE
EXHIBIT E	FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT
EXHIBIT F	PERFECTION CERTIFICATE
EXHIBIT G	FORM OF SOLVENCY CERTIFICATE
EXHIBIT H	[Reserved]
EXHIBIT I	FORM OF INTERCOMPANY SUBORDINATED NOTE
EXHIBIT J-1	FORM OF U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT J-2	FORM OF U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT J-3	FORM OF U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT J-4	FORM OF U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT K	FORM OF REVOLVING NOTE

SCHEDULE 1.1	LENDERS’ COMMITMENTS
SCHEDULE 1.2	GUARANTORS
SCHEDULE 1.3	THIRD PARTY LOCATIONS OF INVENTORY
SCHEDULE 1.4	UNRESTRICTED SUBSIDIARIES
SCHEDULE 1.5	CLOSING DATE SECURITY DOCUMENTS
SCHEDULE 6.4	COLLATERAL REPORTING
SCHEDULE 7.4	SUBSIDIARIES
SCHEDULE 7.9	LITIGATION
SCHEDULE 7.15	TAXES
SCHEDULE 8.11	PERMITTED INVESTMENTS
SCHEDULE 8.12	DEBT
SCHEDULE 8.14	AFFILIATE TRANSACTIONS
SCHEDULE 8.16	LIENS
SCHEDULE 8.23	DEPOSIT ACCOUNTS
SCHEDULE 8.29	CERTAIN POST-CLOSING OBLIGATIONS

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CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of July 31, 2019, among CAPITOL INTERMEDIATE HOLDINGS, LLC, a Delaware limited liability company (“Holdings”; as hereinafter further defined), CAPITOL INVESTMENT MERGER SUB 2, LLC, a Delaware limited liability company (the “Borrower”; as hereinafter further defined), the Lenders (as hereinafter defined) from time to time party hereto, JPMORGAN CHASE BANK, N.A., as the Agent, the Collateral Agent, a Letter of Credit Issuer and the Swingline Lender, and FIFTH THIRD BANK, as the Additional Collateral Agent and a Letter of Credit Issuer.

RECITALS:

WHEREAS, capitalized terms used and not defined in the preamble and these recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, (a) pursuant to the Merger Agreement, Merger Sub 1 will merge with and into NESCO Holdings I, Inc., a Delaware corporation (the “Target”, such merger the “Initial Merger”), with the Target being the surviving entity of the Initial Merger (such survivor of the Initial Merger, the “Interim Corporation”) and (b) immediately after giving effect to the Initial Merger, the Interim Corporation will merge with and into the Borrower, with the Borrower surviving (such survivor of the Subsequent Merger, the “Surviving Corporation”) (such Merger the “Subsequent Merger” and together with the Initial Merger, the “Mergers”);

WHEREAS, the equity holders of the Target will generally receive cash as part of the consideration they receive in exchange for their Stock in the Target (collectively, the “Merger Consideration”);

WHEREAS, following the closing of the Offer and the PIPE Investments (each as defined in the Merger Agreement), the cash and Cash Equivalents of Holdings and its Subsidiaries will be at least $198,000,000 (the “Contribution Amount”);

WHEREAS, in connection with the foregoing, the Borrower has requested that, immediately upon the satisfaction in full of the applicable conditions precedent set forth in Section 9.1 below, the Lenders and Letter of Credit Issuers extend credit to the Borrower in the form of an asset-based revolving credit facility in an initial aggregate principal amount of $350,000,000 of Revolving Credit Commitments (the “Revolving Credit Facility”);

WHEREAS, the proceeds of the Initial Revolving Credit Borrowing Amount, together with (a) the Target’s and its Subsidiaries’ cash on hand, (b) the proceeds from the issuance of the Senior Secured Notes and (c) the Contribution Amount, will be used to pay the Merger Consideration, the Existing Debt Refinancing, and the Transaction Expenses;

WHEREAS, the Lenders have indicated their willingness to extend such credit and the Letter of Credit Issuers have indicated their willingness to issue Letters of Credit, in each case on the terms and subject to the conditions set forth below;

WHEREAS, in connection with the foregoing and as an inducement for the Lenders and the Letter of Credit Issuers to extend the credit contemplated hereunder, the Borrower has agreed to secure all of its Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a first priority lien (such priority subject to certain Liens permitted hereunder) on substantially all of its assets (except as otherwise set forth in the definition of “Collateral and Guarantee Requirement” or in the Loan Documents), including a pledge of all of the Stock of each of its Subsidiaries (other than any Excluded Stock); and

WHEREAS, in connection with the foregoing and as an inducement for the Lenders and the Letter of Credit Issuers to extend the credit contemplated hereunder, each Guarantor has agreed to guarantee all of its Obligations and to secure its guarantees by granting to the Collateral Agent, for the benefit of the Secured Parties, a first priority lien (such priority subject to certain Liens permitted hereunder) on substantially all of its assets (except as otherwise set forth in the definition of “Collateral and Guarantee Requirement” or in the Loan Documents), including a pledge of all of the Stock of each of their respective Subsidiaries (other than any Excluded Stock).

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below unless the context otherwise requires:

“Account Debtor” means each Person obligated in any way on or in connection with an Account.

“Accounts” means, with respect to each Obligor, all of such Obligor’s now owned or hereafter acquired or arising accounts, as defined in the UCC, including any rights to payment of a monetary obligation for the sale or lease of goods or rendition of services, whether or not they have been earned by performance.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business or any Converted Restricted Subsidiary (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” were references to such Acquired Entity or Business or any Converted Restricted Subsidiary and its subsidiaries that will become Restricted Subsidiaries), all as determined on a consolidated basis for such Acquired Entity or Business or any Converted Restricted Subsidiary in accordance with GAAP.

“Acquired Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA”.

“Acquired Borrowing Base” means with respect to any Acquired Entity or Business, from the date of such acquisition until the earlier of (x) 120 days and (y) the date the Collateral Agent has received all field examinations and appraisals required hereunder, an amount in Dollars equal to:

(a) the sum of

(i) 75% of the Book Value of all Eligible Accounts of such Acquired Entity or Business; plus

(ii) 60% of the Net Book Value of the Eligible Parts Inventory of such Acquired Entity or Business; plus

(iii) 60% of the Net Book Value of the Eligible Fleet Inventory of such Acquired Entity or Business.

“Additional Collateral Agent” means Wells Fargo, in its capacity as the additional collateral agent for the Secured Parties, or any successor additional collateral agent appointed in accordance with this Agreement and the other Loan Documents.

“Additional Lenders” has the meaning specified in Section 2.6(d).

“Adjustment Date” means the first day of each April, July, October, and January, as applicable.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise. The terms “controlling” and “controlled” shall have meanings correlative thereto.

“Agent” means JPMorgan, in its capacity as the administrative agent for the Lenders under this Agreement, or any successor agent appointed in accordance with this Agreement and the other Loan Documents.

“Agent Advances” has the meaning specified in Section 2.4(g).

“Agent-Related Persons” means the Agent and the Co-Collateral Agents, together with their respective Affiliates, and the respective officers, directors, employees, agents, controlling persons, advisors and other representatives, successors and permitted assigns of the Agent and the Co-Collateral Agents and their respective Affiliates.

“Aggregate Revolver Outstandings” means, at any date of determination and without duplication, the sum of (a) the unpaid principal balance of Revolving Loans, (b) one hundred percent (100%) of the aggregate undrawn face amount of all outstanding Letters of Credit, and (c) the aggregate amount of any Unpaid Drawings in respect of Letters of Credit.

“Agreement” means this Credit Agreement.

“Agreement Date” means the date of this Agreement.

“Annualized Factor” means, with respect to the Consolidated Newly Acquired Inventory EBITDA for any period, (a) 12, if such period is one fiscal month, (b) 6, if such period is two fiscal months, (c) 4, if such period is three fiscal months, (d) 3, if such period is four fiscal months, (e) 2.4, if such period is five fiscal months, (f) 2, if such period is six fiscal months, (g) 1.714, if such period is seven fiscal months, (i) 1.5, if such period is eight fiscal months, (j) 1.33, if such period is nine fiscal months, (k) 1.2, if such period is ten fiscal months, (l) 1.09, if such period is eleven fiscal months and (m) 1.0, if such period is twelve fiscal months.

“Anti-Terrorism Laws” means the USA PATRIOT Act and any Executive Order administered by the U.S. Treasury Department Office of Foreign Asset Control (OFAC).

“Applicable Entities” has the meaning specified in Section 14.18.

“Applicable Lender Facility Percentage” means with respect to any Revolving Credit Lender, the percentage obtained by dividing (x) such Revolving Credit Lender’s Revolving Credit Commitment then outstanding by (y) the aggregate amount of Revolving Credit Commitments then outstanding.

“Applicable Margin” means a percentage per annum equal to (a) until the end of the first full Fiscal Quarter completed after the Closing Date, (i) for LIBOR Rate Loans, 1.75%, and (ii) for Base Rate Loans, 0.75% and (b) thereafter, the following percentages per annum, based upon Average Historical Availability as of the most recent Adjustment Date:

Average Historical Availability	Applicable Margin for LIBOR Rate Loans	Applicable Margin for Base Rate Loans
˃ 66.7%	1.50%	0.50%
≤ 66.7% but > 33.3%	1.75%	0.75%
< 33.3%	2.00%	1.00%

The Applicable Margin shall be adjusted quarterly in accordance with the applicable table above on each Adjustment Date for the period beginning on such Adjustment Date based upon the Average Historical Availability as the Agent shall determine in good faith. Any increase or decrease in the Applicable Margin resulting from a change in the Average Historical Availability shall become effective as of the most recent Adjustment Date.

“Applicable Unused Line Fee Margin” means, for any day, a percentage per annum equal to with respect to the Revolving Credit Commitments, (a) initially, 0.250% per annum and (b) following the end of the first Fiscal Quarter ending after the Closing Date, the following percentages per annum, based upon Average Revolving Loan Utilization as of the most recent Adjustment Date:

Average Revolving Loan Utilization	Applicable Unused Line Fee Margin
< 50%	0.375%
≥ 50%	0.250%

“Appointed Agents” has the meaning specified in Section 13.1.

“Appraisal” means an appraisal, prepared on a basis reasonably satisfactory to the Agent and/or any Co-Collateral Agent, setting forth the Net Orderly Liquidation Value of any Inventory, which appraisal shall be prepared in accordance with Section 8.4(c).

“Approved Account Bank” means a financial institution at which any Obligor maintains an Approved Deposit Account.

“Approved Deposit Account” means each Deposit Account in respect of which an Obligor shall have entered into a Deposit Account Control Agreement, other than with respect to any Designated Account.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, holding or investing in extensions of credit in its ordinary course of business and is administered or managed by a Lender, an entity that administers or manages a Lender, or an Affiliate of either.

“Approved Securities Account” means each Securities Account in respect of which any Obligor shall have entered into a Securities Account Control Agreement.

“Approved Securities Intermediary” means a securities intermediary at which any Obligor maintains an Approved Securities Account.

“Arrangers” means JPMorgan, Fifth Third Bank, Morgan Stanley, Deutsche Bank Securities Inc., and Citigroup Global Markets Inc. in their capacities as joint lead arrangers and joint bookrunners of the Revolving Credit Facility.

“Assignee” has the meaning specified in Section 12.2(a).

“Assignment and Acceptance” means an assignment and acceptance agreement entered into by one or more Lenders and Eligible Assignees (with the consent of any party whose consent is required by Section 12.2(a)), and accepted by the Agent, in substantially the form of Exhibit E or any other form approved by the Agent.

“Attorney Costs” means and includes all reasonable and documented fees, expenses and other charges of Cahill Gordon & Reindel llp and, if necessary, a single firm of local counsel in each relevant jurisdiction or otherwise retained with the Borrower’s consent (such consent not to be unreasonably withheld, conditioned or delayed).

“Available Equity Amount” means, at any time (the “Available Equity Amount Reference Time”), an amount equal to, without duplication, (a) the amount of any capital contributions or other equity issuances (or issuances of Debt that have been converted into or exchanged for Qualified Stock) received as cash equity by the Borrower and applied for usage no later than 270 days after receipt of such amounts, but excluding all proceeds from the issuance of Disqualified Stock and Cure Amounts plus (b) the aggregate amount of all dividends, returns, interests, profits, distributions, income and similar amounts (in each case, to the extent made in cash or Cash Equivalents) received by the Borrower or any Restricted Subsidiary on Investments made using the Available Equity Amount during the period from and including the Business Day immediately following the Closing Date through and including the Available Equity Amount Reference Time minus (c) the sum, without duplication, and, without taking into account the proposed portion of the Available Equity Amount calculated above to be used at the applicable Available Equity Amount Reference Time, of:

(i) the aggregate amount of any Investments made by the Borrower or any Restricted Subsidiary using the Available Equity Amount after the Closing Date and prior to the Available Equity Amount Reference Time;

(ii) the aggregate amount of any Distributions made by the Borrower using the Available Equity Amount after the Closing Date and prior to the Available Equity Amount Reference Time; and

(iii) the aggregate amount expended on prepayments, purchases, redemptions, defeasements and satisfaction in respect of Junior Debt made by the Borrower or any Restricted Subsidiary using the Available Equity Amount after the Closing Date and prior to the Available Equity Amount Reference Time;

provided that during a Cash Dominion Period (A) the Available Equity Amount shall not be available to be used and (B) the period of time for use set forth in clause (a) above shall be tolled until after such Cash Dominion Period.

“Available Equity Amount Reference Time” has the meaning specified in the definition of “Available Equity Amount”.

“Average Revolving Loan Utilization” means, at any Adjustment Date, the average daily Aggregate Revolver Outstandings (including any Aggregate Revolver Outstandings resulting from any outstanding Swingline Loans) for the three-month period immediately preceding such Adjustment Date (or, if less, the period from the Closing Date to such Adjustment Date), divided by the Maximum Revolver Amount at such time.

“Average Historical Availability” means, at any Adjustment Date, the average daily Excess Availability for the three-month period immediately preceding such Adjustment Date, divided by the Maximum Credit at such time.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Product Reserve” means a reserve equal to the aggregate amount of Obligations in respect of any Noticed Cash Management Obligation or Noticed Hedge (in the case of a Noticed Hedge, up to the Swap Termination Value thereunder), as specified by the applicable Hedge Bank or Cash Management Bank in writing to the Agent and the Co-Collateral Agents and acknowledged by the Borrower, which amount may be increased with respect to any existing Secured Hedge Agreement or Cash Management Bank at any time by further written notice from such Hedge Bank or Cash Management Bank to the Agent and the Co-Collateral Agents and acknowledged by the Borrower (which shall at all times include a reserve for the aggregate Swap Termination Values for all Noticed Hedges outstanding at that time).

“Bankruptcy Code” means Title 11 of the United State Code, as amended, or any similar federal or state law for the relief of debtors.

“Basel III” means, collectively, those certain agreements on capital requirements, leverage ratios and liquidity standards contained in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems,” “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring,” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer,” each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time), and as implemented by a Lender’s primary U.S. federal banking regulatory authority or primary non-U.S. financial regulatory authority, as applicable.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the LIBOR Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the purpose of this definition, the LIBOR Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the LIBOR Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 5.5, then the Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Base Rate Loan” means any Loan during any period for which it bears interest based on the Base Rate, and all Agent Advances and Swingline Loans.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Book Value” means book value as determined in accordance with GAAP.

“Borrowers” means, each of, and collectively, the Borrower, any Successor Borrower, if applicable, and any other Person that joins this Agreement as a “Borrower” in accordance with the terms hereof, and “Borrower” means any of them.

“Borrower Representative” has the meaning specified in Section 15.1.

“Borrowing” means a borrowing hereunder consisting of Loans of one Type and Class made on the same day by Lenders to the Borrower (or by the Swingline Lender, in the case of a Borrowing consisting of Swingline Loans, or by the Agent, in the case of a Borrowing consisting of an Agent Advance, by a Letter of Credit Issuer, in the case of the issuance of a Letter of Credit hereunder).

“Borrowing Base” means, at any time, an amount in Dollars equal to:

(a) the sum of:

(i) 85% of the Book Value of all Eligible Accounts of the Obligors; plus

(ii) the lesser of (A) 70% of Cost and (B) 85% of the Net Orderly Liquidation Value of the Eligible Parts Inventory of the Obligors; plus

(iii) 85% of the Net Orderly Liquidation Value of the Eligible Fleet Inventory (including Eligible Fleet Inventory held for sale) of the Obligors that has been appraised by an Appraisal; plus

(iv) 95% of the Net Book Value of the Eligible Fleet Inventory (including Eligible Fleet Inventory held for sale) of the Obligors that has not been appraised by an Appraisal; plus

(v) 100% of the amount of Eligible Borrowing Base Cash of the Obligors at such time; plus

(b) the Acquired Borrowing Base; minus

(c) the amount of all other Reserves from time to time established by the Agent and/or any Co-Collateral Agent in accordance with Section 2.5.

The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Agent and the Co-Collateral Agents pursuant to Section 6.4, as adjusted to give effect to Reserves following such delivery established pursuant to Section 2.5; provided that, in the event that an appraisal of Inventory, an appraisal of Equipment and a Field Examination (in each case, to the extent required hereunder) cannot be completed and delivered prior to the Closing Date after the use of commercially reasonable efforts, for the period from the Closing Date until the earlier of (i) the 120th calendar day after the Closing Date and (ii) the date on which the Borrower delivers such appraisal of Inventory, appraisal of Equipment or Field Examination (or such later date as may be agreed to by the Agent), the Borrowing Base shall be deemed to be an amount equal to $275,000,000 (the “Deemed Borrowing Base”) plus the Acquired Borrowing Base, if any; provided, further, that if the Borrower does not deliver any such appraisal of Inventory, appraisal of Equipment and Field Examination, by the 120th calendar day following the Closing Date, the Borrowing Base shall be deemed to be the amount set forth on the most recent Borrowing Base Certificate based on any such appraisals of Inventory, appraisals of Equipment and Field Examinations that have been delivered prior to such date (or, if no such appraisals of Inventory, appraisals of Equipment or Field Examinations have been delivered prior to such date, $0); provided further, that there shall be no Default or Event of Default solely as a result of a failure to complete and deliver such appraisals or Field Examination, as applicable, within the applicable time period.

“Borrowing Base Certificate” means a certificate by a Responsible Officer of the Borrower, substantially in the form of Exhibit A-1 (or another form reasonably acceptable to the Agent and the Co-Collateral Agents) setting forth the calculation of the Borrowing Base, including a calculation of each component thereof, all in such detail as shall be reasonably satisfactory to the Agent and the Co-Collateral Agents, as adjusted pursuant to Section 2.5 of this Agreement. All calculations of the Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall originally be made by the Borrower and certified to the Agent and the Co-Collateral Agents; provided, that the Agent and/or any Co-Collateral Agent shall have the right to review and adjust, in the exercise of its Reasonable Credit Judgment, any such calculation to the extent that such calculation is not in accordance with this Agreement, provided, further, that the Agent and/or any Co-Collateral Agent shall provide the Borrower prior written notice of any such adjustment. Notwithstanding the foregoing, until delivery to the Agent of a Borrowing Base Certificate which calculates the Borrowing Base using the appraisal and field examination referred to in the last paragraph of the definition of Borrowing Base, “Borrowing Base Certificate” shall mean a certificate by a Responsible Officer of the Borrower which states the Deemed Borrowing Base, substantially in the form of Exhibit A-2.

“Business Activity Report” means (a) a Notice of Business Activities Report from the State of Minnesota, Department of Revenue or (b) any similar report required by any other State relating to the ability of the Borrower to enforce its accounts receivable claims against account debtors located in any such state.

“Business Day” means (a) any day that is not a Saturday, Sunday, or a day on which banks in New York, New York are required or permitted to be closed, and (b) with respect to all notices, determinations, fundings and payments in connection with the LIBOR Rate or LIBOR Loans, any day that is a Business Day pursuant to clause (a) above and that is also a day on which trading in Dollars is carried on by and between banks in the London interbank market.

“Canadian Dollars” means the lawful currency of Canada.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other Law, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

“Capital Expenditures” means, with respect to any Person for any period, the sum of (a) the aggregate of all expenditures incurred by such Person and its consolidated Subsidiaries during such period for purchases of property, plant and equipment (including Fleet Inventory) or similar items which, in accordance with GAAP (other than repairs in the ordinary course), are or should be included in the statement of cash flows of such Person and its consolidated Subsidiaries during such period, net of (b) proceeds received by the Borrower or its Restricted Subsidiaries from dispositions of property, plant and equipment (including Fleet Inventory) or similar items reflected in the statement of cash flows of such Person and its consolidated Subsidiaries during such period; provided that the term “Capital Expenditures” shall not include:

(i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed from insurance proceeds or compensation awards paid on account of a Casualty Event,

(ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time,

(iii) the purchase of property, plant or equipment to the extent financed with the proceeds of dispositions of assets outside the ordinary course of business,

(iv) expenditures that constitute any part of consolidated lease expense to the extent relating to operating leases, or

(v) any expenditures made as payments of the consideration for a Permitted Acquisition (or Investments similar to those made for a Permitted Acquisition) and expenditures made in connection with the Transactions.

“Capital Lease” means, as applied to any Person, all leases of property that have been or should be, in accordance with GAAP, recorded as capitalized leases on the balance sheet of such Person.

“Capital Lease Obligation” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

“Cash Dominion Period” means (a) any period commencing from the date that Specified Excess Availability shall have been less than the greater of (i) 10.0% of the Maximum Credit and (ii) $30,000,000, for five (5) consecutive Business Days and ending on the date that Specified Excess Availability shall have been at least the greater of (i) 10.0% of the Maximum Credit and (ii) $30,000,000 for twenty (20) consecutive calendar days or (b) upon the occurrence of a Specified Event of Default, the period that such Specified Event of Default shall be continuing.

“Cash Equivalents” means:

(1) United States dollars or Canadian dollars;

(2) (a) euro, pounds sterling or any national currency of any participating member state of the EMU or (b) other currencies held by the Borrower and its Restricted Subsidiaries from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. federal government or any country that is a member state of the EMU or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 12 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $100.0 million in the case of U.S. banks or other U.S. financial institutions and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks or other non-U.S. financial institutions;

(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within 12 months after the date of creation thereof;

(7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively and in each case maturing within 12 months after the date of creation thereof;

(8) investment funds investing 90% of their assets in securities of the types described in clauses (1) through (7) above and (9) through (12) below;

(9) securities issued or directly and fully and unconditionally guaranteed by any state, commonwealth or territory of the United States or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof having maturities of not more than 12 months from the date of acquisition thereof and, at the time of acquisition;

(10) readily marketable direct obligations issued or directly and fully and unconditionally guaranteed by any foreign government or any political subdivision or public instrumentality thereof, in each case (other than in the case of such securities issued or guaranteed by any participating member state of the EMU) having a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P with maturities of 12 months or less from the date of acquisition;

(11) Debt or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 12 months or less from the date of acquisition;

(12) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s; and

(13) in the case of Investments by any Foreign Subsidiary of the Borrower, Investments for short-term cash management purposes of comparable tenor and credit quality to those described in the foregoing clauses (1) through (12) customarily utilized in countries in which such Foreign Subsidiary operates.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Management Bank” means any Person that was a Lender, the Agent, any Co-Collateral Agent, any Arranger or any Affiliate of the foregoing at the time it provided or incurred any Cash Management Obligations or any Person that shall have become a Lender, the Agent, a Co-Collateral Agent or an Affiliate of a Lender, the Agent, any Co-Collateral Agent at any time after it has provided or incurred any Cash Management Obligations.

“Cash Management Document” means any certificate, agreement or other document executed by any Obligor or any of its Restricted Subsidiaries in respect of the Cash Management Obligations of any such Person.

“Cash Management Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of cash management or related services (including treasury, depository, return item, overdraft, controlled disbursement, credit, merchant store value or debit card, purchase card, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the ACH processing of electronic funds transfers through the Federal Reserve Fedline system) and other cash management arrangements) provided by any Cash Management Bank, including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith.

“Cash Receipt” has the meaning specified in Section 8.23(c).

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or Real Estate (including any improvements thereon) to replace or repair such equipment, fixed assets or Real Estate.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration or interpretation thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) Basel III and all requests, rules, guidelines or directives thereunder or issued in connection therewith, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means and will be deemed to have occurred if:

(a) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries, taken as a whole, to any Person other than a Permitted Holder;

(b) any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, but excluding any employee benefit plan and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than one or more Permitted Holders, acquires beneficial ownership of Voting Stock of the Borrower representing more than 50% of the aggregate ordinary voting power for the election of directors of the Borrower (determined on a fully diluted basis); and/or

(c) a “Change of Control” (or similar term) occurs under the Senior Secured Notes Indenture.

Notwithstanding the foregoing, a conversion of the Borrower or any Restricted Subsidiary from a limited liability company, corporation, limited partnership or other form of entity to another limited liability company, corporation, limited partnership or other form of entity or an exchange of all of the outstanding Stock in one form of entity for Stock for another form of entity shall not constitute a Change of Control, so long as immediately following such conversion or exchange the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who beneficially owned the Stock of such entity immediately prior to such transactions continue to beneficially own in the aggregate more than 50% of the Voting Stock of such entity, or continue to beneficially own sufficient Stock in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity, and in either case no “person” beneficially owns more than 50% of the Voting Stock of such entity. Furthermore, (i) the transfer of assets between or among the Borrower and its Restricted Subsidiaries shall not itself constitute a Change of Control and (ii) a Person or group shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement prior to the consummation of the transactions contemplated by such agreement.

“Charter Documents” means, with respect to any Person, the certificate or articles of incorporation or organization, memoranda of association, by-laws or operating agreement, and other organizational or governing documents of such Person.

“Chattel Paper” means all of the Obligors’ now owned or hereafter acquired chattel paper, as defined in the UCC, including electronic chattel paper.

“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Extended Revolving Loans (of the same Extension Series and any related swing line loans thereunder), or Swingline Loans, and, when used in reference to any Commitment, refers to whether such Commitment is the Revolving Credit Commitment, an Extended Revolving Credit Commitment (of the same Extension Series and any related swing line commitment thereunder), or a Swingline Commitment and when used in reference to any Lender, refers to whether such Lender has a Loan or Commitment of such Class.

“Closing Date” means the later of the Agreement Date and the first date on which all of the applicable conditions set forth in Section 9.1 have been fulfilled (or waived in writing by the Agent and the Arrangers).

“Co-Collateral Agents” means, collectively, the Collateral Agent and the Additional Collateral Agent.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the Obligors’ personal property and all other assets of any Person, in each case from time to time subject to the Collateral Agent’s Liens securing payment or performance of any Obligations; provided, however, that at no time shall the term “Collateral” include any Excluded Assets.

“Collateral Access Agreements” means any landlord waiver, mortgagee waiver, bailee letter, or any similar acknowledgment or agreement of any lessor, warehouseman, processor, consignee or other Person that owns or is in possession of property where Inventory is stored or located, in each case in a form reasonably satisfactory to the Co-Collateral Agents.

“Collateral Agent” means JPMorgan, in its capacity as the collateral agent for the Secured Parties, or any successor collateral agent appointed in accordance with this Agreement and the other Loan Documents.

“Collateral Agent’s Liens” means the Liens on the Collateral granted to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the Security Documents and securing the Obligations.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Collateral Agent shall have received each Security Document required to be delivered on the Closing Date pursuant to Section 9.1(a)(ii) or, after the Closing Date, pursuant to Sections 8.22, 8.23 and 8.29 at such time required by such Security Documents or such section to be delivered in each case, duly executed by each Obligor thereto;

(b) all Obligations shall have been unconditionally guaranteed by Holdings and each Restricted Subsidiary (other than any Excluded Subsidiary) including as of the Closing Date those that are listed on Schedule 1.2;

(c) the Obligations and the Guarantees shall have been secured pursuant to the Security Agreement by a security interest in (i) all the Stock of the Borrower and (ii) all Stock (other than Excluded Stock) held directly by the Borrower or any Guarantor in any Wholly Owned Subsidiary (and, in each case, the Collateral Agent shall have received certificates or other instruments representing all such Stock (if any), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank, if applicable);

(d) except to the extent otherwise provided hereunder or under any Security Document, the Obligations and the Guarantees shall have been secured by a perfected security interest (to the extent such security interest may be perfected by (w) delivering certificated securities or instruments, (x) filing personal property financing statements, (y) making any necessary filings with the United States Patent and Trademark Office or United States Copyright Office and (z) control (to the extent required by Section 8.23) in Accounts) in substantially all tangible and intangible assets of Holdings, the Borrower, and each Guarantor, in each case, with the priority required by the Security Documents and any such security interests in the Collateral shall be subject to the terms of the Intercreditor Agreement and any Permitted Intercreditor Agreement;

(e) none of the Collateral shall be subject to any Liens other than Permitted Liens;

(f) [reserved]; and

(g) (i) except with respect to intercompany Debt, if any, Debt for Borrowed Money in a principal amount in excess of $10,000,000 (individually) is owing to any Obligor and such Debt is evidenced by a promissory note, the Collateral Agent shall have received such promissory note, together with undated instruments of transfer with respect thereto endorsed in blank and (ii) with respect to intercompany Debt, all Debt of the Borrower and each of its Restricted Subsidiaries that is owing to any Obligor (or Person required to become an Obligor) shall be evidenced by the Subordinated Intercompany Note, and the Collateral Agent shall have received such Subordinated Intercompany Note duly executed by the Borrower, each such Restricted Subsidiary and each such other Obligor, together with undated instruments of transfer with respect thereto endorsed in blank.

The foregoing definition shall not require the creation or perfection of pledges of, or security interests in, or the obtaining of title insurance or surveys with respect to, particular assets if and for so long as the Agent and the Borrower agree in writing that the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance or surveys in respect of such assets shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom.

The Agent may grant extensions of time for the provision or perfection of security interests in, or the obtaining of title insurance and surveys with respect to, particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Obligors on such date) where it reasonably determines, in consultation with the Borrower, that provision or perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Security Documents.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) with respect to leases of Real Estate entered into by any Obligor, such Obligor shall not be required to take any action with respect to creation or perfection of security interests with respect to such leases (including requirements to deliver landlord lien waivers, estoppel and collateral access letters without limiting the provisions set forth in the definition of “Eligible Inventory”), (b) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in the Security Documents, (c) the Collateral and Guarantee Requirement shall not apply to any of the following assets: (i) any fee-owned Real Estate and any leasehold interests in Real Estate, (ii) any governmental licenses or state or local franchises, charters or authorizations, to the extent a security interest in any such licenses, franchise, charter or authorization would be prohibited or restricted thereby (including any legally effective prohibition or restriction) after giving effect to the applicable anti-assignment clauses of the UCC and applicable Laws, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under the UCC or any similar applicable laws notwithstanding such prohibition, (iii) assets and personal property for which a pledge thereof or a security interest therein is prohibited by applicable Laws (including any legally effective requirement to obtain the consent of any Governmental Authority unless such consent has been obtained), (iv) Excluded Stock (other than Stock that are Excluded Stock solely as a result of having been issued by Immaterial Subsidiaries), (v) assets and personal property to the extent a security interest in such assets would result in material adverse tax consequences as reasonably determined, in writing, by the Borrower in consultation with the Agent and notified in writing by the Borrower to the Agent, (vi) any intent-to-use trademark application prior to the filing and acceptance of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal Law, (vii) any lease, license, contract, or other agreement or any property (including personal property) subject to a purchase money security interest, Capital Lease Obligation or similar arrangements, in each case to the extent permitted under the Loan Documents, to the extent that a pledge thereof or a security interest therein would violate or invalidate such lease, license, contract or agreement, purchase money, Capital Lease or similar arrangement, or create a right of termination in favor of any other party thereto (other than the Borrower or a Guarantor) after giving effect to the applicable anti-assignment clauses of the UCC and applicable Laws, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under the UCC or any similar applicable Laws notwithstanding such prohibition, (viii) letter of credit rights other than to the extent perfection of the security interest therein is accomplished by the filing of a UCC financing statement or automatically without a filing, and (ix) commercial tort claims (the assets excluded pursuant to this clause (c), collectively, the “Excluded Assets”; provided that notwithstanding anything herein to the contrary, Excluded Assets shall not include any assets included in the Borrowing Base and any Proceeds, replacements or substitutions of Collateral (unless such Proceeds, replacements or substitutions otherwise constitute Excluded Assets)), (d) control agreements shall not be required with respect to any deposit accounts, securities accounts or commodities accounts except to the extent set forth in Section 8.23, (e) share certificates of Immaterial Subsidiaries shall not be required to be delivered, (f) no perfection actions shall be required with respect to motor vehicles, other Titled Goods (except to the extent such motor vehicles or Titled Goods are to be included in the Borrowing Base), and letter of credit rights that are not Excluded Assets, in each case, except to the extent perfection is accomplished solely by the filing of a UCC financing statement, and (g) except with respect to any Foreign Subsidiary that was designated as a Guarantor hereunder, no actions in any non-U.S. jurisdiction or required by the Laws of any non-U.S. jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the U.S. or to perfect or make enforceable any security interests in any such assets (it being understood that there shall be no Security Document (or other security agreements or pledge agreements) governed under the laws of any non-U.S. jurisdiction).

“Commitment” means, (a) with respect to each Lender (to the extent applicable), such Lender’s Revolving Credit Commitment, Extended Revolving Credit Commitment, or a Revolving Credit Commitment Increase or any combination thereof (as the context requires) and (b) with respect to the applicable Swingline Lender, or swingline lender under any Revolving Credit Commitments, its Swingline Commitment, or swingline commitment, as applicable.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D or in such other form as may be reasonably satisfactory to the Agent.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Concentration Account” has the meaning specified in Section 8.23(c).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, debt issuance costs, commissions, fees and expenses, capitalized expenditures, customer acquisition costs and incentive payments, conversion costs and contract acquisition costs, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period; plus

(a) the following in each case (other than clause (10)) to the extent deducted (and not added back) in computing Consolidated Net Income, but without duplication:

(1) provision for taxes based on income or profits or capital gains, including, without limitation, foreign, federal, state, provincial, franchise, excise, value added and similar taxes and foreign withholding taxes of such Person paid or accrued during such period, including any penalties and interest relating to such taxes or arising from any tax examinations and any payments to any Parent Entity in respect of such taxes; plus

(2) EBITDA Fixed Charges of such Person for such period (including (x) net losses on Hedge Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) bank fees and (z) costs of surety bonds in connection with financing activities, in each case, to the extent included in EBITDA Fixed Charges), together with (A) items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (1)(i) through (1)(xi) thereof, (B) amortization of original issue discount or premium resulting from the issuance of Debt in connection with the Transactions and (C) any non-cash interest expense attributable to the movement in the mark to market valuation of Hedge Obligations or other derivative instruments pursuant to GAAP; plus

(3) Consolidated Depreciation and Amortization Expense of such Person for such period; plus

(4) any fees, expenses, charges or losses (other than depreciation or amortization expense) related to any Stock offering, Permitted Investment, acquisition, Disposition, recapitalization or the incurrence of Debt permitted to be incurred hereunder (including a Refinancing thereof) (whether or not successful), and any amendment or modification to the terms of any such transaction including (i) such fees, expenses or charges related to the Transactions, and (ii) any amendment or other modification of the Senior Secured Notes Indenture, this Agreement or any other instrument governing any other Debt; plus

(5) the amount of any systems development and establishment costs, conversion costs, excess pension charges, curtailments and modifications to pension and post-retirement employee benefit plan costs or charges and contract termination costs, including any one-time costs incurred in connection with acquisitions after the Closing Date; plus

(6) any other non-cash charges, including any write offs, write downs, expenses, losses or items for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(7) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary in such period;

(8) payments made or accrued in such period pursuant to Sections 8.14(c) or (i); plus

(9) costs of surety bonds incurred in such period in connection with financing activities; plus

(10) the amount of “run rate” cost savings, operating expense reductions and other synergies projected by the Borrower in good faith to be realized as a result of specified actions taken, actions with respect to which substantial steps have been taken or actions that are expected to be taken (which cost savings, operating expense reductions or synergies shall be calculated on a Pro Forma Basis as though such cost savings, operating expense reductions or synergies had been realized on the first day of the applicable Test Period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings, operating expense reductions or synergies are reasonably identifiable and factually supportable, (B) such cost savings, operating expense reductions or synergies do not exceed, when combined with the amount of any Pro Forma Adjustment made pursuant to clause (d) below, 20% of Consolidated EBITDA for such Test Period (prior to giving effect to any increase in Consolidated EBITDA pursuant to this clause (10) or clause (d) below) and (C) such actions have been taken, such actions with respect to which substantial steps have been taken or such actions are expected to be taken within 24 months after the date of determination to take such action; provided, further, that the adjustments pursuant to this clause (10) may be incremental to (but not duplicative of) Pro Forma Adjustments made pursuant to clause (d) below; plus

(11) any costs or expense incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Stock of the Borrower (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the Available Equity Amount; plus

(12) the amount of loss or discount on sales of receivables and related assets to any Receivables Subsidiary (as defined in the Senior Secured Notes) in connection with any Permitted Receivables Facility (as defined in the Senior Secured Notes); plus

(13) the amount of expenses relating to payments made to option holders of the Borrower or any Parent Entity in connection with, or as a result of, any distribution being made to shareholders of the Borrower or any Parent Entity, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted under this Agreement; plus

(14) all adjustments of the Borrower and its Restricted Subsidiaries that are described in footnote (1) under the section entitled “Summary Historical and Pro Forma Financial Information” in the Senior Secured Notes Offering Memorandum, to the extent such adjustments, without duplication, continue to be applicable to such period; plus

(15) any portion of the cost of Fleet Inventory sold during such period that represents the purchase price adjustment to the net book value of Fleet Inventory as of the Closing Date after giving effect to the Transactions; minus

(b) without duplication, non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period and excluding non-cash income; provided that, to the extent non-cash gains are deducted pursuant to this clause (b) for any previous period and not otherwise added back to Consolidated EBITDA, Consolidated EBITDA shall be increased by the amount of any cash receipts (or any netting arrangements resulting in reduced cash expenses) in respect of such non-cash gains received in subsequent periods to the extent not already included therein; plus or minus, as applicable, without duplication

(c) (1) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Debt, intercompany balances and other balance sheet items, plus or minus, as the case may be; and

(2) any net gain or loss resulting in such period from Hedge Obligations, and the application of International Financial Reporting Standards 9—Financial Instruments, and its related pronouncements and interpretations (or any successor provision); plus

(d) in accordance with the definition of “Pro Forma Basis,” an adjustment equal to the amount, without duplication of any amount otherwise included in any other clause of the definition of “Consolidated EBITDA,” of the Pro Forma Adjustment shall be added to (or subtracted from) Consolidated EBITDA (including the portion thereof occurring prior to the relevant Specified Transaction and/or Specified Restructuring) as specified in a certificate from a Responsible Officer of the Borrower delivered to the Agent (for further delivery to the Lenders), in each case, as determined on a consolidated basis for the Borrower and the Restricted Subsidiaries in accordance with GAAP; provided that,

(i) there shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any Restricted Subsidiary during such period (other than any Unrestricted Subsidiary) to the extent not subsequently sold, transferred or otherwise Disposed of during such period (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to the Transactions or pursuant to a transaction consummated prior to the Closing Date, and not subsequently so Disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such Acquired Entity or Business or any Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis;

(ii) there shall be included in determining Consolidated EBITDA for any period, without duplication, any Newly Acquired Inventory EBITDA to the extent not subsequently sold, transferred or otherwise disposed of during such period; and

(iii) there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise Disposed of, closed or classified as discontinued operations by the Borrower or any Restricted Subsidiary to the extent not subsequently reacquired, reclassified or continued, in each case, during such period (each such Person (other than an Unrestricted Subsidiary), property, business or asset so sold, transferred or otherwise Disposed of, closed or classified, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical Pro Forma Basis.

Notwithstanding anything to the contrary contained herein and subject to adjustment as provided in clauses (i), (ii) and (iii) of the immediately preceding proviso with respect to acquisitions and dispositions occurring prior to, on and following the Closing Date and other adjustments as contemplated in the definitions of “Pro Forma Basis” and “Pro Forma Effect,” including as provided under clause (a)(10) above or clause (d) above or in the definition of “Pro Forma Adjustment,” Consolidated EBITDA shall be deemed to be $30,500,000, $37,800,000, and $32,100,000 respectively, for the Fiscal Quarters ended September 30, 2018, December 31, 2018 and March 31, 2019.

“Consolidated Interest Expense” means cash interest expense (including that attributable to Capital Leases), net of cash interest income of the Borrower and its Restricted Subsidiaries with respect to all outstanding Debt of the Borrower and its Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net cash costs (less net cash payments) under Hedge Agreements, but excluding, for the avoidance of doubt:

(a) capitalized interest whether paid or accrued and the amortization of original issue discount resulting from the issuance of Debt at less than par;

(b) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses;

(c) any expenses resulting from discounting of Debt in connection with the application of recapitalization accounting or purchase accounting;

(d) penalties or interest related to taxes and any other amounts of non-cash interest resulting from the effects of acquisition method accounting or pushdown accounting;

(e) the accretion or accrual of, or accrued interest on, discounted liabilities during such period;

(f) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under Hedge Agreements or other derivative instruments pursuant to FASB Accounting Standards Codification No. 815-Derivatives and Hedging;

(g) any payments with respect to make-whole premiums or other breakage costs of any Debt, including, without limitation, any Debt issued in connection with the Transactions;

(h) any one-time cash costs associated with breakage in respect of Hedge Agreements for interest rates;

(i) all non-recurring interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations;

(j) expensing of bridge, arrangement, structuring, commitment or other financing fees; and

(k) any other non-cash interest expense whether paid or accrued,

all calculated on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, attributable to such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication:

(1) any after-tax effect of extraordinary, non-recurring or unusual gains, losses or charges (less all fees and expenses relating thereto) or expenses (including relating to the Transactions), severance, relocation costs, curtailments or modifications to pension and post-retirement employee benefits plans, start-up, facilities opening, transition, integration and other restructuring and business optimization costs, charges, reserves or expenses (including related to acquisitions after the Closing Date and to the start-up, closure and/or consolidation of facilities), in each case, not incurred in the ordinary course of business, new product introductions and signing, retention or completion bonuses and similar one-time compensation payments shall be excluded;

(2) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period shall be excluded;

(3) any net after-tax effect of income (loss) from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded;

(4) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Stock of any Person other than in the ordinary course of business, as determined in good faith by the Borrower, shall be excluded;

(5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash or Cash Equivalents) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(6) [reserved];

(7) effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements in accordance with GAAP resulting from the application of purchase accounting, including in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof (including in connection with deferred rent payments and tenant allowance amortization and adjustments), net of taxes, shall be excluded;

(8) (i) any after-tax effect of income (loss) from the early extinguishment of Debt or Hedge Obligations or other derivative instruments (including deferred financing costs written off and premiums paid), (ii) any non-cash income (or loss) related to currency gains or losses related to Debt, intercompany balances and other balance sheet items and to Hedge Obligations and (iii) any non-cash expense, income or loss attributable to the remeasurement or movement in mark-to-market valuation of foreign currencies, Debt or derivative instruments pursuant to GAAP, shall be excluded;

(9) any impairment charge, asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in the law or regulation, the amortization of intangibles, and the effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks (including government program rebates), in each case, pursuant to GAAP (excluding any non-cash item to the extent it represents an accrual or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed) shall be excluded;

(10) any (i) non-cash compensation charge or expense related to the grants of stock appreciation or similar rights, phantom equity, stock options, restricted stock, units or other rights and (ii) non-cash income (loss) attributable to deferred compensation plans or trusts, shall be excluded;

(11) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, disposition, recapitalization, Investment, Disposition, issuance or repayment of Debt, issuance of Stock, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded;

(12) accruals and reserves, contingent liabilities and any gains or losses on the settlement of any pre-existing contractual or non-contractual relationships that are established or adjusted within twelve months after the Closing Date that are so required to be established as a result of the Transactions in accordance with GAAP shall be excluded;

(13) losses and expenses with respect to liability or casualty events shall be excluded to the extent covered by insurance or indemnification and actually reimbursed or so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is (a) not denied by the applicable carrier or indemnifying party in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days); and

(14) to the extent the consolidated depreciation expense of such Person and its Restricted Subsidiaries for such period (determined in accordance with GAAP) exceeds the aggregate amount of capital expenditures of such Person and its Restricted Subsidiaries for such period, such excess amount of depreciation expense shall be excluded.

In addition, to the extent not already accounted for in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include (without duplication) (i) the amount of proceeds received during such period from business interruption insurance in respect of insured claims for such period, (ii) the amount of proceeds as to which the Borrower has determined there is reasonable evidence it will be reimbursed by the insurer in respect of such period from business interruption insurance (with a deduction for any amounts so added back to the extent denied by the applicable carrier in writing within 180 days or not so reimbursed within 365 days) and (iii) reimbursements received of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder.

“Consolidated Newly Acquired Inventory EBITDA” means, as to any Person, with respect to any period of at least 1 month, an amount equal to the Consolidated EBITDA of such Person for such period attributable solely to the Newly Acquired Inventory of such Person.

“Consolidated Parties” means Parent and each of its Subsidiaries whose financial statements are consolidated with the Borrower’s financial statements in accordance with GAAP.

“Consolidated Total Assets” means, as of any date of determination, the total amount of all assets of the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP as of such date.

“Consolidated Total Debt” means, as of any date of determination, (a) the aggregate principal amount of indebtedness of the Borrower and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of indebtedness resulting from the application of purchase accounting in connection with the Transactions, any Permitted Acquisition or Investments similar to those made for Permitted Acquisitions), consisting of Debt for Borrowed Money, Unpaid Drawings, Capital Lease Obligations and debt obligations evidenced by promissory notes or similar instruments, minus (b) the aggregate amount of cash and Cash Equivalents on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries on such date, excluding cash and Cash Equivalents that are listed as “restricted” on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of such date. It is understood that to the extent the Borrower or any Restricted Subsidiary incurs any Debt and receives the proceeds of such Debt, for purposes of determining any incurrence test under this Agreement and whether the Borrower is in compliance on a Pro Forma Basis with any such test, the proceeds of such incurrence shall not be considered cash or Cash Equivalents for purposes of any “netting” pursuant to clause (b) of this definition.

“Contaminant” means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, friable asbestos, polychlorinated biphenyls (“PCBs”), or any other substance or material regulated under Environmental Law.

“Continuation/Conversion Date” means the date on which a Loan is converted into or continued as a LIBOR Loan.

“Contribution Amount” has the meaning specified in the recitals to this Agreement.

“Converted Restricted Subsidiary” has the meaning specified in the definition of “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” has the meaning specified in the definition of “Consolidated EBITDA.”

“Corrective Extension Agreement” has the meaning specified in Section 2.7(e).

“Cost” means the cost of purchase of Inventory determined according to the accounting policies used in the preparation of the Borrower’s audited financial statements.

“Covenant Trigger Period” means any period (a) commencing on the date upon which Specified Excess Availability is less than the greater of (i) 10.0% of the Maximum Credit and (ii) $30,000,000 and (b) ending on the date upon which Specified Excess Availability shall have been at least equal to the greater of (i) 10.0% of the Maximum Credit and (ii) $30,000,000 for a period of twenty (20) consecutive calendar days.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 9.21.

“Cure Amount” has the meaning specified in Section 10.4(a).

“Cure Deadline” has the meaning specified in Section 10.4(a).

“Cure Right” has the meaning specified in Section 10.4(a).

“Debt” means, without duplication, all

(a) indebtedness for borrowed money (excluding any obligations arising from warranties as to inventory in the ordinary course of business) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the deferred purchase price of property or services (other than (i) trade accounts payable, liabilities or accrued expenses in the ordinary course of business and (ii) any earnout obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable);

(c) all obligations and liabilities of any Person secured by any Lien on an Obligor’s or any of its Restricted Subsidiaries’ property, even if such Obligor or Restricted Subsidiary shall not have assumed or become liable for the payment thereof; provided, however, that all such obligations and liabilities which are limited in recourse to such property shall be included in Debt only to the extent of the book value of such property as would be shown on a balance sheet of the Consolidated Parties prepared in accordance with GAAP or, if higher, the Fair Market Value of such property;

(d) all obligations or liabilities created or arising under any Capital Lease or conditional sale or other title retention agreement with respect to property used or acquired by a Borrower or any of its Restricted Subsidiaries, even if the rights and remedies of the lessor, seller or lender thereunder are limited to repossession of such property; provided, however, that all such obligations and liabilities which are limited in recourse to such property shall be included in Debt only to the extent of the book value of such property as would be shown on a balance sheet of the Consolidated Parties prepared in accordance with GAAP or, if higher, the Fair Market Value of such property;

(e) the present value (discounted at the Base Rate) of lease payments due under synthetic leases;

(f) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(g) all net obligations of any Person in respect of Hedge Agreements;

(h) all obligations of such Person in respect of Disqualified Stock; and

(i) all obligations and liabilities under Guaranties in respect of obligations of the type described in any of clauses (a) through (g) above;

provided that Debt shall not include (i) prepaid or deferred revenue arising in the ordinary course of business, (ii) purchase price holdbacks in respect of Permitted Acquisitions (or Investments similar to Permitted Acquisitions) arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset or (iii) earn out obligations in connection with a Permitted Acquisition (or an Investment similar to a Permitted Acquisition) unless such obligations become a liability on the balance sheet of such Person in accordance with GAAP and are not paid after becoming due and payable and (iv) Guaranties incurred (other than with respect to Debt) in the ordinary course of business.

For all purposes hereof, the Debt of any Person shall (A) include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Debt is otherwise limited and only to the extent such Debt would be included in the calculation of Consolidated Total Debt and (B) in the case of Holdings, the Borrower and its Restricted Subsidiaries, exclude all intercompany Debt having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business consistent with past practice. The amount of any net obligation under any Hedging Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Debt for Borrowed Money” of any Person at any time means, on a consolidated basis, the sum of all debt for borrowed money of such Person at such time.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured, waived, or otherwise remedied during such time) constitute an Event of Default.

“Default Rate” means a fluctuating per annum interest rate at all times equal to the sum of (a) the otherwise applicable Interest Rate plus (b) two percent (2.00%) per annum. Each Default Rate shall be adjusted simultaneously with any change in the applicable Interest Rate.

“Defaulting Lender” means any Revolving Credit Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default.”

“Deposit Accounts” means all “deposit accounts” as such term is defined in the UCC and all accounts with a deposit function maintained at a financial institution, now or hereafter held in the name of the Borrower or any Guarantor.

“Deposit Account Control Agreement” has the meaning specified in Section 8.23(a).

“Designated Account” has the meaning specified in Section 2.4(b).

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Borrower or its Restricted Subsidiaries in connection with a Disposition pursuant to clause (t) of the definition of “Permitted Dispositions” that is designated as “Designated Non-Cash Consideration” pursuant to a certificate of a Responsible Officer of the Borrower delivered to the Agent, setting forth the basis of such valuation (which amount will be reduced by (i) the Fair Market Value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition and (ii) the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration).

“Dilution Reserve” shall mean, at any date, a reserve established by the Agent with respect to deductions, credit memos, returns, adjustments, allowances, bad debt write-offs and other non-cash credits with respect to Eligible Accounts (based on the ratio of the aggregate amount of non-cash reductions in Eligible Accounts of the Obligors for any period to the aggregate dollar amount of Eligible Accounts of the Obligors for such period) calculated by the Agent; provided that no Dilution Reserves shall be imposed with respect to the first five percent (5%) of dilution and no Dilution Reserve shall exceed one percent (1%) for each incremental whole percentage in dilution over five percent (5%).

“Disposed EBITDA” means, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or such Converted Unrestricted Subsidiary (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its Subsidiaries or to such Converted Unrestricted Subsidiary and its Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or such Converted Unrestricted Subsidiary.

“Disposition” or “Dispose” means the sale, lease, assignment, transfer or other disposition (including any transaction contemplated by Section 8.18 and any sale of Stock and whether effected pursuant to a Division or otherwise) of any property by any Person; provided that “Disposition” and “Dispose” shall not be deemed to include any Casualty Event or any issuance by Holdings (or any Parent Entity) or the Borrower of any of its Stock to another Person.

“Disqualified Lenders” mean (a) such Persons that have been specified in writing to the Agent and the Arrangers on or prior to April 7, 2019 as being “Disqualified Lenders,” (b) those Persons who are competitors of the Target and its Subsidiaries that are separately identified in writing by the Borrower from time to time to the Agent by email to JPMDQ_Contact@jpmorgan.com and (c) in the case of each of clauses (a) and (b), any of their Affiliates (which, for the avoidance of doubt, shall not include any bona fide debt investment funds that are affiliates of the Persons referenced in clause (b) above) that are either (i) identified in writing to the Agent by the Borrower from time to time by e-mail to JPMDQ_Contact@jpmorgan.com or (ii) readily identifiable on the basis of such Affiliate’s name; provided that, for the avoidance of doubt, any such additional designation shall not apply retroactively to any prior assignment to any Revolving Lender permitted hereunder at the time of such assignment. The list of Disqualified Lenders shall be specified on a schedule held with the Agent and such schedule may be communicated to any Lender upon request, but shall not be otherwise posted to the Lenders; provided that the Agent or any Lender may inform a prospective assignee or participant whether it is a Disqualified Lender

“Disqualified Stock” means that portion of any Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control or as a result of a Disposition of assets or Casualty Event), matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control or as a result of a Disposition of assets or Casualty Event) on or prior to the six-month anniversary of the Stated Termination Date with respect to the Revolving Credit Commitments; provided that, if such Stock is issued pursuant to any plan for the benefit of employees of Holdings (or any Parent Entity thereof), the Borrower or any of its Subsidiaries or by any such plan to such employees, such Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Holdings (or any Parent Entity thereof), the Borrower or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Distressed Person” has the meaning specified in the definition of “Lender-Related Distress Event.”

“Distribution” means (a) the payment or making of any dividend or other distribution of property in respect of Stock or other Stock (or any options or warrants for, or other rights with respect to, such stock or other Stock) of any Person, other than distributions in Stock or other Stock (or any options or warrants for such stock or other Stock) of any class other than Disqualified Stock, or (b) the direct or indirect redemption or other acquisition by any Person of any Stock or other Stock (or any options or warrants for such stock or other Stock) of such Person or any direct or indirect shareholder or other equity holder of such Person.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Documents” means all “documents” as such term is defined in the UCC, including bills of lading, warehouse receipts or other documents of title, now owned or hereafter acquired by any Obligor.

“DOL” means the United States Department of Labor or any successor department or agency.

“Dollar” and “$” means dollars in the lawful currency of the United States. Unless otherwise specified, all payments under this Agreement shall be made in Dollars.

“Domestic Subsidiary” means any Subsidiary of the Borrower that is organized under the laws of the United States, any State of the United States or the District of Columbia.

“EBITDA Fixed Charges” means, with respect to any Person for any period, without duplication, the sum of:

(1) Interest Expense of such Person and its Restricted Subsidiaries for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of such Person and any of its Restricted Subsidiaries during such period;

(3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person or any of its Restricted Subsidiaries during such period; and

(4) without duplication of clause (i) above, all interest expense (including (a) amortization of original issue discount or premium resulting from the issuance of Debt at less than or greater than par, as applicable, and (b) non-cash interest payments) for such period with respect to any Debt of any Parent Entity which is guaranteed by the Borrower or any of its Restricted Subsidiaries.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eligible Accounts” means, as of any date of determination, the aggregate amount of all Accounts created by the Obligors in the ordinary course of the Obligors’ business, and in any event including rights to payment, that arise out of each Obligor’s sale of goods or rendition of services or the lease or rental of goods by such Obligor, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits, finance charges, and unapplied cash. Eligible Accounts shall not include the following:

(a) Accounts that the Account Debtor has failed to pay within 120 days of original invoice date or Accounts with payment terms of more than 120 days,

(b) Accounts owed by an Account Debtor (or its Affiliates) where 35% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c) Accounts with respect to which the Account Debtor is an Affiliate of an Obligor or an employee or agent of Borrower or any Affiliate of Borrower; provided that (i) such Account is on arm’s-length terms and arises in the ordinary course of business of such Obligor and such Affiliate and is administered in accordance with the customary collection and credit policies of Borrower and (ii) the aggregate amount of all such Accounts included in the calculation of Eligible Accounts shall not exceed 10% of the Eligible Accounts,

(d) Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,

(e) Accounts that are not payable in Dollars or Canadian Dollars; provided that, as to any Accounts payable in Canadian Dollars, the Agent and/or any Co-Collateral Agent shall, at its option, establish such reserves as it may determine in its Reasonable Credit Judgment in respect of such Accounts,

(f) Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States or Canada, or (ii) is not organized under the laws of the United States, Canada or any state, territory or province thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (A) the Account is supported by an irrevocable letter of credit reasonably satisfactory to the Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to the Agent and is directly drawable by the Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to the Agent,

(g) Accounts with respect to which the Account Debtor is (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which the Obligors have complied, to the reasonable satisfaction of the Agent, with the Assignment of Claims Act, 31 USC § 3727) or (ii) any State (or political subdivision) of the United States,

(h) Accounts with respect to which the Account Debtor is a creditor of Borrower, has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of setoff, or dispute,

(i) Accounts with respect to an Account Debtor whose total obligations owing to Borrower exceed 15% (such percentage, as applied to a particular Account Debtor, being subject to reduction by the Agent in its Reasonable Credit Judgment if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, that, (i) total obligations owing to Borrower by an Account Debtor in excess of such percentage may from time to time be Eligible Accounts for up to sixty (60) consecutive calendar days, but in any event shall not be Eligible Accounts to the extent of the obligations of such Account Debtor that exceed 30% of all Eligible Accounts at any time and (ii) in each case, the amount of Eligible Accounts of an Account Debtor that are excluded because such Eligible Accounts exceed the then applicable percentage shall be determined by the Agent and/or any Co-Collateral Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the then applicable concentration limit,

(j) Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

(k) Accounts, the collection of which, the Agent and/or any Co-Collateral Agent, in its Reasonable Credit Judgment, believes to be doubtful by reason of the Account Debtor’s financial condition,

(l) Accounts that are not subject to a first priority perfected Lien in favor of the Collateral Agent,

(m) Accounts that are subject to a Lien other than the Lien of the Collateral Agent (except for Permitted Liens that do not have priority over the Lien in favor of the Collateral Agent),

(n) Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,

(o) Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity,

(p) Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by Borrower of the subject contract for goods or services,

(q) Accounts with respect to which the Account Debtor is located in Minnesota (or any other jurisdiction which adopts a statute or other requirement with respect to which any Person that obtains business from within such jurisdiction or is otherwise subject to such jurisdiction’s tax Law requiring such Person to file a Business Activity Report or make any other required filings in a timely manner in order to enforce its claims in such jurisdiction’s courts or arising under such jurisdiction’s laws); provided, that, such receivables shall nonetheless be eligible if the Borrower has filed a Business Activity Report (or other applicable report or filing) with the applicable state office by the time required or is qualified to do business in such jurisdiction and, at the time the receivable was created, was qualified to do business in such jurisdiction or had on file with the applicable state office a current Business Activity Report (or other applicable report or filing), and

(r) Accounts with respect to which the Account Debtor’s obligation does not constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

Notwithstanding the foregoing, Accounts owned or generated by any Person or business which is acquired by an Obligor in connection with a Permitted Acquisition (or similar Investment) may not be included in the Borrowing Base until such time as the Agent has received a satisfactory field examination in respect of such Accounts except to extent and for so long as set forth under the definition of “Acquired Borrowing Base”.

“Eligible Assignee” means (a) a commercial bank, commercial finance company or other asset based lender, having total assets in excess of $2,000,000,000 and that extends credit or buys commercial loans in the ordinary course of business; (b) any Lender listed on the signature page of this Agreement; (c) any Affiliate of any Lender and (d) any Approved Fund; provided, that, in any event, “Eligible Assignee” shall not include (i) any natural Person, (ii) Holdings or the Borrower or any Affiliate thereof, or (iii) any Disqualified Lender (other than any Disqualified Lender otherwise agreed to by the Borrower in a writing delivered to the Agent).

“Eligible Borrowing Base Cash” means the aggregate amount of unrestricted cash and Cash Equivalents held in any Qualified Account of an Obligor at such time that is either (a) held in a Deposit Account or Securities Account in the name of, or subject to the control of, the Agent or any Co-Collateral Agent or (b) subject to a Deposit Account Control Agreement or a Securities Account Control Agreement; provided that, to the extent Eligible Borrowing Base Cash is held in a Deposit Account or Securities Account that is not held by the Agent or any Co-Collateral Agent, the applicable depository bank shall be required by the terms of such Deposit Account Control Agreement or Securities Account Control Agreement, as applicable, to provide to the Agent and the Co-Collateral Agent daily reports setting forth the balance in each such Deposit Account or Securities Account.

“Eligible Fleet Inventory” means Fleet Inventory to the extent such Fleet Inventory meets the qualifications of “Eligible Inventory” (other than with respect to clauses (b), (c) and (l) of such definition) and to the extent such Fleet Inventory also meets each of the following requirements:

(a) the Obligors have the right to subject such Fleet Inventory to a Lien in favor of the Collateral Agent;

(b) such Fleet Inventory is subject to a first priority perfected Lien in favor of the Collateral Agent and such Fleet Inventory is free and clear of all other Liens of any nature whatsoever (except for Permitted Liens that do not have priority over the Lien in favor of the Collateral Agent); provided that with respect to vehicles or other Titled Goods otherwise constituting Eligible Fleet Inventory (x) that are owned by an Obligor on the Closing Date, during the period from the Closing Date until the date that is 120 days after the Closing Date, or (y) acquired at any time after the Closing Date, so long as the Specified Conditions applicable to a Specified Payment described in clause (a) or (c) of the definition thereof are then met, during the period from the date of acquisition of such vehicles or other Titled Goods until the date that is the later of (A) 30 days after such date of acquisition and (B) 120 days after the Closing Date, in each case, such vehicles and other Titled Goods shall be deemed to have met the requirements of this clause (b) regardless of whether such vehicles or Titled Goods are actually subject to a perfected first priority Lien in favor of the Collateral Agent at such time;

(c) the purchase price for such Fleet Inventory has been paid by the applicable Obligor in full;

(d) such Fleet Inventory is in good working order and condition (ordinary wear and tear excepted);

(e) subject to the rights of the lessee of such Fleet Inventory in possession of such Fleet Inventory in accordance with terms of the lease with respect thereto, such Fleet Inventory is not subject to any agreement which restricts the ability of the Obligors to use, sell, transport or dispose of such Fleet Inventory or which restricts the Collateral Agent’s ability to take possession of, or dispose of such Fleet Inventory;

(f) such Fleet Inventory does not constitute “fixtures” under the applicable Laws of the jurisdiction in which such Fleet Inventory is located;

(g) such Fleet Inventory is (i) located at one of the locations in the continental United States or Canada set forth on Schedule 1.3, (ii) located on Real Estate owned or leased by an Obligor, in a contract warehouse, or with bailees or other third parties in the United States or Canada, and which Fleet Inventory is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises (or in-transit from one such location to another such location), (iii) being leased by a customer of an Obligor and used by such customer or the lessee of such customer at a location of such customer or the lessee of such customer in the United States or Canada pursuant to the terms of a Lease or other rental agreement entered into between such customer and such Obligor or such customer and its lessee, as applicable, and as reflected in the records of such Obligor or the Borrower or in transit to or from such location in the ordinary course of business, or (iv) located at third party locations for repair or maintenance in the ordinary course of business consistent with the current practices of such Obligor or in transit to or from such location in the ordinary course of business;

(h) such Fleet Inventory is not at the location of the seller of such Fleet Inventory to such Obligor or in transit to such Obligor or to the location of the lessee of such Fleet Inventory from such location of the seller, and which Fleet Inventory is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises;

(i) such Fleet Inventory is available to rent to customers of the applicable Obligors in the ordinary course of business; and

(j) such Fleet Inventory is covered by casualty insurance (subject to customary deductibles).

“Eligible Inventory” means Inventory consisting of goods held by an Obligor or any party contractually obligated to store or handle the Inventory for sale or lease in the ordinary course of the Obligors’ business or furnished under any contract of service by an Obligor, that complies with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below. An item of Inventory shall not be included in Eligible Inventory if:

(a) an Obligor does not have good, valid, and marketable title thereto;

(b) an Obligor does not have actual and exclusive possession thereof (either directly or through a bailee or agent of such Obligor);

(c) it is not located (i) at one of the locations in the continental United States or Canada set forth on Schedule 1.3, or (ii) on Real Estate owned or leased by an Obligor, in a contract warehouse, or with bailees or other third parties in the United States or Canada, which Inventory is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises (or in-transit from one such location to another such location);

(d) it is in-transit and has been sold to a dealer or distributor of an Obligor and is in the process of being delivered to that dealer or distributor;

(e) it is the subject of a bill of lading or other document of title (other than the same delivered to the Collateral Agent as to goods in transit as provided in clauses (c) and (d) above);

(f) it is not subject to a first priority perfected Lien in favor of the Collateral Agent; provided that with respect to vehicles or other Titled Goods otherwise constituting Eligible Fleet Inventory (x) that are owned by an Obligor on the Closing Date, during the period from the Closing Date until the date that is 120 days after the Closing Date, or (y) acquired at any time after the Closing Date, so long as the Specified Conditions applicable to a Specified Payment described in clause (a) or (c) of the definition thereof are then met, during the period from the date of acquisition of such vehicles or other Titled Goods until the date that is the later of (A) 30 days after such date of acquisition and (B) 120 days after the Closing Date, in each case, such vehicles and other Titled Goods shall be deemed to have met the requirements of this clause (f) regardless of whether such vehicles or Titled Goods are actually subject to a perfected first priority Lien in favor of the Collateral Agent at such time;

(g) it is subject to a Lien other than the Lien of the Collateral Agent (except for Permitted Liens that do not have priority over the Lien in favor of the Collateral Agent);

(h) it consists of goods returned or rejected by an Obligor’s customers (except to the extent that such goods may thereafter be included in Inventory and held for sale or lease in the ordinary course of business);

(i) it consists of goods that are obsolete or slow moving, not in good condition, not either currently usable or currently saleable in the ordinary course of the Obligors’ business or does not meet all material standards imposed by any governmental authority having regulatory authority over such item of Inventory, its use or its sale, work-in-process, raw materials, or packaging and shipping materials, supplies used or consumed in the Obligors’ business, bill and hold goods, defective goods, “seconds,” Inventory consigned to a third party for sale or Inventory acquired on consignment;

(j) it is subject to third party trademark, licensing or other proprietary rights, unless the Co-Collateral Agents are satisfied that such Inventory can be freely sold by the Collateral Agent on and after the occurrence of an Event of a Default despite such third-party rights;

(k) it is Inventory for which an Obligor (i) is acting as a bailee or (ii) has received progress payments; or

(l) it is leased by an Obligor, as lessor, to a third party.

Notwithstanding the foregoing, Inventory acquired by an Obligor in connection with a Permitted Acquisition (or similar Investment) may not be included in the Borrowing Base until such time as the Agent has received a satisfactory Appraisal in respect of such Inventory except to extent and for so long as set forth under the definition of “Acquired Borrowing Base”.

“Eligible Leased Parts Inventory” means Leased Parts Inventory to the extent such Leased Parts Inventory meets the qualifications of “Eligible Inventory” (other than with respect to clauses (b), (c) and (l) of such definition) and to the extent such Leased Parts Inventory also meets each of the following requirements:

(a) an Obligor has the right to subject such Leased Parts Inventory to a Lien in favor of the Collateral Agent;

(b) such Leased Parts Inventory is subject to a first priority perfected Lien in favor of the Collateral Agent and such Leased Parts Inventory is free and clear of all other Liens of any nature whatsoever (except for Permitted Liens that do not have priority over the Lien in favor of the Collateral Agent);

(c) the purchase price for such Leased Parts Inventory has been paid by an Obligor in full;

(d) such Leased Parts Inventory is in good working order and condition (ordinary wear and tear excepted);

(e) subject to the rights of the lessee of such Leased Parts Inventory in possession of such Leased Parts Inventory in accordance with terms of the lease with respect thereto, such Leased Parts Inventory is not subject to any agreement which restricts the ability of an Obligor to use, sell, transport or dispose of such Leased Parts Inventory or which restricts the Collateral Agent’s ability to take possession of, sell or otherwise dispose of such Leased Parts Inventory;

(f) such Leased Parts Inventory does not constitute “fixtures” under the applicable Laws of the jurisdiction in which such Leased Parts Inventory is located;

(g) such Leased Parts Inventory is (i) located at one of the locations in the continental United States or Canada set forth on Schedule 1.3, (ii) located on Real Estate owned or leased by an Obligor, in a contract warehouse, or with bailees or other third parties in the United States or Canada, and which Inventory is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises (or in-transit from one such location to another such location), (iii) being leased by a customer of an Obligor and used by such customer or the lessee of such customer at a location of such customer or the lessee of such customer in the United States or Canada pursuant to the terms of a Lease or other rental agreement entered into between such customer and such Obligor or such customer and its lessee, as applicable, and as reflected in the records of such Obligor or the Borrower or in transit to or from such location in the ordinary course of business, (iv) located at third-party locations for repair or maintenance in the ordinary course of business consistent with its current practices or in transit to or from such location in the ordinary course of business;

(h) such Leased Parts Inventory is not at the location of the seller of such Leased Parts Inventory to such Obligor or in transit to such Obligor or to the location of the lessee of such Leased Parts Inventory from such location of the seller, and which Leased Parts Inventory is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises;

(i) such Leased Parts Inventory is available to rent to customers of an Obligor in the ordinary course of business; and

(j) such Leased Parts Inventory is covered by casualty insurance (subject to customary deductibles).

“Eligible New Parts Inventory” means New Parts Inventory that is Eligible Inventory.

“Eligible Parts Inventory” means all Eligible Leased Parts Inventory and all Eligible New Parts Inventory.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Environmental Laws” means all applicable Laws in connection with environmental protection or of human health or safety (to the extent related to exposure to Hazardous Materials), including those relating to the manufacture, generation, handling, transport, storage, treatment, Release of or exposure to Contaminants.

“Equipment” means all of each Obligor’s now owned or hereafter acquired machinery, equipment, furniture, furnishings, fixtures, and other tangible personal property (except Inventory), including embedded software, service and delivery vehicles with respect to which a certificate of title has been issued, aircraft, dies, tools, jigs, molds and office equipment, as well as all of such types of property leased by any Obligor, and all of each Obligor’s rights and interests with respect thereto under such leases (including, without limitation, options to purchase); together with all present and future additions and accessions thereto, replacements therefor, component and auxiliary parts and supplies used or to be used in connection therewith, and all substitutes for any of the foregoing, and all manuals, drawings, instructions, warranties and rights with respect thereto; wherever any of the foregoing is located.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any final regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control with the Borrower within the meaning of Section 414(c) of the Code (or any member of an affiliated service group within the meaning of Sections 414(m) and (o) of the Code of which the Borrower is a member).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) any failure by a Pension Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, in each case whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to a Pension Plan; (d) a determination that a Pension Plan is in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (f) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multi-employer Plan or notification that a Multi-employer Plan is insolvent or in reorganization (within the meaning of Title IV of ERISA) or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (g) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multi-employer Plan; (h) the occurrence of an event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multi-employer Plan; (i) the Borrower or any of its Subsidiaries engages in a non-exempt “prohibited transaction” with respect to which the Borrower or any of its Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code), or with respect to which the Borrower or any such Subsidiary could otherwise be liable; or (j) the imposition of any Lien under Section 430(k) of the Code or pursuant to Section 303(k) or Section 4068 of ERISA with respect to any Pension Plan, or any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 10.1.

“Excess Availability” means, at any time (a) the lesser of (i) the Maximum Revolver Amount and (ii) the Borrowing Base, minus (b) the sum of the Aggregate Revolver Outstandings.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and regulations promulgated thereunder.

“Excluded Accounts” means (i) all Deposit Accounts into which solely Excluded Funds are deposited, other than any Designated Account, (ii) Deposit Accounts that are zero balance accounts, and (iii) Deposit Accounts that are trust accounts solely for the benefit of third parties (other than the Borrower or any Guarantor).

“Excluded Assets” has the meaning specified in the definition of “Collateral and Guarantee Requirement.”

“Excluded Funds” means all amounts (i) solely for the purpose of payroll, employee wages and benefits and payment of taxes, including when a Borrowing is not permitted hereunder, (ii) consisting of only the proceeds of Debt, excluding the Loans and (iii) other amounts, not to exceed $4,000,000 in the aggregate.

“Excluded Stock” means:

(a) any Stock with respect to which the Agent and the Borrower agree, in writing (each acting reasonably), that the cost of pledging such Stock shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom,

(b) solely in the case of any pledge of Stock of any CFC or FSHCO to secure the Obligations, any Stock that is Voting Stock of such CFC or FSHCO in excess of 65% of the outstanding Stock that is Voting Stock of such CFC or FSHCO,

(c) any Stock to the extent, and for so long as, the pledge thereof would be prohibited by any applicable Law, rule or regulation (including any legally effective requirement to obtain the consent of any Governmental Authority unless such consent has been obtained),

(d) any Margin Stock and Stock of any Person (other than any Wholly Owned Restricted Subsidiary) to the extent, and for so long as, the pledge of such Stock would be prohibited by, or create an enforceable right of termination in favor of any other party thereto (other than Holdings, the Borrower or any Wholly Owned Restricted Subsidiary of the Borrower) under the terms of any Organization Document, joint venture agreement or shareholders’ agreement applicable to such Person,

(e) the Stock of any Immaterial Subsidiary or Unrestricted Subsidiary, and

(f) any Stock of any Subsidiary to the extent that the pledge of such Stock would result in material adverse tax consequences to Holdings, the Borrower or any Subsidiary (or any Tax Group including the Borrower or any Subsidiary) as reasonably determined by the Borrower in consultation with (but without the consent of) the Agent, and confirmed in writing by notice to the Agent.

“Excluded Subsidiary” means:

(a) any Subsidiary that is not a Wholly Owned Subsidiary or is a joint venture on any date such Subsidiary would otherwise be required to become a Guarantor pursuant to the requirements of Section 8.22 (for so long as such Subsidiary remains a non-Wholly Owned Subsidiary),

(b) any Subsidiary that is prohibited by (x) subject to clause (j) below, applicable Law, rule or regulation or (y) contractual obligation from guaranteeing the Obligations (and for so long as such restriction is in effect); provided that in the case of clause (y), such contractual obligation existed on the Closing Date or, with respect to any Subsidiary acquired by the Borrower or a Restricted Subsidiary after the Closing Date (and so long as such contractual obligation was not incurred in contemplation of such acquisition), on the date such Subsidiary is so acquired,

(c) (i) any Foreign Subsidiary, (ii) any Domestic Subsidiary that is (A) a FSHCO or (B) a direct or indirect Subsidiary of a CFC, or (iii) any other Subsidiary for which the provision of a Guaranty would result in a material adverse Tax consequence to the Borrower or one of its Subsidiaries or a Tax Group including the Borrower or one of its Subsidiaries (as reasonably determined by the Borrower in consultation with (but without the consent of) the Agent),

(d) any Immaterial Subsidiary (provided that the Borrower shall not be permitted to exclude Immaterial Subsidiaries from guaranteeing the Obligations to the extent that (i) the aggregate amount of gross revenue for all Immaterial Subsidiaries excluded by this clause (d) exceeds 10% of the consolidated gross revenues of the Borrower and its Restricted Subsidiaries that are not otherwise Excluded Subsidiaries by virtue of any other clauses of this definition except for this clause (d) as of the last day of the Test Period most recently ended on or prior to the date of determination or (ii) the aggregate amount of total assets for all Immaterial Subsidiaries excluded by this clause (d) exceeds 10% of the aggregate amount of Consolidated Total Assets (measured as of any date of determination based upon the Section 6.2 Financials most recently delivered on or prior to such date) of the Borrower and its Restricted Subsidiaries that are not otherwise Excluded Subsidiaries by virtue of any other clauses of this definition except for this clause (d) as of the last day of the Test Period most recently ended on or prior to the date of determination),

(e) any other Subsidiary with respect to which, in the reasonable judgment of the Agent and the Borrower, the cost of providing a Guaranty shall be excessive in relation to the value to be obtained by the Lenders therefrom,

(f) each Unrestricted Subsidiary,

(g) not-for-profit Subsidiaries,

(h) Subsidiaries that are special-purpose entities (including special purpose securitization vehicles),

(i) any Restricted Subsidiary acquired pursuant to a Permitted Acquisition or Permitted Investment that has assumed secured Debt not incurred in contemplation of such Permitted Acquisition or Permitted Investment and any Restricted Subsidiary thereof that guarantees such secured Debt, in each case to the extent such secured Debt prohibits such Restricted Subsidiary from providing a Guaranty,

(j) any Subsidiary that would require any consent, approval, license or authorization from any Governmental Authority to provide a Guaranty unless such consent, approval, license or authorization has been received; and

(k) any Subsidiary that is a domestic captive insurance company.

“Excluded Swap Obligation” means, with respect to any Obligor, any obligation (a “Swap Obligation”) to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the guarantee of such Obligor of, or the grant by such Obligor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to any applicable keep well, support, or other agreement for the benefit of such Guarantor and any and all applicable guarantees of such Guarantor’s Swap Obligations by other Obligors), at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (ii) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Guarantor is a “financial entity,” as defined in section 2(h)(7)(C) of the Commodity Exchange Act, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Obligors and Hedge Bank applicable to such Swap Obligations. If a Swap Obligation arises under a Master Agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to the swap for which such guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient under any Loan Document, (a) Taxes imposed on (or measured by) the Recipient’s net income, franchise Taxes, and branch profits Taxes, in each case (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender pursuant to a law in effect on the date on which (i) such Lender acquired its interest in the applicable Loan or Commitment other than pursuant to an assignment request by any Borrower under Section 5.8 or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired its interest in the applicable Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to a Recipient’s failure to comply with Section 5.1(f), and (d) any Taxes imposed under FATCA.

“Existing Credit Agreement” means the Credit Agreement, dated as of February 24, 2014 (as amended, supplemented or otherwise modified from time to time prior to the Closing Date), by and among NESCO, LLC, NESCO Holdings II, Inc., Barclays Bank PLC, as administrative agent and collateral agent and the other parties from time to time party thereto.

“Existing Debt Refinancing” means (a) the repayment in full of all principal, accrued and unpaid interest, fees, premium, if any, and other amounts outstanding under the Existing Credit Agreement, other than contingent obligations not then due and payable and that by their terms survive the termination of the Existing Credit Agreement, the termination of all commitments to extend credit thereunder and the termination and/or release of any security interests and guarantees in connection therewith and (b) either the (i) redemption of the Existing Notes on the Closing Date in accordance with the terms of the Existing Indenture (pursuant to a conditional notice of redemption delivered at least 30 days prior to the Closing Date), (ii) irrevocable satisfaction and discharge of the Existing Notes in accordance with the terms of the Existing Indenture or (iii) tender offer and consent solicitation with respect to the Existing Notes the initial settlement of which shall close on the Closing Date and which, as a result of such tender offer and consent solicitation and/or any satisfaction and discharge in accordance with the terms of the Existing Indenture, the conflicts in the Existing Indenture are eliminated (and if any Existing Notes remain outstanding after such tender offer and consent solicitation, the redemption or satisfaction and discharge of such Existing Notes by NESCO in the manner described in clause (ii) above (with an irrevocable notice of redemption being delivered on the Closing Date)).

“Existing Indenture” means that certain Indenture, dated as of February 7, 2014 (as amended, supplemented or otherwise modified from time to time prior to the Closing Date), among NESCO, LLC, NESCO Holdings II, Inc., and Wilmington Trust, National Association, as trustee.

“Existing Notes” means the 6.875% senior secured notes due 2021 issued under the Existing Indenture.

“Existing Revolving Credit Class” has the meaning specified in Section 2.7(a).

“Existing Revolving Credit Commitments” has the meaning specified in Section 2.7(a).

“Existing Revolving Loans” has the meaning specified in Section 2.7(a).

“Extended Revolving Credit Commitments” has the meaning specified in Section 2.7(a).

“Extended Revolving Credit Facility” means each Class of Extended Revolving Credit Commitments established pursuant to Section 2.7.

“Extended Revolving Loans” has the meaning specified in Section 2.7(a).

“Extending Lender” has the meaning specified in Section 2.7(b).

“Extension Agreement” has the meaning specified in Section 2.7(c).

“Extension Date” has the meaning specified in Section 2.7(d).

“Extension Election” has the meaning specified in Section 2.7(b).

“Extension Request” has the meaning specified in Section 2.7(a).

“Extension Series” means all Extended Revolving Credit Commitments that are established pursuant to the same Extension Agreement (or any subsequent Extension Agreement to the extent such Extension Agreement expressly provides that the Extended Revolving Credit Commitments provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees, if any, and amortization schedule.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that, if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fair Market Value” means, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as determined in good faith by the Borrower.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Fee Letter” means the Amended and Restated Fee Letter, dated as of July 22, 2019, among the Arrangers and the Borrower, with respect to the payment of certain fees in connection with this Agreement.

“Field Examination” has the meaning specified in Section 8.4(d).

“FILO Tranche” has the meaning specified in Section 2.6(c)(ii).

“Final Merger” has the meaning specified in the recitals to this Agreement.

“Financed Capital Expenditures” means, with respect to any Person and for any period, Net Capital Expenditures made by such Person during such period that are financed with the Net Proceeds of any incurrence of Debt (other than Loans) or received from any disposition of assets, from any Casualty Event or from any issuance of Stock (other than Disqualified Stock or any other issuance of Stock which increases any available basket hereunder).

“Financial Covenant” means the financial covenant set forth in Section 8.20.

“Financial Statements” means, according to the context in which it is used, the financial statements referred to in Section 6.2 and Section 7.5.

“Fiscal Quarter” means the period commencing on January 1 in any Fiscal Year and ending on the next succeeding March 31, the period commencing on April 1 in any Fiscal Year and ending on the next succeeding June 30, the period commencing on July 1 in any Fiscal Year and ending on the next succeeding September 30, or the period commencing on October 1 in any Fiscal Year and ending on the next succeeding December 31, as the context may require.

“Fiscal Year” means Parent’s, Borrower’s and/or their Subsidiaries’ fiscal year for financial accounting purposes. As of the Agreement Date, the current Fiscal Year of the Consolidated Parties will end on December 31, 2019.

“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) (i) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to such date of determination minus (ii) the aggregate amount of Federal, state, local and foreign income, capital or profits taxes, including foreign withholding taxes, net of cash refunds received, of the Borrower and its Restricted Subsidiaries paid in cash during such Test Period minus Unfinanced Capital Expenditures made in cash by the Borrower and its Restricted Subsidiaries during such Test Period, to (b) the Fixed Charges of the Borrower and its Restricted Subsidiaries for such Test Period.

In calculating the Fixed Charge Coverage Ratio for purposes of determining whether the Fixed Charge Coverage Ratio described in clause (b) of the definition of “Specified Conditions” has been satisfied as of such date, the amount of Fixed Charges included in clause (b) above shall include, without duplication of any payments already constituting Fixed Charges, the amount of any Specified Payment described in clause (b) or (e) of the definition thereof actually made on such date of determination.

“Fixed Charges” means, as of any date of determination, the sum, determined on a consolidated basis, of (a) the Consolidated Interest Expense of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to such date of determination plus (b) scheduled payments of principal on Debt for Borrowed Money of the Borrower and its Restricted Subsidiaries (other than payments by Borrower or any of its Restricted Subsidiaries to Borrower or to any of such Restricted Subsidiaries) paid in cash during such Test Period plus (c) solely for purposes of determining whether the Fixed Charge Coverage Ratio test described in clause (b) of the definition of “Specified Conditions” has been satisfied for purposes of compliance with Section 8.10(j)(i) or Section 8.13(vi), any payment on account of Disqualified Stock or Preferred Stock of the Borrower or any Parent Entity (whether in the nature of Distributions, redemption, repurchase or otherwise) made in cash during such Test Period; provided, when determining Fixed Charges in respect of any four-quarter period ending prior to the first anniversary of the Closing Date, Fixed Charges will be calculated by multiplying the aggregate Fixed Charges accrued since the Closing Date by 365 and then dividing such product by the number of days from and including the Closing Date to and including the last day of such period.

“Fleet Inventory” means utility trucks, specialty equipment and similar goods owned by the Obligors comprising the Obligors’ leased and rental equipment fleet.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is formed under the laws of a jurisdiction other than a State of the United States or the District of Columbia.

“FSHCO” means any direct or indirect Domestic Subsidiary that has no material assets other than Stock (or Stock and indebtedness) of one or more direct or indirect Foreign Subsidiaries that are CFCs.

“Full Payment” or “Full Payment of the Obligations” means, with respect to any Obligations (other than contingent indemnification obligations or other contingent obligation for which no claim has been made or asserted, Hedge Obligations not then due and payable and Cash Management Obligations not then due and payable), (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding), (b) if such Obligations arise from Letters of Credit or if such Obligations consist of indemnification or similar obligations for which a claim has been made or asserted, the cash collateralization thereof as provided herein or otherwise acceptable to the Agent (or delivery of a standby letter of credit reasonably acceptable to the Agent, in the amount of required cash collateral) and (c) the termination or expiration of all Commitments.

“Funding Date” means the date on which a Borrowing occurs.

“GAAP” means generally accepted accounting principles and practices set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances from time to time.

“General Intangibles” means all of each Obligor’s now owned or hereafter acquired “general intangibles” as defined in the UCC, choses in action and causes of action and all other intangible personal property of each Obligor of every kind and nature (other than Accounts), including, without limitation, all contract rights, payment intangibles, Intellectual Property, corporate or other business records, blueprints, plans, specifications, registrations, licenses, franchises, Tax refund claims, any funds which may become due to any Obligor in connection with the termination of any Plan or other employee benefit plan or any rights thereto and any other amounts payable to any Obligor from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, property, casualty or any similar type of insurance and any proceeds thereof, proceeds of insurance covering the lives of key employees on which any Obligor is beneficiary, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock or Investment Property and any letter of credit, guarantee, claim, security interest or other security held by or granted to any Obligor.

“Governmental Authority” means any nation or government, any state, territorial or other political subdivision thereof, any supranational bodies, any central bank (or similar monetary or regulatory authority) thereof and any governmental entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee Agreement” means the Guarantee Agreement, dated as of the Agreement Date, among the Guarantors for the benefit of the Secured Parties.

“Guarantors” means (a) Holdings, (b) the Borrower, other than with respect to its own Obligations, (c) each Restricted Subsidiary, whether now existing or hereafter created or acquired (other than any Excluded Subsidiary) and (d) each other Person, who, in a writing accepted by the Agent, guarantees payment or performance in whole or in part of the Obligations; provided, at the Borrower’s sole discretion, any Excluded Subsidiary may become a Guarantor subject to the proviso in Section 8.22 and shall no longer be an Excluded Subsidiary. The Guarantors as of the Agreement Date are set forth on Schedule 1.2.

“Guaranty” means, with respect to any Person, all obligations of such Person which in any manner directly or indirectly guarantee or assure, or in effect guarantee or assure, the payment or performance of any indebtedness, dividend or other monetary obligations of any other Person (the “guaranteed monetary obligations”), or assure or in effect assure the holder of the guaranteed monetary obligations against loss in respect thereof, including any such obligations incurred through an agreement, contingent or otherwise: (a) to purchase the guaranteed monetary obligations or any property constituting security therefor; (b) to advance or supply funds for the purchase or payment of the guaranteed monetary obligations or to maintain a working capital or other balance sheet condition; or (c) to lease property or to purchase any debt or equity securities or other property or services; provided that the term “Guaranty” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Debt). The amount of any Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Hard Costs” means, with respect to the purchase by the Borrower or any Restricted Subsidiary of an item of Fleet Inventory, the sum of: (a) the cash amount actually paid to acquire title to such item, net of all incentives, discounts and rebates, plus (b) the amount of any reduction in the cash portion of the purchase price for such item otherwise payable by the Borrower or such Subsidiary attributable to a trade in allowance in respect of other Fleet Inventory transferred by the Borrower or such Subsidiary to the seller of such item to the Borrower or such Subsidiary on or about the date of such purchase by the Borrower or such Subsidiary as part of the terms of such sale, plus (c) as to any purchases of items, the amount of any “RPO Credit” reducing the cash portion of the purchase price for such item. The term “Hard Costs” shall exclude freight, delivery charges, installation costs and charges, charges and fees, warranty costs, taxes, insurance and other incidental costs or expenses and all indirect costs or expenses of any kind.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedge Bank” means any Person that that is a counterparty to a Secured Hedge Agreement with an Obligor or one of its Restricted Subsidiaries, in its capacity as such, and that either (i) is a Lender, the Agent, a Co-Collateral Agent, an Arranger or an Affiliate of the foregoing at the time it enters into such a Secured Hedge Agreement, or on the Closing Date is party to a Hedge Agreement with an Obligor or any Restricted Subsidiary permitted under Section 8.12 on the Closing Date, in its capacity as a party thereto or (ii) becomes a Lender, the Agent, a Co-Collateral Agent or an Affiliate of a Lender, the Agent or a Co-Collateral Agent after it has entered into a Hedge Agreement permitted by Section 8.12 with any Obligor or any Restricted Subsidiary.

“Hedge Obligations” means, with respect to any Person, the obligations of such Person under Hedge Agreements.

“Historical Financial Statements” means (a) audited consolidated balance sheets of Nesco, LLC and its consolidated subsidiaries as at the end of, and related statements of income and cash flows of Nesco, LLC and its consolidated subsidiaries for, the Fiscal Years ended December 31, 2016, December 31, 2017 and December 31, 2018 and (b) unaudited consolidated balance sheets and related statements of income and cash flows of Nesco, LLC and its consolidated subsidiaries for the fiscal quarter ended March 31, 2019.

“Holdings” means (i) Holdings (as defined in the preamble to this Agreement) or (ii) any other Person or Persons (the “New Holdings”) that is a Subsidiary of (or are Subsidiaries of) Holdings or of any Parent Entity of Holdings (or the previous New Holdings, as the case may be) but not the Borrower (the “Previous Holdings”); provided that (a) such New Holdings directly owns 100% of the Stock of the Borrower, (b) the New Holdings shall expressly assume all the obligations of the Previous Holdings under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Agent, (c) the New Holdings shall have delivered to the Agent a certificate of a Responsible Officer stating that such substitution and any supplements to the Loan Documents preserve the enforceability of the Guarantee Agreement and the perfection and priority of the Collateral Agent’s Liens, (d) if reasonably requested by the Agent, an opinion of counsel in form and substance reasonably satisfactory to the Agent shall be delivered by the Borrower to the Agent to the effect that, without limitation, such substitution does not breach or result in a default under this Agreement or any other Loan Document, (e) all Stock of the Borrower and substantially all of the other assets of the Previous Holdings are contributed or otherwise transferred to such New Holdings and pledged to secure the Obligations and (f) no Default or Event of Default has occurred and is continuing at the time of such substitution and such substitution does not result in any Default or Event of Default or material tax liability; provided, further, that if each of the foregoing is satisfied, the Previous Holdings shall be automatically released from all its obligations under the Credit Documents and any reference to “Holdings” in the Loan Documents shall be meant to refer to the “New Holdings.”

“Immaterial Subsidiary” means, at any date of determination, any Restricted Subsidiary of the Borrower (a) whose total assets (when combined with the assets of such Restricted Subsidiary’s Subsidiaries, after eliminating intercompany obligations) at the last day of the Test Period most recently ended on or prior to such determination date were an amount equal to or less than 5.0% of the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries at such date and (b) whose gross revenues (when combined with the revenues of such Restricted Subsidiary’s Subsidiaries, after eliminating intercompany obligations) for such Test Period were an amount equal to or less than 5.0% of the consolidated gross revenues of the Borrower and its Restricted Subsidiaries for such Test Period, in each case determined in accordance with GAAP.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate.”

“Increasing Lender” has the meaning specified in Section 2.6(d).

“Incremental Agreement” has the meaning specified in Section 2.6(e).

“Incremental Facility Closing Date” has the meaning specified in Section 2.6(e).

“Incremental Revolving Credit Commitment Increase Lender” has the meaning specified in Section 2.6(f)(ii).

“Indemnified Person” has the meaning specified in Section 14.10.

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligor under any Loan Document and (b) to the extent not otherwise described in clause (a) above, all Other Taxes.

“Initial Merger” has the meaning specified in the recitals to this Agreement.

“Initial Revolving Credit Borrowing Amount” means the sum of (a) the principal amount of Borrowings of Revolving Loans on the Closing Date for the Permitted Initial Revolving Credit Borrowing Purposes, plus (b) the aggregate face amount of Letters of Credit, if any, issued on the Closing Date to, among other things, backstop or replace letters of credit outstanding on the Closing Date under the Existing Credit Agreement or other facilities no longer available to the Target or its Subsidiaries as of the Closing Date (including deemed issuances of Letters of Credit under this Agreement resulting from an existing issuer of letters of credit under the Existing Credit Agreement or other facilities no longer available to the Target or its Subsidiaries as of the Closing Date agreeing to become a Letter of Credit Issuer under this Agreement).

“Interim Corporation” has the meaning specified in the recitals to this Agreement.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state, federal or foreign bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with all or substantially all creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Instruments” means all instruments as such term is defined in Article 9 of the UCC, now owned or hereafter acquired by any Obligor.

“Intellectual Property” has the meaning specified in the Security Agreement.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Agreement Date, among the Collateral Agent, Wilmington Trust, National Association, as collateral agent in respect of the Senior Secured Notes, and the Obligors.

“Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount or premium resulting from the issuance of Debt at less than or greater than par, as applicable, other than with respect to Debt issued in connection with the Transactions, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of Hedge Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capital Lease Obligations and (e) net payments, if any, pursuant to interest rate Hedge Obligations with respect to Debt, and excluding:

(i) any payments with respect to make-whole premiums or other breakage costs of any Debt, including, without limitation, any Debt issued in connection with the Transactions,

(ii) any one-time cash costs associated with breakage in respect of Hedge Agreements for interest rates,

(iii) penalties and interest relating to taxes,

(iv) non-cash interest expense attributable to movement in mark- to-market valuation of Hedge Obligations or other derivatives (in each case, permitted hereunder and under GAAP),

(v) accretion or accrual of discounted liabilities not constituting Debt,

(vi) interest expense attributable to a Parent Entity resulting from push-down accounting,

(vii) any expense resulting from the discounting of Debt in connection with the application of recapitalization or purchase accounting,

(viii) any “additional interest” owing pursuant to a registration rights agreement with respect to securities,

(ix) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, and original issue discount with respect to Debt issued in connection with the Transactions or any intercompany Debt, and

(x) any expensing of bridge, commitment and other financing fees; plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income for such period.

For purposes of this definition, interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

“Interest Period” means, as to any LIBOR Loan, the period commencing on the Funding Date of such Loan or on the Continuation/Conversion Date on which the Loan is converted into or continued as a LIBOR Loan, and ending on the date one, two, three or six months thereafter or (if available from all the Lenders making or holding such Loan as determined by such Lenders in good faith) 12 months or a period shorter than one month thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Continuation/Conversion, provided that:

(a) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(b) any Interest Period pertaining to a LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Stated Termination Date.

“Interest Rate” means each or any of the interest rates, including the Default Rate, set forth in Section 3.1.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time; provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Inventory” means all of each Obligor’s now owned or hereafter acquired Fleet Inventory, Parts Inventory and other “Inventory” as defined in the UCC, and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) goods of said description in transit; (c) goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising and shipping materials related to any of the foregoing.

“Investment” in any Person means (a) the acquisition (whether for cash, property, services, assumption of Debt, securities or otherwise, but exclusive of the acquisition of inventory, supplies, equipment and other assets used or consumed in the ordinary course of business of the Borrower or the applicable Subsidiary and Capital Expenditures) of assets, shares of Stock, bonds, notes, debentures, partnerships, joint ventures or other ownership interests or other securities of such Person, (b) any advance, loan or other extension of credit (other than in connection with leases of Equipment or leases or sales of Inventory on credit in the ordinary course of business and excluding, in the case, of the Borrower and its Restricted Subsidiaries, intercompany loans, advances, or Debt having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business) to such Person, or (c) any other capital contribution to, or investment in, such Person, including, without limitation, any obligation incurred for the benefit of such Person, but excluding (i) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (ii) bona fide Accounts arising in the ordinary course of business. It is further understood and agreed that for purposes of determining the value of any Investment outstanding for purposes hereof, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired less all dividends, returns, interests, profits, distributions, income and similar amounts received in respect of such Investment (not to exceed the original amount invested).

“Investment Property” means all of each Obligor’s now owned or hereafter acquired “investment property” as defined in the UCC, and includes all right title and interest of each Obligor in and to any and all: (a) securities whether certificated or uncertificated; (b) securities entitlements; (c) securities accounts; (d) commodity contracts; or (e) commodity accounts.

“Investors” means each of (i) Energy Capital Partners III, LP and any parallel and co-investment funds managed by or affiliated with Energy Capital Partners III, LLC, but not including, however, any operating portfolio companies of any of the foregoing and (ii) Capitol Acquisition Management IV LLC, a Delaware limited liability company, Capitol Acquisition Founder IV LLC, a Delaware limited liability company and any parallel and co-investment funds managed by or affiliated with Capitol Acquisition Management IV LLC, but not including, however, any operating portfolio companies of any of the foregoing.

“IRS” means the Internal Revenue Service and any Governmental Authority succeeding to any of its principal functions under the Code.

“JPMorgan” means JPMorgan Chase Bank, N.A. and its successors.

“Junior Debt” means the Senior Secured Notes (and any Refinancing Debt incurred to Refinance such Debt) or any other junior lien secured Debt for Borrowed Money, unsecured Debt for Borrowed Money or Subordinated Debt for Borrowed Money, in each case incurred by an Obligor and owing to a Person that is not an Obligor or any Subsidiary thereof.

“Junior Debt Prepayment” means a prepayment, redemption, purchase, defeasance or other satisfaction prior to the scheduled maturity thereof in any manner, or any payment in violation of any subordination terms of, any principal outstanding in respect of any Junior Debt.

“Laws” means, collectively, all international, foreign, federal, state, territorial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of laws.

“LCA Election” has the meaning specified in Section 1.10.

“LCA Test Date” has the meaning specified in Section 1.10.

“Leased Parts Inventory” means all now owned and hereafter acquired Inventory of the Obligors, which is used to support and in the maintenance and repair of Fleet Inventory, including brakes, gears, rope, tension rods, winches, augers, control assemblies, poll pullers, core barrels, utility buckets, and other parts, in each case, which has been denoted as leased parts on the general ledger account of the Borrower or such other Obligor and leased to a customer of such Obligor; provided, that, in no event shall Leased Parts Inventory include Fleet Inventory or New Parts Inventory.

“Leases” means the written agreements between an Obligor and an Account Debtor entered into in the ordinary course of business of such Obligor for rental or lease of Fleet Inventory or Leased Parts Inventory by such Obligor to such Account Debtor, including all schedules and supplements thereto.

“Lender” means (a) the Persons listed on Schedule 1.1, (b) any other Person that shall become a party hereto as a “lender” pursuant to Section 12.2, and (c) each Person that becomes a party hereto as a “lender” pursuant to the terms of Section 2.6, in each case other than a Person who ceases to hold any outstanding Loans, participations in Letters of Credit or Swingline Loans or any Commitment and shall include the Agent to the extent of any Agent Advance outstanding and the Swingline Lender to the extent of any Swingline Loan outstanding.

“Lender Default” means (a) the refusal (in writing) or failure of any Revolving Credit Lender to make available its portion of any incurrence of Revolving Loans or participations in Letters of Credit or Swingline Loans (at a time when the conditions to borrowing have been satisfied), which refusal or failure is not cured within one Business Day after the date of such refusal or failure, (b) the failure of any Revolving Credit Lender to pay over to the Agent, any Letter of Credit Issuer, the Swingline Lender or any other Revolving Credit Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, (c) a Revolving Credit Lender has notified the Borrower or the Agent that it does not intend or expect to comply with any of its funding obligations or has made a public statement to that effect with respect to its funding obligations under this Agreement, (d) the failure by a Revolving Credit Lender to confirm in a manner reasonably satisfactory to the Agent that it will comply with its obligations under this Agreement or (e) a Distressed Person has admitted in writing that it is insolvent or such Distressed Person becomes subject to a Lender-Related Distress Event.

“Lender-Related Distress Event” means, with respect to any Revolving Credit Lender, that such Revolving Credit Lender or any Person that directly or indirectly controls such Revolving Credit Lender (each, a “Distressed Person”), as the case may be, is or becomes subject to a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any person that directly or indirectly controls such Distressed Person is subject to a forced liquidation or winding-up, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any governmental authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt or no longer viable, or if any governmental authority having regulatory authority over such Distressed Person has taken control of such Distressed Person or has taken steps to do so; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Stock in any Revolving Credit Lender or any Person that directly or indirectly controls such Revolving Credit Lender by a governmental authority or an instrumentality thereof; provided, further, that such ownership interest does not result in or provide such person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such person (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contract or agreements made by such person or its parent entity.

“Letter of Credit” has the meaning specified in Section 2.3(a).

“Letter of Credit Commitment” means, with respect to each Letter of Credit Issuer, the amount set forth on Schedule 1.1 under the heading “Letter of Credit Commitment”.

“Letter of Credit Fee” has the meaning specified in Section 3.6.

“Letter of Credit Issuer” means (a) JPMorgan, Fifth Third Bank, Morgan Stanley, Deutsche Bank AG New York Branch, and Citibank, N.A., or any of their respective Subsidiaries or Affiliates and (b) any other Lender (or any of its Subsidiaries or Affiliates) that becomes an Letter of Credit Issuer in accordance with Section 2.3(h); in the case of each of clause (a) or (b) above, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder. In the event that there is more than one Letter of Credit Issuer at any time, references herein and in the other Loan Documents to the Letter of Credit Issuer shall be deemed to refer to the Letter of Credit Issuer in respect of the applicable Letter of Credit or to all Letters of Credit Issuers, as the context requires. For the avoidance of doubt, no Letter of Credit Issuer shall be required to issue any commercial letter of credit.

“Letter of Credit Subfacility” means $100,000,000.

“LIBOR” has the meaning specified in the definition of “LIBOR Rate.”

“LIBOR Interest Payment Date” means, with respect to a LIBOR Loan of the applicable Class(es), the Termination Date and the last day of each Interest Period applicable to such Loan and, with respect to each Interest Period of more than three months, each three month anniversary of the commencement of such Interest Period for such LIBOR Loan.

“LIBOR Loan” means a Loan during any period in which it bears interest based on the LIBOR Rate.

“LIBOR Rate” means, with respect to any LIBOR Loan for any applicable Interest Period or for any interest calculation with respect to a Base Rate Loan, the LIBO Screen Rate at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”), then the LIBO Rate shall be the Interpolated Rate, subject to Section 5.5 in the event that the Agent shall conclude that it shall not be possible to determine such Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error). Notwithstanding the above, to the extent that “LIBOR Rate” is used in connection with any interest calculation with respect to a Base Rate Loan, such rate shall be determined as modified by the definition of Base Rate.

“LIBO Screen Rate” means, for any day and time, with respect to any LIBOR Loan for any Interest Period or for any interest calculation with respect to a Base Rate Loan, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars) for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Lien” means: (a) any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute, or contract, and including a security interest, charge, claim, priority or lien arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, deemed trust, assignment, deposit arrangement, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes; and (b) to the extent not included under clause (a), any reservation, exception, encroachment, easement, servitude right-of-way, restriction, lease or other title exception or encumbrance affecting property (and for clarity, including exclusive licenses (but not non-exclusive licenses) granted in Intellectual Property).

“Limited Condition Acquisition” means any Permitted Acquisition or other Investment permitted hereunder by the Borrower or one or more of its Restricted Subsidiaries whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Loan Documents” means this Agreement, the Guarantee Agreement, the Security Documents, the Fee Letter, the Intercreditor Agreement, any Permitted Intercreditor Agreement, the Notes, and any other agreements, instruments, and documents heretofore, now or hereafter evidencing, securing or guaranteeing any of the Obligations or any of the Collateral, in each case to which one or more Obligors is a party.

“Loans” means, collectively, all loans and advances provided for in Article II, including any Revolving Loans or Extended Revolving Loans, as applicable.

“Losses” has the meaning specified in Section 14.10.

“Maintenance Expenses” means amounts paid by the Borrower or any Restricted Subsidiary in the ordinary course of business for normal repairs and replacements of parts and components of Fleet Inventory consistent with the current practices of the Borrower and its Restricted Subsidiaries.

“Management Investors” means the members of management, directors, officers and employees of Holdings (or any Parent Entity thereof), the Borrower or any of its Subsidiaries who are (directly or indirectly through one or more investment vehicles) investors in Holdings or any Parent Entity as of the Closing Date.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Master Agreement” has the meaning specified in the definition of “Hedge Agreement”.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole; (b) a material impairment of the ability of the Borrower and the other Obligors (taken as a whole) to perform their payment obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Obligor of any Loan Document to which it is a party.

“Material Indebtedness” means Debt (other than the Obligations) of any one or more of the Borrower and the Restricted Subsidiaries in an aggregate principal amount exceeding $30,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Hedge Agreement at any time shall be the Swap Termination Value thereof.

“Maximum Credit” means, at any time, the lesser of (i) the Maximum Revolver Amount in effect at such time and (ii) the Borrowing Base at such time.

“Maximum Rate” has the meaning specified in Section 3.3.

“Maximum Revolver Amount” means, at any time, the aggregate Revolving Credit Commitments at such time, as the same may be increased from time to time in accordance with Section 2.6 or reduced from time to time in accordance with Section 4.4(b). Anything contained herein to the contrary notwithstanding, upon termination of the Revolving Credit Commitments, the Maximum Revolver Amount shall automatically be reduced to zero.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of April 7, 2019 (together with all exhibits, annexes, schedules, and other disclosure letters thereto), by and among Capitol Investment Corp. IV, a Delaware corporation, Holdings, Merger Sub 1, The Borrower, Target, and NESCO Holdings, LP, a Delaware limited partnership.

“Merger Consideration” has the meaning specified in the recitals to this Agreement.

“Merger Sub 1” means Capitol Investment Merger Sub 1, LLC, a Delaware limited liability company.

“Mergers” has the meaning specified in the recitals to this Agreement.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Morgan Stanley” means Morgan Stanley Senior Funding, Inc. and its successors.

“Multi-employer Plan” means a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by the Borrower or any ERISA Affiliate or with respect to which the Borrower or any ERISA Affiliate has any ongoing obligation with respect to withdrawal liability (within the meaning of Title IV of ERISA).

“Net Book Value” means, with respect to any Fleet Inventory, Cost minus accumulated depreciation for such Fleet Inventory calculated in accordance with GAAP.

“Net Capital Expenditures” means the sum, for any period, of (a) the aggregate amount of Capital Expenditures, other than with respect to Fleet Inventory, during such period, plus (b) the Hard Costs of Fleet Inventory purchased during such period, plus (c) Maintenance Expenses to the extent not included in the calculation of Consolidated EBITDA for the applicable period, minus (d) the sum of (i) amounts received in cash from the sale of Fleet Inventory during such period, and (ii) in connection with the sale of Fleet Inventory by the Borrower or any of its Restricted Subsidiaries during such period, the aggregate amount of any reduction in the cash portion of the sale price for such items otherwise payable to the Borrower or such Subsidiary attributable to a trade in allowance in respect of other Fleet Inventory or other goods transferred to the Borrower or such Subsidiary by the purchaser of such items on or about the date of such sale of such item by the Borrower or such Subsidiary as part of the terms of such sale.

“Net Income” means, with respect to any Person, the net income (loss) attributable to such Person and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Orderly Liquidation Value” means, with respect to Inventory of any Person, the orderly liquidation value thereof, net of all costs of liquidation thereof, as based upon the most recent Appraisal received by the Agent and the Co-Collateral Agents in accordance with Section 8.4(c) of this Agreement and, solely with respect to Parts Inventory, expressed as a percentage of Cost of such Inventory.

“Net Proceeds” means:

(a) with respect to the Disposition of any asset by the Borrower or any Restricted Subsidiary or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment (but excluding any interest payments) pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of the Borrower or any Restricted Subsidiary) over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Debt that is secured by the asset subject to such disposition or Casualty Event and that is required to be repaid (and is actually repaid) in connection with such disposition or Casualty Event (other than Obligations and the Senior Secured Notes), (B) the out-of-pocket fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by Holdings, the Borrower or such Restricted Subsidiary in connection with such disposition or Casualty Event, (C) Taxes paid or reasonably estimated to be actually payable in connection therewith (including withholding Taxes imposed on the repatriation of any such Net Proceeds and taking into account any Tax sharing arrangements) and the amount of any reserves established by Holdings, the Borrower and the Restricted Subsidiaries to fund contingent liabilities reasonably estimated to be payable, that are directly attributable to such event, (D) in the case of any disposition by a non-Wholly Owned Restricted Subsidiary or Casualty Event with respect to assets of a non-Wholly Owned Restricted Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (D)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a Wholly Owned Restricted Subsidiary as a result thereof, and (E) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or with respect to any indemnification obligations associated with such transaction; it being understood that “Net Proceeds” shall include (i) any cash or Cash Equivalents received upon the Disposition of any non-cash consideration by the Borrower or any Restricted Subsidiary in any such Disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (E) above or if such liabilities have not been satisfied in cash and such reserve is not reversed within 365 days after such disposition or Casualty Event, the amount of such reserve;

(b) with respect to the incurrence of any Debt by the Borrower or any Restricted Subsidiary or any sale or issuance of Stock by the Borrower, the excess, if any, of (A) the sum of the cash and Cash Equivalents received in connection with such incurrence, issuance or sale over (B) the investment banking fees, discounts, issuance costs, commissions, costs and other out-of-pocket expenses and other customary expenses, incurred by the Borrower or such Restricted Subsidiary in connection with such incurrence, issuance or sale.

“New Holdings” has the meaning specified in the definition of “Holdings”.

“New Parts Inventory” means all now owned and hereafter acquired Inventory of the Obligors, which is used to support and in the maintenance and repair of Fleet Inventory, including brakes, gears, rope, tension rods, winches, augers, control assemblies, poll pullers, core barrels, utility buckets and other parts; provided, that, in no event shall New Parts Inventory include Fleet Inventory or Leased Parts Inventory.

“Newly Acquired Inventory” means any Fleet Inventory or any other assets acquired from a company that engages in or has engaged in a line of business substantially similar to, or ancillary or related to, the business that the Borrower and its Restricted Subsidiaries are engaged in, and in each case, that are owned by the Borrower or a Restricted Subsidiary for less than 1 year; provided, that, on a quarterly basis the Agent shall have received, in connection with the Financial Statements required to be delivered under Section 6.2, a certificate of an Responsible Officer of the Borrower certifying to the Agent and Lenders that, either such Fleet Inventory or other assets (a) have been leased by an Obligor to a third party pursuant to the terms of a Lease or other rental agreement that in either case is in full force and effect and under which no payment default shall have occurred and be continuing or (b) have otherwise been leased by an Obligor to a third party with verifiable revenues.

“Newly Acquired Inventory EBITDA” means, with respect to any Newly Acquired Inventory for any period (a) prior to the completion of the first full Fiscal Quarter after the acquisition thereof, the projected revenues to be earned from such Newly Acquired Inventory for the Test Period following its acquisition and (b) thereafter, the Consolidated Newly Acquired Inventory EBITDA for such period multiplied by the Annualized Factor for such period.

“Non-Consenting Lender” has the meaning specified in Section 12.1(b).

“Non-Extension Notice Date” has the meaning specified in Section 2.3(b).

“Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit K hereto, evidencing the aggregate Debt of the Borrower to such Lender resulting from the Loans made by such Lender.

“Notice of Borrowing” has the meaning specified in Section 2.4(a).

“Notice of Continuation/Conversion” has the meaning specified in Section 3.2(b).

“Noticed Cash Management Obligations” means Cash Management Obligations in respect of which a notice delivered to the Agent and the Co-Collateral Agents by the applicable Cash Management Bank and the Borrower confirms that such Cash Management Document shall be deemed a “Noticed Cash Management Obligation” hereunder for all purposes, including the application of Reserves and Section 10.2, so long as the establishment of a Bank Product Reserve with respect to such Cash Management Obligation would not result in the Borrower exceeding the Maximum Credit; provided that such designation shall be made within ten (10) Business Days (or such later date agreed by the Agent) of (i) the Closing Date if such Cash Management Document is in place on the Closing Date or (ii) the date such Cash Management Document is entered into if such Cash Management Document is not in place on the Closing Date; provided, further, that, if the amount of Cash Management Obligations arising under such Cash Management Document is increased in accordance with the definition of “Cash Management Obligation,” then such Cash Management Obligations shall only constitute a Noticed Cash Management Obligation to the extent that a Bank Product Reserve can be established with respect to such Cash Management Agreement without exceeding the then-current Excess Availability.

“Noticed Hedge” means Secured Hedge Obligations in respect of which the notice delivered to the Agent and the Co-Collateral Agents by the applicable Hedge Bank and the Borrower confirms that such Secured Hedge Agreement shall be deemed a “Noticed Hedge” hereunder for all purposes, including the application of Reserves and Section 10.2, so long as the establishment of a Bank Product Reserve with respect to such Secured Hedge Obligation would not result in the Borrower exceeding the Maximum Credit; provided that such designation shall be made within ten (10) Business Days (or such later date agreed by the Agent) of (i) the Closing Date if such Secured Hedge Agreement is in place on the Closing Date or (ii) the date such Secured Hedge Agreement is entered into if such Secured Hedge Agreement is not in place on the Closing Date; provided, further, that, if the amount of Secured Hedge Obligations arising under such Secured Hedge Agreement is increased in accordance with the definition of “Secured Hedge Obligation,” then such Secured Hedge Obligations shall only constitute a Noticed Hedge to the extent that a Bank Product Reserve can be established with respect to such Secured Hedge Agreement without exceeding the then-current Excess Availability.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means all present and future loans, advances, liabilities, obligations, covenants, duties, and debts owing by the Obligors (or with respect to any Secured Hedge Agreements or Secured Cash Management Agreements, any Restricted Subsidiaries), or any of them, to the Agent, any Letter of Credit Issuer, any Lender, any Secured Party and/or any Indemnified Person, arising under or pursuant to this Agreement, any of the other Loan Documents, Secured Cash Management Agreements and Secured Hedge Agreements, whether or not evidenced by any note, or other instrument or document, whether arising from an extension of credit, opening of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, as principal or guarantor, and including all principal, interest, charges, expenses, fees, attorneys’ fees, Attorney Costs, filing fees and any other sums chargeable to any of the Borrower or any other Obligor hereunder or under any of the other Loan Documents. “Obligations” include, without limitation, (a) all debts, liabilities, and obligations now or hereafter arising from or in connection with the Letters of Credit, (b) all Secured Hedge Obligations (other than with respect to any Obligor’s Hedge Obligations that constitute Excluded Swap Obligations) and Cash Management Obligations and (c) all interest, fees and other amounts that accrue or would accrue after commencement of any Insolvency Proceeding against any Obligor, whether or not allowed in such proceeding.

“Obligors” means, collectively, the Borrower, each Guarantor, and any other Person that now or hereafter is primarily or secondarily liable for any of the Obligations and/or grants the Collateral Agent a Lien in any Collateral as security for any of the Obligations.

“OFAC” has the meaning specified in Section 7.24(a).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Currency” has the meaning specified in Section 14.19.

“Originating Lender” has the meaning specified in Section 12.2(e).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.8(c)).

“Out-of-Formula Condition” has the meaning specified in Section 4.2.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent” means Nesco Holdings, Inc.

“Parent Entity” means Parent or any Person that is a direct or indirect parent company (which may be organized as, among other things, a partnership) of Holdings and/or the Borrower, as applicable.

“Participant” means any Person who shall have been granted the right by any Lender to participate in the financing provided by such Lender under this Agreement, and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

“Participant Register” has the meaning specified in Section 13.20(b).

“Parts Inventory” means all Leased Parts Inventory and all New Parts Inventory.

“PBGC” means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to the functions thereof.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code, other than a Multi-employer Plan, which the Borrower or any ERISA Affiliate sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or has made contributions at any time during the immediately preceding five (5) plan years.

“Perfection Certificate” means the Perfection Certificate substantially in the form of Exhibit F.

“Permitted Acquisition” means any acquisition, by merger, consolidation, amalgamation or otherwise, by the Borrower or any of the Restricted Subsidiaries of assets (including any assets constituting a business unit, line of business or division) or Stock, so long as (a) such acquisition and all transactions related thereto shall be consummated in all material respects in accordance with all applicable Laws, (b) if such acquisition involves the acquisition of Stock of a Person that upon such acquisition would become a Subsidiary, such acquisition shall result in the issuer of such Stock becoming a Restricted Subsidiary and, to the extent required by the Collateral and Guarantee Requirement and subject to clause (k) of the definition of “Permitted Investments”, a Guarantor, (c) to the extent required by the Collateral and Guarantee Requirement, such acquisition shall result in the Collateral Agent, for the benefit of the Secured Parties, being granted a security interest in any Stock or any assets so acquired, (d) both immediately prior to and after giving effect to such acquisition, no Event of Default under any of Sections 10.1(a), (e), (f) or (g) shall have occurred and be continuing; and (e) immediately after giving effect to such acquisition, the Borrower and its Restricted Subsidiaries shall be in compliance with Section 8.15.

“Permitted Acquisition Consideration” means, in connection with any Permitted Acquisition, the aggregate amount (as valued at the Fair Market Value of such Permitted Acquisition at the time such Permitted Acquisition is made) of, without duplication: (a) the purchase consideration for such Permitted Acquisition, whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and including any and all payments representing the purchase price and any assumptions of Debt and/or Guaranties, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business and (b) the aggregate amount of Debt incurred in connection with such Permitted Acquisition; provided in each case, that any such future payment that is subject to a contingency shall be considered Permitted Acquisition Consideration only to the extent of the reserve, if any, required under GAAP (as determined at the time of the consummation of such Permitted Acquisition) to be established in respect thereof by Holdings, the Borrower or its Restricted Subsidiaries.

“Permitted Debt” has the meaning specified in Section 8.12.

“Permitted Disposition” means any Disposition, other than:

(a) Dispositions, rentals or other disposals of Equipment and Inventory and other assets (including allowing any registrations or any applications for registration of any immaterial Intellectual Property to lapse or go abandoned in the ordinary course of business) in the ordinary course of business and sales of Equipment and Inventory to buyers in the ordinary course of business;

(b) Dispositions of obsolete, surplus, damaged or worn-out property or property that is no longer necessary, used or useful in the business of the Borrower and its Restricted Subsidiaries;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased);

(d) the use, transfer or Disposition of cash and Cash Equivalents pursuant to any transaction not prohibited by the terms of the Loan Documents;

(e) sales, discounting or forgiveness of Accounts in connection with the collection, settlement or compromise thereof;

(f) any Disposition, license, sublicense, abandonment or lapse of Intellectual Property which does not materially interfere with the business of the Borrower or any of its Restricted Subsidiaries, taken as a whole;

(g) Dispositions constituting Permitted Distributions, Permitted Investments (other than pursuant to clause (p) of the definition of “Permitted Investments”), transactions permitted by Section 8.9 or Permitted Liens;

(h) any sale or issuance of Stock by a Restricted Subsidiary of the Borrower to the Borrower or another Subsidiary of the Borrower;

(i) Dispositions of property in any transaction or series of related transactions with an aggregate Fair Market Value of less than $10,000,000;

(j) the leasing or subleasing of assets of the Borrower or any of its Restricted Subsidiaries not materially interfering with the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(k) Dispositions pursuant to transactions permitted under Section 8.18;

(l) Dispositions of non-core assets acquired in connection with Permitted Acquisitions or similar Investments that are not used in the business of the Borrower and the Restricted Subsidiaries;

(m) leases, subleases, licenses or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(n) transfers of property subject to Casualty Events upon receipt of the Net Proceeds of such Casualty Event;

(o) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(p) the unwinding of any Hedge Agreement pursuant to its terms;

(q) the Disposition of the Stock in, Debt of, or other securities issued by, an Unrestricted Subsidiary;

(r) Dispositions of property or assets to the Borrower or to a Restricted Subsidiary; provided that, if the transferor of such property is an Obligor (i) the transferee thereof must either be an Obligor or (ii) such transaction must constitute a Permitted Investment;

(s) the settlement, release or surrender of litigation claims in the ordinary course of business; and

(t) Dispositions not otherwise permitted pursuant to this definition, if such Disposition shall be for Fair Market Value; provided that (i) with respect to any Disposition pursuant to this clause (t) for a purchase price in excess of $10,000,000, the Borrower or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; provided, further, that, for purposes of determining what constitutes cash and Cash Equivalents under this clause (t), (A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing shall be deemed to be cash, (B) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition shall be deemed to be cash and (C) any Designated Non-Cash Consideration received by the Borrower or such Restricted Subsidiary in respect of the applicable Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is outstanding at the time such Designated Non-Cash Consideration is received, not in excess of the greater of (x) $25,000,000 and (y) 3.5% of Consolidated Total Assets (measured as of the date such Disposition is made based upon the Section 6.2 Financials most recently delivered on or prior to such date) at the time of the receipt of such Designated Non-Cash Consideration, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash, and (ii) the Borrower shall deliver an updated Borrowing Base Certificate if more than 10% of the assets included in the most recent calculation of the Borrowing Base are being disposed of pursuant to this clause (t).

“Permitted Distributions” has the meaning specified in Section 8.10.

“Permitted Holder” each of (i)(a)(x) the Investors and (y) members of management of the Borrower (or any Parent Entity) who are holders of Equity Interests of the Borrower (or any Parent Entity) on the Closing Date and (b) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that in the case of such group, without giving effect to such group, Persons specified in clause (i)(a) must collectively beneficially own more than 50% of the total voting power of the Voting Stock of the Borrower or any Parent Entity and (ii) any Parent Entity.

“Permitted Initial Revolving Credit Borrowing Purposes” means one or more Borrowings of Revolving Loans to (a) fund certain OID or upfront fees required to be funded on the Closing Date, (b) pay the Merger Consideration, the Existing Debt Refinancing and/or Transaction Expenses, and (c) fund any Closing Date working capital needs of the Borrower or its Restricted Subsidiaries.

“Permitted Intercreditor Agreement” means one or more intercreditor agreements expressly contemplated by this Agreement.

“Permitted Investments” means:

(a) Investments by the Borrower or any Restricted Subsidiary in assets constituting Cash Equivalents at the time such Investment was made;

(b) (i) Investments existing on the Agreement Date and identified in Schedule 8.11 to this Agreement; and (ii) Investments consisting of any modification, replacement, renewal, reinvestment or extension of any Investment permitted by clause (b)(i) existing on the Agreement Date; provided that the aggregate amount of the Investments permitted pursuant to this clause (b) is not increased from the aggregate amount of such Investments on the Agreement Date except pursuant to the terms of such Investment as of the Agreement Date or as otherwise permitted by Section 8.11;

(c) Investments by any Obligor in any other Obligor;

(d) Investments by any Restricted Subsidiary which is not an Obligor in the Borrower or any other Restricted Subsidiary;

(e) Investments by any Obligor in any Restricted Subsidiary which is not an Obligor; provided that the aggregate amount of Investments made and then-outstanding pursuant to this clause (e), shall not exceed, at the time of the making of such Investment and after giving Pro Forma Effect thereto, the greater of (x) $50,000,000 and (y) 7.0% of Consolidated Total Assets of the Borrower as of the last day of the Test Period most recently ended on or prior to the date such Investments was made (measured as of the date such Investment was made based upon the Section 6.2 Financials most recently delivered on or prior to such date); provided, that Investments in Unrestricted Subsidiaries shall not be permitted pursuant to this clause (e) without the prior written consent of the Required Lenders;

(f) Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business;

(g) Deposit Accounts maintained in the ordinary course of business;

(h) Investments constituting Hedge Agreements entered into in the ordinary course of business and for non-speculative purposes;

(i) Investments (including debt obligations and Stock) received in connection with the bankruptcy or reorganization of Account Debtors, suppliers and customers or in settlement of delinquent obligations of, or other disputes with, Account Debtors, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(j) loans or advances to officers, directors, partners, members and employees of Holdings (or any Parent Entity), the Borrower or its Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Stock of Holdings (or any Parent Entity or the Borrower) (provided that the amount of such loans and advances shall be contributed to the Borrower in cash as common equity (or any other form of equity reasonably satisfactory to the Agent or used to satisfy Tax obligations relating to proceeds received by such Person in connection with the Transactions, which proceeds are used for the purchase of such Stock), (iii) relating to indemnification of any officers, directors or employees in respect of liabilities relating to their serving in any such capacity, and any reimbursement of any such officer, director or employee of expenses relating to the claims giving rise to such indemnification and (iv) for purposes not described in the foregoing clauses (i), (ii) and (iii), in an aggregate principal amount not to exceed $10,000,000;

(k) Permitted Acquisitions; provided that, unless the Specified Conditions are then met, the aggregate amount of Permitted Acquisition Consideration relating to all such Permitted Acquisitions made or provided and then-outstanding by the Borrower or any Guarantor to acquire any Restricted Subsidiary that does not become a Guarantor or merge, consolidate or amalgamate into the Borrower or a Guarantor or any assets that shall not, immediately after giving effect to such Permitted Acquisition, be owned by the Borrower or a Guarantor, shall not exceed, at the time of the making of such Investment and after giving Pro Forma Effect thereto, the greater of (x) $50,000,000 and (y) 7.0% of Consolidated Total Assets of the Borrower as of the last day of the Test Period most recently ended on or prior to the date such Investment was made (measured as of the date such Investment was made based upon the Section 6.2 Financials most recently delivered on or prior to such date);

(l) any Investment to the extent that the consideration therefor is Stock (other than Disqualified Stock) of Holdings (or any Parent Entity) or the Borrower;

(m) Guaranties of the Borrower or any Restricted Subsidiary in respect of leases (other than Capital Leases) or of other obligations that do not constitute Debt, in each case entered into in the ordinary course of business;

(n) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers in the ordinary course of business;

(o) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled Account Debtors and other credits to suppliers in the ordinary course of business;

(p) Investments consisting of Liens, Debt, fundamental changes, Dispositions (other than pursuant to clause (g) of the definition of “Permitted Dispositions”) and Distributions permitted under this Agreement; provided, however, that no Investments may be made solely pursuant to this clause (p);

(q) Investments in cash, and in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(r) promissory notes and other non-cash consideration received in connection with Permitted Dispositions;

(s) advances of payroll payments to employees, directors, consultants, independent contractors or other service providers or other advances of salaries or compensation to employees, directors, partners, members, consultants, independent contractors or other service providers, in each case in the ordinary course of business;

(t) Investments made to acquire, purchase, repurchase or retire Stock of Holdings (or any Parent Entity thereof) or the Borrower owned by any employee stock ownership plan or similar plan of Holdings (or any Parent Entity thereof) the Borrower, or any Subsidiary;

(u) contributions to a “rabbi” trust for the benefit of employees, directors, partners, members, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Borrower (or any Parent Entity thereof);

(v) Investments held by any Person acquired by the Borrower or a Restricted Subsidiary after the Closing Date or of any Person merged into the Borrower or merged, amalgamated or consolidated with a Restricted Subsidiary in accordance with Section 8.9 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamate or consolidation and were in existence on the date of such acquisition, amalgamation, merger or consolidation;

(w) Restricted Subsidiaries of the Borrower may be established or created if the Borrower and such Restricted Subsidiary comply with the requirements of Section 8.22, if applicable; provided that in each case, to the extent such new Restricted Subsidiary is created solely for the purpose of consummating a transaction pursuant to an acquisition permitted by this Agreement, and such new Restricted Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such transactions, such new Restricted Subsidiary shall not be required to take the actions set forth in Section 8.22 until the respective acquisition is consummated (at which time the surviving entity of the respective transaction shall be required to so comply in accordance with the provisions thereof);

(x) to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, Intellectual Property, or other rights, in each case in the ordinary course of business;

(y) Investments in connection with the Transactions;

(z) intercompany Investments, reorganizations and related activities in connection with tax planning and reorganization activities either (A) contemplated as of the Closing Date and disclosed to the Agent prior to the Closing Date or (B) so long as after giving effect to any such activities, the Collateral Agent’s Liens, taken as a whole, would not be impaired;

(aa) asset purchases (including purchases of Inventory (including Fleet Inventory and Parts Inventory), supplies and materials), in each case in the ordinary course of business;

(bb) any Investment in a non-Obligor to the extent such Investment is substantially contemporaneously repaid in full with a dividend or other distribution in like kind as such Investment from such non-Obligor;

(cc) any Investments in an amount not to exceed the Available Equity Amount at such time;

(dd) any Investments (including Investments in minority investments and Investments in joint ventures or similar entities that do not constitute Restricted Subsidiaries); provided that the aggregate amount of such Investments made and then-outstanding pursuant to this clause (dd) measured at the time of the making of such Investment and after giving Pro Forma Effect thereto shall not exceed the greater of (x) $50,000,000 and (y) 7.0% of Consolidated Total Assets of the Borrower as of the last day of the Test Period most recently ended on or prior to the date such Investment was made (measured as of the date such Investment was made based upon the Section 6.2 Financials most recently delivered on or prior to such date); provided, further that Investments in Unrestricted Subsidiaries shall not be permitted pursuant to this clause (dd) without the prior written consent of the Required Lenders;

(ee) any Investments, so long as the Specified Conditions shall have been satisfied; and

(ff) to the extent constituting Investments, the Borrower and its Restricted Subsidiaries may enter into and consummate transactions expressly permitted by Section 8.13(ii) or Section 8.13(viii).

For purposes of determining compliance with this definition, in the event that any Investment meets the criteria of more than one of the types of Permitted Investments described in the above clauses, the Borrower, in its sole discretion, may classify and reclassify such Investment and only be required to include the amount and type of such Investment in one of such clauses.

“Permitted Liens” means, with respect to the Borrower and its Restricted Subsidiaries, the Liens listed below:

(a) Liens for Taxes that (i) are not delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a Material Adverse Effect, or (ii) are being contested in good faith and by the appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (or other applicable accounting principles);

(b) the Collateral Agent’s Liens;

(c) (i) Liens consisting of deposits or pledges (or letters of credit issued) made in the ordinary course of business in connection with, or to secure payment of, obligations under worker’s compensation, unemployment insurance, social security and other similar laws, (ii) Liens consisting of pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiary, (iii) Liens incurred or deposits made to secure the performance of bids, tenders, trade contracts, governmental contracts, leases or purchase, supply or other contracts (other than for the repayment of Debt for Borrowed Money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of Debt for Borrowed Money) or to secure statutory or regulatory obligations (other than Liens arising under ERISA), surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business

(d) Liens securing the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons, provided that if any such Lien arises from the nonpayment of any such claims or demands when due, such claims or demands would not reasonably be expected to have a Material Adverse Effect or are being Properly Contested;

(e) Liens securing Capital Leases and purchase money Debt to the extent such Capital Leases or purchase money Debt are permitted in Section 8.12; provided that (i) such Liens attach concurrently with or within two hundred and seventy (270) days after the acquisition, construction, repair, replacement, lease or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property other than the property financed by such Debt, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits, and (iii) with respect to Capital Leases, such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to such Capital Leases; provided that individual financings of equipment provided by one creditor may be cross-collateralized to other financings of equipment provided by such creditor;

(f) (i) Liens constituting encumbrances in the nature of reservations, exceptions, encroachments, easements, zoning, rights of way, covenants running with the land, and other similar title ordinary course exceptions or encumbrances affecting any Real Estate; provided that they do not, in the aggregate, materially interfere with its use in the ordinary conduct of the Borrower’s and its Subsidiaries’ business taken as a whole, (ii) mortgages, Liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on Real Estate over which the Borrower or any Restricted Subsidiary has easement rights (but does not own) or on any leased Real Estate and subordination or similar agreements relating thereto, and (iii) any condemnation or eminent domain proceedings affecting any Real Estate;

(g) Liens arising from any judgment, decree or order of any court or other Governmental Authority or any attachments in connection with court proceedings; provided that the attachment or enforcement of such Liens do not constitute an Event of Default hereunder;

(h) licenses, sublicenses, leases or subleases on the property covered thereby (including Intellectual Property) granted to other Persons and not materially interfering with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries taken as a whole;

(i) any interest or title of a lessor, sublessor, licensee or licensor under any lease, sublease, sublicense or license agreement not prohibited by this Agreement;

(j) Liens (i) on inventory or goods and proceeds securing the obligations in respect of bankers’ acceptances issued or created to facilitate the purchase, shipment or storage of such inventory or other goods of the Borrower or any Restricted Subsidiary in the ordinary course of its business, (ii) that are contractual rights of set-off, (iii) relating to purchase orders and other agreements entered into with customers or suppliers of the Borrower or any Restricted Subsidiary in the ordinary course of business, or (iv) in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods in the ordinary course of business;

(k) Liens (i) of a collection bank (including those arising under Section 4-210 of the UCC) on the items in the course of collection, (ii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and which are within the general parameters customary in the banking industry and (iii) attaching to commodity trading accounts, or other commodity brokerage accounts incurred in the ordinary course of business;

(l) Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition or other Permitted Investment;

(m) Liens arising from precautionary UCC filings;

(n) Liens on insurance proceeds or unearned premiums incurred in the ordinary course of business in connection with the financing of insurance premiums;

(o) Liens identified on Schedule 8.16; provided that (i) such Lien does not extend to any other property or asset of the Borrower or any Restricted Subsidiary other than (A) after acquired property that is affixed or incorporated into the property covered by such Lien or financed by Permitted Debt and (B) the proceeds and products thereof and (ii) such Lien shall secure only those obligations that it secures on the Agreement Date and any Refinancing Debt incurred to Refinance such Permitted Refinancing Debt;

(p) Liens securing Refinancing Debt to the extent such Liens are permitted in the definition of “Refinancing Debt”;

(q) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 8.26), in each case after the Closing Date; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Debt and other obligations incurred prior to such time and which Debt and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) the Debt is Permitted Debt and is not incurred in contemplation of such acquisition or in connection with such Person becoming a Restricted Subsidiary;

(r) Liens securing Debt permitted under Section 8.12(r); provided that any such Liens on assets of the Obligors are subject to the Intercreditor Agreement or another intercreditor agreement in form and substance reasonably satisfactory to the Collateral Agent and the Borrower providing that such Liens on the Collateral are secured on a junior priority basis to the Collateral Agent’s Liens thereon;

(s) Liens on property of a Subsidiary that is not an Obligor securing Debt of such Subsidiary that is not an Obligor pursuant to Section 8.12(q);

(t) deposits in the ordinary course of business to secure liabilities to insurance carriers, lessors, utilities and other service providers or any seller of goods;

(u) Liens granted pursuant to documentation separate from any document under which any of the Collateral Agent’s Liens have been granted securing (i) Debt permitted under Section 8.12(s) or (ii) other Permitted Debt of the Borrower and any other Obligor incurred after the Closing Date; provided that, at the time of incurrence thereof and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the Borrower would be in compliance with a Senior Secured Leverage Ratio, calculated on a Pro Forma Basis as of the last date of the Test Period most recently ended on or prior to the incurrence of any such Permitted Debt as if such incurrence (and any related transactions) had occurred on the first day of such Test Period, that is no greater than 5.10:1.00, (ii) to the extent such Lien is on the Collateral and secures Debt for Borrowed Money, the holder of such Debt (or agent or representative in respect thereof) shall have entered into the Intercreditor Agreement or another intercreditor agreement in form and substance reasonably satisfactory to the Collateral Agent and the Borrower providing that such Liens on the Collateral are secured on a junior priority basis to the Collateral Agent’s Liens thereon;

(v) any encumbrance or restriction (including pursuant to put and call agreements or buy/sell arrangements) with respect to the Stock of any joint venture or similar arrangements pursuant to the joint venture or similar agreement with respect to such joint venture or similar arrangement;

(w) Liens (i) on cash advances in favor of the seller of any property to be acquired in a Permitted Investment to be applied against the purchase price for such Investment and (ii) consisting of an agreement to Dispose of any property in a Permitted Disposition, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(x) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(y) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Debt, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(z) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary;

(aa) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit issued for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(bb) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(cc) Liens securing Debt or other obligations of the Borrower or a Restricted Subsidiary in favor of the Borrower or any Guarantor and Liens securing Debt or other obligations of any Restricted Subsidiary that is not a Guarantor in favor of any Restricted Subsidiary that is not a Guarantor;

(dd) Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents permitted as Permitted Investments;

(ee) Liens on Stock in joint ventures (other than Wholly Owned Restricted Subsidiaries); provided that any such Lien is in favor of a creditor or partner of such joint venture;

(ff) Liens on cash and Cash Equivalents used to satisfy, discharge or defease Debt; provided such satisfaction or discharge is permitted hereunder;

(gg) Liens given to a public utility or any municipality or governmental or other public authority when required by such utility or other authority in connection with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary; provided that such Liens do not materially interfere with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary, taken as whole;

(hh) servicing agreements, development agreements, site plan agreements, subdivision agreements and other agreements with Governmental Authorities pertaining to the use or development of any of the real property of the Borrower or any Restricted Subsidiary; provided same do not materially interfere with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary, taken as whole, including, without limitation, any obligations to deliver letters of credit and other security as required; and

(ii) the right reserved to or vested in any Governmental Authority by any statutory provision or by the terms of any lease, license, franchise, grant or permit of the Borrower or any Restricted Subsidiary, to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(jj) Liens securing Hedge Agreements submitted for clearing in accordance with applicable Law;

(kk) Liens to secure transactions permitted by Section 8.18 so long as (i) such Lien attaches only to the assets sold in connection with such transaction and the proceeds thereof (but not any proceeds arising from the rental, leasing or subleasing of such assets by Borrower or its Subsidiaries), and (ii) such Lien only secures the Debt that was incurred to acquire the assets leased in connection therewith or any Refinancing Debt in respect thereof;

(ll) Liens on the property of any Restricted Subsidiary that is not a Guarantor securing Debt or other obligations of such Restricted Subsidiary and on assets of any Obligor or Restricted Subsidiary that do not constitute Collateral; and

(mm) Liens; provided that at the time of the incurrence thereof and after giving Pro Forma Effect thereto and the use of proceeds thereof, the aggregate outstanding amount of Debt and other obligations secured by Liens incurred under this clause (mm) and then-outstanding shall not exceed the greater of (x) $60,000,000 and (y) 8.5% of Consolidated Total Assets of the Borrower as of the last day of the Test Period most recently ended on or prior to the date such Lien was incurred (measured as of the date such Lien was incurred based upon the Section 6.2 Financials most recently delivered on or prior to such date of incurrence); provided, further, that if such Liens are consensual and are on the Collateral (other than cash and Cash Equivalents), the holders of the Debt or other obligations secured thereby (or a representative or trustee on their behalf) shall have entered into the Intercreditor Agreement or another intercreditor agreement reasonably acceptable to the Borrower and the Collateral Agent providing that the Liens on the Collateral securing such Debt or other obligations shall rank junior to the Liens on the assets of the Obligors in favor of the Secured Parties.

For purposes of determining compliance with this definition, in the event that any Lien meets the criteria of more than one of the types of Permitted Liens described in the above clauses, the Borrower, in its sole discretion, may classify and reclassify such Lien and only be required to include the amount and type of such Lien in one of such clauses.

“Person” means any individual, sole proprietorship, partnership, limited liability company, unlimited liability company, joint venture, trust, unincorporated organization, association, corporation, Governmental Authority, or any other entity.

“Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) which the Borrower sponsors or maintains or to which the Borrower or a Subsidiary of the Borrower makes, is making, or is obligated to make contributions.

“Post-Transaction Period” means, with respect to any Specified Transaction, the period beginning on the date on which such Specified Transaction is consummated and ending on the last day of the twelfth month immediately following the date on which such Specified Transaction is consummated.

“Preferred Stock” means, as applied to the Stock of any Person, the Stock of any class or classes (however designated) that is preferred with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Stock of any other class of such Person.

“Previous Holdings” has the meaning specified in the definition of “Holdings.”

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Agent) or any similar release by the Federal Reserve Board (as determined by the Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Adjustment” means, for any Test Period that includes all or any part of a Fiscal Quarter included in any Post-Transaction Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or Converted Restricted Subsidiary or the Consolidated EBITDA of the Borrower, (a) the pro forma increase or decrease (for the avoidance of doubt net of any such increase or decrease actually realized) in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith as a result of (a) actions taken, actions with respect to which substantial steps have been taken or actions that are expected to be taken prior to or during such Post-Transaction Period, for the purposes of realizing reasonably identifiable cost savings, operating expense reductions or costs or other synergies or (b) any additional costs, expenses or charges, accruals or reserves (collectively, “Costs”) incurred prior to or during such Post-Transaction Period with the combination of the operations of such Acquired Entity or Business or Converted Restricted Subsidiary with the operations of the Borrower and its Restricted Subsidiaries or otherwise in connection with, as a result of or related to such Specified Transaction or Specified Restructuring; provided that (i) so long as such actions are taken or expected to be taken prior to or during such Post-Transaction Period or such costs are incurred prior to or during such Post-Transaction Period, as applicable, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, it may be assumed that such cost savings, operating expense reductions or costs or other synergies will be realizable during the entirety of such Test Period, or such additional costs, as applicable, will be incurred during the entirety of such Test Period, (ii) at the election of the Borrower, such Pro Forma Adjustment shall not be required to be determined to the extent the aggregate consideration paid in connection with any acquisition was less than $5,000,000 so long as the EBITDA of the Person(s) acquired in such acquisition is greater than or equal to negative $2,500,000 and (iii) such Pro Forma Adjustments, when aggregated with any addbacks made pursuant to clause (a)(10) of the definition of “Consolidated EBITDA,” shall not be in excess of 20% of Consolidated EBITDA (prior to giving effect to any increase in Consolidated EBITDA pursuant to this clause (iii) or clause (a)(10) of the definition of “Consolidated EBITDA”) in any Test Period.

“Pro Forma Balance Sheet” has the meaning specified in Section 7.5(b).

“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to compliance with any test, financial ratio or covenant hereunder for an applicable period of measurement, for any Specified Transactions or Specified Restructurings that have been made during any applicable Test Period or, if applicable, subsequent to such Test Period and prior to or simultaneously with the events for which any such calculation is made, shall be calculated on a pro forma basis assuming that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement (as of the last date in the case of a balance sheet item) in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Stock in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (b) Refinancing of Debt, and (c) any Debt incurred by the Borrower or any of its Restricted Subsidiaries in connection therewith and if such Debt has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Debt as at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustment pursuant to (A) above, the foregoing pro forma adjustments may be applied to any such test, ratio or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (as determined by the Borrower in good faith) (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower and its Restricted Subsidiaries and (z) reasonably identifiable or (ii) otherwise consistent with the definition of Pro Forma Adjustment.

“Pro Forma Financial Statements” has the meaning specified in Section 7.5(b).

“Pro Rata Share” means, with respect to a Lender, a fraction (expressed as a percentage), the numerator of which is the sum of the aggregate amount of such Lender’s Revolving Credit Commitments and the denominator of which is the sum of the amounts of all of the Lenders’ Revolving Credit Commitments, or if no Revolving Credit Commitments are outstanding, a fraction (expressed as a percentage), (x) the numerator of which is the sum (without duplication) of the aggregate amount of the Revolving Loans owed to such Lender plus such Lender’s participation in the aggregate undrawn face amount of all outstanding Letters of Credit, plus such Lender’s participation in the aggregate amount of any Unpaid Drawings in respect of Letters of Credit and (y) the denominator of which is the sum (without duplication) of the aggregate amount of the Revolving Loans owed to the Lenders, plus the aggregate undrawn face amount of all outstanding Letters of Credit, plus the aggregate amount of any Unpaid Drawings in respect of Letters of Credit, in each case giving effect to a Lender’s participation in Swingline Loans and Agent Advances.

“Properly Contested” means, in the case of any Debt or other obligation of the Borrower or any Restricted Subsidiary that is not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay the same or concerning the amount thereof, (a) such Debt or other obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (b) such Person has established appropriate reserves for the contested Debt or other obligation in conformity with GAAP; and (c) will not result in any impairment of the enforceability, validity or priority of the Collateral Agent’s Liens.

“Proposed Change” has the meaning specified in Section 12.1(b).

“Public Company Costs” means, as to any Person, costs relating to compliance with the provisions of the Securities Act and the Exchange Act, as applicable to companies with equity securities held by the public, costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, the rules of national securities exchange companies with listed equity, directors’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees, in each case to the extent arising solely by virtue of listing of such Person’s equity securities on a national securities exchange.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 14.22.

“Qualified Account” means any investment account of the any Obligor that is not used as an account for the payment of operating expenses of the Borrower and its Restricted Subsidiaries.

“Qualified Stock” means any Stock that is not Disqualified Stock.

“Real Estate” means all of each Obligor’s and each of its Restricted Subsidiaries’ now or hereafter owned or leased estates in real property, including, without limitation, all fees, leaseholds and future interests, together with all of each Obligor’s and each of its Restricted Subsidiaries’ now or hereafter owned or leased interests in the improvements thereon, the fixtures attached thereto and the easements appurtenant thereto.

“Reasonable Credit Judgment” means the Agent’s and/or any Co-Collateral Agent’s reasonable credit judgment (from the perspective of an asset-based lender) in establishing reserves, exercised in good faith in accordance with customary business practices for similar asset based lending facilities, based upon its consideration of any factor that it reasonably believes (a) reflect impediments to Agent’s ability to realize upon the Collateral included in the Borrowing Base, (b) reflect claims and liabilities that will need to be satisfied in connection with the realization upon the Collateral included in the Borrowing Base or (c) reflect criteria, events, conditions, contingencies or risks which adversely affect the Borrowing Base, the Collateral or the validity or enforceability of the Loan Documents or any material remedies of the Secured Parties thereunder. In exercising such judgment, the Agent and/or any Co-Collateral Agent may consider any factors that could materially increase the credit risk of lending to the Borrower on the security of the Collateral. Any Reserve established or modified by the Agent and/or any Co-Collateral Agent shall have a reasonable relationship to circumstances, conditions, events or contingencies which are the basis for such Reserve, as reasonably determined, without duplication, by the Agent and/or any Co-Collateral Agent in good faith; provided that circumstances, conditions, events or contingencies existing or arising prior to the Closing Date and, in each case, disclosed in writing in any Field Examination or Appraisal delivered to the Agent and the Co-Collateral Agents in connection herewith or otherwise known to the Agent or any Co-Collateral Agent, in either case, prior to the Closing Date, shall not be the basis for any establishment of any Reserves after the Closing Date, unless such circumstances, conditions, events or contingencies shall have changed in a material respect since the Closing Date.

“Recipient” means (a) the Agent, (b) any Lender and (c) any other recipient of any payment made by or on behalf of the Borrower under this Agreement or any of the Loan Documents, as applicable.

“Refinance”, “Refinanced” and “Refinancing” each has the meaning specified in the definition of the term “Refinancing Debt”.

“Refinanced Debt” has the meaning specified in the definition of the term “Refinancing Debt”.

“Refinancing Debt” means with respect to any Debt (the “Refinanced Debt”), any Debt incurred in exchange for or as a replacement of (including by entering into alternative financing arrangements in respect of such exchange or replacement (in whole or in part), by adding or replacing lenders, creditors, agents, the Borrower and/or guarantors, or, after the original instrument giving rise to such Debt has been terminated, by entering into any credit agreement, loan agreement, note purchase agreement, indenture or other agreement), or the net proceeds of which are to be used for the purpose of modifying, extending, refinancing, renewing, replacing, redeeming, repurchasing, defeasing, amending, supplementing, restructuring, repaying or refunding (collectively, to “Refinance” or a “Refinancing” or “Refinanced”), such Refinanced Debt (or previous refinancing thereof constituting Refinancing Debt); provided that (a) the principal amount (or accreted value, if applicable) of such Refinancing Debt does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Debt except by an amount equal to unpaid accrued interest and premium (including applicable prepayment penalties) thereof plus fees and expenses reasonably incurred in connection therewith plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder, (b) any Liens securing such Refinancing Debt shall have the same collateral priority as the Liens securing the Refinanced Debt and the collateral securing such Refinancing Debt shall not include any assets other than the collateral securing the Refinanced Debt, (c) no Obligor that was not previously liable for the repayment of such Refinanced Debt is or is required to become liable for the Refinancing Debt (except that any Obligor may be added as an additional direct or contingent obligor in respect of such Refinancing Debt), (d) such extension, refinancing, refunding, replacement or renewal does not result in the Refinancing Debt having a shorter Weighted Average Life to Maturity than the Refinanced Debt, and (e) if the Refinanced Debt was subordinated in right of payment to any of the Obligations, then the terms and conditions of the Refinancing Debt shall include subordination terms and conditions that are no less favorable to the Lenders in all material respects as those that were applicable to the Refinanced Debt.

“Register” has the meaning specified in Section 13.20.

“Release” means a release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor environment or into or out of any Real Estate or other property.

“Rent Reserves” means such reserves as may be established from time to time by the Agent and/or any Co-Collateral Agent in its Reasonable Credit Judgment with respect to leased locations or bailees of the Obligors where Eligible Fleet Inventory or Eligible Parts Inventory is located to the extent the Collateral Agent has not received a Collateral Access Agreement from the lessor or bailee at any such location; provided that such reserves for any location shall not exceed two (2) months’ rent at such location.

“Report” and “Reports” each has the meaning specified in Section 13.17(a).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Required Lenders” means, at any time, Lenders having or holding at least 50.1% of the sum of the aggregate Commitments at such time; provided, however, that if any Lender shall remain a Defaulting Lender, the term “Required Lenders” means Lenders having Commitments representing at least 50.1% of the aggregate Commitments at such time (excluding the Commitment of any such Lender that is a Defaulting Lender); provided further, however, that if the Commitments (or any Class of Commitments) have terminated or expired, the term “Required Lenders” shall be deemed to refer to Lenders holding Loans (including Swingline Loans) outstanding in respect of such Commitments (or Class of Commitments, as applicable) at such time (excluding Loans of any such Lender that is a Defaulting Lender).

“Required Reimbursement Date” has the meaning specified in Section 2.3(e).

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

“Reserves” means reserves that limit the availability of credit hereunder, consisting of reserves against Excess Availability, Eligible Accounts, Eligible Parts Inventory and Eligible Fleet Inventory, Rent Reserves, Dilution Reserves, and any other reserves permitted under this Agreement, in each case, established by the Agent and/or any Co-Collateral Agent from time to time in the Agent’s and/or any Co-Collateral Agent’s Reasonable Credit Judgment in accordance with Section 2.5 of this Agreement.

“Responsible Officer” means the President, any Vice President, Chief Executive Officer, Chief Financial Officer, Secretary, Assistant Secretary, Treasurer, Assistant Treasurer, legal counsel, or any other executive or financial officer of Holdings, the Borrower or any Restricted Subsidiary, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with Financial Covenant and the preparation of the Borrowing Base Certificate, the president, chief financial officer or the treasurer or assistant treasurer of the Borrower, or any other officer having substantially the same authority and responsibility.

“Restricted Subsidiary” means each Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Revolving Credit Borrowing” means a Borrowing comprised of Revolving Loans.

“Revolving Credit Commitment” means, at any date for any Lender, the obligation of such Lender to make Revolving Loans and to purchase participations in Letters of Credit pursuant to the terms and conditions of this Agreement, which shall not exceed the aggregate principal amount set forth on Schedule 1.1 under the heading “Revolving Credit Commitment” or on the signature page of the Assignment and Acceptance, Incremental Agreement, or Extension Agreement, as applicable, by which it became a Revolving Credit Lender, as modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment and Acceptance, Incremental Agreement, or Extension Agreement; and “Revolving Credit Commitments” means the aggregate principal amount of the Revolving Credit Commitments of all Revolving Credit Lenders. As of the Closing Date, the aggregate Revolving Credit Commitment is $350,000,000.

“Revolving Credit Commitment Increase” has the meaning specified in Section 2.6(a).

“Revolving Credit Facility” has the meaning specified in the recitals to this Agreement.

“Revolving Credit Lender” means a Lender with a Revolving Credit Commitment or an outstanding Revolving Loan.

“Revolving Loans” means a Loan made pursuant to Section 2.1(i).

“S&P” means Standard & Poor’s Ratings Service, a Standard & Poor’s Financial Services LLC business, or any successor thereto.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government or (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC or otherwise the subject or target of sanctions administered or enforced by OFAC and the U.S. Department of State.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Currency” has the meaning specified in Section 14.19.

“Section 6.2 Financials” means the Financial Statements delivered, or required to be delivered, pursuant to Section 6.2(a) or 6.2(b).

“Secured Cash Management Agreement” means any Cash Management Document that is entered into by and between the Borrower or any Restricted Subsidiary and a Cash Management Bank and designated in writing by the Cash Management Bank and such Person to the Agent and the Co-Collateral Agents as a “Secured Cash Management Agreement”.

“Secured Hedge Agreement” means any Hedge Agreement permitted under Section 8.12 that is entered into by and between any Obligor or any Restricted Subsidiary and any Hedge Bank and designated in writing by the Hedge Bank and such Obligor to the Agent and the Co-Collateral Agents as a “Secured Hedge Agreement”. Such designation in writing by the Hedge Bank and the applicable Obligor (or any subsequent written notice by the Hedge Bank to the Agent) may further designate with the consent of the Borrower any Secured Hedge Agreement as being a “Noticed Hedge” as defined under this Agreement.

“Secured Hedge Obligations” means obligations under any Secured Hedge Agreement up to the maximum amount (in the case of any Hedge Bank other than JPMorgan and its Affiliates so long as JPMorgan is the Agent) reasonably specified by such Hedge Bank and any Obligor or any Restricted Subsidiary in writing to the Agent, which amount may be established or increased (by further written notice to the Agent from time to time).

“Secured Parties” means, collectively, the Agent, the Collateral Agent, the Additional Collateral Agent, the Lenders, each Letter of Credit Issuer, the Indemnified Persons, the Cash Management Banks and the Hedge Banks.

“Securities Account Control Agreement” means an effective securities account control agreement with an Approved Securities Intermediary, in each case in the form set forth as an exhibit to the Security Agreement or otherwise in form and substance reasonably satisfactory to the Agent.

“Securities Accounts” means all “securities accounts” as such term is defined in the UCC.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” means, the Security Agreement, dated as of the Agreement Date, among Holdings, the Borrower, the other Guarantors, and the Co-Collateral Agents, for the benefit of the Secured Parties.

“Security Documents” means the Security Agreement and any other agreements, instruments, and documents heretofore, now or hereafter securing any of the Obligations.

“Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Debt (excluding Capital Lease Obligations) that is secured by a Lien on any assets or property of the Borrower or any Restricted Subsidiary as of the last day of the Test Period most recently ended on or prior to the date of determination to (b) Consolidated EBITDA for such Test Period.

“Senior Secured Notes” means those 10.00% senior secured notes due 2024 issued by the Borrower under the Senior Secured Notes Indenture in an initial aggregate principal amount of $475,000,000.

“Senior Secured Notes Documents” means the Senior Secured Notes Indenture and the other credit documents referred to therein (including the related guarantees, the related collateral documents, the notes and the notes purchase agreement).

“Senior Secured Notes Indenture” means the indenture for the Senior Secured Notes, dated as of July 31, 2019, among the Borrower, Holdings and Wilmington Trust, National Association, as trustee.

“Senior Secured Notes Offering Memorandum” means the Offering Memorandum dated July 22, 2019 relating to the offering of the Senior Secured Notes.

“Settlement” and “Settlement Date” have the meanings specified in Section 13.14(a)(i).

“Significant Subsidiary” means, at any date of determination, (a) any Restricted Subsidiary whose total assets (when combined with the assets of such Restricted Subsidiary’s Subsidiaries after eliminating intercompany obligations) at the last day of the Test Period most recently ended on or prior to such date of determination were equal to or greater than 10% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date, (b) any Restricted Subsidiary whose gross revenues (when combined with the gross revenues of such Restricted Subsidiary’s Subsidiaries after eliminating intercompany obligations) for such Test Period were equal to or greater than 10% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such Test Period, in each case determined in accordance with GAAP or (c) each other Restricted Subsidiary that, when such Restricted Subsidiary’s total assets or gross revenues (when combined with the total assets or gross revenues of such Restricted Subsidiary’s Subsidiaries after eliminating intercompany obligations) are aggregated with each other Restricted Subsidiary (when combined with the total assets or gross revenues of such Restricted Subsidiary’s Subsidiaries after eliminating intercompany obligations) that would constitute a “Significant Subsidiary” under clause (a) or (b) above.

“Sold Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA.”

“Solvent” or “Solvency” means, at the time of determination:

(a) each of the Fair Value and the Present Fair Saleable Value of the assets of a Person and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; and

(b) such Person and its Subsidiaries taken as whole do not have Unreasonably Small Capital; and

(c) such Person and its Subsidiaries taken as whole can pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

Defined terms used in the foregoing definition shall have the meanings set forth in the solvency certificate delivered on the Closing Date pursuant to Section 9.1(a)(v).

“Specified Conditions” means, at any time of determination, that (a) no Specified Event of Default (or in the case of a Permitted Acquisition, no Event of Default under any of Sections 10.1(a), (e), (f) or (g)) exists or would arise as a result of the applicable Specified Payment, (b) after giving Pro Forma Effect to such Specified Payment, the Fixed Charge Coverage Ratio as of the end of the most recently ended Test Period (regardless of whether a Covenant Trigger Period is then in effect) shall be greater than or equal to 1.0 to 1.0 calculated as if such Specified Payment (if applicable to such calculation) had been made as of the first day of such Test Period, (c) Specified Excess Availability after giving Pro Forma Effect to such Specified Payment as of the date of such Specified Payment and during the thirty (30) calendar days prior to such Specified Payment is in excess of the greater of (A) 15% of the Maximum Credit and (B) $45,000,000; provided, however, that the conditions set forth in the foregoing clauses (b) and (c) shall not be applicable if Specified Excess Availability after giving Pro Forma Effect to such Specified Payment as of the date of such Specified Payment and during the thirty (30) calendar days prior to such Specified Payment is in excess of the greater of (x) 20.0% of the Maximum Credit and (y) $60,000,000, and (d) the Borrower shall have delivered a certificate of a Responsible Officer, to the Agent stating that the conditions contained in the foregoing clauses (a), (b), and (c), as applicable, have been satisfied.

“Specified Event of Default” means the occurrence of and continuance of any Event of Default under (a) Section 10.1(b), solely to the extent resulting from a material inaccuracy of any Borrowing Base Certificate delivered under this Agreement, (b) any of Sections 10.1(a), (e), (f) or (g), (c) Section 10.1(c)(ii), (d) Section 10.1(c)(iii), (e) Section 10.1(c)(i) (solely as a result of a breach of Section 8.23) or (f) Section 10.1(d) (solely as a result of any payment default under the Senior Secured Notes Indenture or other agreement governing Material Indebtedness consisting of Debt for Borrowed Money).

“Specified Excess Availability” means, at any time, the sum of (a) Excess Availability at such time plus (b) 2.5% of Suppressed Availability at such time.

“Specified Payment” means (a) the aggregate amount of Permitted Acquisition Consideration relating to any Permitted Acquisition made by the Borrower or any Guarantor to acquire (i) any Restricted Subsidiary that does not become a Guarantor or merge, consolidate or amalgamate into the Borrower or a Guarantor or (ii) any assets that shall not, immediately after giving effect to such Permitted Acquisition, be owned by the Borrower or a Guarantor, (b) Distributions made pursuant to Section 8.10(j)(i), (c) Investments made pursuant to clause (ee) of the definition of “Permitted Investments,” (d) Debt incurred pursuant to Section 8.12(s), (e) payments in respect of Junior Debt made pursuant to Section 8.13(vi) and (f) prepayments or commitment reductions in respect of any FILO Tranche pursuant to Sections 4.1 or 4.4.

“Specified Purchase Agreement Representations” means the representations made by, or with respect to, the Target and its subsidiaries in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that The Borrower (or its Affiliates) have the right (taking into account any applicable cure provisions) to terminate its (or their) obligations under the Merger Agreement or decline to consummate the Initial Merger (in accordance with the terms thereof) as a result of a breach of such representations in the Merger Agreement.

“Specified Representations” means the representations and warranties of the Borrower and the Guarantors set forth in the first, second and third sentences of Section 7.1, the fourth sentence of Section 7.1 (with respect to the incurrence of the Loans, the provision of the Guarantees and the granting of Collateral Agent’s Liens conflicting with Charter Documents only), Section 7.2 (limited to the Security Documents required to be delivered on the Closing Date and the other requirements set forth in Section 9.1(a)(ii) and without giving effect to clause (b) of such Section 7.2), Sections 7.3(a) (with respect to Holdings and the Borrower only), Section 7.6, Section 7.16, Section 7.17, Section 7.18, Section 7.22(b), Section 7.23, Section 7.24(b) and Section 7.25.

“Specified Restructuring” means any restructuring or other strategic initiative (including cost saving initiative) of the Borrower or any of its Restricted Subsidiaries after the Closing Date and not in the ordinary course and described in reasonable detail in a certificate of a Responsible Officer delivered by the Borrower to the Agent.

“Specified Transaction” means, with respect to any period, any Investment, Disposition, incurrence of Debt, Refinancing of Debt, Distribution, Subsidiary designation, Revolving Credit Commitment Increase, creation of Extended Revolving Credit Commitments, Junior Debt Prepayment, or other event that by the terms of the Loan Documents requires compliance on a “Pro Forma Basis” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect” thereto.

“Specified Transaction Adjustments” has the meaning specified in Section 1.10(c).

“Stated Termination Date” means, (i) with respect to the Revolving Credit Commitments and Revolving Loans, the earlier of (x) July 31, 2024 and (y) if the Senior Secured Notes are outstanding on May 1, 2024, May 1, 2024 and (ii) with respect to any Extended Revolving Credit Facility, the maturity date set forth in the Extension Agreement related thereto.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) established by the Federal Reserve Board to which the Agent is subject with respect to the LIBOR Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board). Such reserve percentages shall include those imposed pursuant to such Regulation D of the Federal Reserve Board. LIBOR Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D of the Federal Reserve Board or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company, unlimited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Subordinated Debt” means any Debt subordinated in right of payment to, or required under the Loan Documents to be subordinated in right of payment to, any Debt under the Loan Documents, except any Debt that is subject to Lien subordination but not payment subordination.

“Subordinated Intercompany Note” means the Intercompany Subordinated Note, dated as of the Closing Date, substantially in the form of Exhibit I executed by Holdings, the Borrower and each Restricted Subsidiary of the Borrower.

“Subsequent Merger” has the meaning specified in the recitals to this Agreement.

“Subsidiary” of a Person means any corporation, association, partnership, limited liability company, unlimited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting stock or other Stock (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Borrower.

“Subsidiary Merger” has the meaning specified in the recitals to this Agreement.

“Successor Borrower” has the meaning specified in Section 8.9(a).

“Successor Holdings” has the meaning specified in Section 8.27(b).

“Supermajority Lenders” means, at any time, Revolving Credit Lenders having Revolving Credit Commitments representing at least 66⅔% of the aggregate Revolving Credit Commitments at such time; provided, however, that if any Revolving Credit Lender shall remain a Defaulting Lender, the term “Supermajority Lenders” means Revolving Credit Lenders having Commitments representing at least 66⅔% of the aggregate Revolving Credit Commitments at such time (excluding the Revolving Credit Commitment of any such Revolving Credit Lender that is a Defaulting Lender); provided further, however, that if the Revolving Credit Commitments have been terminated, the term “Supermajority Lenders” means Revolving Credit Lenders holding Revolving Loans (including Swingline Loans) representing at least 66⅔% of the aggregate principal amount of Revolving Loans (including Swingline Loans) outstanding at such time (excluding Revolving Loans of any such Revolving Credit Lender that is a Defaulting Lender).

“Supported QFC” has the meaning assigned to it in Section 14.22.

“Supporting Letter of Credit” has the meaning specified in Section 2.3(g).

“Suppressed Availability” means, as of any date of determination, the difference between (a) the amount of the Borrowing Base and (b) the aggregate Revolving Credit Commitments, in each case as of such date; provided that if the result of the foregoing is a negative number, then Suppressed Availability shall be equal to zero.

“Surviving Corporation” has the meaning specified in the recitals to this Agreement.

“Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Swingline Commitment” means the Commitment of the Swingline Lender to make loans pursuant to Section 2.4(f).

“Swingline Lender” means JPMorgan or any successor financial institution agreed to by the Agent, in its capacity as provider of Swingline Loans.

“Swingline Loan” and “Swingline Loans” have the meanings specified in Section 2.4(f).

“Swingline Sublimit” has the meaning specified in Section 2.4(f).

“Target” has the meaning specified in the recitals to this Agreement.

“Tax Group” has the meaning specified in Section 8.10(g)(i).

“Taxes” means all present or future taxes, levies, imposts, deductions, charges or withholdings and all liabilities (including interest, penalties and additions to tax) with respect thereto imposed by any Governmental Authority.

“Termination Date” means the earliest to occur of (a) the Stated Termination Date, (b) with respect to a particular Class of Commitments, the date the Commitments of such Class are terminated either by the Borrower pursuant to Section 4.4 or by the Required Lenders pursuant to Section 10.2, and (c) the date this Agreement is otherwise terminated for any reason whatsoever pursuant to the terms of this Agreement.

“Test Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Borrower ending on or prior to such date for which financial statements have been (or were required to have been) delivered pursuant to Section 6.2(a) or 6.2(b); provided that prior to the first date financial statements have been delivered pursuant to Section 6.2(a) or 6.2(b), the Test Period in effect shall be the period of four consecutive fiscal quarters of the Borrower ended June 30, 2019.

“Titled Goods” means vehicles and similar items that are (a) subject to certificate-of-title statutes or regulations under which a security interest in such items are perfected by an indication on the certificates of title of such items (in lieu of filing of financing statements under the UCC) or (b) evidenced by certificates of ownership or other registration certificates issued or required to be issued under the laws of any jurisdiction.

“Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Debt as of the last day of the Test Period most recently ended on or prior to the date of determination to (b) Consolidated EBITDA for such Test Period.

“Transaction Expenses” means any fees or expenses incurred or paid by the Permitted Holders, any Parent Entity, Holdings, the Borrower, any of their Subsidiaries or any of their Affiliates in connection with the Transactions, this Agreement and the other Loan Documents, the Senior Secured Notes Documents, the Merger Agreement and the transactions contemplated hereby and thereby.

“Transactions” means, collectively, (a) the funding of the Contribution Amount and the Offer (as defined in the Merger Agreement), (b) the PIPE Investments (as defined in the Merger Agreement), (c) the Mergers and the consummation of the other transactions contemplated by the Merger Agreement, (d) the entering into of the Loan Documents and funding of the Loans on the Closing Date and the consummation of the other transactions contemplated by this Agreement and the other Loan Documents, (e) the entering into of the Senior Secured Notes Documents and the issuance of the Senior Secured Notes in sales pursuant to Rule 144A and Regulation S under the Securities Act, (f) the Existing Debt Refinancing (including any tender offer and consent solicitation conducted in connection therewith), (g) the consummation of any other transactions in connection with the foregoing (including all or any of those contemplated by the recitals to this Agreement) and (h) the payment of the Merger Consideration and the Transaction Expenses.

“Type” means any type of a Loan determined with respect to the interest option applicable thereto, which shall be a LIBOR Loan or a Base Rate Loan.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 5.1(f)(ii)(C).

“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the issue of perfection of security interests.

“Unfinanced Capital Expenditures” means, with respect to any Person and for any period, Net Capital Expenditures made by such Person during such period that are not Financed Capital Expenditures.

“United States” and “U.S.” mean the United States of America.

“Unpaid Drawing” has the meaning specified in Section 2.3(e).

“Unrestricted Subsidiary” means (i) each Subsidiary of the Borrower listed on Schedule 1.4, (ii) any Subsidiary of the Borrower designated by the Board of Directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 8.26 subsequent to the Closing Date and (iii) any Subsidiary of an Unrestricted Subsidiary.

“Unused Letter of Credit Subfacility” means an amount equal to the Letter of Credit Subfacility minus the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit plus, without duplication, (b) the aggregate Unpaid Drawings obligations with respect to a Letters of Credit.

“Unused Line Fee” has the meaning specified in Section 3.5.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 14.22.

“Utilization Rate” means, with respect to the usage of any type of rental equipment, the total number of days such rental equipment was rented during the period divided by the total number of days such rental equipment could have been rented during the same period, assuming that each piece of equipment could have been rented every day in the period.

“Value” means, with reference to the value of Eligible Parts Inventory, value determined on the basis of the Cost of such Eligible Parts Inventory, with the Cost thereof calculated on a first-in, first-out basis, determined in accordance with GAAP.

“Voting Stock” means, with respect to any Person, shares of such Person’s Stock having the right to vote for the election of members of the Board of Directors of such Person under ordinary circumstances.

“Weighted Average Life to Maturity” means, when applied to any Debt at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Debt.

“Wells Fargo” means Wells Fargo Bank, National Association and its successors.

“Wholly Owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Stock of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withholding Agent” means any Obligor, any Agent and, in the case of any U.S. federal withholding Tax, any other withholding agent, if applicable.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Historical Financial Statements, except as otherwise specifically prescribed herein; provided, however, that if the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction or Specified Restructuring occurs, the Fixed Charge Coverage Ratio, the Total Leverage Ratio and the Senior Secured Leverage Ratio shall be calculated with respect to such period and such Specified Transaction or Specified Restructuring on a Pro Forma Basis.

(c) Where reference is made to “the Borrower and its Restricted Subsidiaries, on a consolidated basis” or similar language, such consolidation shall not include any Subsidiaries of the Borrower other than Restricted Subsidiaries.

(d) Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under the Financial Accounting Standards Board’s Accounting Standards Codification No. 825—Financial Instruments, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Debt of Holdings, the Borrower or any Subsidiary at “fair value” as defined therein and (ii) all leases and obligations under any leases of any Person that are or would be characterized as operating leases and/or operating lease obligations in accordance with GAAP on as in effect on December 31, 2018 (whether or not such operating leases and/or operating lease obligations were in effect on such date) shall continue to be accounted for as operating leases and/or operating lease obligations (and not as Capital Leases and/or Capital Lease Obligations) for purposes of this Agreement regardless of any change in GAAP following the date that would otherwise require such obligations to be recharacterized as Capital Leases and/or Capital Lease Obligations.

(e) For the avoidance of doubt, notwithstanding any classification under GAAP of any Person or business in respect of which a definitive agreement for the Disposition thereof has been entered into as discontinued operations, the Net Income of such Person or business shall not be excluded from the calculation of Net Income until such Disposition shall have been consummated.

1.3 Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and Subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c) The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(i) The term “including” is not limiting and means “including without limitation.”

(ii) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(iii) The word “or” is not exclusive.

(iv) Any reference to any Person shall be constructed to include such Person’s successors or assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof.

(v) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(vi) The word “will” shall be construed to have the same meaning as the word “shall.”

(vii) The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(d) Unless otherwise expressly provided herein, (a) references to Organization Documents, Charter Documents, agreements (including the Loan Documents) and other contractual obligations shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by this Agreement; and (b) references to any applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such applicable Law.

(e) The captions and headings of this Agreement and other Loan Documents are for convenience of reference only and shall not affect the interpretation of this Agreement.

(f) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

1.4 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “LIBOR Loan”) or by Class and Type (e.g., a “Revolving LIBOR Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “LIBOR Borrowing”) or by Class and Type (e.g., a “Revolving LIBOR Borrowing”).

1.5 Effectuation of Transactions. All references herein to the Target, Holdings, the Borrower and their respective Subsidiaries shall be deemed to be references to such Persons, and all the representations and warranties of the Target, Holdings, Borrower and the other Obligors contained in this Agreement and the other Loan Documents shall be deemed made, in each case, after giving effect to the Mergers and the other Transactions to occur on the Closing Date, unless the context otherwise requires. The parties hereto agree that the Mergers and the incurrence of the Obligations will occur substantially concurrently on the Closing Date. For the avoidance of doubt, the parties hereto agree that the Target and its Subsidiaries shall have no rights or obligations hereunder until the consummation of the Mergers, and any representations and warranties thereby hereunder shall not become effective until such time.

1.6 Rounding. Any financial ratios required to be maintained or complied with by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.7 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City (daylight or standard, as applicable).

1.8 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

1.9 Currency Equivalents Generally.

(a) For purposes of any determination under any provision of this Agreement requiring the use of a current exchange rate, all amounts incurred or proposed to be incurred in currencies other than Dollars shall be translated into Dollars at currency exchange rates then in effect on the date of such determination; provided, however, that (x) for purposes of determining compliance with respect to the amount of any Debt, Investment, Disposition, Distribution or payment of Junior Debt in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Debt or Investment is incurred or Disposition, Distribution of payment of Junior Debt is made, (y) for purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Debt, if such Debt is incurred to Refinance other Debt denominated in a foreign currency, and such Refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinanced Debt does not exceed the principal amount of such Debt being Refinanced, except by an amount equal to the accrued interest and premium thereon plus other amounts paid and fees and expenses incurred in connection with such Refinancing plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder and (z) for the avoidance of doubt, the foregoing provisions of this Section 1.9 shall otherwise apply to such Sections, including with respect to determining whether any Debt or Investment may be incurred or Disposition, Distribution or payment of Junior Debt may be made at any time under such Sections. For purposes of the Financial Covenant, amounts in currencies other than Dollars shall be translated into Dollars at the applicable exchange rates used in preparing the most recently delivered Section 6.2 Financials.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Agent may from time to time specify with the Borrower’s consent (such consent not to be unreasonably withheld) to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

1.10 Limited Condition Acquisitions.

(a) Notwithstanding anything in this Agreement or any Loan Document to the contrary, when (i) calculating any applicable ratio or compliance with the Specified Conditions, in connection with the incurrence of Debt, the creation of Liens, the making of any Disposition, the making of an Investment, the making of a Distribution, the designation of a Subsidiary as restricted or unrestricted, the repayment of Debt or for any other purpose, (ii) determining the accuracy of any representation or warranty, (iii) determining whether any Default or Event of Default has occurred, is continuing or would result from any action, (iv) determining compliance with the Specified Conditions or (v) determining compliance with any other condition precedent to any action or transaction, in each case of clauses (i) through (v) in connection with a Limited Condition Acquisition, the date of determination of such ratio, the accuracy of such representation or warranty (but taking into account any earlier date specified therein), whether any Default or Event of Default has occurred, is continuing or would result therefrom, or the satisfaction of any other condition precedent shall, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”). If on a Pro Forma Basis after giving effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Debt and the use of proceeds thereof) such ratios, representations and warranties, absence of defaults, satisfaction of conditions precedent and other provisions are calculated as if such Limited Condition Acquisition or other transactions had occurred at the beginning of the most recent Test Period ending prior to the LCA Test Date for which financial statements are available, the Borrower could have taken such action on the relevant LCA Test Date in compliance with the applicable ratios or other provisions, such provisions shall be deemed to have been complied with, unless an Event of Default under Section 10.1(a), (e), (f) or (g) shall be continuing on the date such Limited Condition Acquisition is consummated. For the avoidance of doubt, (i) if any of such ratios, representations and warranties, absence of defaults, satisfaction of conditions precedent, compliance with the Specified Conditions or other provisions are exceeded or breached as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA), a change in facts and circumstances or other provisions at or prior to the consummation of the relevant Limited Condition Acquisition, such ratios, representations and warranties, absence of defaults, satisfaction of conditions precedent, compliance with Specified Conditions and other provisions will not be deemed to have been exceeded, breached, or otherwise failed as a result of such fluctuations or changed circumstances solely for purposes of determining whether the Limited Condition Acquisition and any related transactions is permitted hereunder and (ii) such ratios, compliance with Specified Conditions and compliance with such conditions shall not be tested at the time of consummation of such Limited Condition Acquisition or related Specified Transactions. If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio, the Specified Conditions or basket availability with respect to any other Specified Transaction or otherwise on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio, the Specified Conditions or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated. For purposes of any calculation pursuant to this clause (f) of the Fixed Charge Coverage Ratio, Fixed Charges may be calculated using an assumed interest rate for the Debt to be incurred in connection with such Limited Condition Acquisition based on the indicative interest margin contained in any financing commitment documentation with respect to such Debt or, if no such indicative interest margin exists, as reasonably determined by the Borrower in good faith.

(b) For purposes of determining the maturity date of any Debt, customary bridge loans that are subject to customary conditions (including no payment or bankruptcy event of default) that would either automatically be extended as, converted into or required to be exchanged for permanent refinancing shall be deemed to have the maturity date as so extended, converted or exchanged.

1.11 Interest Rates; LIBOR Notification. The interest rate on LIBOR Loans is determined by reference to the LIBOR Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on LIBOR Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 5.5(b) of this Agreement, such Section 5.5(b) provides a mechanism for determining an alternative rate of interest. The Agent will notify the Borrower, pursuant to Section 5.5, in advance of any change to the reference rate upon which the interest rate on LIBOR Loans is based. However, the Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBOR Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 5.5(b), will be similar to, or produce the same value or economic equivalence of, the LIBOR Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

ARTICLE II

LOANS AND LETTERS OF CREDIT

2.1 Credit Facilities. Subject to all of the terms and conditions of this Agreement, (i) the Lenders holding the Revolving Credit Commitment agree to make revolving loans (the “Revolving Loans”) to the Borrower on the Closing Date and at any time and from time to time prior to the Termination Date for such Class, in an aggregate principal amount outstanding under this subclause (i) not in excess of the Maximum Revolver Amount, (ii) the Swingline Lender agrees to extend credit to the Borrower, at any time and from time to time prior to the Termination Date, in the form of Swingline Loans, in an aggregate principal amount at any time outstanding not in excess of the Swingline Sublimit, and (iii) the Letter of Credit Issuers agree to issue Letters of Credit on behalf of the Borrower, in an aggregate face amount at any time outstanding not in excess of the Letter of Credit Subfacility. The proceeds of the Revolving Loans and the Swingline Loans are to be used solely to pay a portion of the Merger Consideration, the Existing Debt Refinancing and the Transaction Expenses and to finance ongoing working capital needs (including, without limitation, purchases of Fleet Inventory and Parts Inventory) and for other general corporate purposes (including Permitted Acquisitions and other Permitted Investments, Permitted Distributions and the repayment or prepayment of Debt, in each case to the extent not prohibited pursuant to the terms hereof) of the Borrower and its Restricted Subsidiaries; provided that notwithstanding the foregoing, the Initial Revolving Credit Borrowing Amount shall not exceed $175,000,000. Each Loan made pursuant to this Agreement shall be made in Dollars.

2.2 Revolving Loans. Subject to all of the terms and conditions of this Agreement, each Lender holding a Revolving Credit Commitment severally, but not jointly or jointly and severally, agrees, upon the Borrower’s request from time to time on any Business Day during the period from the Closing Date to the Termination Date, to make Revolving Loans in Dollars to the Borrower in amounts not to exceed such Lender’s Pro Rata Share of then-current Availability. The Revolving Credit Lenders, however, in their unanimous discretion, may elect to make Revolving Loans or issue or arrange to have issued Letters of Credit in excess of the Borrowing Base on one or more occasions, but if they do so, neither the Agent nor the Lenders shall be deemed thereby to have changed the limits of the Borrowing Base or to be obligated to exceed such limits on any other occasion. If any such Borrowing of Revolving Loans would exceed Availability, the Revolving Credit Lenders may refuse to make or may otherwise restrict the making of Revolving Loans as the Revolving Credit Lenders determine until such excess has been eliminated, subject to the Agent’s authority, in its sole discretion, to make Agent Advances pursuant to the terms of Section 2.4(g).

2.3 Letters of Credit.

(a) Agreement to Issue. Subject to all of the terms and conditions of this Agreement, the Letter of Credit Issuers agree to issue for the account of the Borrower or any Restricted Subsidiary of the Borrower one or more commercial/documentary and/or standby letters of credit denominated in Dollars (each, a “Letter of Credit” and, collectively, the “Letters of Credit”) and to amend, renew or extend Letters of Credit previously issued by such Letter of Credit Issuer (unless otherwise provided below); provided that the Borrower shall be a co-applicant, and be jointly and severally liable, with respect to any Letter of Credit issued for the account of a Restricted Subsidiary.

(b) Amounts; Outside Expiration Date. The Letter of Credit Issuers shall not have any obligation to issue any Letter of Credit at any time if (i) the maximum aggregate amount of the requested Letter of Credit for the term of such Letter of Credit (including any increases in amount referenced therein) is greater than the Unused Letter of Credit Subfacility at such time or the Letter of Credit Commitment of such Letter of Credit Issuer at such time; (ii) the maximum undrawn amount of the requested Letter of Credit would exceed the then-current Availability; or (iii) such Letter of Credit has an expiration date later than 12 months after the date of issuance, in the case of standby letters of credit (subject to customary evergreen or automatic renewal provisions reasonably acceptable to such Letter of Credit Issuer); provided that in no event shall any Letter of Credit have an expiration date later than the date that is seven (7) Business Days prior to the Stated Termination Date with respect to the Revolving Credit Commitments. With respect to any Letter of Credit which contains any “evergreen” or automatic renewal or extension provision, if such Letter of Credit permits the applicable Letter of Credit Issuer to prevent any extension by giving notice to the beneficiary thereof no later than a date (the “Non-Extension Notice Date”), once any such Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized such Letter of Credit Issuer to permit extensions of such Letter of Credit to an expiry date not later than the date that is seven (7) Business Days prior to the Stated Termination Date with respect to the Revolving Credit Commitments, unless the Agent shall have received written notice from the Required Lenders declining to consent to any such extension at least thirty (30) days prior to the Non-Extension Notice Date; provided that no Revolving Credit Lender may decline to consent to any such extension if all of the requirements of this Section 2.3 are met and no Default or Event of Default has occurred and is continuing.

(c) Other Conditions. In addition to the conditions precedent contained in Article IX, the obligation of the Letter of Credit Issuers to issue any applicable Letter of Credit is subject to the following conditions precedent having been satisfied:

(i) the Borrower shall have delivered to the applicable Letter of Credit Issuer, at least three (3) Business Days (or such shorter period as the applicable Letter of Credit Issuer may agree) in advance of the proposed date of issuance of any Letter of Credit, an application in form and substance reasonably satisfactory to such Letter of Credit Issuer for the issuance of the Letter of Credit and such other documents as may be reasonably required pursuant to the terms thereof, and the form of the proposed Letter of Credit shall be reasonably satisfactory to the applicable Letter of Credit Issuer; and

(ii) as of the date of issuance, no order of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain the applicable Letter of Credit Issuer from issuing letters of credit of the type and in the amount of the proposed Letter of Credit, and no Law applicable to the applicable Letter of Credit Issuer and no request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over such Letter of Credit Issuer shall prohibit, or request that the proposed Letter of Credit Issuer refrain from, the issuance of letters of credit generally or the issuance of such Letters of Credit.

(d) Issuance of Letters of Credit.

(i) Request for Issuance. The Borrower shall notify the Agent and the applicable Letter of Credit Issuer of a requested Letter of Credit at least three (3) Business Days (or such shorter period as the applicable Letter of Credit Issuer may agree) prior to the proposed issuance date. Such notice shall specify the original face amount of the Letter of Credit requested, the Business Day of issuance of such requested Letter of Credit, whether such Letter of Credit may be drawn in a single or in partial draws, the Business Day on which the requested Letter of Credit is to expire, the purpose for which such Letter of Credit is to be issued, and the beneficiary of the requested Letter of Credit. The Borrower shall attach to such notice the proposed draw conditions to be included in the form of the Letter of Credit.

(ii) Responsibilities of the Agent; Issuance. As of the Business Day immediately preceding the requested issuance date of each Letter of Credit, the Agent shall determine the amount of the Unused Letter of Credit Subfacility and the then-current Availability as of such date. If (A) the aggregate amount of the requested Letter of Credit for the term of such Letter of Credit (including any increases in amount referenced therein) is less than the Unused Letter of Credit Subfacility and (B) the amount of such requested Letter of Credit would not exceed the then-current Availability, the Agent shall inform the applicable Letter of Credit Issuer that it may issue the requested Letter of Credit on the requested issuance date so long as the other conditions to such issuance set forth in this Agreement are met.

(iii) No Extensions or Amendment. Except in the case of Letters of Credit subject to evergreen or automatic renewal provisions, no Letter of Credit Issuer shall be required to extend, renew or amend any Letter of Credit issued pursuant hereto unless the requirements of this Section 2.3 are met as though a new Letter of Credit were being requested and issued.

(e) Payments Pursuant to Letters of Credit. The Borrower hereby agrees to reimburse the applicable Letter of Credit Issuer in Dollars with respect to any drawing or disbursement by such Letter of Credit Issuer under any Letter of Credit, by making payment, whether with its own funds, with the proceeds of Revolving Loans or any other source, to the Agent for the account of the applicable Letter of Credit Issuer in immediately available funds, (with respect to each such amount so paid under a Letter of Credit until reimbursed, an “Unpaid Drawing”) (i) within one Business Day of the date of such drawing or disbursement if the applicable Letter of Credit Issuer provides notice to the Borrower of such drawing or disbursement prior to 2:00 p.m. (New York City time) on such prior Business Day after the date of such drawing or disbursement or (ii) if such notice is received after such time, on the next Business Day following the date of receipt of such notice (such required date for reimbursement under clause (i) or (ii), as applicable (the “Required Reimbursement Date”), with interest on the amount so paid or disbursed by such applicable Letter of Credit Issuer, from and including the date of such drawing or disbursement to but excluding the Required Reimbursement Date, at the per annum rate for each day equal to the applicable rate described in Section 3.1(a)(i); provided that, notwithstanding anything contained in this Agreement to the contrary, with respect to any Letter of Credit, unless the Borrower shall have notified the Agent and the applicable Letter of Credit Issuer prior to 2:00 p.m. (New York City time) on the Required Reimbursement Date that the Borrower intends to reimburse such Letter of Credit Issuer for the amount of such drawing or disbursement with funds other than the proceeds of Revolving Loans, each drawing under any Letter of Credit shall constitute a request by the Borrower to the Agent for a Borrowing of a Base Rate Loan in the amount of such drawing and, to the extent such Base Rate Loan is made, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Base Rate Loan.

(f) Indemnification; Exoneration; Power of Attorney.

(i) Indemnification. In addition to amounts payable as elsewhere provided in this Section 2.3, the Borrower agrees to protect, indemnify, pay and save the applicable Letter of Credit Issuer harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable Attorney Costs) which such Letter of Credit Issuer may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, except that the foregoing indemnity shall not apply to such Letter of Credit Issuer to the extent of (i) acts or omissions arising out of gross negligence, bad faith or willful misconduct of such Letter of Credit Issuer (as determined by a court of competent jurisdiction in a final and non-appealable decision); or (ii) any claim made in respect of Taxes (other than Taxes incurred as damages in respect of a non-Tax claim). The Borrower’s obligations under this Section shall survive payment of all other Obligations and termination of this Agreement.

(ii) Assumption of Risk by the Borrower. As among the Borrower, the Revolving Credit Lenders, the applicable Letter of Credit Issuer and the Agent, the Borrower assumes all risks of the acts and omissions of, or misuse of any of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Lenders, the applicable Letter of Credit Issuer and the Agent shall not be responsible for (except in the case of any such Person (but not with respect to any other Person), to the extent arising out of the gross negligence, bad faith or willful misconduct of such Person (as determined by a court of competent jurisdiction in a final and non-appealable decision) in connection with any of the following): (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any Person in connection with the application for and issuance of and presentation of drafts with respect to any of the Letters of Credit, even if it should prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (C) the failure of the beneficiary of any Letter of Credit to comply duly with conditions set forth in any separate agreement with the Borrower that are required in order to draw upon such Letter of Credit; (D) errors, omissions, interruptions, or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (G) the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; (H) any consequences arising from causes beyond the control of the Revolving Credit Lenders, the applicable Letter of Credit Issuer or the Agent, including any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority; or (I) the applicable Letter of Credit Issuer’s honor of a draw for which the draw or any certificate fails to comply in any material respect with the terms of the Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at Law or under any other agreement. None of the foregoing shall affect, impair or prevent the vesting of any rights or powers of the Agent or any Revolving Credit Lender under this Section 2.3(f).

(iii) Exoneration. Without limiting the foregoing, no action or omission whatsoever by the Agent, a Letter of Credit Issuer or any Revolving Credit Lender shall result in any liability of the Agent, such Letter of Credit Issuer or any Revolving Credit Lender to the Borrower (except as provided in the immediately succeeding clause (iv)), or relieve the Borrower of any of its obligations hereunder to any such Person.

(iv) Rights Against Letter of Credit Issuer. Nothing contained in this Agreement is intended to limit the Borrower’s rights or claims, if any, under Law or otherwise, against any Letter of Credit Issuer which arise as a result of the letter of credit application and related documents executed by such Letter of Credit Issuer or which arise as a result of such Letter of Credit Issuer’s willful misconduct, gross negligence or bad faith (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(v) Account Party. The Borrower hereby authorizes and directs any Letter of Credit Issuer to name the Borrower as the “Account Party” in the Letters of Credit and to deliver to the Agent all instruments, documents and other writings and property received by the applicable Letter of Credit Issuer pursuant to the Letters of Credit, and to accept and rely upon the Agent’s instructions and agreements with respect to all matters arising in connection with the Letters of Credit or the applications therefor.

(g) Supporting Letter of Credit. If, notwithstanding the provisions of Section 2.3(b) and Section 11.1, any Letter of Credit is outstanding upon the termination of this Agreement, then upon such termination the Borrower shall (i) deposit with the Agent, for the ratable benefit of the Agent, the applicable Letter of Credit Issuer and the Revolving Credit Lenders, with respect to each Letter of Credit then outstanding, a standby letter of credit (a “Supporting Letter of Credit”) in form and substance reasonably satisfactory to the Agent, issued by an issuer reasonably satisfactory to the Agent, in an amount equal to 103% (or such lesser amount as the Agent and such Letter of Credit Issuer shall agree but not less than 100%) of the sum of the greatest amount for which such Letter of Credit may be drawn plus any fees and expenses then due and owing with such Letter of Credit, under which Supporting Letter of Credit the Agent is entitled to draw amounts necessary to reimburse the Agent, such Letter of Credit Issuer and the Revolving Credit Lenders for payments to be made by the Agent, such Letter of Credit Issuer and such Revolving Credit Lenders under such Letter of Credit and any fees and expenses then due and owing or to become due and owing with such Letter of Credit, or (ii) cash collateralize each Letter of Credit then outstanding, in an amount equal to 103% (or such lesser amount as the Agent and such Letter of Credit Issuer shall agree) of the sum of the greatest amount for which such Letter of Credit may be drawn plus any fees and expenses then due and owing with such Letter of Credit, in a manner reasonably satisfactory to the Agent. Such Supporting Letter of Credit or cash collateral shall be held by the Agent, for the ratable benefit of the Agent, the applicable Letter of Credit Issuer and the Revolving Credit Lenders, as security for, and to provide for the payment of, the aggregate undrawn amount of such Letters of Credit remaining outstanding.

(h) Addition of a Letter of Credit Issuer. A Lender (or any of its Subsidiaries or affiliates) may become an additional Letter of Credit Issuer hereunder pursuant to a written agreement among the Borrower, the Agent and such Lender. The Agent shall notify the Revolving Credit Lenders of any such additional Letter of Credit Issuer.

2.4 Loan Administration.

(a) Procedure for Borrowing. (i) Each Borrowing by the Borrower shall be made upon the Borrower’s written notice delivered to the Agent in the form of a notice of borrowing substantially in the form of Exhibit B (“Notice of Borrowing”), which must be received by the Agent prior to (x) 12:00 noon (New York City time) three (3) Business Days prior to the requested Funding Date, in the case of LIBOR Loans, (y), 10:00 a.m. (New York City time) on the requested Funding Date, in the case of Base Rate Loans and (z) 2:00 p.m. (New York City time) on the Funding Date, in the case of Swingline Loans, specifying:

(A) whether such Borrowing is to be a LIBOR Borrowing or a Base Rate Borrowing (and if not specified, it shall be deemed a request for a Base Rate Borrowing);

(B) the amount of the Borrowing, which (x) in the case of a LIBOR Loan, must equal or exceed $1,000,000 (and increments of $1,000,000 in excess of such amount) and (y) in the case of a Base Rate Loan, must equal or exceed $1,000,000 (and increments of $1,000,000 in excess of such amount);

(C) the requested Funding Date, which must be a Business Day; and

(D) in the case of a request for LIBOR Loans, the duration of the initial Interest Period to be applicable thereto (and if not specified, it shall be deemed a request for an Interest Period of one month).

(ii) At the election of the Agent or the Required Lenders, the Borrower shall have no right to request a LIBOR Loan while an Event of Default has occurred and is continuing.

(b) Reliance upon Authority. On or prior to the Closing Date, the Borrower shall deliver to the Agent a notice setting forth the account of the Borrower (such account, together with any replacement account, the “Designated Account”) to which the Agent is authorized to transfer the proceeds of the Loans requested hereunder unless otherwise directed in writing by the Borrower. The Borrower may designate a replacement account from time to time by written notice to the Agent. The Agent is entitled to rely conclusively on any Person’s request for Revolving Loans on behalf of the Borrower, so long as the proceeds thereof are to be transferred to the Designated Account or to another account designated by the Borrower in writing. The Agent has no duty to verify the identity of any individual representing himself or herself as a person authorized by the Borrower to make such requests on its behalf.

(c) No Liability. The Agent shall not incur any liability to the Borrower as a result of acting upon any notice referred to in Section 2.4(a) or (b), which the Agent believes in good faith to have been given by an officer or other person duly authorized by the Borrower to request Loans on its behalf. The crediting of Loans to the Designated Account conclusively establishes the obligation of the Borrower to repay such Loans as provided herein.

(d) Borrower’s Election. Promptly after receipt of a Notice of Borrowing for a Revolving Base Rate Loan, the Borrower shall elect to have the terms of Section 2.4(e) or the terms of Section 2.4(f) apply to such requested Borrowing. If the condition in Section 2.4(f)(i)(C) is not satisfied, the terms of Section 2.4(e) shall apply to the requested Borrowing.

(e) Making of Revolving Loans.

(i) If the Borrower elects to have the terms of this Section 2.4(e) apply to a requested Revolving Credit Borrowing of a Base Rate Loan or if the Agent receives a Notice of Borrowing for a LIBOR Loan, then, promptly after receipt of the Notice of Borrowing with respect to such Revolving Base Rate Loan or Revolving LIBOR Loan, the Agent shall notify the applicable Revolving Credit Lenders by telecopy, telephone or e-mail of the requested Borrowing. Each applicable Revolving Credit Lender shall transfer its Pro Rata Share of the requested Borrowing to the Agent in immediately available funds, to the account from time to time designated by the Agent, not later than 12:00 noon (New York City time) on the applicable Funding Date; provided that on the Closing Date, such funds may be made available at such earlier time as may be agreed among the relevant Lenders, the Borrower and the Agent for the purpose of consummating the Transactions. The Agent shall make the aggregate of such amounts available to the Borrower on the applicable Funding Date by transferring same day funds to the account(s) designated by the Borrower; provided, however, that the amount of Revolving Loans so made on any date shall not exceed the then-current Availability on such date.

(ii) Unless the Agent shall have received notice from a Lender prior to the proposed date of any requested Revolving Credit Borrowing that such Lender will not make available to the Agent such Lender’s share of such Revolving Credit Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with paragraph (i) of this clause (e) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Revolving Credit Borrowing available to the Agent, then the applicable Lender and the Borrower each severally agree to pay to the Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of the Borrower, the interest rate applicable to Base Rate Loans. If such Lender pays such amount to the Agent, then such amount shall constitute such Lender’s Loan included in such Revolving Credit Borrowing, provided, that any interest received from the Borrower by the Agent during the period beginning when Agent funded the Revolving Credit Borrowing until such Lender pays such amount shall be solely for the account of the Agent.

(f) Making of Swingline Loans. (i) If the Borrower elects to have the terms of this Section 2.4(f) apply to a requested Revolving Credit Borrowing of a Base Rate Loan, the Swingline Lender shall make a Revolving Loan in the amount of that Borrowing available to the Borrower on the applicable Funding Date by transferring same day funds to the Designated Account or such other account(s) as may be designated by the Borrower in writing. Each Revolving Loan made solely by the Swingline Lender pursuant to this Section 2.4(f) is herein referred to as a “Swingline Loan,” and such Revolving Loans are collectively referred to as the “Swingline Loans.” Each Swingline Loan shall be subject to all the terms and conditions applicable to other Revolving Loans except that all payments thereon (including interest) shall be payable to the Swingline Lender solely for its own account. The Agent shall not request the Swingline Lender to make any Swingline Loan if (A) the Agent has received written notice from any Lender that one or more of the applicable conditions precedent set forth in Article IX will not be satisfied on the requested Funding Date for the applicable Borrowing, (B) the requested Borrowing would exceed then-current Availability on that Funding Date (as reasonably determined by the Agent), or (C) such Swingline Loan would cause the aggregate outstanding principal balance of all Swingline Loans to exceed $35,000,000 (the “Swingline Sublimit”).

(ii) The Swingline Loans shall be secured by the Collateral Agent’s Liens in and to the Collateral and shall constitute Base Rate Loans and Obligations hereunder.

(g) Agent Advances. (i) Subject to the limitations set forth below, the Agent is authorized by the Borrower and the Revolving Credit Lenders, from time to time in the Agent’s sole discretion, upon notice to the Revolving Credit Lenders, (A) after the occurrence of a Default or an Event of Default, or (B) at any time that any of the other conditions precedent set forth in Article IX have not been satisfied, to make Base Rate Loans to the Borrower on behalf of the Revolving Credit Lenders in an aggregate principal amount outstanding at any time not to exceed 10% of the Borrowing Base (provided that the making of any such Loan does not cause the Aggregate Revolver Outstandings to exceed the Maximum Revolver Amount) which the Agent, in its good faith judgment, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, (2) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations (including through Base Rate Loans for the purpose of enabling the Borrower and its Subsidiaries to meet their payroll and associated Tax obligations), and/or (3) to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement, including costs, fees and expenses as described in Section 14.7 (any of such advances are herein referred to as “Agent Advances”); provided, that the Required Lenders may at any time revoke the Agent’s authorization to make Agent Advances. Any such revocation must be in writing and shall become effective prospectively upon the Agent’s receipt thereof.

(ii) The Agent Advances shall be secured by the Collateral Agent’s Liens in and to the Collateral and shall constitute Base Rate Loans and Obligations hereunder.

(h) Notice Irrevocable. Other than any Notice of Borrowing for a Base Rate Loan made on or prior to the Closing Date, any Notice of Borrowing made pursuant to Section 2.4(a) shall be irrevocable. The Borrower shall be bound to borrow the funds requested therein in accordance therewith.

2.5 Reserves. The Agent and/or any Co-Collateral Agent may establish Reserves or change (including by decreasing the amount of) any of the Reserves, in the exercise of its Reasonable Credit Judgment; provided that such Reserves shall not be established or changed except upon not less than five (5) Business Days’ notice to the Borrower (unless an Event of Default exists in which event such notice (which may be oral) may be given at any time prior to the establishment or change and shall not be subject to the five (5) Business Day notice requirement); provided, further, that no such prior notice shall be required for any changes to any Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserves in accordance with the methodology of calculation previously utilized; provided, further, that during such five (5) Business Day period, the Borrower shall not be entitled to request any Borrowing of Revolving Loans or issuance of any Letter of Credit if such Borrowing or issuance would exceed then-current Availability calculated after giving pro forma effect to such Reserve. The Agent and/or any Co-Collateral Agent will be available during such period to discuss any such proposed Reserve or change with the Borrower and without limiting the right of the Agent and/or any Co-Collateral Agent to establish or change such Reserves in the Agent’s and/or any Co-Collateral Agent’s Reasonable Credit Judgment, the Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Reserve no longer exists, in a manner and to the extent reasonably satisfactory to the Agent and/or any Co-Collateral Agent. The amount of any Reserve established by the Agent and/or any Co-Collateral Agent pursuant to the first sentence of this Section 2.5 shall have a reasonable relationship as determined by the Agent and/or any Co-Collateral Agent in its Reasonable Credit Judgment to the event, condition or other matter that is the basis for the Reserve. In the event that the Agent and/or any Co-Collateral Agent have determined to establish or change a Reserve pursuant to the first sentence of this Section 2.5 and the Reserve amount to be so established or as modified is inconsistent with the Reserve amount determined by the Agent or any other Co-Collateral Agent, as applicable, then the greater Reserve amount so determined shall apply. Notwithstanding anything herein to the contrary, a Reserve shall not be established to the extent that such Reserve would be duplicative of any specific item excluded as ineligible in the definitions of Eligible Account, Eligible Inventory, Eligible Fleet Inventory, Eligible Leased Parts Inventory or the Eligible New Parts Inventory or of any then-existing Reserve, reserves or criteria deducted in computing Cost, market value or Value or the Net Orderly Liquidation Value of any of the foregoing. The establishment of any Reserve with respect to any obligation, charge, liability, debt or otherwise shall in no event grant any rights or be deemed to have granted any rights in such reserved amount to the holder of such obligation, charge, liability or debt or any other Person (except as explicitly set forth hereunder), but shall solely be viewed as amounts reserved to protect the interests of the Secured Parties hereunder and under the other Loan Documents.

2.6 Incremental Credit Extension.

(a) The Borrower may at any time or from time to time after the Closing Date, by written notice delivered to the Agent, request one or more increases in the amount under any Class of Revolving Credit Commitments or with respect to a FILO Tranche, a new Class of Revolving Credit Commitments or a term loan (each such increase, a “Revolving Credit Commitment Increase”).

(b) Each Revolving Credit Commitment Increase shall be in an aggregate principal amount that is not less than $2,500,000 (provided that such amount may be less than $2,500,000 if such amount represents all remaining availability under the limit set forth below) (and in minimum increments of $1,000,000 in excess thereof), and the aggregate amount of Revolving Credit Commitment Increases (after giving Pro Forma Effect thereto and the use of the proceeds thereof) incurred pursuant to this Section 2.6(b) shall not exceed the sum of (i) the greater of (A) $100,000,000 and (B) the excess of the Borrowing Base then in effect (but without giving effect to clause (v) of the definition thereof) over the aggregate Revolving Credit Commitments at such time plus (ii) the aggregate amount of any reductions to the Revolving Credit Commitments since the Closing Date (including pursuant to Section 5.8).

(c) (i) The Revolving Credit Commitment Increases shall be treated the same as the Revolving Credit Commitments except that (x) the maturity date thereof shall be no earlier than the Stated Termination Date with respect to the Revolving Credit Commitments and (y) the interest rate margins, rate floors and undrawn commitment fees on the Revolving Credit Commitment Increase and upfront or similar fees may be payable to the Increasing Lenders shall be as agreed by the Borrowers and each Increasing Lender.

(ii) The Revolving Credit Commitment Increases may be in the form of a separate “first-in, last-out” or “last-out” tranche (the “FILO Tranche”) with interest rate margins, rate floors, upfront fees, funding discounts, advance rates (so long as such advance rates, when combined with the aggregate advance rates set forth in the definition of “Borrowing Base”, do not exceed 100%), premiums, unused fees and original issue discounts, in each case reasonably satisfactory to the Agent (it being understood to the extent that any financial maintenance covenant is added for the benefit of any FILO Tranche, no consent shall be required from the Agent or any Lender to the extent that such financial maintenance covenant is also added for the benefit of the Revolving Credit Facility) and to be agreed upon (which, for the avoidance of doubt, shall not require any adjustment to the Applicable Margin of other Loans pursuant to clause (i) above) among the Borrower and the Lenders providing the FILO Tranche so long as (1) any loans and related obligations in respect of the FILO Tranche are not be guaranteed by any Person other than the Guarantors and shall rank equal (or, at the option of the Borrower, junior) in right of priority to the Collateral Agent’s Liens; (2) as between (x) the Revolving Credit Facility (other than the FILO Tranche) and (y) the FILO Tranche, all proceeds from the liquidation or other realization of the Collateral shall be applied, first to obligations owing under, or with respect to, the Revolving Credit Facility (other than the FILO Tranche) and second to the FILO Tranche; (3) no Borrower may prepay Loans under the FILO Tranche or terminate or reduce the commitments in respect thereof at any time that other Revolving Loans (including Swingline Loans) and/or Unpaid Drawings (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Agent) are outstanding unless the Specified Conditions are met; (4) the Required Lenders (calculated as including the FILO Tranche) shall, subject to the terms of the Intercreditor Agreement, control exercise of remedies in respect of the Collateral; and (5) no changes affecting the priority status of the Revolving Credit Facility (other than the FILO Tranche) vis-à-vis the FILO Tranche may be made without the consent of each of the Lenders under the Revolving Credit Facility (other than the FILO Tranche.

(d) Each notice from the Borrower pursuant to this Section 2.6 shall be given in writing and shall set forth the requested amount and proposed terms of the relevant Revolving Credit Commitment Increase. Revolving Credit Commitment Increases may be provided, subject to the prior written consent of the Borrower, by any existing Lender (it being understood that no existing Lender will have an obligation to make a portion of any Revolving Credit Commitment Increase) or by any other bank, financial institution, other institutional lender or other investor (any such other bank, financial institution or other investor being called an “Additional Lender” and together with any current Lender who agrees to provide a Revolving Credit Commitment Increase, an “Increasing Lender”); provided that the Agent, the Swingline Lender and each Letter of Credit Issuer shall have consented (in each case, not to be unreasonably withheld or delayed) to such Lender’s or Additional Lender’s providing such Revolving Credit Commitment Increase if such consent would be required under Section 12.2 for an assignment of Loans and/or Commitments to such Lender or Additional Lender.

(e) Commitments in respect of Revolving Credit Commitment Increase, including under a FILO Tranche shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Agreement”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Increasing Lender, and the Agent. The Incremental Agreement may, subject to Section 2.6(c), without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or advisable in the reasonable opinion of the Borrower and the Agent to effect the provisions of this Section 2.6. The effectiveness of any Incremental Agreement shall be subject to the satisfaction on the date thereof, (each, an “Incremental Facility Closing Date”) and the occurrence of any extension of credit thereunder shall be subject to the satisfaction of, the conditions set forth in Section 9.2(a)(i) and (ii) (subject to Section 1.10 hereof), and such other conditions as the parties thereto shall agree. The Borrower will use the proceeds of the loans under any Revolving Credit Commitment Increase for any purpose not prohibited by this Agreement.

(f) (i) The Borrower shall not be obligated to offer any existing Lender the opportunity to provide any Revolving Credit Commitment Increase.

(ii) If the Revolving Credit Commitment Increase is an increase to an existing Class of Revolving Credit Commitments, upon each increase in the Revolving Credit Commitments pursuant to this Section 2.6, other than in connection with a FILO Tranche, each Revolving Credit Lender with commitments under such Class of Revolving Credit Commitments immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Credit Commitment Increase (each, an “Incremental Revolving Credit Commitment Increase Lender”) in respect of such increase, and each such Incremental Revolving Credit Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (A) participations hereunder in Letters of Credit and (B) participations hereunder in Swingline Loans held by each Revolving Credit Lender (including each such Incremental Revolving Credit Commitment Increase Lender) will equal the percentage of the aggregate Revolving Credit Commitments represented by such Revolving Credit Lender’s Revolving Credit Commitment. If, on the date of such increase, other than in connection with a FILO Tranche, there are any Revolving Loans outstanding under such Class, such Revolving Loans shall on or prior to the effectiveness of such Revolving Credit Commitment Increase be prepaid from the proceeds of additional Revolving Loans made hereunder (reflecting such increase in Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Lender in accordance with Section 5.4. The Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence or pursuant to a FILO Tranche.

(g) This Section 2.6 shall supersede any provisions in Section 2.4(e) or 12.1 to the contrary. For the avoidance of doubt, any provisions of this Section 2.6 may be amended with the consent of the Required Lenders; provided no such amendment shall require any Lender to provide any Revolving Credit Commitment Increase without such Lender’s consent.

2.7 Extensions of Revolving Loans and Revolving Credit Commitments.

(a) The Borrower may at any time and from time to time request that all or a portion of the Revolving Credit Commitments of any Class and/or the Extended Revolving Credit Commitments of any Class (and, in each case, including any previously extended Revolving Credit Commitments), existing at the time of such request (each, an “Existing Revolving Credit Commitment” and any related revolving credit loans under any such facility, “Existing Revolving Loans”; each Existing Revolving Credit Commitment and related Existing Revolving Loans together being referred to as an “Existing Revolving Credit Class”) be converted or exchanged to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Existing Revolving Loans related to such Existing Revolving Credit Commitments (any such Existing Revolving Credit Commitments which have been so extended, “Extended Revolving Credit Commitments” and any related revolving credit loans, “Extended Revolving Loans”) and to provide for other terms consistent with this Section 2.7. Prior to entering into any Extension Agreement with respect to any Extended Revolving Credit Commitments, the Borrower shall provide written notice to the Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Class of Existing Revolving Credit Commitments, with such request offered equally to all Lenders of such Class) (an “Extension Request”) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established thereunder, which terms shall be similar to those applicable to the Existing Revolving Credit Commitments from which they are to be extended (the “Specified Existing Revolving Credit Commitment Class”) except that (w) all or any of the final maturity dates of such Extended Revolving Credit Commitments may be delayed to later dates than the final maturity dates of the Existing Revolving Credit Commitments of the Specified Existing Revolving Credit Commitment Class, (x)(A) the interest rates, interest margins, rate floors, upfront fees, funding discounts, original issue discounts and prepayment premiums with respect to the Extended Revolving Credit Commitments may be different than those for the Existing Revolving Credit Commitments of the Specified Existing Revolving Credit Commitment Class and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Revolving Credit Commitments in addition to or in lieu of any of the items contemplated by the preceding clause (A) and (y)(1) the undrawn revolving credit commitment fee rates with respect to the Extended Revolving Credit Commitments may be different than those for the Specified Existing Revolving Credit Commitment Class and (2) the Extension Agreement may provide for other covenants and terms that apply to any period after the Termination Date; provided that notwithstanding anything to the contrary in this Section 2.7, or otherwise, (I) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of the Extended Revolving Loans under any Extended Revolving Credit Commitments shall be made on a pro rata basis with any borrowings and repayments of the Existing Revolving Loans of the Specified Existing Revolving Credit Commitment Class (the mechanics for which may be implemented through the applicable Extension Agreement and may include technical changes related to the borrowing and repayment procedures of the Specified Existing Revolving Credit Commitment Class), (II) assignments and participations of Extended Revolving Credit Commitments and Extended Revolving Loans shall be governed by the assignment and participation provisions set forth in Section 12.2 and (III) subject to the applicable limitations set forth in Section 4.4(a) and (c), permanent repayments of Extended Revolving Loans (and corresponding permanent reduction in the related Extended Revolving Credit Commitments) shall be permitted as may be agreed between the Borrower and the Lenders thereof. No Lender shall have any obligation to agree to have any of its Loans or Revolving Credit Commitments of any Existing Revolving Credit Class converted or exchanged into Extended Revolving Loans or Extended Revolving Credit Commitments pursuant to any Extension Request. Any Extended Revolving Credit Commitments of any Extension Series shall constitute a separate Class of revolving credit commitments from Existing Revolving Credit Commitments of the Specified Existing Revolving Credit Commitment Class and from any other Existing Revolving Credit Commitments (together with any other Extended Revolving Credit Commitments so established on such date).

(b) The Borrower shall provide the applicable Extension Request to the Agent at least five (5) Business Days (or such shorter period as the Agent may determine in its sole discretion) prior to the date on which Lenders under the Existing Revolving Credit Class are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Agent, in each case acting reasonably, to accomplish the purpose of this Section 2.7. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Revolving Credit Commitments (or any earlier Extended Revolving Credit Commitments) of an Existing Revolving Credit Class subject to such Extension Request converted or exchanged into Extended Revolving Credit Commitments shall notify the Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Revolving Credit Commitments (and/or any earlier-extended Extended Revolving Credit Commitments) which it has elected to convert or exchange into Extended Revolving Credit Commitments (subject to any minimum denomination requirements imposed by the Agent). In the event that the aggregate amount of Revolving Credit Commitments (and any earlier-extended Extended Revolving Credit Commitments) subject to Extension Elections exceeds the amount of Extended Revolving Credit Commitments requested pursuant to the Extension Request, Revolving Credit Commitments, or earlier-extended Extended Revolving Credit Commitments, as applicable, subject to Extension Elections shall be converted to or exchanged to Extended Revolving Credit Commitments on a pro rata basis (subject to such rounding requirements as may be established by the Agent) based on the amount of Revolving Credit Commitments and earlier-extended Extended Revolving Credit Commitments included in each such Extension Election or as may be otherwise agreed to in the applicable Extension Agreement. Notwithstanding the conversion of any Existing Revolving Credit Commitment into an Extended Revolving Credit Commitment, unless expressly agreed by the holders of each affected Existing Revolving Credit Commitment of the Specified Existing Revolving Credit Commitment Class, such Extended Revolving Credit Commitment shall not be treated more favorably than all Existing Revolving Credit Commitments of the Specified Existing Revolving Credit Commitment Class for purposes of the obligations of a Revolving Credit Lender in respect of Swingline Loans under Section 2.4 and Letters of Credit under Section 2.3, except that the applicable Extension Agreement may provide that the maturity date for the Swingline Loans and/or the last day for issuing Letters of Credit may be extended and the related obligations to make Swingline Loans and issue Letters of Credit may be continued (pursuant to mechanics to be specified in the applicable Extension Agreement) so long as the applicable Swingline Lender and/or the applicable Letter of Credit Issuer have consented to such extensions (it being understood that no consent of any other Lender shall be required in connection with any such extension).

(c) Extended Revolving Credit Commitments shall be established pursuant to an amendment (an “Extension Agreement”) to this Agreement (which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.7(c) and notwithstanding anything to the contrary set forth in Section 12.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Revolving Credit Commitments established thereby) executed by the Obligors, the Agent and the Extending Lenders. In connection with any Extension Agreement, the Borrower shall deliver a customary opinion of counsel reasonably acceptable to the Agent as to the enforceability of such Extension Agreement, this Agreement as amended thereby, and such of the other Loan Documents (if any) as may be amended thereby (in the case of such other Loan Documents as contemplated by the immediately preceding sentence) and covering customary matters.

(d) Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Class of Existing Revolving Credit Commitments is converted or exchanged to extend the related scheduled maturity date(s) in accordance with Section 2.7(a) above (an “Extension Date”), in the case of the Existing Revolving Credit Commitments of each Extending Lender under any Specified Existing Revolving Credit Commitment Class, the aggregate principal amount of such Existing Revolving Credit Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Revolving Credit Commitments so converted or exchanged by such Lender on such date, and such Extended Revolving Credit Commitments shall be established as a separate Class of revolving credit commitments from the Specified Existing Revolving Credit Commitment Class and from any other Existing Revolving Credit Commitments (together with any other Extended Revolving Credit Commitments so established on such date) and (B) if, on any Extension Date, any Existing Revolving Loans of any Extending Lender are outstanding under the Specified Existing Revolving Credit Commitment Class, such Existing Revolving Loans (and any related participations) shall be deemed to be converted or exchanged to Extended Revolving Loans (and related participations) of the applicable Class in the same proportion as such Extending Lender’s Specified Existing Revolving Credit Commitments Class to Extended Revolving Credit Commitments of such Class.

(e) In the event that the Agent determines in its sole discretion that the allocation of the Extended Revolving Credit Commitments of a given Extension Series, in each case to a given Lender was incorrectly determined as a result of manifest administrative error in the receipt and processing of an Extension Election timely submitted by such Lender in accordance with the procedures set forth in the applicable Extension Agreement, then the Agent, the Borrower and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Loan Documents (each, a “Corrective Extension Agreement”) within 30 days following the effective date of such Extension Agreement, as the case may be, which Corrective Extension Agreement shall (i) provide for the conversion or exchange and extension of Existing Revolving Credit Commitments (and related exposure) in such amount as is required to cause such Lender to hold Extended Revolving Credit Commitments (and related exposure) of the applicable Extension Series into which such other Loans or commitments were initially converted or exchanged, as the case may be, in the amount such Lender would have held had such administrative error not occurred and had such Lender received the minimum allocation of the applicable Loans or Commitments to which it was entitled under the terms of such Extension Agreement, in the absence of such error, (ii) be subject to the satisfaction of such conditions as the Agent, the Borrower and such Lender may agree (including conditions of the type required to be satisfied for the effectiveness of an Extension Agreement described in Section 2.7(c)), and (iii) effect such other amendments of the type (with appropriate reference and nomenclature changes) described in the penultimate sentence of Section 2.7(c).

(f) No conversion or exchange of Loans or Commitments pursuant to any Extension Agreement in accordance with this Section 2.7 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(g) This Section 2.7 shall supersede any provisions in Section 2.4(e) or Section 12.1 to the contrary. For the avoidance of doubt, any of the provisions of this Section 2.7 may be amended with the consent of the Required Lenders; provided that no such amendment shall require any Lender to provide any Extended Revolving Credit Commitments without such Lender’s consent.

2.8 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then for so long as such Lender is a Defaulting Lender:

(a) The Unused Line Fee shall cease to accrue on any of the Revolving Credit Commitments of such Defaulting Lender pursuant to Section 3.5.

(b) the Commitments and Loans of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 12.1); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender disproportionately when compared to the other affected Lenders, or increases or extends the Commitment of such Defaulting Lender, shall require the consent of such Defaulting Lender.

(c) any payment of principal, interest, fees or other amounts received by the Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 10.2 or Section 10.3 or otherwise), shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Obligor as a result of any judgment of a court of competent jurisdiction obtained by any Obligor against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if such payment is a payment of the principal amount of any Loans, such payment shall be applied solely to pay the relevant Loans of the relevant non-Defaulting Lenders on a pro rata basis prior to being applied in the manner set forth in this clause (c).

(d) if any Swingline Loans are outstanding or Letters of Credit issued at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of such Defaulting Lender’s participations in such Swingline Loans and/or Letters of Credit shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (x) the sum of all non-Defaulting Lenders’ Aggregate Revolver Outstandings does not exceed the lesser of the total of all non-Defaulting Lenders’ Revolving Credit Commitments and the Borrowing Base as of such date and (y) no such non-Defaulting Lender’s Aggregate Revolver Outstandings shall exceed such Lender’s Revolving Credit Commitment at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within three (3) Business Days following notice by the Agent (x) first, prepay such Swingline Loans and (y) second, cash collateralize for the benefit of the Letter of Credit Issuer only the Borrower’s obligations corresponding to such Defaulting Lender’s participations in Letters of Credit (after giving effect to any partial reallocation pursuant to clause (i) above) for so long as such participations in Letters of Credit are outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s Obligations pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.6 with respect to such Defaulting Lender’s participations in Letters of Credit during the period such participations in Letters of Credit are cash collateralized;

(iv) if the participations in Letters of Credit of the non-Defaulting Lenders are reallocated pursuant to clause (i) above, then the fees payable to the Revolving Credit Lenders pursuant to Sections 3.5 and 3.6 shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata Shares; and

(v) if all or any portion of such Defaulting Lender’s participations in Letters of Credit is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Letter of Credit Issuers or any other Lender hereunder, all letter of credit fees payable under Section 3.6 with respect to such Defaulting Lender’s participations in Letters of Credit shall be payable to the applicable Letter of Credit Issuer until and to the extent that such participations in Letters of Credit are reallocated and/or cash collateralized.

(e) so long as (i) such Lender is a Defaulting Lender and (ii) a reallocation pursuant to clauses (d)(i) or (d)(ii) above cannot be effectuated, the Swingline Lender shall not be required to fund any Swingline Loan and the Letter of Credit Issuers shall not be required to issue, amend or increase any Letter of Credit, unless it has received assurances reasonably satisfactory to it that non-Defaulting Lenders will cover the related exposure and/or cash collateral will be provided by the Borrower in accordance with this Section 2.8, and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with this Section 2.8 (and such Defaulting Lender shall not participate therein).

(f) In the event that the Agent, the Borrower, the Swingline Lender and the Letter of Credit Issuers each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the obligations and participations of the Revolving Credit Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Loans of the other Revolving Credit Lenders (other than Swingline Loans) as the Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

ARTICLE III

INTEREST AND FEES

3.1 Interest.

(a) Interest Rates. All outstanding Revolving Loans to the Borrower shall bear interest on the unpaid principal amount thereof (including, to the extent permitted by law, on interest thereon not paid when due) from the date made until paid in full in cash at a rate determined by reference to the Base Rate or the LIBOR Rate plus the Applicable Margin, but not to exceed the Maximum Rate. If at any time Revolving Loans are outstanding with respect to which the Borrower has not delivered to the Agent a notice specifying the basis for determining the interest rate applicable thereto in accordance herewith, those Revolving Loans shall be treated as Base Rate Loans until notice to the contrary has been given to the Agent in accordance with this Agreement and such notice has become effective. Except as otherwise provided herein, the Revolving Loans shall bear interest as follows:

(i) For all Base Rate Loans, at a fluctuating per annum rate equal to the Base Rate plus the applicable Applicable Margin; and

(ii) For all LIBOR Loans, at a fluctuating per annum rate equal to the LIBOR Rate plus the applicable Applicable Margin.

Each change in the Base Rate (or any component thereof) shall be reflected in the interest rate applicable to Base Rate Loans as of the effective date of such change. All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). On the first Business Day of each calendar quarter hereafter and on the Termination Date, the Borrower shall pay to the Agent, for the ratable benefit of the Lenders of the applicable Class(es) (provided that all interest on applicable Swingline Loans shall be for the benefit of the Swingline Lender and all interest on Agent Advances shall be for the benefit of the Agent), interest accrued to the last day of the prior calendar quarter (or accrued to the Termination Date in the case of a payment on the Termination Date) on all Base Rate Loans of such Class(es) in arrears. The Borrower shall pay to the Agent, for the ratable benefit of the Lenders, interest on all LIBOR Loans in arrears on each LIBOR Interest Payment Date.

(b) Default Rate. During the continuance of any Event of Default, if the Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, by acceleration or otherwise, or under any other Loan Document, the Borrower shall on demand from time to time pay interest, to the extent permitted by Law, on such defaulted amount to but excluding the date of actual payment (after as well as before judgment) (A) in the case of overdue principal, at the Default Rate, (B) in the case of overdue interest, at the Default Rate for a Base Rate Loan that would be applicable with respect to the applicable principal on which such interest is due, and (C) in all other cases, at a rate per annum equal to the rate that would be applicable to a Base Rate Loan plus 2.00%.

3.2 Continuation and Conversion Elections.

(a) The Borrower may (provided that the Borrowing of LIBOR Loans is then permitted under Section 2.4(a)(iii)):

(i) elect, as of any Business Day, to convert any Base Rate Loans other than Agent Advances and Swingline Loans (or any part thereof in an amount not less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof) into LIBOR Loans; and

(ii) elect, as of the last day of the applicable Interest Period, to continue any LIBOR Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than $1,000,000, or that is in an integral multiple of $1,000,000 in excess thereof);

provided, that if at any time the aggregate amount of LIBOR Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than $1,000,000, such LIBOR Loans shall automatically convert into Base Rate Loans; provided, further, that if the Notice of Continuation/Conversion shall fail to specify the duration of the Interest Period, such Interest Period shall be one month.

(b) The Borrower shall deliver a notice of continuation/conversion substantially in the form of Exhibit C (a “Notice of Continuation/Conversion”) to the Agent not later than, (x) 1:00 p.m. (New York City time) at least three (3) Business Days in advance of the Continuation/Conversion Date if the Loans are to be converted into or continued as LIBOR Loans and specifying:

(i) the proposed Continuation/Conversion Date;

(ii) the Class and aggregate principal amount of Loans to be converted or continued;

(iii) the Type of Loans resulting from the proposed conversion or continuation; and

(iv) the duration of the requested Interest Period, provided, however, the Borrower may not select an Interest Period that ends after the Stated Termination Date.

(c) If, upon the expiration of any Interest Period applicable to any LIBOR Loans, the Borrower fails to select timely a new Interest Period to be applicable to such LIBOR Loans, the Borrower shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective as of the expiration date of such Interest Period. If any Event of Default exists, at the election of the Agent or the Required Lenders, all LIBOR Loans shall be converted into Base Rate Loans as of the expiration date of each applicable Interest Period.

(d) The Agent will promptly notify each Lender of its receipt of a Notice of Continuation/Conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Lender.

(e) There may not be more than 15 (fifteen) different LIBOR Loans in effect hereunder at any time (which number may be increased or adjusted by agreement between the Borrower and the Agent in connection with any Revolving Credit Commitment Increase or the creation of any Extended Revolving Credit Commitment Facility).

3.3 Maximum Interest Rate. In no event shall any interest rate provided for hereunder exceed the maximum rate legally chargeable under applicable law with respect to loans of the Type provided for hereunder (the “Maximum Rate”). If, in any month, any interest rate, absent such limitation, would have exceeded the Maximum Rate, then the interest rate for that month shall be the Maximum Rate, and, if in future months, that interest rate would otherwise be less than the Maximum Rate, then that interest rate shall remain at the Maximum Rate until such time as the amount of interest paid hereunder equals the amount of interest which would have been paid if the same had not been limited by the Maximum Rate. In the event that, upon payment in full of the Obligations, the total amount of interest paid or accrued under the terms of this Agreement is less than the total amount of interest which would, but for this Section 3.3, have been paid or accrued if the interest rate otherwise set forth in this Agreement had at all times been in effect, then the Borrower shall, to the extent permitted by applicable law, pay the Agent, for the account of the applicable Lenders, an amount equal to the excess of (a) the lesser of (i) the amount of interest which would have been charged if the Maximum Rate had, at all times, been in effect or (ii) the amount of interest which would have accrued had the interest rate otherwise set forth in this Agreement, at all times, been in effect over (b) the amount of interest actually paid or accrued under this Agreement. If a court of competent jurisdiction determines that the Agent and/or any Lender has received interest and other charges hereunder in excess of the Maximum Rate, such excess shall be deemed received on account of, and shall automatically be applied to reduce, the Obligations other than interest, and if there are no Obligations outstanding, the Agent and/or such Lender shall refund to the Borrower such excess.

3.4 Closing Fees and Other Fees. The Borrower agrees to pay the Agent, each Co-Collateral Agent and each of the Arrangers, as applicable, all fees due and payable pursuant to the Fee Letter.

3.5 Unused Line Fee. On the first Business Day of each calendar quarter and on the Termination Date, the Borrower agrees to pay to the Agent, for the account of the Revolving Credit Lenders, an unused line fee (the “Unused Line Fee”) equal to (i) the Applicable Unused Line Fee Margin with respect to the Revolving Credit Commitment per annum, times (ii) the amount by which the average daily Maximum Revolver Amount exceeded the sum of the average daily outstanding amount of Revolving Loans and the average daily undrawn face amount of outstanding Letters of Credit, during the immediately preceding calendar quarter or shorter period if calculated for the first calendar quarter hereafter or on the Termination Date. All principal payments received by the Agent shall be deemed to be credited immediately upon receipt for purposes of calculating the Unused Line Fee pursuant to this Section 3.5. Upon receipt thereof, the Agent shall distribute the Unused Line Fee to the Revolving Credit Lenders ratably based on their Pro Rata Shares of the Revolving Credit Commitments.

3.6 Letter of Credit Fees. The Borrower agrees to pay (i) to the Agent, for the account of the Revolving Credit Lenders, in accordance with their respective Pro Rata Shares, for each Letter of Credit, a fee (the “Letter of Credit Fee”) equal to, on a per annum basis, the Applicable Margin for LIBOR Loans, (ii) to each Letter of Credit Issuer, for its own account, a fronting fee of one-eighth of one percent (0.125%) per annum of the undrawn face amount of each Letter of Credit issued by such Letter of Credit Issuer, and (iii) to each Letter of Credit Issuer, any out-of-pocket costs, fees and expenses incurred by such Letter of Credit Issuer in connection with the application for, processing of, issuance of, or amendment to any Letter of Credit. The Letter of Credit Fee and fronting fee shall be payable quarterly in arrears on the first Business Day of each calendar quarter in which a Letter of Credit is outstanding and on the Termination Date. All Letter of Credit Fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed over a 360-day year.

ARTICLE IV

PAYMENTS AND PREPAYMENTS

4.1 Payments and Prepayments.

(a) The Borrower shall repay the outstanding principal balance of the Revolving Loans of the applicable Class(es), plus all accrued but unpaid interest thereon, on the Termination Date.

(b) The Borrower may, upon notice to the Agent, at any time or from time to time voluntarily prepay the Loans in whole or in part without premium or penalty (but subject to Section 5.4); provided that (i) such notice must be received by the Agent not later than 1:00 p.m. (New York City time) (A) three (3) Business Days prior to any date of prepayment of LIBOR Loans and (B) one (1) Business Day prior to any date of prepayment of Base Rate Loans; provided, further, that, in respect of Swingline Loans, the Borrower may deliver such notice to the Agent not later than 1:00 p.m. (New York City time) on the date of prepayment of such Swingline Loans and (ii) each prepayment shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class and Type(s) of Loans to be prepaid and, if LIBOR Loans are to be prepaid, the Interest Period(s) of such Loans. The Borrower shall not prepay any loans understanding under a FILO Tranche, unless the Specified Conditions are met. The Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Pro Rata Share).

4.2 Out-of-Formula Condition. The Borrower shall within one Business Day pay to the Agent, for the account of the Revolving Credit Lenders and/or to cash collateralize Letters of Credit pursuant to Section 2.3(g), upon demand, the amount, if any, by which the amount of the Aggregate Revolver Outstandings exceeds at any time the lesser of (i) the Maximum Revolver Amount and (ii) the then-current Borrowing Base (any such condition being an “Out-of-Formula Condition”), except that no such payment shall be required if the Out-of-Formula Condition is created solely as a result of an Agent Advance.

4.3 Mandatory Prepayments.

(a) (i) At all times after the occurrence and during the continuance of a Cash Dominion Period and notification thereof by the Agent to the Borrower, on each Business Day, the Agent shall apply all same day funds (other than Excluded Funds) credited to the Concentration Account and all amounts received pursuant to this Section 4.3(a) to one or more accounts maintained by the Agent or such other account as directed by the Agent and subject to the terms of the Intercreditor Agreement and any Permitted Intercreditor Agreement, all amounts received in such account shall be applied by Agent in accordance with Section 4.3(a)(ii) below.

(ii) Except as otherwise provided in Section 10.3, all amounts required to be paid pursuant to Section 4.3(a)(i) shall be applied by the Agent as follows: (A) first, to the prepayment in full of Agent Advances, (B) second, to the prepayment in full of the Swingline Loans, (C) third, to cash collateralize Letters of Credit, (D) fourth, to the prepayment in full of the Revolving Loans that are Revolving Base Rate Loans, and (E) fifth, to the prepayment in full of the Revolving Loans that are Revolving LIBOR Loans.

(b) No payment or prepayment made pursuant to this Section 4.3 shall, or shall be deemed to, effect or reduce any Commitment of any Lender or the aggregate Commitments of the Lenders.

4.4 Termination or Reductions of Facilities.

(a) The Borrower may terminate this Agreement, upon at least three (3) Business Days’ notice to the Agent (who will distribute such notice to the Lenders), upon Full Payment of the Obligations and payment of amounts (if any) due under Section 5.4. Such notice may provide that such termination is contingent upon consummation of a contemplated refinancing or another transaction.

(b) The Borrower may from time to time permanently reduce the Revolving Credit Commitments (and the Maximum Revolver Amount), as the case may be, on a pro rata basis based on the applicable Lenders’ respective Pro Rata Shares, upon at least three (3) Business Days’ prior written notice to the Agent, which notice shall specify the amount of the reduction; provided, the Borrower may permanently reduce the commitments under a FILO Tranche, if the Specified Conditions are met. Each reduction shall be in a minimum amount of $5,000,000 or an increment of $1,000,000 in excess thereof. If after giving effect to any reduction of the Revolving Credit Commitments, the Letter of Credit Subfacility or the Swingline Sublimit shall exceed the Revolving Credit Commitments at such time, each such subfacility or sublimit, as the case may be, shall be automatically reduced by the amount of such excess and such reduction shall be accompanied by such payment (if any) as may be required to be made such that after giving effect to such payment the relevant aggregate Letters of Credit or Swingline Loans do not exceed the applicable subfacility or sublimit as so reduced. Each reduction in the Revolving Credit Commitments shall be accompanied by such payment (if any) as may be required to avoid an Out-of-Formula Condition. It being understood and agreed that the Borrower may allocate any termination or reduction of Commitments among Classes of Commitments at its direction. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Revolving Credit Commitments if such termination would have resulted from a refinancing of all of the applicable Commitments, which refinancing shall not be consummated or otherwise shall be delayed.

4.5 LIBOR Loan Prepayments. In connection with any prepayment, if any LIBOR Loans are prepaid prior to the expiration date of the Interest Period applicable thereto, the Borrower shall comply with Section 5.4.

4.6 Payments by the Borrower.

(a) All payments to be made by the Borrower under this Agreement or the other Loan Documents shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Borrower shall be made to the Agent for the account of the Lenders entitled thereto, at the account designated by the Agent and shall be made in Dollars and in immediately available funds, no later than 2:00 p.m. (New York City time) on the date specified herein. Any payment received by the Agent after such time shall be deemed (for purposes of calculating interest only) to have been received on the following Business Day and any applicable interest shall continue to accrue.

(b) Subject to the provisions set forth in the definition of “Interest Period,” whenever any payment is due on a day other than a Business Day, such payment shall be due on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

4.7 Apportionment, Application and Reversal of Payments. Except as otherwise expressly provided herein, principal and interest payments shall be apportioned ratably among the Lenders to which such payment is owed (according to the unpaid principal balance of the Loans to which such payments owed are held by each such Lender) and payments of the fees shall, as applicable, be apportioned ratably (or other applicable share as provided herein) among the Lenders to which such payment is owed, except for fees payable solely to the Agent, any Arranger or the applicable Letter of Credit Issuer. Whenever any payment received by the Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Agent and applied by the Agent and the Lenders in the order of priority set forth in Section 10.3. If the Agent receives funds for application to the Obligations of the Obligors under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the Aggregate Revolver Outstandings at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless an Event of Default has occurred and is continuing, neither the Agent nor any Lender shall apply any payments which it receives to any LIBOR Loan, except (a) on the expiration date of the Interest Period applicable to any such LIBOR Loan or (b) in the event, and only to the extent, that there are no outstanding Base Rate Loans and, in such event, the Borrower shall pay LIBOR breakage losses in accordance with Section 5.4.

4.8 Indemnity for Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations under this Agreement or the other Loan Documents, the Agent, any Lender, or any other Secured Party is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then such Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Agent, such Lender, or such other Secured Party, and the Borrower shall be liable to pay to the Agent, the Lenders, or such other Secured Party and hereby do indemnify the Agent, the Lenders, or such other Secured Party and hold the Agent, the Lenders, or such other Secured Party harmless for the amount of such payment or proceeds surrendered. The provisions of this Section 4.8 shall be and remain effective notwithstanding any release of Collateral or guarantors, cancellation or return of Loan Documents, or other contrary action which may have been taken by the Agent, any Lender, or such other Secured Party in reliance upon such payment or application of proceeds, and any such contrary action so taken shall be without prejudice to the Agent’s, the Lenders’, or such other Secured Party’s rights under this Agreement and the other Loan Documents and shall be deemed to have been conditioned upon such payment or application of proceeds having become final and irrevocable. The provisions of this Section 4.8 shall survive the repayment of the Obligations and termination of this Agreement.

4.9 Agent’s and Lenders’ Books and Records. The Agent shall record the principal amount of the Loans owing to each Lender, the undrawn face amount of all applicable outstanding Letters of Credit and the aggregate amount of Unpaid Drawings obligations outstanding with respect to the Letters of Credit from time to time on its books. In addition, each Lender may note the date and amount of each payment or prepayment of principal of such Lender’s Loans in its books and records. Failure by the Agent or any Lender to make such notation shall not affect the obligations of the Borrower with respect to the Loans or the Letters of Credit. The Borrower agrees that the Agent’s and each Lender’s books and records showing the Obligations and the transactions pursuant to this Agreement and the other Loan Documents shall be admissible in any action or proceeding arising therefrom, and shall constitute rebuttably presumptive proof thereof (absent manifest error), irrespective of whether any Obligation is also evidenced by a promissory note or other instrument. Such statement shall be deemed correct, accurate, and binding on the Borrower and an account stated (absent manifest error and except for reversals and reapplications of payments made as provided in Section 4.7 and corrections of errors discovered by the Agent), unless the Borrower notifies the Agent in writing to the contrary within thirty days after such statement is rendered. In the event a timely written notice of objections is given by the Borrower, only the items to which exception is expressly made will be considered to be disputed by the Borrower.

ARTICLE V

TAXES, YIELD PROTECTION AND ILLEGALITY

5.1 Taxes.

(a) Payments Free of Taxes. Unless otherwise required by applicable Law, any and all payments by an Obligor to a Lender or the Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for any Indemnified Taxes. In addition, the Borrower shall pay all Other Taxes when due.

(b) Indemnification by Obligors. The Obligors agree jointly and severally to indemnify and hold harmless each Lender and the Agent for the full amount of Indemnified Taxes (including any Indemnified Taxes imposed by any jurisdiction on amounts payable under this Section) paid by any Lender or the Agent and any liability arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date such Lender or the Agent makes written demand therefor in accordance with Section 5.6.

(c) Indemnification by Lenders. Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Obligor has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Obligors to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.20 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (c).

(d) Additional Payments. If an applicable Withholding Agent shall be required by any applicable Law (as determined in the good faith discretion of such Withholding Agent) to deduct or withhold any Tax from any payment to a Recipient under this Agreement or any Loan Document, then (i) such Withholding Agent shall make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and (ii) if such Tax is an Indemnified Tax, then the sum payable by the applicable Obligor shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) such Recipient receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(e) Evidence of Payments. At the Agent’s request, within 30 days after the date of any payment by an Obligor of Taxes to a Governmental Authority pursuant to this Section 5.1, the relevant Obligor shall furnish the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment reasonably satisfactory to the Agent.

(f) Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and Agent, at the time or times reasonably requested by the Borrower and Agent, such properly completed and executed documentation reasonably requested by the Borrower and Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so. Notwithstanding anything to the contrary in the preceding three sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.1(f)(i), (ii) and (iv) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the generality of the foregoing,

(i) any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), two duly executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(ii) any Lender that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such non-U.S. Person becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(A) in the case of a Lender that is not a U.S. Person claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of U.S. federal withholding Tax pursuant to the “interest” article of such Tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty;

(B) two executed originals of IRS Form W-8ECI;

(C) in the case of a Lender that is not a U.S. Person claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that (A) such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower, as described in Section 881(c)(3)(C) of the Code and (B) the interest payments in question are not effectively connected with a U.S. trade or business conducted by such Lender (a “U.S. Tax Compliance Certificate”) and (y) two duly executed originals of IRS Form W-8BEN or W-8BEN-E; or

(D) to the extent a Lender that is not a U.S. Person is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(iii) any Lender that is not a U.S. Person shall deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Agent to determine the withholding or deduction required to be made;

(iv) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and

(v) the Agent shall deliver to the Borrower on or prior to the date on which the Agent becomes Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), two duly executed copies of (i) IRS Form W-9 certifying that the Agent is exempt from U.S. federal backup withholding Tax or (ii) IRS Form W-8IMY, with the effect that the Borrower may make payments to the Agent, to the extent such payments are received by the Agent as an intermediary, without deduction or withholding of any Taxes imposed by the United States.

Each Lender and the Agent agree that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so. In addition, each Lender authorizes the Agent to deliver to the Borrower and to any successor Agent any documentation provided by such Lender to the Agent pursuant to this Section 5.1(f).

(g) Treatment of Certain Refunds. If any party determines, in its reasonable discretion, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.1 (including by the payment of additional amounts pursuant to this Section 5.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 5.1(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.1(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.1(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 5.1(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Definitions. For purposes of this Section 5.1, the term “applicable Law” includes FATCA.

5.2 Illegality.

(a) If as a result of any Change in Law occurring after the later of the Agreement Date or the date that a Lender became a party to this Agreement, has made it unlawful, or any central bank or other Governmental Authority has asserted after such date that it is unlawful, for such Lender or its applicable lending office to make LIBOR Loans, then, on notice thereof by that Lender to the Borrower through the Agent, any obligation of that Lender to make LIBOR Loans shall be suspended until that Lender notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist.

(b) If a Lender determines that, as a result of a Change in Law occurring after the later of the Agreement Date and the date such Lender became a party hereto, it is unlawful to maintain any LIBOR Loan, the Borrower shall, upon its receipt of notice of such fact and demand from such Lender (with a copy to the Agent), prepay in full such LIBOR Loans of that Lender then outstanding, together with interest accrued thereon and amounts required under Section 5.4, either on the last day of the Interest Period, if that Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if that Lender may not lawfully continue to maintain such LIBOR Loans. If the Borrower is required to so prepay any LIBOR Loans, then concurrently with such prepayment, the Borrower shall borrow from the affected Lender, in the amount of such repayment, a Base Rate Loan.

5.3 Increased Costs and Reduction of Return.

(a) If any Lender determines that due to any Change in Law occurring after the later of the Agreement Date or the date such Lender became a party to this Agreement, there shall be any increase in the cost to such Lender of agreeing to make or making, funding, continuing, converting to or maintaining any LIBOR Loans or issuing or maintaining any Letter of Credit (or of maintaining its obligations to participate in or to issue any Letter of Credit) (other than any increase in cost resulting from (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes,” or (iii) Connection Income Taxes), then, subject to clause (c) of this Section 5.3, the Borrower shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Agent), pay to the Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs.

(b) If any Lender shall have determined that due to any Change in Law in respect of any Capital Adequacy Regulation occurring after the later of the Agreement Date or the date such Lender became a party to this Agreement that affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation or other entity controlling such Lender and such Lender (taking into consideration such Lender’s or such corporation’s or other entity’s policies with respect to capital adequacy and such Lender’s desired return on capital) determines that the amount of such capital or liquidity is required to be increased as a consequence of its Commitments, loans, credits or obligations under this Agreement, then, upon demand of such Lender to the Borrower through the Agent, subject to clause (c) of this Section 5.3, the Borrower shall pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such increase.

(c) Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 5.3 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 5.3 for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower of the event giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the event giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof). Notwithstanding any other provision herein, no Lender shall demand compensation pursuant to this Section 5.3 if it shall not at the time be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.

References to “Lenders” in this Section 5.3 shall be deemed to include each Letter of Credit Issuer.

5.4 Funding Losses. The Borrower shall reimburse each Lender and hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:

(a) the failure of the Borrower to borrow a LIBOR Loan after the Borrower has given (or is deemed to have given) a Notice of Borrowing;

(b) the failure of the Borrower to continue a LIBOR Loan or convert a Loan into a LIBOR Loan after the Borrower has given (or is deemed to have given) a Notice of Continuation/Conversion; or

(c) the prepayment or other payment (including after acceleration thereof) of any LIBOR Loans on a day that is not the last day of the relevant Interest Period (including, without limitation, any payment in respect thereof pursuant to Section 2.6(f)(ii) or 5.8);

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Loans (but not in respect of lost profits) or from fees payable to terminate the deposits from which such funds were obtained.

5.5 Inability to Determine Rates.

(a) If the Agent determines that for any reason (i) adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period (including, without limitation, by means of an Interpolated Rate or because the LIBO Screen Rate is not available or published on a current basis) with respect to a proposed LIBOR Loan or (ii) that the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to the Lenders of funding such LIBOR Loan, the Agent will promptly so notify the Borrower and each Lender thereof. Thereafter, the obligation of the Lenders to make or maintain LIBOR Loans hereunder shall be suspended until the Agent revokes such notice in writing. Upon receipt of such notice, the Borrower may revoke any Notice of Borrowing or Notice of Continuation/Conversion then submitted by any of them. If the Borrower does not revoke such notice, the Lenders shall make, convert or continue the Loans, as proposed by the Borrower, in the amount specified in the applicable notice submitted by the Borrower, but such Loans shall be made, converted or continued as Base Rate Loans instead of LIBOR Loans.

(b) If at any time the Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but either (w) the supervisor for the administrator of the LIBO Screen Rate has made a public statement that the administrator of the LIBO Screen Rate is insolvent (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (x) the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (y) the supervisor for the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Agent has made a public statement identifying a specific date after which the LIBO Screen Rate may no longer be used for determining interest rates for loans, then the Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBOR Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but, for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin). Notwithstanding anything to the contrary in Section 12.1, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (b) but only to the extent the LIBO Screen Rate for such Interest Period is not available or published at such time on a current basis, except, solely in the case of the circumstances described in clause (z) of the first sentence of this Section 5.5(b), the date specified by the relevant supervisor or Governmental Authority shall have occurred), (x) any Notice of Continuation/Conversion that requests the conversion of any Loan to, or continuation of any Loan as, a LIBOR Loan shall be ineffective and any such LIBOR Loan shall be repaid or converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto, and (y) if any Notice of Borrowing requests a LIBOR Rate Loan, such Loan shall be made as a Base Rate Loan; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

5.6 Certificates of Agent. If the Agent or any Lender claims reimbursement or compensation under this Article V, the Agent or the affected Lender shall determine the amount thereof and shall deliver to the Borrower (with a copy to the Agent) a certificate setting forth in reasonable detail the amount payable to the Agent or the affected Lender, and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error; provided that, except for compensation under Section 5.1, the Borrower shall not be obligated to pay the Agent or such Lender any compensation attributable to any period prior to the date that is six (6) months prior to the date on which the Agent or such Lender first gave notice to the Borrower of the circumstances entitling such Lender to compensation. The Borrower shall pay the Agent or such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

5.7 Survival. The agreements and obligations of the Borrower in this Article V shall survive the payment of all other Obligations and termination of this Agreement.

5.8 Assignment of Commitments Under Certain Circumstances. In the event (a) any Lender requests compensation pursuant to Section 5.3, (b) any Lender delivers a notice described in Section 5.2, (c) any Obligor is required to pay additional amounts to any Lender or any Governmental Authority on account of any Lender pursuant to Section 5.1, (d) any Lender is, or becomes an Affiliate of a Person that is, engaged in the business in which the Borrower are engaged or (e) any Lender is a Defaulting Lender, the Borrower may, at its sole expense and effort (including with respect to the processing fee referred to in Section 12.2(a)), upon notice to such Lender and the Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 12.2), all of its interests, rights and obligations under the Loan Documents to an Eligible Assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such assignment shall not conflict with any Law or order of any court or other Governmental Authority having jurisdiction, (ii) except in the case of clause (d) or (e) above, no Event of Default shall have occurred and be continuing, (iii) the Borrower or such assignee shall have paid to such Lender in immediately available funds an amount equal to the sum of 100% of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender, plus all fees and other amounts accrued for the account of such Lender hereunder (including any amounts under Sections 5.1, 5.2, 5.3 and 5.4), (iv) such assignment is consummated within 180 days after the date on which the Borrower’s right under this Section arises, and (v) if the consent of the Agent, any Letter of Credit Issuer or the Swingline Lender is required pursuant to Section 12.2, such consents are obtained; provided, further, that if prior to any such assignment the circumstances or event that resulted in such Lender’s request or notice under Section 5.2 or 5.3 or demand for additional amounts under Section 5.1, as the case may be, shall cease to exist or become inapplicable for any reason, or if such Lender shall waive its rights in respect of such circumstances or event under Section 5.1, 5.2 or 5.3, as the case may be, then such Lender shall not thereafter be required to make such assignment hereunder. In the event that a replaced Lender does not execute an Assignment and Acceptance pursuant to Section 12.2 within two Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 5.8 and presentation to such replaced Lender of an Assignment and Acceptance evidencing an assignment pursuant to this Section 5.8, the Borrower shall be entitled (but not obligated), upon receipt by the replaced Lender of all amounts required to be paid under this Section 5.8, to execute such an Assignment and Acceptance on behalf of such replaced Lender, and any such Assignment and Acceptance so executed by the Borrower, the replacement Lender and, to the extent required pursuant to Section 12.2, the Agent, shall be effective for purposes of this Section 5.8 and Section 12.2.

ARTICLE VI

BOOKS AND RECORDS; FINANCIAL INFORMATION; NOTICES

6.1 Books and Records. The Borrower shall maintain, and shall cause each of its Restricted Subsidiaries to maintain, at all times, proper books and records and accounts prepared in conformity with GAAP consistently applied in respect of all material financial transactions and matters involving all material assets, business and activities of the Borrower and its Restricted Subsidiaries, taken as a whole. The Borrower shall maintain, and shall cause each of its Restricted Subsidiaries to maintain, at all times books and records pertaining to the Collateral in such detail, form and scope as is consistent in all material respects with good business practice or consistent with past practice.

6.2 Financial Information. The Borrower shall promptly furnish to the Agent (for further distribution to each Lender):

(a) As soon as available, but in any event not later than ninety (90) days after the close of each Fiscal Year (or, in the case of the Fiscal Year ending December 31, 2019, the date that is 120 days after the end of such Fiscal Year), consolidated audited balance sheets, income statements and cash flow statements of the Borrower and its Restricted Subsidiaries, for such Fiscal Year, and the accompanying notes thereto, setting forth in each case in comparative form figures for and as of the end of the previous Fiscal Year, all in reasonable detail, fairly presenting in all material respects the financial position and the results of operations of the Borrower and its Restricted Subsidiaries as at the date thereof and for the Fiscal Year then ended, and prepared in accordance with GAAP in all material respects. Such consolidated statements shall be certified, reported on without a “going concern” or like qualification or exception (other than any such statement, qualification, or exception (x) resulting from the impending maturity of any Debt, (y) resulting from any actual or prospective breach of any financial covenant, and (z) any such qualification or exception that would not be applicable but for the impact of any Unrestricted Subsidiaries), or qualification arising out of the scope of the audit, by a firm of independent registered public accountants of recognized national standing selected by the Borrower. Notwithstanding the foregoing, the obligations in this Section 6.2(a) may be satisfied by furnishing (A) the applicable financial statements of any Parent Entity or (B) the Borrower’s or Holdings’ or any Parent Entity thereof, as applicable, Form 10-K filed with the SEC; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to Holdings or any Parent Entity, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent Entity, on the one hand, and the information relating to the Borrower and its Restricted Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under the first sentence of this Section 6.2(a), such statements shall be certified, reported on without a “going concern” or like qualification, or qualification arising out of the scope of the audit, by a firm of independent registered public accountants of recognized national standing selected by Holdings (or such Parent Entity). In addition, together with the Financial Statements required to be delivered pursuant to this Section 6.2(a) but only to the extent prepared and delivered in connection with the Senior Secured Notes Indenture, the Borrower shall deliver a customary “management’s discussion and analysis of financial condition and results of operations” with respect to the periods covered by such Financial Statements in substantially the same form delivered under the Senior Secured Notes Indenture.

(b) As soon as available, but in any event not later than forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, consolidated unaudited balance sheets of the Borrower and its Restricted Subsidiaries, as at the end of such Fiscal Quarter, and consolidated unaudited income statements and cash flow statements for the Borrower and its Restricted Subsidiaries, for such Fiscal Quarter and for the period from the beginning of the Fiscal Year to the end of such Fiscal Quarter, setting forth, in each case, in reasonable detail, in comparative form, the figures for and as of the corresponding period in the prior Fiscal Year, and prepared in all material respects in conformity with GAAP consistently applied, subject to changes resulting from normal year-end audit adjustments and to the absence of footnotes and certified by a Responsible Officer of the Borrower as being complete and correct in all material respects in conformity with GAAP, prepared in reasonable detail in accordance with GAAP in all material respects consistently applied and fairly presenting in all material respects the Borrower and the Restricted Subsidiaries’ financial position as at the dates thereof and their results of operations for the periods then ended, subject to changes resulting from normal year-end audit adjustments and to the absence of footnotes. Notwithstanding the foregoing, the obligations in this Section 6.2(b) may be satisfied by furnishing (A) the Financial Statements of any Parent Entity or (B) the Borrower’s or Holdings’ or any Parent Entity thereof, as applicable, Form 10-Q filed with the SEC; provided that, with respect to each of clauses (A) and (B), to the extent such information relates to Holdings or any Parent Entity, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent Entity, on the one hand, and the information relating to the Borrower and its Restricted Subsidiaries on a standalone basis, on the other hand. In addition, together with the Financial Statements required to be delivered pursuant to this Section 6.2(b) but only to the extent prepared and delivered in connection with the Senior Secured Notes Indenture, the Borrower shall deliver a customary “management’s discussion and analysis of financial condition and results of operations” with respect to the periods covered by such Financial Statements in substantially the form delivered under the Senior Secured Notes Indenture.

(c) Concurrently with the delivery of the annual audited Financial Statements pursuant to Section 6.2(a) (commencing with the Fiscal Year ending December 31, 2019) and the quarterly Financial Statements pursuant to Section 6.2(b) (commencing with the Fiscal Quarter ending September 30, 2019), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower (which shall, among other things, set forth reasonably detailed calculations of the Fixed Charge Coverage Ratio and Total Leverage Ratio (whether or not a Covenant Trigger Period is then in effect) and, if a Covenant Trigger Period is then in effect, demonstrate compliance with Section 8.20.

(d) As soon as available, but in any event not later than the date of delivery of the annual audited Financial Statements pursuant to Section 6.2(a) (commencing with the date of delivery of such Financial Statements for the Fiscal Year ending December 31, 2019), annual forecasts (to include forecasted consolidated balance sheets, income statements and cash flow statements, Borrowing Base and Availability) for the Borrower and its Restricted Subsidiaries as at the end of and for each Fiscal Quarter of such Fiscal Year.

(e) Subject to applicable Laws and confidentiality restrictions, promptly upon the filing thereof, copies of all reports, if any, to or other documents filed by the Borrower or any of its Restricted Subsidiaries with the SEC under the Exchange Act or any other similar regulatory or Governmental Authority of any jurisdiction, and all material reports, notices, or statements sent or received by the Borrower or any of its Restricted Subsidiaries to or from the holders of any Debt of the Borrower or any of its Restricted Subsidiaries registered under the Securities Act of 1933 or any other similar Laws in any jurisdiction (other than, in each such case, amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Agent for further delivery to the Lenders), exhibits to any registration statement and, if applicable, any registration statements on Form S-8 and other than any filing filed confidentiality with the SEC or any analogous Governmental Authority in any relevant jurisdiction).

(f) Subject to applicable Laws and confidentiality restrictions set forth in this Agreement, such additional information as the Agent or any Lender may from time to time reasonably request regarding the financial condition of the Borrower and its Restricted Subsidiaries taken as a whole.

Documents required to be delivered pursuant to Section 6.2(a), (b) and (e) (to the extent any such documents are included in materials otherwise filed with the SEC or any similar regulator or Governmental Authority of any jurisdiction) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a website of the Borrower or its affiliates, a commercial, third-party website or whether sponsored by the Agent); provided that the Borrower shall deliver paper copies of such documents to the Agent or any Lender that requests such paper copies.

6.3 Notices to the Agent. The Borrower shall notify the Agent (for further distribution to the Lenders) in writing of the following matters at the following times:

(a) Promptly, and in any event within five (5) Business Days, after a Responsible Officer becoming aware of any Default or Event of Default.

(b) Promptly, and in any event within five (5) Business Days, after a Responsible Officer becoming aware of any action, suit, or proceeding, by any Person, or any investigation by a Governmental Authority, in each case affecting the Borrower or any of its Restricted Subsidiaries and which would reasonably be expected to have a Material Adverse Effect.

(c) Any change in any Obligor’s state of incorporation or organization, name as it appears in the state of its incorporation or other organization, type of entity, organizational identification number, or form of organization, each as applicable, in each case at least no later than thirty (30) days (or such longer period to which the Agent may agree in its discretion) after the occurrence of any such change.

(d) Promptly, and in any event within fifteen (15) Business Days, after a Responsible Officer of the Borrower or any ERISA Affiliate knows that an ERISA Event has occurred or is reasonably expected to occur, that, alone or with another ERISA Event that has occurred or is reasonably expected to occur, could reasonably be expected to have a Material Adverse Effect, and any action taken (or threatened in writing) by the IRS, the DOL, the PBGC or the Multi-employer Plan sponsor with respect thereto.

(e) [Reserved].

(f) [Reserved].

(g) Upon request, with respect to any Multi-employer Plan, (A) any documents described in Section 101(k) of ERISA that the Borrower or any ERISA Affiliate may request and (B) any notices described in Section 101(l) of ERISA that the Borrower or any ERISA Affiliate may request; provided that if the Borrower or ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multi-employer Plan, the Borrower or ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.

(h) Promptly, and in any event within five (5) Business Days, after a Responsible Officer becoming aware of any event or circumstance which would reasonably be expected to have a Material Adverse Effect.

(i) Unless otherwise publicly disclosed in an annual or quarterly report filed by the Borrower or any Parent Entity with the SEC under the Exchange Act, promptly after any material change in accounting policies or financial reporting practices (including as a result of a change in GAAP or the application thereof) by the Borrower or any Restricted Subsidiary thereof.

(j) At the time of delivering any Compliance Certificate under Section 6.2(c), a new Beneficial Ownership Certification, if a Responsible Officer of the Borrower is aware of any change thereto.

Each notice given under this Section 6.3 shall be accompanied by a statement of a Responsible Officer describing the subject matter thereof in reasonable detail and setting forth the action that the Borrower, applicable Subsidiary, or ERISA Affiliate has taken or proposes to take with respect thereto.

6.4 Collateral Reporting.

(a) The Borrower will furnish to the Agent and the Co-Collateral Agents (for further distribution to each Lender) a Borrowing Base Certificate prepared as of the last Business Day of each calendar month (commencing with the first full calendar month ending after the Closing Date) and delivered to the Agent and the Co-Collateral Agents (for further distribution to the Lenders) by the close of business on the 15th Business Day of the following calendar month (or with respect to the first Borrowing Base Certificate delivered hereunder, by the close of business on the 20th Business Day of the following calendar month). The Borrower acknowledges and agrees that while a Cash Dominion Period is in effect, the Borrower will furnish to the Agent and the Co-Collateral Agents (for further distribution to each Lender) Borrowing Base Certificates prepared as of the last Business Day of each calendar week during such Cash Dominion Period and delivered to the Agent and the Co-Collateral Agents (for further distribution to the Lenders) by the close of business on the Wednesday of the following week (with any such weekly Borrowing Base Certificate to be computed according to a method reasonably specified by the Agent and/or any Co-Collateral Agent after consultation with the Borrower). The Agent, the Co-Collateral Agents and the Lenders acknowledge and agree that the Borrower may deliver updated Borrowing Base Certificates on a more frequent basis at the Borrower’s option; provided that if the Borrower exercises such election, it must be continued until the date that is thirty (30) consecutive calendar days after the date of such election.

(b) The Borrower will furnish to the Agent and the Co-Collateral Agents (and the Agent shall further distribute to each Lender that has made a request for such information through the Agent), in such detail as the Agent and/or any Co-Collateral Agent shall reasonably request, the following:

(i) On a monthly basis (commencing with the calendar month ending July 31, 2019), by the 15th Business Day of each calendar month (or with respect to the Borrowing Base Certificate for the calendar month ending July 31, 2019, by the close of business on the 20th Business Day of the following calendar month), or, while a Cash Dominion Period is in effect, on a weekly basis, by Wednesday of each calendar week, a report showing, in each case on an aggregate basis, (A) the Net Book Value of Eligible Fleet Inventory as of the last Business Day of the calendar month immediately prior to the preceding calendar month, or of the calendar week immediately prior to the preceding calendar week, respectively, plus (B) the Net Book Value of all purchased Eligible Fleet Inventory during the preceding calendar month or preceding calendar week, respectively, minus (C) the Net Book Value of all Eligible Fleet Inventory sold during the preceding calendar month or preceding calendar week, respectively, minus (D) depreciation of Eligible Fleet Inventory during the preceding calendar month or preceding calendar week, respectively, together with a reconciliation to the corresponding Borrowing Base Certificate and to the Borrower’s and Guarantors’ general ledger.

(ii) On a monthly basis (commencing with the calendar month ending July 31, 2019), by the 15th Business Day of each calendar month (or with respect to the Borrowing Base Certificate for the calendar month ending July 31, 2019, by the close of business on the 20th Business Day of the following calendar month), or, while a Cash Dominion Period is in effect, on a weekly basis, by Wednesday of each calendar week, a detailed calculation of Eligible Parts Inventory and Eligible Fleet Inventory as of the last Business Day of the preceding month or preceding calendar week, respectively, which calculation shall be accompanied by a list of each item of Fleet Inventory constituting Eligible Fleet Inventory that is subject to a Lease under which any of the Borrower’s or Guarantor’s warranty or other obligations are covered by a bond (and which list shall specifically identify the amount of each such bond and any such bonded obligations that are not warranty obligations).

(iii) As soon as reasonably practical following the Agent’s and/or any Co-Collateral Agent’s request from time to time, a report of Eligible Fleet Inventory by category and location as of the last Business Day of the preceding calendar month (or, while a Cash Dominion Period is in effect, of the preceding calendar week), setting forth (A) the gross book value, Net Book Value and depreciation of each item of Fleet Inventory, and (B) the type and serial number of each item of Fleet Inventory, together with a reconciliation to the corresponding Borrowing Base Certificate and to the Borrower’s and the Guarantors’ general ledger.

(iv) As soon as reasonably practical following the Agent’s and/or any Co-Collateral Agent’s request from time to time, such other reports as to the Accounts and Inventory of the Obligors as the Agent and/or any Co-Collateral Agent shall reasonably request from time to time.

(c) If any of the Borrower’s or Guarantor’s records or reports of the Accounts and Inventory are prepared by an accounting service or other agent, such Obligor hereby authorizes such service or agent to deliver such records, reports, and related documents to the Agent and the Co-Collateral Agents.

(d) The Borrower will furnish to the Agent and the Co-Collateral Agents (and the Agent shall further distribute to each Lender that has made a request for such information through the Agent) each of the reports set forth on Schedule 6.4 at the times specified therein.

ARTICLE VII

GENERAL WARRANTIES AND REPRESENTATIONS

The Borrower each warrants and represents to the Agent and the Lenders on the Closing Date and on the date of each Borrowing that:

7.1 Authorization, Validity, and Enforceability of this Agreement and the Loan Documents. Each Obligor party to this Agreement and the other Loan Documents has the power and authority to execute, deliver and perform this Agreement and the other Loan Documents to which it is a party, to incur the Obligations, and to grant the Collateral Agent’s Liens. Each Obligor party to this Agreement and the other Loan Documents has taken all necessary corporate, limited liability company or partnership, as applicable, action (including obtaining approval of its shareholders, if necessary) to authorize its execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party. This Agreement and the other Loan Documents to which it is a party have been duly executed and delivered by each Obligor party thereto, and constitute the legal, valid and binding obligations of each such Obligor, enforceable against it in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, winding up, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law) and an implied covenant of good faith and fair dealing. Each Obligor’s execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, do not (x) conflict with, or constitute a violation or breach of, the terms of (a) any Material Indebtedness, (b) any Requirement of Law applicable to such Obligor or any of its Restricted Subsidiaries, or (c) any Charter Documents of such Obligor or any of its Restricted Subsidiaries, in the case of this clause (c) and each of the foregoing clauses (a) and (b), in any respect that would reasonably be expected to have a Material Adverse Effect or (y) result in the imposition of any Lien (other than the Liens created by the Security Documents) upon the property of such Obligor or any of its Restricted Subsidiaries by reason of any of the foregoing.

7.2 Validity and Priority of Security Interest. Upon execution and delivery thereof by the parties thereto, the applicable Security Documents will be effective to create legal and valid Liens on all the applicable Collateral in favor of the Collateral Agent for the benefit of the Secured Parties, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, winding up, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law) and an implied covenant of good faith and fair dealing and, upon the taking of such actions set forth in the Security Documents, but subject to any exceptions to the taking of any actions as set forth therein or in the definition of Collateral and Guarantee Requirement, such Liens (a) constitute perfected and continuing Liens on all of the applicable Collateral, (b) have priority over all other Liens on the Collateral, subject to Permitted Liens, and (c) are enforceable against each Obligor granting such Liens.

7.3 Organization and Qualification. Each Obligor (a) is duly organized and validly existing in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified as a foreign corporation, partnership or limited liability company, as applicable, and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would reasonably be expected to have a Material Adverse Effect, and (c) has all requisite power and authority to conduct its business and to own its property, except where the failure to have such power and authority would not reasonably be expected to have a Material Adverse Effect.

7.4 Subsidiaries. Schedule 7.4 is a correct and complete list of each and all of Holdings’ Subsidiaries as of the Agreement Date, the jurisdiction of their organization and the direct or indirect ownership interest of Holdings therein. Each Restricted Subsidiary (a) is duly organized and validly existing in good standing (to the extent such concept is applicable to any such Subsidiary) under the laws of the jurisdiction of its organization, (b) is duly qualified as a foreign corporation, partnership or limited liability company, as applicable, and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would reasonably be expected to have a Material Adverse Effect, and (c) has all requisite power and authority to conduct its business and to own its property, except where the failure to have such power and authority would not reasonably be expected to have a Material Adverse Effect.

7.5 Financial Statements and Borrowing Base Certificate.

(a) Holdings has delivered to the Agent (for further distribution to the Lenders) the Historical Financial Statements. As of the Closing Date, the Historical Financial Statements, including the schedules and notes thereto, if any, have been prepared in reasonable detail in accordance with GAAP consistently applied throughout the periods covered thereby (except as approved by a Responsible Officer of Holdings, and disclosed in any such schedules and notes or otherwise disclosed to the Agent prior to the Agreement Date, including pursuant to the Merger Agreement) and present fairly, in all material respects, the Consolidated Parties’ financial position as at the dates thereof and their results of operations for the periods then ended, subject, in the case of such unaudited Financial Statements, to changes resulting from normal year-end audit adjustments and to the absence of footnotes.

(b) As of the Closing Date, the unaudited pro forma consolidated balance sheet of the Consolidated Parties (the “Pro Forma Balance Sheet”) and the unaudited pro forma consolidated statement of income of the Consolidated Parties for the four fiscal quarter period ended March 31, 2019 (together with the Pro Forma Balance Sheet, the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to the Agent (for further distribution to the Lenders), have been prepared giving effect (as if such events had occurred on such date or at the beginning of such period, as the case may be) to the Transactions, which need not be prepared in compliance with Regulation S-X or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)). The Pro Forma Financial Statements were prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date of delivery thereof.

(c) The latest Borrowing Base Certificate furnished to the Agent and the Co-Collateral Agents pursuant to Section 6.4(a) presents accurately and fairly in all material respects the Borrowing Base and the calculation thereof as of the month or week to which such Borrowing Base Certificate relates.

Each Lender and the Agent hereby acknowledges and agrees that the Borrower and its Subsidiaries may be required to restate the Historical Financial Statements as the result of the implementation of changes in GAAP or the interpretation thereof, and that such restatements will not result in a Default under the Loan Documents (including any effect on any conditions required to be satisfied on the Closing Date) to the extent that the restatements do not reveal any material omission, misstatement or other material inaccuracy in the reported information from actual results for any relevant prior period.

7.6 Solvency. On the Closing Date after giving effect to the Transactions, Holdings and its Subsidiaries, on a consolidated basis, are Solvent.

7.7 Property. Except with respect to Intellectual Property, each Obligor and each of its Restricted Subsidiaries has good and defensible title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Permitted Liens and except where the failure to have such title or other interest could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

7.8 Intellectual Property. The conduct of the businesses of Holdings and each of its Restricted Subsidiaries (including their use of Intellectual Property) does not infringe, misappropriate or violate the Intellectual Property of any other Person, and no other Person is infringing or violating their own Intellectual Property, in each case except as would not reasonably be expected to have a Material Adverse Effect. Holdings and each of its Restricted Subsidiaries owns or is licensed or otherwise has the right to use all Intellectual Property that is used or held for use in or is otherwise reasonably necessary for the operation of its businesses as presently conducted, except as would not reasonably be expected to have a Material Adverse Effect.

7.9 Litigation. Except as set forth on Schedule 7.9, there is no pending, or to Holdings’ or the Borrower’s knowledge, threatened, action, suit, proceeding, or counterclaim by any Person, or to Holdings’ or the Borrower’s knowledge, investigation by any Governmental Authority, which, in any case, either (a) would reasonably be expected to have a Material Adverse Effect or (b) relates directly to any of the Loan Documents.

7.10 Labor Disputes. There is no strike, work stoppage, unfair labor practice claim, or other labor dispute pending or, to Holdings’ or the Borrower’s knowledge, reasonably expected to be commenced against Holdings or any of its Restricted Subsidiaries, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

7.11 Environmental Laws. Except for any matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a) The Borrower and its Restricted Subsidiaries are in compliance with all Environmental Laws.

(b) Each of the Borrower and its Restricted Subsidiaries have obtained all permits necessary for their current operations under Environmental Laws, all such permits are in good standing, each of the Borrower and its Restricted Subsidiaries are in compliance with all terms and conditions of such permits and none of such permits are, since the Closing Date, subject to any modification or revocation.

(c) (i) Neither the Borrower nor any of its Restricted Subsidiaries, nor to the Borrower’s knowledge any of its predecessors in interest with respect to the Real Estate, has stored, treated or Released any Contaminant, which storage, treatment or Release would reasonably be expected to result in a claim or liability under any Environmental Law and (ii) neither the Borrower nor any Restricted Subsidiary nor any of the presently owned or leased Real Estate or presently conducted operations, nor, to the Borrower’s knowledge, its previously owned or leased Real Estate or prior operations, is subject to any claim or liability arising out of or in connection with any (i) Environmental Law or (ii) Release or threatened Release of a Contaminant.

(d) To the Borrower’s knowledge, none of the present or former operations or real estate interests of the Borrower or any of its Restricted Subsidiaries is the subject of any investigation by any Governmental Authority against or involving the Borrower or any of its Restricted Subsidiaries evaluating whether any remedial action is needed to respond to a Release or threatened Release of a Contaminant.

7.12 No Violation of Law. Neither the Borrower nor any of its Restricted Subsidiaries is in violation of any Law, judgment, order or decree applicable to it, where such violation would reasonably be expected to have a Material Adverse Effect.

7.13 No Default. As of any Funding Date occurring after the Closing Date, no Default or Event of Default has occurred and is continuing.

7.14 ERISA Compliance. Except as would not reasonably be expected to result in a Material Adverse Effect:

(a) Each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state law or other applicable law. The Borrower, each Guarantor and each ERISA Affiliate, as applicable, has made all required contributions to any Pension Plan subject to Section 412 or 430 of the Code or Section 302 or 303 of ERISA or other applicable laws when due, and no application for a funding waiver or an extension of any amortization period (pursuant to Section 412 of the Code, or otherwise) has been made with respect to any Pension Plan.

(b) There are no pending or, to the best knowledge of Holdings and the other Obligors, threatened, claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in liability) under Section 4201 or 4243 of ERISA with respect to a Multi-employer Plan, and (iii) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

7.15 Taxes. Except as set forth on Schedule 7.15, the Borrower and each of its Restricted Subsidiaries has filed (or has been included in) all federal, state, territorial, foreign and other material Tax returns required to be filed, and have paid all federal, state, territorial, foreign and other material Taxes and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, other than Taxes (i) the failure of which to pay, in the aggregate, would not have a Material Adverse Effect or (ii) that are being contested in good faith and by the appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (or other applicable accounting principles) or are permitted under Section 8.1 to remain unpaid and past due. There is no proposed tax assessment against the Borrower or any Restricted Subsidiary that would, if made, have a Material Adverse Effect.

7.16 Investment Company Act. None of Holdings or any Restricted Subsidiary of Holdings that is a Domestic Subsidiary is an “Investment Company,” or a company “controlled” by an “Investment Company” within the meaning of the Investment Company Act of 1940, as amended.

7.17 Use of Proceeds. The proceeds of the Loans are to be used solely to pay a portion of the Merger Consideration, the Existing Debt Refinancing and the Transaction Expenses, and to finance ongoing working capital needs (including, without limitation, purchases of Equipment, Fleet Inventory, and Parts Inventory) and for other general corporate purposes (including Permitted Acquisitions and other Permitted Investments, Permitted Distributions and the repayment or prepayment of Debt, in each case to the extent not prohibited pursuant to the terms hereof) of the Borrower and its Restricted Subsidiaries.

7.18 Margin Regulations. As of the Closing Date, none of the Collateral is comprised of any Margin Stock. No Obligor is engaged, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock (within the meaning of Regulation U issued by the Federal Reserve Board), or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings will be used for any purpose that violates Regulation U or Regulation X of Federal Reserve Board.

7.19 No Material Adverse Change. No Material Adverse Effect has occurred since the Closing Date.

7.20 Full Disclosure. All of the information or data (taken as a whole) heretofore or contemporaneously furnished by Holdings, the Borrower, any of their respective Restricted Subsidiaries or any of their respective authorized representatives in writing to the Agent, any Co-Collateral Agent, any Arranger or any Lender on or before the Closing Date for purposes of or in connection with this Agreement is correct in all material respects and does not or will not, when furnished and when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto); it being understood and agreed that for purposes of this Section 7.20, such information and data shall not include projections (including financial estimates, forecasts and other forward-looking information), pro forma financial information or information of a general economic or general industry nature. The projections contained in the information and data referred to in Section 7.20 were prepared in good faith based upon assumptions that are believed by the Borrower to be reasonable at the time such projections are so furnished to the Agent and the Arrangers; it being understood that the projections are as to future events and are not to be viewed as facts, the projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material.

7.21 Government Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, Holdings, the Borrower or any of its Restricted Subsidiaries of this Agreement or any other Loan Document, other than (i) those that have been obtained or made and are in full force and effect, (ii) those required to perfect the Liens created pursuant to the Security Documents, and (iii) where failure to obtain, effect or make any such approval, consent, exemption, authorization, or other action, notice or filing would not reasonably be expected to have a Material Adverse Effect.

7.22 Anti-Terrorism Laws.

(a) To the best of its knowledge, none of Holdings, the Borrower nor any of its Restricted Subsidiaries or other Affiliates is in a violation of any applicable Anti-Terrorism Law, or engages in any transaction that attempts to violate, or otherwise evades or avoids (or has the purpose of evading or avoiding) any prohibitions set forth in any applicable Anti-Terrorism Law except to the extent of any violation, attempt, evasion or avoidance that would not reasonably be expected to result in a Material Adverse Effect.

(b) The use of proceeds of the Loans will not violate in any material respect any applicable Anti-Terrorism Laws.

7.23 FCPA. No part of the proceeds of the Loans will be used, directly, or, to the knowledge of the Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

7.24 Sanctioned Persons.

(a) None of Holdings, the Borrower or any Restricted Subsidiary is currently the target of any U.S. sanctions administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Treasury Department or the U.S. Department of State.

(b) The Borrower will not, directly or knowingly indirectly, use the proceeds to fund any activities or business of or with any individual or entity, or in any country or territory, that, at the time of such funding, is the target of U.S. sanctions administered by OFAC or the U.S. Department of State.

7.25 Designation of Senior Debt. The Obligations are “Designated Senior Debt” (or any similar term) under the terms of the documentation governing any Subordinated Debt.

7.26 Beneficial Ownership Certification. As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

ARTICLE VIII

AFFIRMATIVE AND NEGATIVE COVENANTS

The Borrower and each other Obligor (limited, in the case of Holdings, to Section 8.27) covenant to the Agent and each Lender that, from and after the Agreement Date, so long as any of the Commitments are outstanding and until Full Payment of the Obligations:

8.1 Taxes. The Borrower shall, and shall cause each of its Restricted Subsidiaries to, (a) file when due all federal, state, territorial, foreign and other material Tax returns that it is required to file and (b) pay, or provide for the payment of, when due, all federal, state, territorial, foreign and other material Taxes (including all Indemnified Taxes required to be paid by it under Section 5.1) imposed upon it or upon its property, income and franchises; provided, however, neither the Borrower nor any of its Restricted Subsidiaries need pay any material Tax described in this Section 8.1 as long as (i) such material Tax is being contested in good faith and by the appropriate proceedings and adequate reserves have been established for such Tax in accordance with GAAP (or other applicable accounting principles) or (ii) the failure to pay any such material Tax would not reasonably be expected to have a Material Adverse Effect.

8.2 Legal Existence and Good Standing. The Borrower shall, and shall cause each of its Restricted Subsidiaries to, maintain (a) its legal existence and good standing in its jurisdiction of organization, and (b) its qualification and good standing in all other jurisdictions necessary or desirable in the ordinary course of business of the Borrower or such Restricted Subsidiary except, in the case of either clause (a) (other than with respect to the Borrower) or (b) of this Section 8.2, in such cases where the failure to maintain its existence, qualification or good standing would not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and the Restricted Subsidiaries may consummate any transaction permitted under any of Sections 8.8, 8.9 or 8.11.

8.3 Compliance with Law; Maintenance of Licenses. The Borrower shall comply, and shall take all reasonable action to cause each of its Restricted Subsidiaries to comply, with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act, all Anti-Terrorism Laws, all Environmental Laws, Laws administered by OFAC and the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder), except where noncompliance would not reasonably be expected to have a Material Adverse Effect. The Borrower shall, and shall cause each of its Restricted Subsidiaries to take all reasonable action to, obtain and maintain all licenses, permits, franchises, and governmental authorizations necessary to own its property and to conduct its business, except where the failure to so obtain and maintain such licenses, permits, franchises, and governmental authorizations would not reasonably be expected to have a Material Adverse Effect.

8.4 Maintenance of Property, Inspection; Appraisals and Field Examinations.

(a) The Borrower shall, and shall cause each of its Restricted Subsidiaries to, shall maintain all of its material property necessary and useful in the conduct of its business, taken as a whole, in good operating condition and repair (or, in the case of Inventory, in saleable, useable or rentable condition), ordinary wear and tear and Casualty Events excepted, and maintain, protect and renew its material Intellectual Property, except, in each case, to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect

(b) The Borrower shall, and shall cause each of its Restricted Subsidiaries to, permit representatives and independent contractors of the Agent and/or any Co-Collateral Agent (at the expense of the Borrower) to visit and inspect any of the Borrower’s or any of their Restricted Subsidiaries’ properties (to the extent it is within such Person’s control to permit such inspection), to examine the Borrower’s and its Restricted Subsidiaries’ corporate, financial and operating records, and make copies thereof or abstracts therefrom, to examine and audit the Collateral (to the extent it is within such Person’s control to permit such examination and audit and subject to the limitations otherwise set forth in this Section 8.4), and to discuss the Borrower’s and its Restricted Subsidiaries’ affairs, finances and accounts with their respective directors, officers and independent public accountants, at such reasonable times during normal business hours, upon reasonable advance notice to the Borrower (and subject, in the case of any such meetings or advice from such independent public accountants, to such accountants’ customary policies and procedures); provided, however, excluding any such visits and inspections during the continuation of an Event of Default and without in any way limiting the rights of the Agent and/or any Co-Collateral Agent set forth in Sections 8.4(c) and (d) below, none of the Agent and the Co-Collateral Agents shall exercise such rights more often than once during any calendar year absent the existence of an Event of Default at the Borrower’s expense; and provided, further, that when an Event of Default exists, the Agent and each Co-Collateral Agent (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Agent and any Co-Collateral Agent shall give the Borrower the opportunity to participate in any discussions with the Borrower’s or any of its Restricted Subsidiaries’ independent public accountants. Notwithstanding anything to the contrary in Article VI, none of Holdings, the Borrower or any Restricted Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Agent, any Co-Collateral Agent or any Lender (or their respective representatives or contractors) is prohibited by applicable Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

(c) The Borrower shall, and shall cause each of its Restricted Subsidiaries to, cooperate with the Agent, the Co-Collateral Agents and their respective representatives and independent contractors (such cooperation to include, to the extent it is within its control to permit the same, the Borrower making the books and records, Collateral and personnel of the Obligors and their Restricted Subsidiaries available to the Agent, the Co-Collateral Agents and their respective representatives and independent contractors) in order to enable the Agent and the Co-Collateral Agents to obtain an Appraisal of the Obligors’ Inventory at reasonable times during normal business hours as often as may reasonably be desired (it being acknowledged that each such Appraisal shall be at the Borrower’s expense solely to the extent provided below and shall otherwise be at Agent’s and/or any Co-Collateral Agent’s expense), and upon reasonable prior notice that the Agent and/or any Co-Collateral Agent may request in its discretion, independently of or in connection with the visits and inspections provided for in clause (b) above. The Agent and the Co-Collateral Agents shall select any and all appraisers in their discretion (but unless an Event of Default exists, the Agent and the Co-Collateral Agents shall use reasonable efforts to consult with (but without the necessity of the consent of) the Borrower). Absent the continuance of a Specified Event of Default, during each period of twelve (12) consecutive calendar months commencing on or after the Agreement Date, the Agent and the Co-Collateral Agents may, collectively, at the Borrower’s expense, conduct (i) Appraisals of the Inventory not more than two (2) times (or, if any such Appraisal is conducted when Specified Excess Availability is less than the greater of (x) $45,000,000 and (y) 15.0% of the Maximum Credit, in either case, for five (5) consecutive Business Days, one (1) additional time) during any such period and (ii) Appraisals of the Equipment not more than two (2) times (or, if any such Appraisal is conducted when Specified Excess Availability is less than the greater of (x) $45,000,000 and (y) 15.0% of the Maximum Credit, in either case, for five (5) consecutive Business Days, one (1) additional time) during any such period. Additionally, at any time a Specified Event of Default has occurred and is continuing, the Agent and the Co-Collateral Agents shall have the right to conduct further Appraisals of the Inventory and/or Equipment in its reasonable discretion at the Borrower’s expense. Furthermore, at the Borrower’s request, the Agent and the Co-Collateral Agents may conduct further Appraisals of the Inventory and/or Equipment in its reasonable discretion at the Borrower’s expense, including prior to or promptly following the consummation of any Permitted Acquisition (or similar Investment).

(d) The Agent and the Co-Collateral Agents may carry out investigations and reviews of each Obligor’s property at the reasonable expense of the Borrower (including field audits conducted by the Agent and the Co-Collateral Agents) (each, a “Field Examination”) and, absent the continuance of a Specified Event of Default, during each period of twelve (12) consecutive calendar months commencing on or after the Agreement Date, the Agent and the Co-Collateral Agents may, collectively, carry out, at the Borrower’s expense, one (1) Field Examination; provided, however, that notwithstanding the foregoing limitation, (i) at any time on or after the date on which Specified Excess Availability has been less than the greater of (A) $45,000,000 and (B) 15.0% of the Maximum Credit, in either case, for five (5) consecutive Business Days, the Agent and the Co-Collateral Agents may, collectively, carry out, at the Borrower’ expense, one (1) additional Field Examination during any such period, and (ii) at any time during the continuation of an Specified Event of Default, the Agent and/or any Co-Collateral Agent may carry out, at the Borrower’s expense, Field Examinations as frequently as determined by the Agent and/or any Co-Collateral Agent in its reasonable discretion.

8.5 Insurance.

(a) The Borrower shall, and shall cause each of its Restricted Subsidiaries to, maintain with financially sound and reputable insurance companies, insurance on (or self-insure in such amounts and against such risks) all property material to the business of the Borrower and its Restricted Subsidiaries, taken as a whole, in at least such amounts and against at least such risks (but including, in any event, public liability, casualty, hazard, theft, product liability and business interruption) as are customarily insured against by companies of established reputation engaged in the same or similar business and in the same general area as the Borrower and the Restricted Subsidiaries, all as determined in good faith by the Borrower or such Restricted Subsidiaries.

(b) For all of the Fleet Inventory of the Obligors which is, at any time, located within an area that has been identified by a Governmental Authority (including, by the Federal Emergency Management Agency) as a special flood hazard area, the Borrower and its Restricted Subsidiaries shall also maintain, or cause to be maintained, with a financially sound and reputable insurer (except to the extent that any insurance company insuring the Fleet Inventory ceases to be financially sound and reputable, in which case, the Company shall promptly replace such insurance company with a financially sound and reputable insurance company), flood insurance in an amount satisfactory to the Agent and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws, and (ii) deliver to the Agent evidence of such compliance in form and substance reasonably acceptable to the Collateral Agent, including, without limitation, evidence of annual renewals of such insurance. Each such insurance policy shall (i) indicate which Fleet Inventory are located in a special flood hazard area and state the corresponding flood zone designation, (ii) indicate the flood insurance coverage and the deductible relating thereto, (iii) include a statement of values relating to all properties insured by the insurance policy, and (iv) be otherwise in form and substance satisfactory to the Collateral Agent.

(c) The Borrower shall cause the Collateral Agent, for the ratable benefit of the Collateral Agent and the other Secured Parties, to be named as secured parties or mortgagees and additional loss payees or additional insureds, as applicable, in a manner reasonably acceptable to the Collateral Agent, under all insurance policies required to be maintained by the Obligors under clauses (a) and (b) above. Each such policy of insurance shall contain a clause or endorsement requiring the insurer to give not less than thirty days prior written notice to the Collateral Agent in the event of cancellation of the policy for any reason whatsoever and, if obtainable, a clause or endorsement stating that the interest of the Collateral Agent shall not be impaired or invalidated by any act or neglect of any Obligor for purposes more hazardous than are permitted by such policy. If the Obligors fail to procure any such material insurance or to pay the premium therefor when due, during the continuance of an Event of Default and after providing written notice thereof to the Borrower, the Agent may, and at the direction of the Required Lenders shall, do so from the proceeds of Revolving Loans on a pro rata basis.

8.6 Environmental Laws. The Borrower shall, and shall take all reasonable action to cause each of its Restricted Subsidiaries to, conduct its business in compliance with all Environmental Laws, except where such noncompliance would not reasonably be expected to have a Material Adverse Effect. The Borrower shall, and shall take all reasonable action to cause each of its Restricted Subsidiaries to, pursue reasonable efforts to respond to any non-compliance with Environmental Laws that would reasonably be expected to have a Material Adverse Effect.

8.7 Compliance with ERISA. The Borrower shall, and shall cause each of its ERISA Affiliates and Subsidiaries to: (a) maintain each Plan in compliance with the applicable provisions of ERISA and the Code; and (b) not cause an ERISA Event to occur with respect to a Pension Plan or Multi-employer Plan which the Borrower or any ERISA Affiliate sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, except in the case of each of clauses (a) and (b), to the extent such failure to do so would not reasonably be expected to have a Material Adverse Effect.

8.8 Dispositions. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, Dispose of any of its property, business or assets, except for Permitted Dispositions. Notwithstanding anything to the contrary in this Agreement, neither the Borrower nor any of its Restricted Subsidiaries shall Dispose of or otherwise transfer any of its property, business or assets, whether directly or indirectly, to an Unrestricted Subsidiary, without the prior written consent of the Required Lenders.

8.9 Mergers, Consolidations, etc.

(a) Except for Permitted Dispositions and Permitted Investments, the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, merge, amalgamate or consolidate, or Dispose of all or substantially all of its business units, assets and properties, or wind up, liquidate or dissolve, except:

(i) any Subsidiary of the Borrower or any other Person (other than Holdings) may be merged, amalgamated or consolidated with or into the Borrower or the Borrower may Dispose of all or substantially all of its business units, assets and other properties; provided that if such merger, amalgamation, consolidation or Disposition involves the Borrower (i) the Borrower shall be the continuing or surviving Person or, in the case of a merger, amalgamation or consolidation where the Borrower is not the continuing or surviving Person, the Person formed by or surviving any such merger, amalgamation or consolidation (if other than the Borrower) or in connection with a Disposition of all or substantially all of the Borrower’s assets, the transferee of such assets or properties, in each case shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (the Borrower or such Person, as the case may be, being herein referred to as the “Successor Borrower,” (ii) the Successor Borrower (if other than the Borrower) shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Agent, and (iii) if such merger, amalgamation, consolidation or Disposition involves the Borrower and a Person that, prior to the consummation of such merger, amalgamation, consolidation, or Disposition, is not a Restricted Subsidiary of the Borrower (A) no Event of Default under any of Sections 10.1(a), (e), (f) or (g) has occurred and is continuing on the date of such merger, amalgamation, consolidation or Disposition or would result from the consummation of such merger, amalgamation, consolidation or Disposition, (B) each Guarantor, unless it is the other party to such merger, amalgamation, consolidation or Disposition or unless the Successor Borrower is the Borrower, shall have confirmed by a supplement to the Guarantee Agreement that its guarantee shall apply to the Successor Borrower’s obligations under this Agreement, (C) each Guarantor, unless it is the other party to such merger, amalgamation, consolidation or Disposition or unless the Successor Borrower is the Borrower, shall have by a supplement to the Security Documents to which it is a party confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (D) the Borrower shall have delivered to the Agent an officer’s certificate stating that such merger, amalgamation, consolidation or Disposition and any supplements to the Loan Documents preserve the enforceability of the Guarantee Agreement and the perfection of the Collateral Agent’s Liens, (E) if reasonably requested by the Agent, the Borrower shall be required to deliver to the Agent an opinion of counsel to the effect that such merger, amalgamation, consolidation or Disposition does not breach or result in a default under this Agreement or any other Loan Document and (F) such merger, amalgamation, consolidation or Disposition shall comply with all the conditions set forth in the definition of the term “Permitted Acquisition” or otherwise constitutes a Permitted Investment; provided, further, that, if the foregoing are satisfied, the Successor Borrower (if other than the Borrower) will succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents (provided, further, that, in the event of a Disposition of all or substantially all of the Borrower’s assets or property to a Successor Borrower (which is not the Borrower) as set forth above and notwithstanding anything to the contrary set forth in this Agreement or the other Loan Documents, if the original Borrower retains any assets or property other than immaterial assets or property after such Disposition, such original Borrower shall remain obligated as a co-Borrower along with the Successor Borrower hereunder);

(ii) any Subsidiary of the Borrower or any other Person (other than Holdings) may be merged, amalgamated or consolidated with or into any one or more Restricted Subsidiaries of the Borrower or any Restricted Subsidiary may Dispose of all or substantially all of its business units, assets and other properties; provided that, (i) in the case of any merger, amalgamation, consolidation or Disposition involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving corporation or the transferee of such assets or (B) the Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation, consolidation or Disposition (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger, amalgamation, consolidation or Disposition involving one or more Guarantors, a Guarantor shall be the continuing or surviving Person or the Person formed by or surviving any such merger, amalgamation, consolidation or the transferee of such assets (in each case, if other than such Guarantor) shall execute a “Guaranty Supplement” referred to in the Guarantee Agreement and a “Security Agreement Supplement” referred to in the Security Agreement, in order for the surviving or continuing Person or such transferee to become a Guarantor and (iii) if such merger, amalgamation, consolidation or Disposition involves a Restricted Subsidiary and a Person that, prior to the consummation of such merger, amalgamation, consolidation or Disposition, is not a Restricted Subsidiary of the Borrower, (A) no Event of Default under any of Sections 10.1(a), (e), (f) or (g) has occurred and is continuing on the date of such merger, amalgamation, consolidation or Disposition or would result from the consummation of such merger, amalgamation, consolidation or Disposition, (B) the Borrower shall have delivered to the Agent a certificate of a Responsible Officer stating that such merger, amalgamation, consolidation or Disposition and any supplements to any Loan Document preserve the enforceability of the Guarantee Agreement and the perfection and priority of the Collateral Agent’s Liens and (C) such merger, amalgamation, consolidation or Disposition shall comply with all the conditions set forth in the definition of the term “Permitted Acquisition” or otherwise constitutes a Permitted Investment;

(iii) any Restricted Subsidiary that is not a Guarantor may (i) merge, amalgamate or consolidate with or into any other Restricted Subsidiary and (ii) Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower, a Guarantor or any other Restricted Subsidiary of the Borrower;

(iv) any Guarantor may (i) merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is a Guarantor, (ii) merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Guarantor; provided that, if such Guarantor is not the surviving Person, such merger, amalgamation or consolidation shall be deemed to be an “Investment” and shall be only permitted if it constitutes a Permitted Investment and (iii) Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Restricted Subsidiary that is a Guarantor;

(v) any Restricted Subsidiary may liquidate or dissolve if (x) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (y) to the extent such Restricted Subsidiary is a Guarantor, any assets or business not otherwise Disposed of or transferred in accordance with Section 8.8 or Section 8.11, or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, the Borrower or another Restricted Subsidiary that is a Guarantor after giving effect to such liquidation or dissolution;

(vi) the Borrower and the Restricted Subsidiaries may consummate a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Permitted Disposition; and

(vii) the Transactions (including the Mergers) may be consummated.

(b) None of Holdings, the Borrower or any Guarantor will consummate a Division as the Dividing Person, without the prior written consent of the Agent. Without limiting the foregoing, if Holdings, the Borrower or any Guarantor that is a limited liability company consummates a Division (with or without the prior consent of Agent as required above), each Division Successor shall be required to comply with the obligations set forth in Section 8.22 and the other further assurances obligations set forth in the Loan Documents and become a Guarantor under this Agreement and the other Loan Documents.

8.10 Distributions. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, make any Distribution, other than the following (collectively, “Permitted Distributions”):

(a) each Restricted Subsidiary may make Distributions to the Borrower and to other Restricted Subsidiaries (and, in the case of a Distribution by a non- Wholly Owned Restricted Subsidiary, to the Borrower and any other Restricted Subsidiary and to each other owner of Stock of such Restricted Subsidiary on a pro rata basis based on their relative ownership interests of the relevant class of Stock);

(b) (i) the Borrower may (or may make Distributions to permit any Parent Entity to) redeem in whole or in part any of its Stock for another class of its (or such Parent Entity’s) Stock or rights to acquire its Stock or with proceeds from substantially concurrent equity contributions or issuances of new Stock; provided that any terms and provisions material to the interests of the Lenders, when taken as a whole, contained in such other class of Stock are at least as advantageous to the Lenders as those contained in the Stock redeemed thereby and (ii) the Borrower may declare and make any Distribution payable solely in the Stock (other than Disqualified Stock not otherwise permitted by Section 8.12) of such Person;

(c) Distributions to consummate the Transactions;

(d) to the extent constituting Distributions, the Borrower and its Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 8.11 (other than pursuant to clause (p) of the definition of “Permitted Investments” or Sections 8.14(c), (g) and (i));

(e) repurchases of Stock in the ordinary course of business in the Borrower (or any Parent Entity) or any Restricted Subsidiary deemed to occur upon exercise, vesting and/or settlement of Stock if such Stock represents a portion of the exercise price thereof or any portion of required withholding or similar taxes due upon the exercise, vesting and/or settlement thereof;

(f) so long as no Default or Event of Default shall be continuing, the Borrower or any Restricted Subsidiary may pay (or make Distributions to allow any Parent Entity to pay) for the repurchase, retirement or other acquisition or retirement for value of Stock of it or any Parent Entity (or any options or warrants or stock appreciation or similar rights issued with respect to any of such Stock) held by any future, present or former employee, director, officer or other individual service provider (or any Affiliates, spouses, former spouses, other immediate family members, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of the Borrower (or any Parent Entity) or any of its Restricted Subsidiaries pursuant to any employee, management or director equity plan, employee, management or director stock option plan or any other employee, management or director benefit plan or any agreement (including any stock option or stock appreciation or similar rights plan, any management, director and/or employee stock ownership or equity-based incentive plan, stock subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement) with any employee, director, officer or other individual service provider of the Borrower (or any Parent Entity) or any Restricted Subsidiary; provided that any such payments, do not exceed (i) $25,000,000, in any Fiscal Year, plus (ii) all Net Proceeds obtained by any Parent Entity (and contributed to the Borrower) or the Borrower during such calendar year from the sale or issuance of such Stock to other present or former officers, employees, directors and other individual service provider in connection with any plans or agreements set forth above in this clause (f) plus (iii) all Net Proceeds obtained from any key-man life insurance policies received by the Borrower during such calendar year; provided that any unused portion of the preceding basket calculated pursuant to clauses (i) through (iii) above for any Fiscal Year may be carried forward to the next two (2) succeeding Fiscal Years up to a maximum of $30,000,000 in the aggregate in any Fiscal Year; provided, further, that cancellation of Debt owing to the Borrower (or any Parent Entity) or any of its Restricted Subsidiaries from employees, directors, officers or other individual service providers of the Borrower, any of the Borrower’s Parent Entity or any of the Borrower’s Restricted Subsidiaries in connection with a repurchase of Stock of any of the Borrower’s Parent Entity will not be deemed to constitute a Distribution for purposes of this covenant or any other provision of this Agreement;

(g) the Borrower and its Restricted Subsidiaries may make Distributions to any Parent Entity of the Borrower:

(i) the proceeds of which will be used to pay, for any taxable period for which Holdings or any of its Subsidiaries is a member of a combined, consolidated or similar tax group for U.S. federal, state, local or foreign income Tax purposes of which a direct or indirect parent of Holdings is the common parent (a “Tax Group”), the portion of any consolidated, combined or similar income Tax liability of such Tax Group for such taxable period attributable to the income of the Borrower or its Subsidiaries; provided that (x) no such payments shall exceed the income Tax liability that would have been imposed on the Borrower and/or the applicable Subsidiaries had such entity(ies) paid such Taxes on a stand-alone basis and (y) any such payments attributable to an Unrestricted Subsidiary shall be limited to the amount of any cash paid by such Unrestricted Subsidiary to the Borrower or any Restricted Subsidiary for such purpose;

(ii) the proceeds of which shall be used to pay (x) such Parent Entity’s operating costs and expenses incurred in the ordinary course of business, other overhead costs and expenses and fees (including administrative, legal, accounting and similar expenses provided by third parties as well as trustee, directors and general partner fees) which are reasonable and customary and incurred in the ordinary course of business and attributable to the ownership or operations of the Borrower and its Subsidiaries (including any reasonable and customary indemnification claims made by directors or officers of Parent Entity attributable to the direct or indirect ownership or operations of the Borrower and its Subsidiaries) and fees and expenses otherwise due and payable by the Borrower or any Restricted Subsidiary and permitted to be paid by the Borrower or such Restricted Subsidiary under this Agreement not to exceed $5,000,000 in any Fiscal Year and (y) such Parent Entity’s Public Company Costs;

(iii) the proceeds of which shall be used to pay franchise and excise taxes, and other fees and expenses, required to maintain its (or any of its direct or indirect parents’) existence;

(iv) to finance any Permitted Acquisition or similar Investment; provided that (A) such Distribution shall be made substantially concurrently with the closing of such Investment and (B) the Borrower or such Parent Entity shall, immediately following the closing thereof, cause all property acquired (whether assets or Stock) to be held by or contributed to the Borrower or a Restricted Subsidiary;

(v) the proceeds of which shall be used to pay customary costs, fees and expenses (other than to Affiliates) related to any unsuccessful Stock or Debt offering, Refinancing, issuance or incurrence transaction or any Disposition, acquisition or Investment permitted by this Agreement; and

(vi) the proceeds of which shall be used to pay customary salary, compensation, bonus and other benefits payable to officers, employees, consultants and other service providers of any Parent Entity or partner of the Borrower to the extent such salaries, compensation, bonuses and other benefits are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(h) the Borrower or any Restricted Subsidiary may pay any dividend or distribution within sixty (60) consecutive calendar days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(i) the Borrower or any Restricted Subsidiary may (a) pay cash in lieu of fractional Stock in connection with any dividend, split or combination thereof or any Permitted Acquisition (or other similar Investment) and (b) honor any conversion request by a holder of convertible Debt and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Debt in accordance with its terms;

(j) in addition to the foregoing Distributions (i) the Borrower or any Restricted Subsidiary may make additional Distributions so long as the Specified Conditions shall have been satisfied with respect thereto at the time of such Distributions and (ii) the Borrower may make additional Distributions in an aggregate amount not to exceed an amount equal to the Available Equity Amount at the time such Distributions are paid;

(k) the Borrower may pay (or may make Distributions to allow any Parent Entity to) Distributions in an amount equal to withholding or similar taxes payable or expected to be payable by any present or former employee, director, manager, consultant or other service provider (or its Affiliates, or any of their respective estates or immediate family members) and any repurchases of Stock in consideration of such payments including deemed repurchases in connection with the exercise of Stock options;

(l) the Borrower or any Restricted Subsidiary may make Distributions not to exceed the greater of (x) $20,000,000 and (y) 2.5% of Consolidated Total Assets of the Borrower as of the last day of the Test Period most recently ended on or prior to the date such Distribution was made (measured as of the date such Distribution was made based upon the Section 6.2 Financials most recently delivered on or prior to such Distribution); and

(m) the Borrower may make Distributions, in each four fiscal quarter period, equal to 6.00% of the market capitalization of Holdings or any Parent Entity at such time.

8.11 Investments. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, make any Investment, except Permitted Investments.

8.12 Debt. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, incur or maintain any Debt, other than the following Debt (collectively, “Permitted Debt”):

(a) Debt of the Borrower and any of its Restricted Subsidiaries under the Loan Documents (including pursuant to Sections 2.6 and 2.7);

(b) Debt (i) described on Schedule 8.12 and any Refinancing Debt in respect thereof and (ii) that is intercompany Debt outstanding on the Agreement Date;

(c) (i) Capital Leases and purchase money Debt incurred to finance the acquisition, construction, repair, replacement, lease or improvement of any Equipment held for sale or lease or any fixed or capital assets (whether pursuant to a loan, a Capital Lease or otherwise and (ii) any Refinancing Debt incurred to Refinance such Debt; provided that, at the time of incurrence and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate principal amount of Debt incurred under this clause (c) and then-outstanding of the Borrower as at the last day of the Test Period ended on or prior to the date that such Debt was incurred shall not exceed the greater of (x) $50,000,000 and (y) 7.0% of Consolidated Total Assets (measured as of the date such Debt was incurred based upon the Section 6.2 Financials most recently delivered on or prior to such date of incurrence);

(d) Debt of (A) any Restricted Subsidiary that is not an Obligor owing to another Restricted Subsidiary that is not an Obligor, (B) any of Restricted Subsidiary that is not an Obligor owing to any Obligor; provided that the aggregate amount of Debt incurred under this clause (d)(B) is permitted to be incurred as an Investment pursuant to Section 8.11 or (C) any Obligor that is owing to any Restricted Subsidiary that is not an Obligor; provided that the Debt incurred under this clause (d)(C) shall be subject to the Subordinated Intercompany Note;

(e) Debt incurred under Hedge Agreements entered into by a Borrower or Restricted Subsidiary;

(f) Guaranties by the Borrower and its Restricted Subsidiaries in respect of Debt of the Borrower or any Restricted Subsidiary otherwise permitted under this Agreement; provided that (i) if the Debt being guaranteed is Subordinated Debt, such Guaranties shall be subordinated in right of payment to the Guaranty of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Subordinated Debt and (ii) no Guaranty by any Restricted Subsidiary of any Debt of a Obligor shall be permitted unless such Restricted Subsidiary shall have also provided a Guaranty of the Obligations;

(g) (i) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds; provided that such Debt is extinguished within five Business Days of its incurrence and (ii) customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased or rented in the ordinary course of business;

(h) Debt of any Obligor owing to any other Obligor;

(i) Debt of any Obligor or Restricted Subsidiary in respect of (i) performance bonds, completion guarantees, surety bonds, appeal bonds, bid bonds, bankers’ acceptances, warehouse receipts, letters of credit or other similar bonds, instruments or obligations, in each case provided in the ordinary course of business, including Debt evidenced by letters of credit issued in the ordinary course of business to support the insurance or self insurance (to the extent such self insurance is permitted hereunder) obligations of any Obligor or any of its Restricted Subsidiaries (including to secure workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Debt with respect to reimbursement-type obligations), but excluding any of the foregoing issued in respect of or to secure Debt for Borrowed Money; (ii) Debt owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty, liability, or other insurance to any Obligor or any of its Restricted Subsidiaries, so long as the amount of such Debt is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Debt is incurred and such Debt is outstanding only during such year, (iii) Cash Management Obligations and other Debt in respect of netting services, ACH arrangements, overdraft protection and other arrangements arising under standard business terms of any bank at which any Obligor or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or in connection with Deposit Accounts incurred in the ordinary course or (iv) Debt consisting of accommodation Guaranties for the benefit of trade creditors of any Obligor or any Subsidiary issued by such obligor or Subsidiary in the ordinary course of business;

(j) Debt of any Obligor or Restricted Subsidiary that is subordinated to the payment in full of the Obligations; provided that (i) such Debt matures on or after, and requires no scheduled payments of principal prior to, the date that is six months after the Stated Termination Date with respect to the Revolving Credit Commitments and (ii) on a Pro Forma Basis immediately after the incurrence of such Debt, the Borrower is in compliance with the Financial Covenant (regardless of whether a Covenant Trigger Period is then in effect or such covenants are otherwise effective);

(k) Debt incurred under this clause (k) and then outstanding in an aggregate principal amount, measured at the time of incurrence and after giving Pro Forma Effect thereto and the use of the proceeds thereof, not to exceed the greater of (x) $60,000,000 and (y) 8.5% of Consolidated Total Assets of the Borrower as of the last day of the Test Period most recently ended on or prior to the date such Debt was incurred (measured as of the date such Debt was incurred based upon the Section 6.2 Financials most recently delivered on or prior to such date of incurrence);

(l) Debt (x) representing deferred compensation, severance and health and welfare retirement benefits to current and former employees, directors, consultants, partners, members, contract providers, independent contractors or other service providers of Holdings (or any Parent Entity thereof), the Borrower and the Restricted Subsidiaries incurred in the ordinary course of business or (y) consisting of indemnities, obligations in respect of earnouts or other purchase price adjustments, or similar obligations created, incurred or assumed in connection with Permitted Acquisitions, other Investments and the Disposition of any business, assets or Stock permitted hereunder, other than Guaranties incurred by any Person acquiring all or any portion of such business, assets or Stock for the purpose of financing such acquisition;

(m) Debt consisting of (x) obligations of Holdings (or any Parent Entity thereof), the Borrower or the Restricted Subsidiaries under deferred compensation arrangements to their employees, directors, partners, members, consultants, independent contractors or other service providers, (y) other similar arrangements incurred by such Persons in connection with Permitted Acquisitions or (z) any other Investment permitted under Section 8.11;

(n) Debt consisting of promissory notes issued by the Borrower or its Restricted Subsidiaries to their current or former officers, directors, partners, members, and employees and their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees to finance the retirement, acquisition, repurchase, purchase or redemption of Stock of Holdings (or any Parent Entity or the Borrower) in each case permitted by Section 8.10;

(o) Debt consisting of (i) the financing of insurance premiums or (ii) take or pay obligations entered into in the ordinary course of business

(p) (i) Debt incurred by an Obligor or any of its Restricted Subsidiaries assume in connection with an Investment or of any Person that becomes a Restricted Subsidiary after the Closing Date pursuant to an Investment permitted hereunder or a transaction permitted under Section 8.18 and (ii) any Refinancing Debt incurred to Refinance such Debt; provided that such Debt was not incurred in contemplation of such acquisition or such Person becoming a Restricted Subsidiary;

(q) Debt of any Restricted Subsidiary that is not an Obligor incurred under this clause (q); provided that either (x) (i) such Debt is not Guaranteed by any Obligor, (ii) the holder of such Debt does not have, directly or indirectly, any recourse to any Obligor, whether by reason of representations or warranties, agreement of the parties, operation of law or otherwise, and (iii) such Debt is not secured by any assets other than assets of such Restricted Subsidiary and its Subsidiaries or (y) in an aggregate principal amount outstanding not to exceed the greater of $40,000,000 and 6.5% of Consolidated Total Assets of the Borrower as of the last day of the Test Period most recently ended on or prior to the date such Debt was incurred (measured as of the date such Debt was incurred based upon the Section 6.2 Financials most recently delivered on or prior to such date of incurrence);

(r) Debt (i) under the Senior Secured Notes Documents in an aggregate principal amount not to exceed $475,000,000 and (ii) any Refinancing Debt incurred to Refinance such Debt;

(s) other Debt of the Borrower or any Restricted Subsidiary, so long as (A) the Specified Conditions shall have been satisfied after giving effect thereto at the time of incurrence of such Debt, (B) the maturity date of such Debt is after the Stated Termination Date with respect to the Revolving Credit Commitments and (C) no scheduled principal payments are payable in respect of such Debt prior to the Stated Termination Date with respect to the Revolving Credit Commitments (other than customary amortization payments);

(t) Guaranties incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sublicensees or distribution partners;

(u) (i) unsecured Debt in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money and (ii) unsecured Debt in respect of intercompany obligations of the Borrower or any Restricted Subsidiary in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;

(v) Debt arising from the taking of deposits by a Restricted Subsidiary that constitutes a regulated bank; and

(w) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (v) above.

For purposes of determining compliance with this Section 8.12, in the event that an item of Debt meets the criteria of more than one of the types of Debt described in the above clauses, the Borrower, in its sole discretion, may classify and reclassify or later divide, classify or reclassify such item of Debt (or any portion thereof) and will only be required to include the amount and type of such Debt in one or more of the above clauses.

The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Debt shall not be deemed to be an incurrence of Debt for purposes of this Section 8.12.

8.13 Prepayments of Junior Debt. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any principal outstanding in respect of any Junior Debt, except (i) regularly scheduled repayments, purchases or redemptions of Junior Debt and regularly scheduled payments of interest, fees, expenses and premiums on any such Junior Debt, (ii) any prepayments, redemptions, purchases, defeasances or other satisfactions of any Junior Debt in connection with any Refinancing thereof with any Refinancing Debt, (iii) any prepayments, redemptions, purchases, defeasances or other satisfactions of any Junior Debt required as a result of any Disposition of any property securing such Junior Debt to the extent that such security is permitted under this Agreement and such prepayment is permitted under the terms of any intercreditor or subordination provisions with respect thereto, (iv) the conversion of any Junior Debt to Stock (other than Disqualified Stock) of Holdings, the Borrower or any Parent Entity, (v) prepayments, redemptions, purchases, defeasances and other satisfactions of any Junior Debt in an aggregate amount not to exceed the Available Equity Amount at such time, (vi) prepayments, redemptions, purchases, defeasances and other satisfactions (including, without limitation, any payments in respect of make-whole premiums) of Junior Debt so long as the Specified Conditions have been satisfied at the time of such prepayment, redemption, purchase, defeasance or other satisfaction, (vii) prepayments, redemptions, purchases, defeasances and other satisfactions of Junior Debt in an aggregate principal amount during the term of this Agreement not to exceed the greater of (x) $20,000,000 and (y) 2.5% of Consolidated Total Assets of the Borrower as of the last day of the Test Period most recently ended on or prior to the date such Distribution was made (measured as of the date such Distribution was made based upon the Section 6.2 Financials most recently delivered on or prior to such Distribution) so long as such prepayment, redemption, purchase, defeasance or satisfaction is not financed with proceeds of Revolving Loans and (viii) prepayments, redemptions, purchases, defeasances and other satisfactions of Junior Debt incurred pursuant to Section 8.12(r) or Section 8.12(w) in an aggregate principal amount during the term of this Agreement not to exceed the greater of (x) $40,000,000 and (y) 4.5% of Consolidated Total Assets of the Borrower as of the last day of the Test Period most recently ended on or prior to the date such Distribution was made (measured as of the date such Distribution was made based upon the Section 6.2 Financials most recently delivered on or prior to such Distribution)so long as such prepayment, redemption, purchase, defeasance or satisfaction is not financed with proceeds of Revolving Loans; provided that, notwithstanding the foregoing, neither the Borrower nor its Restricted Subsidiaries shall prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any principal outstanding in respect of any Junior Debt pursuant to the foregoing clauses (vii) and (viii) unless (x) the Total Leverage Ratio after giving Pro Forma Effect to any such prepayment, redemption, purchase, defeasance or other satisfaction is no greater than the Total Leverage Ratio immediately prior to such prepayment, redemption, purchase, defeasance or other satisfaction and (y) no Default or Event of Default is then continuing or would result therefrom.

8.14 Transactions with Affiliates. Except as set forth below, the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, sell, transfer, distribute, or pay any money or property, including, but not limited to, any fees or expenses of any nature, to any Affiliate, or lend or advance money or property to any Affiliate, or invest in (by capital contribution or otherwise) or purchase or repurchase any Stock or Debt, or any property, of any Affiliate, or become liable on any Guaranty of the Debt, dividends, or other obligations of any Affiliate in transactions involving aggregate payments or consideration in excess of $15,000,000. Notwithstanding the foregoing, the following shall be permitted:

(a) transactions between or among Holdings, the Borrower or any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(b) transactions on terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(c) the Transactions (including the issuance of Stock to any officer, director, employee, consultant or other service provider of the Borrower or any of its Subsidiaries or any Parent Entity in connection therewith) and the payment of Transaction Expenses;

(d) Permitted Distributions;

(e) loans and other transactions by and among the Borrower and/or one or more Subsidiaries to the extent permitted under this Article VIII;

(f) employment, compensation, severance or termination arrangements between any Parent Entity, the Borrower or any of its Restricted Subsidiaries and their respective officers, employees and consultants (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of equity interests held by officers, employees and consultants pursuant to put/call rights or similar rights with current or former employees, officers, directors consultants and stock option or incentive plans (including equity-based incentive plans) and other compensation arrangements) in the ordinary course of business and transactions pursuant to management equity plans, stock option plans and other employee benefit plans, agreements and arrangements;

(g) the payment of (x) customary fees to directors, officers, managers, employees, consultants and other service providers of the Borrower and its Restricted Subsidiaries or any Parent Entity in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries and (y) reasonable out of pocket costs to, and indemnities provided on behalf of, directors, officers, managers, employees, consultants, partners, members and other service providers of the Borrower and its Restricted Subsidiaries or any Parent Entity in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(h) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 8.14 or any amendment thereto to the extent such an amendment, taken as a whole, is not adverse to the Lenders in any material respect;

(i) customary payments by the Borrower and any Restricted Subsidiaries to any Parent Entity or Permitted Holder made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved, as applicable pursuant to requirements of law or the relevant constituent documents of the Borrower or such Restricted Subsidiary, by the majority of the members of the Board of Directors or a majority of the disinterested members of the Board of Directors of the Borrower in good faith and such payments shall not exceed 1% of the transaction value for each such transaction;

(j) transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”;

(k) the issuance or transfer of Stock (other than Disqualified Stock) of Holdings (or any Parent Entity) to any Permitted Holder or to any former, current or future director, manager, officer, partner, member, employee, consultant or other service provider (or any Affiliate of any of the foregoing) of Holdings (or any Parent Entity), the Borrower, any of the Restricted Subsidiaries or any direct or indirect parent thereof;

(l) any issuance of Stock, or other payments, awards or grants in cash, securities, Stock or otherwise pursuant to, or the funding of, employment arrangements, compensation arrangements, stock options and stock ownership plans, and other employee benefit plans approved by the Board of Directors of any Parent Entity of the Borrower or the Borrower, as the case may be;

(m) transactions with Wholly Owned Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with prudent business practice followed by companies in the industry of the Borrower and its Subsidiaries;

(n) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with prudent business practice followed by companies in the industry of the Borrower and its Subsidiaries; and

(o) to the extent not prohibited by Sections 8.10(g)(i) and (ii), payments by any Parent Entity of the Borrower, the Borrower and the Restricted Subsidiaries pursuant to Tax sharing agreements among any such Parent Entity, the Borrower and the Restricted Subsidiaries on customary terms; provided that payments by Borrower and the Restricted Subsidiaries under any such Tax sharing agreements shall not exceed the excess (if any) of the amount they would pay on a standalone basis over the amount they actually pay to Governmental Authorities.

8.15 Business Conducted. The Borrower and its Restricted Subsidiaries (taken as a whole) shall not engage at any time in any line of business other than the lines of business of the same general type currently conducted by it and businesses incidental to, reasonably related or ancillary thereto.

8.16 Liens. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, create, incur, assume, or permit to exist any Lien on any property now owned or hereafter acquired by any of them, except Permitted Liens.

8.17 Restrictive Agreements. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of the Borrower or any Guarantor to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Secured Parties with respect to the Obligations or under the Loan Documents or (ii) the ability of any Restricted Subsidiary of the Borrower that is not a Guarantor to pay dividends or other Distributions with respect to any of its Stock; provided that the foregoing shall not apply to:

(a) restrictions and conditions imposed by (A) Law, (B) any Loan Document, (C) with respect to clause (i) above, the Senior Secured Notes Documents, (D) with respect to clause (ii) above, any documentation related to any Permitted Debt, and (E) with respect to clause (ii) above, any documentation governing any Refinancing Debt incurred to Refinance any such Debt referenced in clauses (B) through (D) of this clause (a);

(b) customary restrictions and conditions existing on the Closing Date or to any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;

(c) restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such Disposition; provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be Disposed and such Disposition is permitted hereunder;

(d) customary provisions in leases, subleases, licenses, sublicenses and other contracts restricting the assignment thereof;

(e) restrictions imposed by any agreement relating to secured Debt permitted by this Agreement to the extent such restriction applies only to specific property securing such Debt and not all assets;

(f) any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Restricted Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition); provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary and the restriction or condition set forth in such agreement does not apply to the Borrower or any other Restricted Subsidiary;

(g) restrictions or conditions in any Permitted Debt that is incurred or assumed by a Subsidiary that is not a Guarantor to the extent such restrictions or conditions are no more restrictive than the restrictions and conditions in the Loan Documents or, in the case of Subordinated Debt, are market terms at the time of issuance or, in the case of any such Debt of any such Person, are imposed solely on such non-Guarantor and its Subsidiaries;

(h) restrictions on cash, Cash Equivalents or other deposits imposed by agreements entered into in the ordinary course of business (or other restrictions on such cash, Cash Equivalents or deposits constituting Liens permitted hereunder);

(i) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures constituting Permitted Investments and applicable solely to such joint venture and entered into in the ordinary course of business;

(j) negative pledges and restrictions on Liens in favor of any holder of Debt permitted under clauses (c), (p), (q) and (s) of Section 8.12, but solely to the extent any negative pledge relates to the property financed by or the subject of such Debt;

(k) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(l) customary net worth provisions contained in Real Estate leases entered into by Subsidiaries of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligation;

(m) provisions restricting the granting of a security interest in Intellectual Property contained in licenses or sublicenses by the Borrower and its Restricted Subsidiaries of such Intellectual Property, which licenses and sublicenses were entered into in the ordinary course of business (in which case such restriction shall relate only to such Intellectual Property);

(n) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Borrower or any Restricted Subsidiary is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Borrower or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Borrower or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary; and

(o) restrictions and conditions imposed by any extension, renewal, amendment, restatement, modification, increase, supplement, refunding, refinancing or replacement of the contracts, instruments or obligations referred to in clauses (a) through (n) above; provided that such extension, renewal, amendment, restatement, modification, increase, supplement, refunding, refinancing or replacement is, in the good faith judgment of the Borrower, not materially more restrictive with respect to such restriction or condition taken as a whole than those prior to such extension, renewal, amendment, restatement, modification, increase, supplement, refunding, refinancing or replacement.

8.18 Sale and Leaseback Transactions. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any arrangement with any Person providing for the Borrower or such Restricted Subsidiary to lease or rent property that the Borrower or such Restricted Subsidiary has sold or will sell or otherwise transfer to such Person, unless (i) such transfers are transfers of Real Estate, (ii) such transfer occurs within ninety (90) days after the acquisition of such property by the Borrower or any such Restricted Subsidiary, (iii) the Specified Conditions have been satisfied or (iv) such transfer would be permitted under clause (t) of the definition of “Permitted Dispositions.”

8.19 Fiscal Year. The Borrower shall not, and shall cause its Restricted Subsidiaries not to, change their Fiscal Year end date from December 31; provided, however, that the Borrower may, and may cause any of its Restricted Subsidiaries to, upon written notice to, and consent by, the Agent, change the Fiscal Year end date convention specified above to any other Fiscal Year end date reporting convention reasonably acceptable to the Agent, in which case the Borrower and the Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change.

8.20 Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio for any Test Period to be less than 1.0 to 1.0; provided that such Fixed Charge Coverage Ratio will only be tested on the date any Covenant Trigger Period commences (as of the last day of the Test Period ending on or immediately prior to the date on which such Covenant Trigger Period shall have commenced) and shall continue to be tested as of the last day of each Test Period thereafter until such Covenant Trigger Period is no longer continuing.

8.21 [Reserved].

8.22 Additional Obligors; Covenant to Give Security. At the Borrower’s expense, the Borrower shall, and shall cause each of its Restricted Subsidiaries (other than Excluded Subsidiaries) to, take all action necessary or reasonably requested by the Collateral Agent to ensure that the Collateral and Guarantee Requirement (subject to the limitations set forth therein and in the Security Documents) continues to be satisfied, including:

(a) upon the formation or acquisition of any new direct or indirect Wholly Owned Domestic Subsidiary (in each case, other than an Excluded Subsidiary) by any Obligor, the designation in accordance with Section 8.26 of any existing direct or indirect Wholly Owned Subsidiary as a Restricted Subsidiary (in each case, other than an Excluded Subsidiary), or any Wholly Owned Restricted Subsidiary ceasing to be an Excluded Subsidiary, within sixty (60) days after such formation, acquisition, designation or occurrence or such longer period as the Collateral Agent may agree in its reasonable discretion:

(i) [reserved];

(ii) causing each such Restricted Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Agent and the Collateral Agent (x) a “Guaranty Agreement Supplement” referred to in the Guarantee Agreement guaranteeing the Obligations under the Loan Documents and (y) a “Security Agreement Supplement” referred to in the Security Agreement and any required Intellectual Property security agreements and other security agreements and documents or joinders or supplements thereto (consistent with the Security Agreement and other Security Documents in effect on the Closing Date), as reasonably requested by and in form and substance reasonably satisfactory to the Collateral Agent, in each case of this clause (y), granting the Collateral Agent’s Liens required by the Collateral and Guarantee Requirement;

(iii) delivering, and causing each such Restricted Subsidiary that is, or is required to become, a Guarantor pursuant to the Collateral and Guarantee Requirement to deliver, any and all certificates representing Stock (other than Excluded Stock and only to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank (or any other documents customary under local Law) and instruments evidencing the Debt held by such Restricted Subsidiary and required to be pledged pursuant to the Collateral and Guarantee Requirement (including the execution of the Subordinated Intercompany Note), indorsed in blank to the Collateral Agent;

(iv) taking and causing such Restricted Subsidiary and each direct or indirect parent of such Restricted Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to take whatever action (including recording of any Intellectual Property security agreements, the filing of financing statements and delivery of share and membership interest certificates, if any) may be necessary in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected Liens required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms; and

(v) causing each such Restricted Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Agent opinions, certificates and other documents, as reasonably requested by and in form and substance reasonably satisfactory to the Agent (it being understood and agreed that any opinions, certificates and other documents that are consistent with those delivered by the Obligors on the Closing Date shall be deemed to be in form and substance reasonably satisfactory to the Agent);

provided, at the Borrower’s sole discretion, any Excluded Subsidiary other than an Unrestricted Subsidiary may become an Obligor by delivering the documentation set forth in clauses (i) through (v) above (or the local law equivalent) to the extent applicable, subject to, in the case of a Foreign Subsidiary, (x) the jurisdiction of incorporation of such Foreign Subsidiary being reasonably satisfactory to the Agent in light of legal permissibility and the policies and procedures of the Agent and the Lenders for similarly situated companies (as reasonably determined by the Agent), (y) the collateral and security provisions of local law documents to be reasonably acceptable to the Agent and to be negotiated in good faith (provided the requirements shall be no more onerous than those required pursuant to the Collateral and Guarantee Requirement) and (z) solely with respect to the assets of such Foreign Subsidiary, the Borrower and the Agent entering into an amendment to reflect eligibility criteria customary for such jurisdiction in form reasonably acceptable to the Agent and the Borrower.

8.23 Cash Management; Cash Dominion.

(a) Each Obligor shall use commercially reasonable efforts to enter into, as soon as possible after the Closing Date, an effective account control agreement (a “Deposit Account Control Agreement”) with each account bank, in each case in form and substance reasonably satisfactory to the Agent, with respect to (i) each U.S. domestic Deposit Account in which funds of any of the Obligors from any Cash Receipts of the Obligors are deposited (including those existing as of the Closing Date and listed on Schedule 8.23, and (ii) the Designated Account into which the proceeds of the Loans are deposited but, in each case, excluding all Excluded Accounts; provided, further, that, (i) if on or prior to one hundred twenty (120) days after the Closing Date (or such longer period following such date as the Agent may agree in its sole discretion), the Borrower shall not have entered into a Deposit Account Control Agreement with respect to any such Deposit Account or the Designated Account, such Deposit Account shall be closed and all funds therein transferred to a Deposit Account at the Agent or any Co-Collateral Agent, an Affiliate of the Agent or any Co-Collateral Agent, or another financial institution that has executed a Deposit Account Control Agreement prior to the expiration of such 120-day period and (ii) the Borrower shall enter into a Deposit Account Control Agreement with respect to any such Deposit Account, or any new Designated Account, which is established after the Closing Date, substantially concurrently with such establishment (or within such longer period as the Collateral Agent may agree in its discretion) but in any event prior to a deposit of any funds in such account. Notwithstanding anything in this section to the contrary, the provisions of this Section 8.23(a) shall not apply to any Deposit Account acquired by an Obligor in connection with a Permitted Acquisition (or similar Investment) prior to the date that is one hundred twenty (120) days (or such later date as the Agent may agree) following the consummation of such Permitted Acquisition (or similar Investment).

(b) Each Obligor shall deposit, or cause to be deposited and instruct all Account Debtors to deposit, in an Approved Deposit Account promptly upon receipt all Cash Receipts received by any Obligor from any other Person.

(c) Each Deposit Account Control Agreement shall require (without further consent of the Obligors), and the Obligors shall cause, after the occurrence and during the continuance of a Cash Dominion Period and subject to the Intercreditor Agreement and, if applicable, any Permitted Intercreditor Agreement, the ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Obligations) to the concentration account maintained by, in the name of the Borrower and under the sole dominion and control of the Collateral Agent (the “Concentration Account”), of all cash receipts and collections set forth below, other than amounts constituting Excluded Funds (collectively, the “Cash Receipts”):

(i) all available cash proceeds arising under any Leases or otherwise received from the leasing or Disposition of Inventory or casualty insurance proceeds arising from any of the foregoing;

(ii) all proceeds of Accounts; and

(iii) the then contents of each Approved Deposit Account (in each case, net of any minimum balance as may be required to be kept therein by the institution at which such Deposit Account is maintained).

(d) During the continuance of a Cash Dominion Period, the Concentration Account shall at all times be under the sole dominion and control of the Collateral Agent. The Obligors hereby acknowledge and agree that, during the continuance of a Cash Dominion Period, (i) the Obligors have no right of withdrawal from the Concentration Account, (ii) the funds on deposit in the Concentration Account shall at all times be collateral security for all of the Obligations and (iii) the funds on deposit in the Concentration Account shall be applied as provided in this Agreement, including pursuant to Section 4.3. In the event that, notwithstanding the provisions of this Section 8.23, during the continuation of any Cash Dominion Period, any Obligor receives or otherwise has dominion and control of any Cash Receipts, such Cash Receipts shall be held in trust by such Obligor for the Collateral Agent, shall not be commingled with any of such Obligor’s other funds or deposited in any account of such Obligor and shall, not later than the Business Day after receipt thereof, be deposited into the Concentration Account or dealt with in such other fashion as such Obligor may be instructed by the Collateral Agent.

(e) So long as no Cash Dominion Period is continuing, the Obligors may direct, and shall have sole control over, the manner of disposition of funds in the Approved Deposit Accounts. The Agent and the other Secured Parties hereby acknowledge and agree that so long as no Cash Dominion Period is continuing the Obligors shall have the right to withdraw all funds remaining on deposit in any Concentration Account and the Collateral Agent shall no longer be permitted to direct any account bank under any Deposit Account Control Agreement to ACH or wire transfer any Cash Receipts into any Concentration Account.

(f) Any amounts received in the Concentration Account at any time after the Full Payment of the Obligations shall be remitted to the operating account of the Obligors maintained with the Agent or any Co-Collateral Agent or to an operating account otherwise designated by the Borrower.

(g) Upon Borrower’s request, the Collateral Agent shall promptly furnish written notice to each Approved Account Bank of any termination of a Cash Dominion Period.

8.24 Use of Proceeds. The Borrower shall use the proceeds of the Loans in the manner set forth in Section 7.17.

8.25 Further Assurances. Subject to any limitations and exceptions set forth in the Security Documents and in the definition of Collateral and Guarantee Requirement, the Borrower shall, and shall cause each of the other Obligors to, promptly execute and deliver, or cause to be promptly executed and delivered, to the Collateral Agent, such documents and agreements, and shall promptly take or cause to be taken such actions, as the Collateral Agent may, from time to time, reasonably request to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien.

8.26 Designation of Subsidiaries. The Board of Directors of the Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary by notice to the Agent; provided that, in each case, (i) no Event of Default pursuant to Sections 10.1(a), (e), (f) or (g) is then continuing or would result therefrom, (ii) in the case of the designation of a Restricted Subsidiary as an Unrestricted Subsidiary, (A) the Restricted Subsidiary to be so designated does not (directly, or indirectly through its Subsidiaries) own any equity interests or indebtedness of, or own or hold any Lien on any property of, the Borrower or any of its Restricted Subsidiaries and (B) neither the Borrower nor any of its Restricted Subsidiaries shall at any time be directly or indirectly liable for any Indebtedness that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its stated maturity upon the occurrence of a default with respect to any Indebtedness, Lien or other obligation of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary). The designation of any Restricted Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the Fair Market Value of the Borrower’s investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Debt or Liens of such Subsidiary existing at such time.

8.27 Passive Holding Company; Etc.

(a) Holdings will not conduct, transact or otherwise engage in any business or operations other than (i) the ownership and/or acquisition of the Stock (other than Disqualified Stock) of the Borrower, (ii) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, (iii) to the extent applicable, participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the Borrower, (iv) the performance of its obligations under and in connection with the Loan Documents, the Senior Secured Notes Documents and any documents relating to other Permitted Debt, (v) any public offering of its common Stock or any other issuance or registration of its Stock for sale or resale not prohibited by this Agreement, including the costs, fees and expenses related thereto, (vi) any transaction that Holdings is permitted to enter into or consummate under this Agreement and any transaction between Holdings and the Borrower or any Restricted Subsidiary permitted under this Agreement, including (A) making any dividend or distribution or other transaction similar to a Distribution not prohibited by Section 8.10 (or the making of a loan to its Parent Entities in lieu of any such permitted Distribution or other distribution or other transaction similar to a Distribution) or holding any cash received in connection with Distributions made by the Borrower in accordance with Section 8.10 pending application thereof by Holdings in the manner contemplated by Section 8.10 (including the redemption in whole or in part of any of its Stock (other than Disqualified Stock) in exchange for another class of Stock (other than Disqualified Stock) or rights to acquire its Stock (other than Disqualified Stock) or with proceeds from substantially concurrent equity contributions or issuances of new shares of its Stock (other than Disqualified Stock)), (B) making any Investment to the extent (1) payment therefor is made solely with the Stock of Holdings (other than Disqualified Stock), the proceeds of Distribution received from the Borrower and/or proceeds of the issuance of, or contribution in respect of, the Stock (other than Disqualified Stock) of Holdings and (2) any property (including Stock) acquired in connection therewith is contributed to the Borrower or a Guarantor (or, if otherwise constituting Permitted Investments, a Restricted Subsidiary) or the Person formed or acquired in connection therewith is merged or consolidated with the Borrower or a Restricted Subsidiary and (C) the (w) provision of Guaranties in the ordinary course of business in respect of obligations of the Borrower or any of its Subsidiaries to suppliers, customers, franchisees, lessors, licensees, sublicensees or distribution partners; provided, for the avoidance of doubt, that such Guaranty shall not be in respect of Debt for Borrowed Money, (x) incurrence of Debt of Holdings contemplated by Section 8.12, (y) incurrence of Guaranties and the performance of its other obligations in respect of Debt incurred pursuant to Section 8.12 and (z) granting of Liens to the extent the Debt contemplated by subclause (y) is permitted to be secured under Section 8.16, (vii) incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting issues and paying taxes, (viii) providing indemnification to officers and directors and as otherwise permitted in this Agreement, (ix) activities incidental to the consummation of the Transactions, including the Mergers, (x) organizational activities incidental to a Permitted Acquisitions or similar Investments consummated by the Borrower, including the formation of acquisition vehicle entities and intercompany loans and/or investments incidental to such Permitted Acquisitions or similar Investments in each case consummated substantially contemporaneously with the consummation of the applicable Permitted Acquisitions or similar Investments, (xi) the making of any loan to any officers or directors contemplated by Section 8.11, the making of any Investment in the Borrower or any Subsidiary Guarantor or, to the extent otherwise allowed under Section 8.11, a Restricted Subsidiary and (xii) activities incidental to the businesses or activities described in clauses (i) to (xi) of this Section 8.27(a).

(b) Holdings will not consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose all or substantially all of its assets and properties, except that Holdings may merge, amalgamate or consolidate with or into any other Person (other than the Borrower) or otherwise Dispose of all or substantially all of its assets and property; provided that (i) Holdings shall be the continuing or surviving Person of such merger, amalgamation or consolidation or, in the case of a merger, amalgamation or consolidation where Holdings is not the continuing or surviving Person or where Holdings has been liquidated or in connection with a Disposition of all or substantially all of its assets, in any such case, the Person formed by or surviving any such merger, amalgamation or consolidation or the Person into which Holdings has been liquidated or to which Holdings has transferred such assets shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (Holdings or such Person, as the case may be, being herein referred to as the “Successor Holdings”), (ii) the Successor Holdings (if other than Holdings) shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Agent, (iii) each Guarantor, unless it is the other party to such merger, amalgamation, consolidation, liquidation or Disposition or unless the Successor Holdings is Holdings, shall have by a supplement to the Guarantee Agreement confirmed that its Guaranty shall apply to the Successor Holdings’ obligations under this Agreement, (iv) each Guarantor, unless it is the other party to such merger, amalgamation, consolidation, liquidation or Disposition or unless the Successor Holdings is Holdings, shall have by a supplement to the Security Agreement confirmed that its obligations thereunder shall apply to the Successor Holdings’ obligations under this Agreement, (v) Holdings shall have delivered to the Agent an officer’s certificate stating that such merger, amalgamation, consolidation, liquidation or Disposition and any supplements to the Loan Documents preserve the enforceability of the Guarantee Agreement and the perfection of the Collateral Agent’s Liens, (vii) the Successor Holdings shall, immediately following such merger, amalgamation, consolidation, liquidation or Disposition, directly or indirectly, own all Subsidiaries owned by Holdings immediately prior to such merger, amalgamation, consolidation, liquidation or Disposition and (viii) if reasonably requested by the Agent, an opinion of counsel shall be required to be provided to the effect that such merger, amalgamation, consolidation, liquidation, or Disposition does not breach or result in a default under this Agreement or any other Loan Document; provided, further, that if the foregoing are satisfied, the Successor Holdings (if other than Holdings) will succeed to, and be substituted for, Holdings under this Agreement.

8.28 Amendments to Certain Documents. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, amend, modify or change in any manner that is materially adverse to the interests of the Lenders any term or condition of the documentation governing the Junior Debt or any Charter Document of the Borrower or any Subsidiary that is a Guarantor.

8.29 Certain Post-Closing Obligations. As promptly as practicable, and in any event within the time periods after the Closing Date specified in Schedule 8.29 or such later date as the Agent reasonably agrees to in writing, including to reasonably accommodate circumstances unforeseen on the Closing Date, the Borrower and each other Obligor shall deliver the documents or take the actions specified in Schedule 8.29, in each case except to the extent otherwise agreed by the Agent pursuant to its authority as set forth in the definition of the term “Collateral and Guarantee Requirement.”

ARTICLE IX

CONDITIONS OF LENDING

9.1 Conditions Precedent to Effectiveness of Agreement and Making of Loans on the Closing Date. The effectiveness of this Agreement, the obligation of the Lenders to make any Loans on the Closing Date, and the obligation of the Letter of Credit Issuers to issue any Letter of Credit on the Closing Date, are subject to the satisfaction (or waiver in writing by the Agent and the Arrangers) of the following conditions precedent:

(a) The Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Obligor:

(i) executed counterparts of this Agreement, the Guarantee Agreement and the Intercreditor Agreement;

(ii) each Security Document set forth on Schedule 1.5 (including the delivery of documents and instruments necessary to satisfy the Collateral and Guarantee Requirement) required to be executed on the Closing Date as indicated on such schedule, duly executed by each Obligor thereto, together with (except as provided in such Security Documents) certificates, if any, representing the pledged Stock referred to therein for Wholly Owned Restricted Subsidiaries (other than Excluded Stock) organized under the laws of the United States and not constituting Immaterial Subsidiaries and accompanied by undated stock powers executed in blank and instruments evidencing the pledged debt referred to therein endorsed in blank; and evidence that all financing statements under the Uniform Commercial Code have been filed or are otherwise in a form appropriate for filing; and

(iii) certificates for the Borrower and each Guarantor which attach (A) resolutions or other action documentation, (B) incumbency certificates, (C) Organization Documents and (D) good standing certificates;

(iv) an opinion from (A) Latham & Watkins, LLP, counsel to the Obligors and (B) Krieg DeVault LLP, Indiana counsel to the Obligors, each addressed to the Agent and the Lenders as of the Closing Date;

(v) a certificate, in the form of Exhibit G, attesting to the Solvency of the Borrower and its Subsidiaries (on a consolidated basis) on the Closing Date after giving effect to the Transactions, from the Chief Financial Officer of the Borrower; and

(vi) a Notice of Borrowing relating to the initial Borrowing.

(b) All fees and expenses required to be paid hereunder or pursuant to the Fee Letter, in the case of expenses, to the extent invoiced at least three (3) Business Days prior to the Closing Date (except as otherwise agreed by the Borrower) shall, substantially concurrently with the initial Borrowing, have been paid (which amounts may, at the Borrower’s option, be offset against the proceeds of the Loans borrowed on the Closing Date).

(c) Prior to or simultaneously with the initial Borrowing, (i) the Contribution Amount shall have been contributed to the Borrower and (ii) the Acquisition shall be consummated in accordance with the terms of the Merger Agreement, without giving effect to any modifications, amendments, consents, waivers or requests by the Borrower (or its Affiliate) under the Merger Agreement that are material and adverse to the Lenders or the Arrangers in their capacities as such, without the prior written consent of the Arrangers (such consent not to be unreasonably withheld, delayed or conditioned).

(d) The Arrangers shall have received (i) the Historical Financial Statements and (iii) the Pro Forma Financial Statements.

(e) Prior to or simultaneously with the initial Borrowing and the consummation of the Initial Merger, the Existing Debt Refinancing shall have been consummated.

(f) The Specified Representations and the Specified Purchase Agreement Representations shall be true and correct in all material respects on and as of the Closing Date.

(g) The Agent and the Arrangers shall have received (i) at least three (3) Business Days prior to the Closing Date all documentation and other information about the Borrower and the Guarantors as has been reasonably requested in writing at least ten (10) Business Days prior to the Closing Date by the Agent and the Arrangers that they reasonably determine is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act and (ii) if the Borrower qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230, if requested by the Agent, a Beneficial Owner Certification in relation to the Borrower , at least three business days prior to the Closing Date.

(h) Except as set forth on Schedule 4.25 to the Merger Agreement, since April 7, 2019, there has been no Material Adverse Effect (as defined in the Merger Agreement).

(i) The Borrower shall have delivered to the Agent and the Co-Collateral Agents a Borrowing Base Certificate.

9.2 Conditions Precedent to Each Loan after the Closing Date. Subject to Section 1.10, the obligation of the Lenders to make each Loan after the Closing Date, and the obligation of the Letter of Credit Issuers to issue, increase the face amount of, or extend any Letter of Credit after the Closing Date shall be subject to the conditions precedent that on and as of the date of any such extension of credit:

(a) The following statements shall be true, and the acceptance by the Borrower of any extension of credit shall be deemed to be a statement to the effect set forth in clauses (i) and (ii) with the same effect as the delivery to the Agent and the Lenders of a certificate signed by a Responsible Officer, dated the date of such extension of credit, stating that:

(i) The representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects (and any representation and warranty that is qualified as to materiality or Material Adverse Effect is true and correct in all respects) on and as of the date of such extension of credit as though made on and as of such date, other than any such representation or warranty which relates to a specified prior date, in which case such representations and warranties were true and correct in all material respects as of such prior date, and except to the extent the Agent and the Lenders have been notified in writing by the Borrower that any representation or warranty is not correct in all material respects (or that any representation and warranty that is qualified as to materiality or Material Adverse Effect is not correct in all respects) and the Required Lenders have explicitly waived in writing compliance with such representation or warranty;

(ii) No Default or Event of Default has occurred and is continuing, or would result from such extension of credit; and

(iii) The Borrowing or issuance of the Letter of Credit is in compliance with the provisions of Article II.

(b) No Borrowing of Revolving Loans or issuance of the Letter of Credit shall exceed the then-current Availability.

Notwithstanding anything to the contrary, the foregoing conditions precedent in this Section 9.2 are not conditions to any Revolving Credit Lender participating in or reimbursing the Swingline Lender or the Agent for such Revolving Credit Lender’s Pro Rata Share of any applicable Swingline Loan or Agent Advance made in accordance with the provisions of Section 2.4(f) or Section 2.5(h), as applicable.

ARTICLE X

DEFAULT; REMEDIES

10.1 Events of Default. It shall constitute an event of default (“Event of Default”) if any one or more of the following shall occur for any reason:

(a) any failure by the Borrower to pay: (i) the principal of any of the Loans when due, whether upon demand or otherwise, or the reimbursement of any Letter of Credit issued pursuant to this Agreement when the same is due and payable; or (ii) any interest, fee or other amount owing hereunder or under any of the other Loan Documents within five (5) Business Days after the due date therefor, whether upon demand or otherwise;

(b) any representation or warranty made or deemed made by Holdings or the Borrower in this Agreement or by any Obligor in any of the other Loan Documents or any certificate furnished by any Obligor at any time to the Agent, any Co-Collateral Agent or any Lender pursuant to the Loan Documents shall prove to be untrue in any material respect as of the date on which made, deemed made, or furnished and such misrepresentation shall not have been cured within thirty (30) days (to the extent such representation or warranty is capable of being cured);

(c) any default shall occur in the observance or performance of any of the covenants and agreements contained in:

(i) Section 6.3(a), Section 8.2(a) (with respect to the maintenance of the Borrower’s existence only), Section 8.8, Section 8.9, Section 8.10, Section 8.11, Section 8.12, Section 8.13, Section 8.14, Section 8.16, Section 8.17, Section 8.18, Section 8.23 (and, other than during a Cash Dominion Period (during which time the grace period shall be five (5) Business Days), such default continues for thirty (30) days after receipt by the Borrower of written notice thereof by the Agent or the Required Lenders), Section 8.27 and Section 8.28;

(ii) Section 8.20; provided that an Event of Default shall not occur under this clause (ii) until the expiration of Cure Deadline for the applicable Test Period for which the Borrower was not in compliance with such Financial Covenant;

(iii) Section 6.4(a) and such default continues for five (5) Business Days (or three (3) Business Days during any Cash Dominion Period) after receipt by the Borrower of written notice thereof by the Agent or the Required Lenders; or

(iv) any other provision of this Agreement or any other Loan Document and such default shall continue for thirty (30) days after receipt by the Borrower of written notice thereof by the Agent or the Required Lenders;

(d) any default shall occur with respect to any Debt (other than the Obligations) of any Obligor or any of its Restricted Subsidiaries in an outstanding principal amount which constitutes Material Indebtedness, or under any agreement or instrument under or pursuant to which any such Debt may have been issued, created, assumed, or guaranteed by any Obligor or any of its Restricted Subsidiaries, and such default shall continue for more than the period of grace, if any, therein specified, if the effect thereof (with or without the giving of notice) is to accelerate, or to permit the holders of any such Debt to accelerate, the maturity of any such Debt; or any such Debt shall be declared due and payable or be required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof; or any such Debt shall not be paid in full upon the scheduled maturity thereof; provided that this clause (d) shall not apply to (w) termination events or equivalent events not constituting events of default pursuant to the terms of any Hedge Agreement, (x) any failure if it has been remedied, cured or waived or is capable of being remedied cured or waived by the holders of the applicable Material Indebtedness, (y) any Debt that becomes due as a result of the sale, transfer or disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Debt, if such Disposition is permitted hereunder and under the documents providing for such Debt and (z) any Debt permitted to exist or be incurred under the terms of this Agreement that is required to be repurchased, prepaid, defeased, redeemed or satisfied (or as to which an offer to repurchase, prepay, defease, redeem or satisfy is required to be made) in connection with any asset sale event, casualty or condemnation event, change of control (without limiting the rights of the Agent and the Lenders under Section 10.1(l) below), excess cash flow or other customary provision in such Debt giving rise to such requirement to offer or prepay in the absence of any default thereunder;

(e) Holdings, the Borrower or any Significant Subsidiary shall (i) file a voluntary petition in bankruptcy or file a voluntary petition, proposal, notice of intent to file a proposal or an answer or otherwise commence any action or proceeding seeking reorganization, arrangement or readjustment of its debts or for any other relief under the federal Bankruptcy Code, as amended, or under any other bankruptcy or insolvency act or Law, state, or federal, now or hereafter existing, or consent to, approve of, or acquiesce in, any such petition, action or proceeding; (ii) apply for or acquiesce in the appointment of a receiver, assignee, liquidator, sequestrator, custodian, monitor, trustee or similar officer for it or for all or any part of its property; or (iii) make an assignment for the benefit of creditors;

(f) an involuntary petition shall be filed or an action or proceeding otherwise commenced seeking reorganization, arrangement, consolidation or readjustment of the debts of Holdings, the Borrower or any Significant Subsidiary for any other relief under the federal Bankruptcy Code, as amended, or under any other bankruptcy or insolvency act or Law, state or federal, now or hereafter existing, and such petition or proceeding shall not be dismissed within sixty (60) days after the filing or commencement thereof or an order of relief shall be entered with respect thereto;

(g) (i) a receiver, interim receiver, assignee, liquidator, sequestrator, custodian, monitor, trustee or similar officer for Holdings, the Borrower or any Significant Subsidiary or for all or any material part of such Person’s property shall be appointed or (ii) a warrant of attachment, execution or similar process shall be issued against any material part of the property of Holdings, the Borrower or any Significant Subsidiary and such warrant or similar process shall not be vacated, discharged, stayed or bonded pending appeal within sixty (60) days after the entry thereof;

(h) this Agreement, the Guarantee Agreement, any Security Document or the Intercreditor Agreement shall be terminated (other than in accordance with its terms or the terms hereof or thereof), revoked or declared void or invalid or unenforceable or challenged by any Obligor;

(i) one or more monetary judgments, orders, decrees or arbitration awards is entered against any of Holdings, the Borrower or any Restricted Subsidiary involving in the aggregate for all Obligors and Restricted Subsidiaries liability as to any single or related or unrelated series of transactions, incidents or conditions, in excess of $30,000,000 (except to the extent covered by insurance through an insurer who does not deny or dispute coverage), and the same shall remain unsatisfied, unbonded, unvacated and unstayed pending appeal for a period of sixty (60) days after the entry thereof;

(j) for any reason, any Lien on any Collateral having a Fair Market Value in excess of $15,000,000 ceases to be, or is not, valid, perfected and prior to all other Liens (subject to (A) the terms of the Collateral and Guarantee Requirement and (B) Permitted Liens) or is terminated, revoked or declared void other than (i) as a result of a release of Collateral permitted by Section 13.10 or in accordance with the terms of the relevant Security Document, (ii) in connection with the Full Payment of the Obligations or (iii) any loss of perfection (x) that results from the failure of the Collateral Agent or any Co-Collateral Agent to (A) maintain possession of certificates, promissory notes or other instruments delivered to it representing securities or other assets pledged under the Security Documents or (B) file continuation statements or (y) as to Collateral consisting of real property, to the extent such real property is covered by a title insurance policy and such insurer has not denied coverage;

(k) (i) an ERISA Event shall occur which has resulted or could reasonably be expected to result in a Material Adverse Effect or (ii) an Obligor or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multi-employer Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect; or

(l) there occurs a Change of Control.

10.2 Remedies.

(a) If an Event of Default has occurred and is continuing, the Agent may, in its discretion, and shall, at the direction of the Required Lenders, do one or more of the following at any time or times and in any order, without notice to or demand on the Borrower:

(i) reduce the Maximum Revolver Amount or the advance rates against Eligible Accounts, Eligible Fleet Inventory and/or Eligible Parts Inventory used in computing each Borrowing Base, or reduce one or more of the other elements used in computing the Borrowing Base, in each case to the extent determined by the Agent or the Required Lenders, as the case may be;

(ii) restrict the amount of or refuse to make Loans;

(iii) instruct the Letter of Credit Issuers to restrict or refuse to provide Letters of Credit;

(iv) terminate the Commitments;

(v) declare the Loans to be immediately due and payable; provided, however, that upon the occurrence of any Event of Default described in Section 10.1(e), 10.1(f), or 10.1(g) with respect to the Borrower, the Commitments shall automatically and immediately expire and terminate and all Loans shall automatically become immediately due and payable without notice or demand of any kind;

(vi) require the Obligors to cash collateralize all outstanding Letters of Credit; and

(vii) pursue its other rights and remedies under the Loan Documents and applicable Law.

(b) If an Event of Default has occurred and is continuing: (i) the Agent shall have, for the benefit of the respective Secured Parties, in addition to all other rights of the Agent and the Lenders, the rights and remedies of a secured party under the Loan Documents or the UCC; (ii) the Agent may, at any time, take possession of the respective Collateral and keep it on the Obligors’ premises, at no cost to the Agent or any Lender, or remove any part of it to such other place or places as the Agent may desire, or the Borrower shall, and shall cause their Restricted Subsidiaries to, upon the Agent’s demand, at the Borrower’s cost, assemble the Collateral and make it available to the Agent at a place reasonably convenient to the Agent; and (iii) the Agent may sell and deliver any Collateral at public or private sales, for cash, upon credit or otherwise, at such prices and upon such terms as the Agent deems advisable, in its sole discretion, and may, if the Agent deems it reasonable, postpone or adjourn any sale of any Collateral by an announcement at the time and place of sale or of such postponed or adjourned sale without giving a new notice of sale. Without in any way requiring notice to be given in the following manner, each Obligor agrees that any notice by the Agent of sale, disposition or other intended action hereunder or in connection herewith, whether required by the UCC or otherwise, shall constitute reasonable notice to the Borrower if such notice is mailed by registered or certified mail, return receipt requested, postage prepaid, or is delivered personally against receipt, at least ten (10) days prior to such action to the Borrower at the address specified in or pursuant to Section 14.8. If any Collateral is sold on terms other than payment in full at the time of sale, no credit shall be given against the Obligations until the Agent or the Lenders receive payment, and if the buyer defaults in payment, the Agent may resell the Collateral without further notice to the Borrower or any other Obligor. In the event the Agent seeks to take possession of all or any portion of the Collateral by judicial process, the Borrower and each other Obligor irrevocably waives: (A) the posting of any bond, surety or security with respect thereto which might otherwise be required; (B) any demand for possession prior to the commencement of any suit or action to recover the Collateral; and (C) any requirement that the Agent retain possession and not dispose of any Collateral until after trial or final judgment. The Borrower and the other Obligors agree that the Agent has no obligation to preserve rights to the Collateral or marshal any Collateral for the benefit of any Person.

10.3 Application of Funds. If the circumstances described in Section 4.7 have occurred, or after the exercise of remedies provided for in Section 10.2 or under any other Loan Document (or after the Commitments have automatically been terminated, the Loans have automatically become immediately due and payable as set forth in Section 10.2 and the Letters of Credit have automatically been required to be cash collateralized, in each case as set forth in Section 10.2), including in any bankruptcy or insolvency proceeding, any amounts received on account of the Obligations shall be applied by the Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 14.7) payable to the Agent and/or any Co-Collateral Agent in its capacity as such (other than in connection with Cash Management Obligations or Obligations in respect of Secured Hedge Agreements);

Second, to pay interest due in respect of all Agent Advances until paid in full;

Third, to pay the principal of all Agent Advances until paid in full;

Fourth, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 14.7), ratably among them in proportion to the amounts described in this clause Fourth payable to them (other than in connection with Cash Management Obligations or Obligations in respect of Secured Hedge Agreements);

Fifth, to pay interest accrued in respect of the Swingline Loans until paid in full;

Sixth, to pay the principal of all Swingline Loans until paid in full;

Seventh, to pay interest accrued in respect of the Revolving Loans (other than Agent Advances or Swingline Loans) until paid in full;

Eighth, ratably (i) to pay the principal of all Revolving Loans (other than Agent Advances and Swingline Loans) until paid in full, (ii) to the Agent, to be held by the Agent, for the benefit of the Letter of Credit Issuers, as cash collateral in an amount up to 103% of the maximum drawable amount of any outstanding Letters of Credit and (iii) to pay any Obligations under Noticed Hedges or Noticed Cash Management Obligations (in an amount not to exceed the Bank Product Reserves);

Ninth, ratably to pay (i) any amounts owing with respect to any Obligations in respect of Secured Hedge Agreements (other than Noticed Hedges), until paid in full, (ii) any amounts owing with respect to any Obligations in respect of the unreserved portion of a Noticed Hedge, until paid in full, (iii) any amounts owing with respect to Cash Management Obligations (other than Noticed Cash Management Obligations), in each case, until paid in full, and (iv) any amounts owing with respect to Obligations in respect of the unreserved portion of a Noticed Cash Management Obligation, until paid in full;

Tenth, to the payment of all other Obligations of the Obligors that are due and payable to the Agent and the other Secured Parties (other than any Defaulting Lenders) on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Agent and the other Secured Parties (other than any Defaulting Lenders) on such date, until paid in full;

Eleventh, ratably to pay any Obligations owed to Defaulting Lenders, until paid in full;

Twelfth, ratably to pay any amounts owing with respect to any Obligations in respect of any FILO Tranche, until paid in full; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Amounts used to cash collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Eighth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrower. Notwithstanding the foregoing, no amounts received from any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

10.4 Permitted Holders’ Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 10.1(c), in the event that the Borrower fails to comply with the requirement of the Financial Covenant, any of the Permitted Holders, Holdings or any other Person designated by the Borrower shall have the right, during the period beginning at the end of the last Fiscal Quarter of the applicable Test Period and until the later of (i) the tenth (10th) Business Day after the date on which Financial Statements with respect to the Test Period in which such covenant is being measured are required to be delivered pursuant to Section 6.2 and (ii) the tenth (10th) Business Day after the beginning of a Covenant Trigger Period (such later date, the “Cure Deadline”), to make a direct or indirect equity investment in the Borrower in cash in the form of common Stock (or other Stock reasonably acceptable to the Agent) (the “Cure Right”), and upon the receipt by the Borrower of Net Proceeds pursuant to the exercise of the Cure Right (the “Cure Amount”), the Financial Covenant shall be recalculated, giving effect to a pro forma increase to Consolidated EBITDA for such Test Period in an amount equal to such Cure Amount; provided that such pro forma adjustment to Consolidated EBITDA shall be given solely for the purpose of determining the existence of a Default or an Event of Default under the Financial Covenant with respect to any Test Period that includes the Fiscal Quarter for which such Cure Right was exercised and not for any other purpose under any Loan Document.

(b) If, after the receipt of the Cure Amounts and the recalculations pursuant to clause (a) above, the Borrower shall then be in compliance with the requirements of the Financial Covenant during such Test Period, the Borrower shall be deemed to have satisfied the requirements of the Financial Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Default that had occurred shall be deemed cured; provided that (i) the Cure Right may be exercised on no more than five (5) occasions, (ii) in each four Fiscal Quarter period, there shall be at least two Fiscal Quarters in respect of which no Cure Right is exercised, (iii) with respect to any exercise of the Cure Right, the Cure Amount shall be no greater than the amount required to cause the Borrower to be in compliance with the Financial Covenant, and (iv) all Cure Amounts shall be disregarded for purposes of determining any baskets, with respect to the covenants contained in the Loan Documents or the usage of the Available Equity Amount. The Borrower shall not be permitted to borrow Loans or request the issuance, extension or increase in the face amount of a Letter of Credit unless and until all Cure Amounts shall have been received by the Borrower such that, upon recalculation taking into account such Cure Amounts received, the Borrower shall be in compliance with the Financial Covenant.

ARTICLE XI

TERM AND TERMINATION

11.1 Term and Termination. The term of this Agreement shall end on the Stated Termination Date unless sooner terminated in accordance with the terms hereof. The Agent upon direction from the Required Lenders may terminate this Agreement without notice upon the occurrence and during the continuance of an Event of Default. Upon the effective date of termination of this Agreement for any reason whatsoever, all Obligations (other than contingent obligations not then due and payable, Obligations under Secured Hedge Agreements and Cash Management Obligations) (including all unpaid principal, accrued and unpaid interest and any amounts due under Section 5.4) shall become immediately due and payable and the Borrower shall immediately arrange, with respect to all Letters of Credit then outstanding, for (a) the cancellation and return thereof, or (b) the cash collateralization thereof or issuance of Supporting Letters of Credit with respect thereto in accordance with Section 2.3(g). Notwithstanding the termination of this Agreement, until Full Payment of all Obligations, the Borrower shall remain bound by the terms of this Agreement and shall not be relieved of any of its Obligations hereunder or under any other Loan Document, and the Agent, the Co-Collateral Agents and the Lenders shall retain all their rights and remedies hereunder (including the Collateral Agent’s Liens in and all rights and remedies with respect to all then existing and after-arising Collateral).

ARTICLE XII

AMENDMENTS; WAIVERS; PARTICIPATIONS; ASSIGNMENTS; SUCCESSORS

12.1 Amendments and Waivers.

(a) (i)Except as otherwise specifically set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Borrower or other Obligor therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Agent with the consent of the Required Lenders) and the Obligors party thereto and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given;

(ii) Notwithstanding the foregoing, no such waiver, amendment, or consent shall be effective to modify eligibility criteria, or sublimits contained in the definition of “Borrowing Base,” “Eligible Accounts’, “Eligible Inventory,” “Eligible Leased Parts Inventory,” “Eligible New Parts Inventory” or “Eligible Fleet Inventory” or any successor or related definition, in each case that would have the effect of increasing the Borrowing Base unless it is consented to in writing by the Supermajority Lenders and the Borrower;

(iii) Notwithstanding the foregoing, no such waiver, amendment, or consent shall be effective with respect to the following, unless consented to in writing by (x) all Lenders (or the Agent with the consent of all Lenders) and (y) the Borrower:

(A) increase any of the advance rates set forth in the definition of “Borrowing Base”;

(B) amend this Section or any provision of this Agreement providing for consent or other action by all Lenders;

(C) release all or substantially all of the value of the Guarantors with respect to their Obligations owing under the Guarantee Agreement other than as permitted by Section 13.10;

(D) subject to the Intercreditor Agreement, release all or substantially all of the Collateral other than as permitted by Section 13.10; or

(E) change the voting percentages included in the definitions of “Required Lenders” or “Supermajority Lenders”;

(iv) Notwithstanding the foregoing, no such waiver, amendment, or consent shall be effective with respect to the following, unless consented to in writing by all affected Lenders of (or the Agent with the consent of all affected Lenders) and the Borrower:

(A) increase or extend any Commitment of any Lender (other than as contemplated in Sections 2.6 or 2.7);

(B) postpone or delay any date fixed by this Agreement or any other Loan Document for any (i) scheduled payment of principal, interest or fees or (ii) other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

(C) reduce the principal of, or the rate of interest specified herein (other than waivers of the Default Rate) on any Loan, or any fees or other amounts payable hereunder or under any other Loan Document; or

(D) amend the “default waterfall” set forth in Section 10.3 or the pro rata sharing provisions set forth in Section 13.11(b).

It being understood that a waiver of any condition precedent or the waiver of any Default, Event of Default or mandatory prepayment or commitment reduction under this Agreement and the other Loan Documents shall not give rise to an all affected Lender vote pursuant to this clause (iv).

(v) Notwithstanding the foregoing, no such waiver, amendment, or consent shall be effective to increase the obligations or adversely affect the rights of the Agent, any Co-Collateral Agent, the Swingline Lender or any Letter of Credit Issuer without the consent of the party affected thereby;

provided, however, that (A) the Agent may, in its sole discretion and notwithstanding the limitations contained in clause (ii) or (iii)(A) above and any other terms of this Agreement, make applicable Agent Advances in accordance with Section 2.4(g); (B) Schedule 1.1 hereto (Lenders’ Commitments) may be amended from time to time by the Agent alone to reflect assignments of Commitments in accordance herewith and changes in Commitments in accordance with Section 2.6 or 2.7; (C) no amendment or waiver shall be made to Section 13.20 or to any other provision of any Loan Document as such provisions relate to the rights and obligations of any Arranger without the written consent of such Arranger; and (D) the Fee Letter may be amended or waived in a writing signed by Holdings, the Borrower and the Agent. Further, notwithstanding anything to the contrary contained in Section 12.1, if the Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (i) the Commitment of such Lender may not be increased or extended and (ii) the accrued and unpaid amount of any principal, interest or fees payable to such Lender shall not be reduced, in either case, without the consent of such Lender.

(b) If, in connection with any proposed amendment, waiver or consent (a “Proposed Change”) requiring the consent of the Supermajority Lenders, all Lenders or all affected Lenders, the consent of Required Lenders is obtained, but the consent of other Lenders is not obtained (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), then, so long as the Agent is not a Non-Consenting Lender, at the Borrower’s request (and if applicable, payment by the Borrower of the processing fee referred to in Section 12.2(a)), the Agent or an Eligible Assignee shall have the right (but not the obligation), to purchase from the Non-Consenting Lenders, and the Non-Consenting Lenders agree that they shall sell, all of the Non-Consenting Lenders’ interests, rights and obligations under the Loan Documents, in accordance with the procedures set forth in clauses (i) through (v) in the proviso to Section 5.8 and the last sentence in Section 5.8, as if each such Non-Consenting Lender is an assignor Lender thereunder.

12.2 Assignments; Participations.

(a) Any Lender may, with the written consent of (i) the Agent, (ii) in the case of Revolving Loans and Revolving Credit Commitments, the Swingline Lender and the Letter of Credit Issuers, and (iii) so long as no Event of Default under any of Section 10.1(a), (e), (f) or (g) has occurred and is continuing, the Borrower (which consents shall not be unreasonably withheld or delayed), assign and delegate to one or more Eligible Assignees (provided that no such consent shall be required in connection with any assignment to a then-existing Lender) (each an “Assignee”) all, or any ratable part of all, of the Loans, the Commitments and the other rights and obligations of such Lender hereunder, in a minimum amount of $5,000,000, or an integral multiple of $1,000,000 in excess thereof, (provided that no such minimum amount shall apply to any assignment to an Approved Fund or to a Lender or to an Affiliate of a Lender); provided, however, that (A) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall be given to the Borrower and the Agent by such Lender and the Assignee; (B) such Lender and its Assignee shall deliver to the Borrower and the Agent an Assignment and Acceptance; and (C) the assignor Lender or Assignee shall pay to the Agent a processing fee in the amount of $3,500; provided, further, that the Agent may elect to waive such processing fee in its sole discretion.

(b) From and after the date that the Agent has received an executed Assignment and Acceptance, the Agent has received payment of the above-referenced processing fee and the Agent has recorded such assignment in the Register as provided in Section 13.20 herein, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations, including, but not limited to, the obligation to participate in Letters of Credit, have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assignor Lender’s rights and obligations under this Agreement, such assignor Lender shall cease to be a party hereto).

(c) By executing and delivering an Assignment and Acceptance, the assignor Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assignor Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto or the attachment, perfection, or priority of any Lien granted by any Obligor to the Agent or any Lender in the applicable Collateral; (ii) such assignor Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Obligor or the performance or observance by any Obligor of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such Assignee will, independently and without reliance upon the Agent, such assignor Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such Assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers, including the discretionary rights and incidental powers, as are reasonably incidental thereto; and (vi) such Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) Immediately upon satisfaction of the requirements of Section 12.2(a), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. Each Commitment allocated to each Assignee shall reduce the applicable Commitment of the assignor Lender pro tanto.

(e) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of the Borrower (a “Participant”), in each case that is not a Disqualified Lender so long as the list of Disqualified Lenders shall have been made available to all Lenders, participating interests in any Loans, any Commitment of that Lender and the other interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) the Borrower and the Agent shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, and (iv) no Lender shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document except the matters set forth in Sections 12.1(a)(iii)(C) and (D) and Section 12.1(a)(iv), and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent and subject to the same limitation as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. Subject to paragraph (g) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.1, 5.2 and 5.3 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section.

(f) Notwithstanding any other provision in this Agreement, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement (including its Note, if any) in favor of any Federal Reserve Bank or any other central bank having jurisdiction over such Lender in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR § 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

(g) A Participant shall not be entitled to receive any greater payment under Section 5.1 or 5.3 than the Originating Lender would have been entitled to receive with respect to the participating interest sold to such Participant, unless the sale of the participating interest to such Participant is made with the Borrower’s prior written consent and such Participant agrees to be subject to the provisions of Section 5.8 as though it were a Lender, or to the extent that such entitlement to a greater payment results from a Change in Law after the Participant became a Participant. A Participant shall be subject to the requirements of Section 5.1(f) and shall deliver to the Originating Lender the information required thereby, and such Participant shall not be entitled to the benefits of Section 5.1(f) unless the Borrower is notified of the participating interest sold to such Participant.

ARTICLE XIII

THE APPOINTED AGENTS

13.1 Appointment and Authorization. Each Lender hereby designates and appoints the Agent and the Co-Collateral Agents (collectively, the “Appointed Agents”) as its agents under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes each Appointed Agent, in its respective capacity, to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Each Appointed Agent agrees to act as such on the express conditions contained in this Article XIII. The provisions of this Article XIII (other than Sections 13.9 and 13.10(a)) are solely for the benefit of the Appointed Agents and the Lenders, and the Borrower shall have no rights as third party beneficiaries of any of the provisions contained herein. In performing its functions and duties hereunder and under the other Loan Documents, the Agent is acting solely on behalf of the Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing, no Appointed Agent assumes nor shall it be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender or Secured Party or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to any Appointed Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against any Appointed Agent based on an alleged breach of fiduciary duty by any Appointed Agent in connection with this Agreement and/or the transactions contemplated hereby. Except as expressly otherwise provided in this Agreement, each Appointed Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which such Appointed Agent is expressly entitled to take or assert under this Agreement and the other Loan Documents, including (a) the determination of the applicability of ineligibility criteria with respect to the calculation of the Borrowing Base, (b) the making of Agent Advances pursuant to Section 2.4(g) and (c) the exercise of remedies pursuant to Section 10.2, and any action so taken or not taken shall be deemed consented to by the Lenders.

13.2 Delegation of Duties. Each Appointed Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Each Appointed Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence, bad faith or willful misconduct.

13.3 Liability of Appointed Agents. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision)), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by any Obligor or any Subsidiary or Affiliate of any Obligor, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by any Appointed Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Obligor or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Obligor or any of their Subsidiaries or Affiliates.

13.4 Reliance by Appointed Agent. Each Appointed Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Obligor), independent accountants and other experts selected by such Appointed Agent. Each Appointed Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Appointed Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or the Supermajority Lenders, all Lenders or all affected Lenders if so required by Section 12.1) and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

13.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Agent will notify the Lenders of its receipt of any such notice. The Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Article X; provided, however, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

13.6 Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by any Appointed Agent hereinafter taken, including any review of the affairs of the Borrower and its Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to each Appointed Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Obligors and their Affiliates, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Obligors and their Affiliates. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Agent, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Obligors or any of their Affiliates which may come into the possession of any of the Agent-Related Persons.

13.7 Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), ratably in accordance with their respective pro rata shares of the aggregate Revolving Credit Commitments (or if no Revolving Credit Commitments, or no Revolving Credit Commitments of a Class, are outstanding, ratably in accordance with their respective pro rata shares of (x) the outstanding Revolving Loans (including participations in outstanding Letters of Credit and participations in Unpaid Drawings in respect of Letters of Credit) or (y) the sum of outstanding Revolving Credit Commitments and Revolving Loans (including participations in outstanding Letters of Credit and participations in Unpaid Drawings in respect of Letters of Credit) with respect to any Class of Revolving Credit Commitments no longer outstanding, as applicable) from and against any and all Losses as such term is defined in Section 14.11; provided, however, that no Lender shall be liable for the payment to such Agent-Related Persons of any portion of such Losses to the extent resulting from such Person’s gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision); provided, further, that any action taken by any Agent-Related Person at the request of the Required Lenders shall not constitute gross negligence, bad faith or willful misconduct. Without limitation of the foregoing, each Lender shall ratably reimburse the Agent upon demand for its share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Agent.

13.8 Appointed Agents in Individual Capacity. Each Appointed Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Stock in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Obligors and their Subsidiaries and Affiliates as though such Appointed Agent was not an Appointed Agent hereunder and without notice to or consent of the Lenders. Each Appointed Agent and its Affiliates may receive information regarding the Obligors, their Affiliates and Account Debtors (including information that may be subject to confidentiality obligations in favor of the Obligors or such Affiliates) and the Lenders hereby acknowledge that each Appointed Agent shall be under no obligation to provide such information to them. With respect to its Loans, each Appointed Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not an Appointed Agent, and the terms “Lender” and “Lenders” include each Appointed Agent in its individual capacity.

13.9 Successor Agents.

(a) Any Appointed Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders and the Borrower, whether or not a successor has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Appointed Agent. In the case of a resignation of the Agent, if no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as an Appointed Agent by a successor Appointed Agent, such successor Appointed Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Appointed Agent. Upon the acceptance of appointment as Appointed Agent by a successor Appointed Agent, the retiring Appointed Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Appointed Agent’s resignation hereunder as Appointed Agent, the retiring Appointed Agent shall take such action as may be reasonably necessary to assign to the successor Appointed Agent its rights as Appointed Agent under the Loan Documents.

(b) Notwithstanding paragraph (a) of this Section, in the event no successor Appointed Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Appointed Agent gives notice of its intent to resign, the retiring Appointed Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Appointed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Appointed Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Appointed Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Collateral Document and Loan Document, and, in the case of any Collateral in the possession of such Appointed Agent, shall continue to hold such Collateral, in each case until such time as a successor Appointed Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Appointed Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Appointed Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and Issuing Bank. Following the effectiveness of any Appointed Agent’s resignation from its capacity as such, the provisions of this Article, Section 5.1(b) and Section 14.10, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Appointed Agent, its sub-agents and their respective related parties in respect of any actions taken or omitted to be taken by any of them while the retiring Appointed Agent was acting as Appointed Agent and in respect of the matters referred to in the proviso under clause (a) above.

13.10 Collateral Matters.

(a) The Lenders hereby irrevocably authorize the Collateral Agent (and if applicable, any subagent appointed by the Collateral Agent under Section 13.2 or otherwise), and the Collateral Agent (and if applicable, any subagent appointed by the Collateral Agent under Section 13.2 or otherwise) shall hereby have the obligation to release, subject to the satisfaction of any conditions to release (if any) set forth herein, including the continuance of the applicable Collateral Agent’s Lien in any proceeds of released Collateral, any such Collateral Agent’s Liens upon any Collateral (i) upon Full Payment of the Obligations; (ii) constituting property being disposed of to a Person that is not an Obligor, if (except sales of items of Fleet Inventory in the ordinary course of business so long as such Collateral Agent’s Lien continues in the proceeds of such Collateral) the Borrower certifies to the Collateral Agent that the disposition is made in compliance with Section 8.8 (and the Collateral Agent may rely conclusively on any such certificate, without further inquiry); (iii) constituting property in which the Obligors owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting property leased to an Obligor under a lease which has expired or been terminated in a transaction permitted under this Agreement; (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guarantee Agreement (in accordance with the second succeeding sentence and the Guarantee Agreement); (vi) as required by the Collateral Agent to effect any sale, transfer or other Disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents and (vii) to the extent such Collateral otherwise becomes an Excluded Stock or an Excluded Asset. Except provided above, the Collateral Agent will not release any of the Collateral Agent’s Liens without the prior written authorization of the Required Lenders (or such other percentage of Lenders whose consent is required in accordance with Section 12.1); provided that, in addition to the foregoing, the Collateral Agent may, in its discretion, release such Collateral Agent’s Liens on Collateral valued in the aggregate not in excess of $2,500,000 during each Fiscal Year without the prior written authorization of any Lender, so long as all proceeds received in connection with such release are applied to the Obligations in accordance with Section 4.7 and, after giving effect to the application of such proceeds and the updating of the Borrowing Base, as the case may be, to reflect the deletion of any assets subject to such release, Availability shall be no less than the Availability immediately prior to such release. Upon request by the Collateral Agent or the Borrower at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release any applicable Collateral Agent’s Liens upon particular types or items of Collateral pursuant to this Section 13.10. In addition, the Lenders hereby irrevocably authorize (x) the Collateral Agent to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.12(c) and (y) the Agent to release any Guarantor from its obligations under the Guarantee Agreement if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted under this Agreement or such Person otherwise becomes an Excluded Subsidiary, in each case, solely to the extent such Subsidiary ceasing to constitute a Restricted Subsidiary or otherwise becoming an Excluded Subsidiary is not prohibited by this Agreement, or, in the case of a Previous Holdings, in accordance with the conditions set forth in the definition of Holdings and Section 8.27. Upon request by any Appointed Agent at any time, the Required Lenders will confirm in writing such Appointed Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations pursuant to this Section 13.10(a).

(b) Upon receipt by any Appointed Agent of any authorization required pursuant to Section 13.10(a) from the Lenders of such Appointed Agent’s authority to release or subordinate the applicable Collateral Agent’s Liens upon particular types or items of Collateral, or to release any Guarantor from its obligations under the Guarantee Agreement, and upon at least five (5) Business Days’ prior written request by the Borrower, such Appointed Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of such Collateral Agent’s Liens upon such Collateral or to subordinate its interest therein, or to release such Guarantor from its obligations under the Guarantee Agreement; provided, however, that (i) such Appointed Agent shall not be required to execute any such document on terms which, in such Appointed Agent’s opinion, would expose such Appointed Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Obligors in respect of) all interests retained by the Obligors, including the proceeds of any sale, all of which shall continue to constitute part of such Collateral.

(c) The Collateral Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by the Obligors or is cared for, protected or insured or has been encumbered, or that the applicable Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral in its capacity as one of the Lenders and that the Collateral Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing.

13.11 Restrictions on Actions by Lenders; Sharing of Payments.

(a) Each of the Lenders agrees that it shall, to the extent it is lawfully entitled to do so, upon the request of the Required Lenders, set-off against the Obligations, any amounts owing by such Lender to any Obligor or any accounts of any Obligor now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so by any Appointed Agent, take or cause to be taken any action to enforce its rights under this Agreement or against any Obligor, including the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the applicable Collateral.

(b) Except as may be expressly permitted by this Agreement, if at any time or times any Lender shall receive (i) by payment, foreclosure, setoff or otherwise, any proceeds of Collateral or any payments with respect to the Obligations of any Obligor to such Lender arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such Lender from the Agent pursuant to the terms of this Agreement or to which such Lender is otherwise entitled to receive directly pursuant to the terms of this Agreement, or (ii) payments from the Agent in excess of such Lender’s ratable portion of all such distributions by the Agent, such Lender shall promptly (A) turn the same over to the Agent, in kind, and with such endorsements as may be required to negotiate the same to the Agent, or in same day funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Commitments; provided, however, that (A) if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment and (B) the provisions of this paragraph shall not be construed to apply to (x) any payment made by Holdings, the Borrower or any other Obligor pursuant to and in accordance with the express terms of this Agreement and the other Loan Documents, (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, Commitments or participations in a Letter of Credit or Swingline Loans to any Assignee or Participant or (z) any disproportionate payment obtained by a Lender of any Class as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Commitments of that Class or any increase in the Applicable Margin (or other pricing term, including any fee, discount or premium) in respect of Loans or Commitments of Lenders that have consented to any such extension to the extent such transaction is permitted hereunder.

13.12 Agency for Perfection. Each Lender hereby appoints each other Lender as agent for the purpose of perfecting the Lenders’ security interest in assets which, in accordance with the UCC or under other applicable law, as applicable may be perfected by possession. Should any Lender (other than the Collateral Agent) obtain possession of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor, shall deliver such Collateral to the Collateral Agent or in accordance with the Collateral Agent’s instructions.

13.13 Payments by Agent to Lenders. All payments to be made by the Agent to the applicable Lenders shall be made by bank wire transfer or internal transfer of immediately available funds to each such Lender pursuant to wire transfer instructions delivered in writing to the Agent on or prior to the Agreement Date (or if such Lender is an Assignee, on the applicable Assignment and Acceptance), or pursuant to such other wire transfer instructions as each party may designate for itself by written notice to the Agent. Concurrently with each such payment, the Agent shall identify whether such payment (or any portion thereof) represents principal, interest or fees on the Loans or otherwise. Unless the Agent receives notice from the Borrower prior to the date on which any payment is due to the Lenders that the Borrower will not make such payment in full as and when required, the Agent may assume that the Borrower have made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each such Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower has not made such payment in full to the Agent, each applicable Lender shall repay to the Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.

13.14 Settlement.

(a) Each Lender’s funded portion of the applicable Loans is intended by the applicable Lenders to be equal at all times to such Lender’s Pro Rata Share of the outstanding applicable Loans. Notwithstanding such agreement, the Agent, the Swingline Lender, and the other applicable Lenders agree (which agreement shall not be for the benefit of or enforceable by the Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the applicable Loans (including the applicable Swingline Loans and the applicable Agent Advances) shall take place on a periodic basis in accordance with the following provisions:

(i) The Agent shall request settlement (“Settlement”) with the applicable Revolving Credit Lenders at least once every week, or on a more frequent basis at the Agent’s election, (A) on behalf of the Swingline Lender, with respect to each applicable outstanding Swingline Loan, (B) for itself, with respect to each applicable Agent Advance, and (C) with respect to collections received, in each case, by notifying the Revolving Credit Lenders of such requested Settlement by telecopy or other electronic transmission, no later than 12:00 noon (New York City time, as applicable) on the date of such requested Settlement (the “Settlement Date”). Each Revolving Credit Lender (other than the Swingline Lender, in the case of applicable Swingline Loans and the Agent in the case of applicable Agent Advances) shall transfer the amount of such Revolving Credit Lender’s Pro Rata Share of the outstanding principal amount of the applicable Swingline Loans and the applicable Agent Advances with respect to each Settlement to the Agent, to the Agent’s account, not later than 2:00 p.m. (New York City time), on the Settlement Date applicable thereto. Settlements shall occur during the continuation of a Default or an Event of Default and whether or not the applicable conditions precedent set forth in Article IX have then been satisfied. Such amounts made available by the applicable Revolving Credit Lenders to the Agent shall be applied against the amounts of the applicable Swingline Loan or Agent Advance and, together with the portion of such Swingline Loan or Agent Advance representing the Swingline Lenders’ Pro Rata Share thereof, shall cease to constitute Swingline Loans or Agent Advances, but shall constitute Revolving Loans of such Revolving Credit Lenders. If any such amount is not transferred to the Agent by any Revolving Credit Lender on the Settlement Date applicable thereto, the Agent shall be entitled to recover such amount on demand from such Revolving Credit Lender together with interest thereon at the Federal Funds Rate, the first three (3) days from and after the Settlement Date and thereafter at the Interest Rate then applicable to Revolving Loans that constitute Base Rate Loans, (A) on behalf of the Swingline Lender, with respect to each outstanding Swingline Loan, and (B) for itself, with respect to each applicable Agent Advance.

(ii) Notwithstanding the foregoing, not more than one (1) Business Day after demand is made by the Agent (whether before or after the occurrence of a Default or an Event of Default and regardless of whether the Agent has requested a Settlement with respect to an applicable Swingline Loan or applicable Agent Advance), each other applicable Revolving Credit Lender (A) shall irrevocably and unconditionally purchase and receive from the Swingline Lender or the Agent, as applicable, without recourse or warranty, an undivided interest and participation in such Swingline Loan or Agent Advance equal to such Revolving Credit Lender’s Pro Rata Share of such Swingline Loan or Agent Advance and (B) if Settlement has not previously occurred with respect to such Swingline Loans or Agent Advances, upon demand by the Agent, as applicable, shall pay to the Swingline Lender or the Agent, as applicable, as the purchase price of such participation an amount equal to one-hundred percent (100%) of such Revolving Credit Lender’s Pro Rata Share of such Swingline Loans or Agent Advances. If such amount is not in fact made available to the Agent by any applicable Revolving Credit Lender, the Agent shall be entitled to recover such amount on demand from such Revolving Credit Lender together with interest thereon at the Federal Funds Rate for the first three (3) days from and after such demand and thereafter at the Interest Rate then applicable to Base Rate Loans, (A) on behalf of the Swingline Lender, with respect to each outstanding Swingline Loan, and (B) for itself, with respect to each applicable Agent Advance.

(iii) Notwithstanding any provisions of Section 2.4(f) to the contrary, from and after the date, if any, on which any Revolving Credit Lender purchases an undivided interest and participation in any applicable Swingline Loan or applicable Agent Advance pursuant to clause (ii) above, the Agent shall promptly distribute to such Lender, such Revolving Credit Lender’s Pro Rata Share of all payments of principal and interest and all proceeds of Collateral received by the Agent in respect of such Swingline Loan or Agent Advance.

(iv) Between Settlement Dates, the Agent, to the extent no applicable Agent Advances are outstanding, may pay over to the Swingline Lender any payments received by the Agent, which in accordance with the terms of this Agreement would be applied to the reduction of the applicable Loans, for application to the Swingline Lender’s Loans including applicable Swingline Loans. If, as of any Settlement Date, collections received since the then immediately preceding Settlement Date have been applied to the Swingline Lender’s Loans (other than to applicable Swingline Loans or applicable Agent Advances in which such Lender has not yet funded its purchase of a participation pursuant to clause (ii) above), as provided for in the previous sentence, the Swingline Lender shall pay to the Agent for the accounts of the applicable Revolving Credit Lenders, to be applied to the applicable outstanding Loans of such Revolving Credit Lenders, an amount such that each Revolving Credit Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the applicable Revolving Loans. During the period between Settlement Dates, the Swingline Lender with respect to applicable Swingline Loans, the Agent with respect to applicable Agent Advances, and each Revolving Credit Lender with respect to the applicable Loans other than applicable Swingline Loans and applicable Agent Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the actual average daily amount of funds employed by the Agent and the other Revolving Credit Lenders, respectively.

(v) Unless the Agent has received written notice from the Required Lenders to the contrary, the Agent may assume that the applicable conditions precedent set forth in Article IX have been satisfied.

(b) Lenders’ Failure to Perform. All Revolving Loans (other than Swingline Loans and Agent Advances) shall be made by the Revolving Credit Lenders simultaneously and in accordance with their Pro Rata Shares thereof. It is understood that (i) no Revolving Credit Lender shall be responsible for any failure by any other Revolving Credit Lender to perform its obligation to make any applicable Loans hereunder, nor shall any applicable Revolving Credit Commitment of any Revolving Credit Lender be increased or decreased as a result of any failure by any other Revolving Credit Lender to perform its obligation to make any Revolving Loans hereunder, (ii) no failure by any Lender to perform its obligation to make any Loans hereunder shall excuse any other Lender from its obligation to make any Loans hereunder, and (iii) the obligations of each Lender hereunder shall be several, not joint and several.

(c) Defaulting Lenders. Unless the Agent receives notice from a Lender on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least one Business Day prior to the date of such Borrowing, that such Lender will not make available as and when required hereunder to the Agent that Lender’s Pro Rata Share of a Borrowing, the Agent may assume that each such Lender has made such amount available to the Agent in immediately available funds on the Funding Date. Furthermore, the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If any Lender has not transferred its full Pro Rata Share to the Agent in immediately available funds, and the Agent has transferred the corresponding amount to the Borrower, on the Business Day following such Funding Date such Lender shall make such amount available to the Agent, together with interest at the Federal Funds Rate for that day. A notice by the Agent submitted to any Lender with respect to amounts owing shall be conclusive, absent manifest error. If each Lender’s full Pro Rata Share is transferred to the Agent as required, the amount transferred to the Agent shall constitute that Lender’s applicable Loan for all purposes of this Agreement. If that amount is not transferred to the Agent on the Business Day following the Funding Date, the Agent will notify the Borrower of such failure to fund and, upon demand by the Agent, the Borrower shall pay such amount to the Agent for the Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the Interest Rate applicable at the time to the applicable Loans comprising that particular Borrowing. The failure of any Lender to make any applicable Loan on any Funding Date shall not relieve any other Lender of its obligation hereunder to make an applicable Loan on that Funding Date. No Lender shall be responsible for any other Lender’s failure to advance such other Lender’s Pro Rata Share of any Borrowing.

13.15 Letters of Credit; Intra-Lender Issues.

(a) Notice of Letter of Credit Balance. On each Settlement Date, the Agent shall notify each Revolving Credit Lender of the issuance of all Letters of Credit since the prior Settlement Date. In addition, upon the reasonable request of a Revolving Credit Lender from time to time, the Agent shall provide such Revolving Credit Lender with a list of the then outstanding Letters of Credit.

(b) Participations in Letters of Credit.

(i) Purchase of Participations. Immediately upon issuance of any Letter of Credit in accordance with Section 2.3(d), each Revolving Credit Lender shall be deemed to have irrevocably and unconditionally purchased and received without recourse or warranty, an undivided interest and participation equal to such Revolving Credit Lender’s Pro Rata Share of the face amount of such Letter of Credit in connection with the issuance or acceptance of such Letter of Credit (including all obligations of the Borrower with respect thereto, and any security therefor or guaranty pertaining thereto).

(ii) Sharing of Reimbursement Obligation Payments. Whenever the Agent receives a payment from the Borrower on account of reimbursement obligations in respect of a Letter of Credit as to which the Agent has previously received for the account of the applicable Letter of Credit Issuer thereof payment from a Revolving Credit Lender, the Agent shall promptly pay to such Revolving Credit Lender such Revolving Credit Lender’s applicable Pro Rata Share of such payment from the Borrower. Each such payment shall be made by the Agent on the next Settlement Date.

(iii) Documentation. Upon the request of any applicable Revolving Credit Lender, the Agent shall furnish to such Revolving Credit Lender copies of any Letter of Credit, reimbursement agreements executed in connection therewith, applications for any Letter of Credit, and such other documentation relating to such Letter of Credit as may reasonably be requested by such Revolving Credit Lender.

(iv) Obligations Irrevocable. The obligations of each applicable Revolving Credit Lender to make payments to the Agent with respect to any applicable Letter of Credit or with respect to their participation therein or with respect to the Revolving Loans made as a result of a drawing under a Letter of Credit and the obligations of the Borrower for whose account the Letter of Credit was issued to make payments to the Agent, for the account of the applicable Revolving Credit Lenders, shall be irrevocable and shall not be subject to any qualification or exception whatsoever, including any of the following circumstances:

(A) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(B) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), any Lender, the Agent, the applicable Letter of Credit Issuer, or any other Person, whether in connection with this Agreement, any applicable Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the Borrower or any other Person and the beneficiary named in any Letter of Credit);

(C) any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(D) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

(E) the occurrence of any Default or Event of Default; or

(F) the failure of the Borrower to satisfy the applicable conditions precedent set forth in Article IX.

(c) Recovery or Avoidance of Payments; Refund of Payments In Error. In the event any payment by or on behalf of the Borrower received by the Agent with respect to any Letter of Credit and distributed by the Agent to the applicable Revolving Credit Lenders on account of their respective participations therein is thereafter set aside, avoided or recovered from the Agent or the applicable Letter of Credit Issuer in connection with any receivership, liquidation or bankruptcy proceeding, the Revolving Credit Lenders shall, upon demand by the Agent, pay to the Agent their respective applicable Pro Rata Shares of such amount set aside, avoided or recovered, together with interest at the rate required to be paid by the Agent or the applicable Letter of Credit Issuer upon the amount required to be repaid by it. Unless the Agent receives notice from the Borrower prior to the date on which any payment is due to the applicable Revolving Credit Lenders that the Borrower will not make such payment in full as and when required, the Agent may assume that the Borrower have made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each applicable Revolving Credit Lender on such due date an amount equal to the amount then due such applicable Revolving Credit Lender. If and to the extent the Borrower have not made such payment in full to the Agent, each Revolving Credit Lender shall repay to the Agent on demand such amount distributed to such Revolving Credit Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Revolving Credit Lender until the date repaid.

(d) Indemnification by Lenders. To the extent not reimbursed by the Borrower and without limiting the obligations of the Borrower hereunder, the Revolving Credit Lenders agree to indemnify the applicable Letter of Credit Issuer ratably in accordance with their respective Pro Rata Shares, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against such Letter of Credit Issuer in any way relating to or arising out of any Letter of Credit or the transactions contemplated thereby or any action taken or omitted by such Letter of Credit Issuer under any Letter of Credit or any Loan Document in connection therewith; provided that no Revolving Credit Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the Person to be indemnified (as determined by a court of competent jurisdiction in a final and non-appealable decision). Without limitation of the foregoing, each Revolving Credit Lender agrees to reimburse the applicable Letter of Credit Issuer promptly upon demand for its Pro Rata Share of any costs or expenses payable by the Borrower to such Letter of Credit Issuer, to the extent that such Letter of Credit Issuer is not promptly reimbursed for such costs and expenses by the Borrower. The agreement contained in this Section shall survive payment in full of all other Obligations.

13.16 Concerning the Collateral and the Related Loan Documents. Each Lender authorizes and directs each Appointed Agent to enter into the other Loan Documents, including the Intercreditor Agreement, any Permitted Intercreditor Agreement and any other intercreditor agreement, for the ratable benefit and obligation of the Appointed Agents and the Lenders. Each Lender agrees that any action taken by any Appointed Agent or the Required Lenders, as applicable, in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by any Appointed Agent or the Required Lenders, as applicable, of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders. The Lenders acknowledge that the Loans, applicable Agent Advances, applicable Swingline Loans, Bank Products (including all Hedge Agreements) and all interest, fees and expenses hereunder constitute one Debt, secured equally by all of the applicable Collateral, subject to the order of distribution set forth in Section 10.2.

13.17 Field Examination and Appraisal; Disclaimer by Lenders. By signing this Agreement, each Lender:

(a) is deemed to have requested that an Appointed Agent furnish such Lender, promptly after it becomes available, a copy of each Field Examination or Appraisal (each, a “Report” and collectively, “Reports”) prepared by or on behalf of any Appointed Agent;

(b) expressly agrees and acknowledges that each Appointed Agent (i) makes no representation or warranty as to the accuracy of any Report and (ii) shall not be liable for any information contained in any Report;

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that any Appointed Agent or other party performing any audit or examination will inspect only specific information regarding the Obligors and will rely significantly upon the Obligors’ books and records, as well as on representations of Obligors’ personnel;

(d) agrees to keep all Reports confidential and strictly for its internal use, and not to distribute except to its participants, or use any Report in any other manner; and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold each Appointed Agent and any such other Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of the Borrower; and (ii) to pay and protect, and indemnify, defend and hold each Appointed Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses and other amounts (including Attorney Costs) incurred by such Appointed Agent and any such other Person preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

13.18 Relation Among Lenders. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in the case of the Appointed Agents) authorized to act for, any other Lender.

13.19 Arrangers.

(a) Each of the parties to this Agreement acknowledges that, other than any rights and duties explicitly assigned to the Arrangers under this Agreement, the Arrangers do not have any obligations hereunder and shall not be responsible or accountable to any other party hereto for any action or failure to act hereunder. Without limiting the foregoing, no Arranger shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on the Arrangers in deciding to enter into this Agreement or in taking or not taking action hereunder.

13.20 The Register.

(a) The Agent shall maintain a register (each, a “Register”), which shall include a master account and a subsidiary account for each applicable Lender and in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of each Loan comprising such Borrowing and any Interest Period applicable thereto, (ii) the effective date and amount of each Assignment and Acceptance delivered to and accepted by it and the parties thereto, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder or under the notes payable by the Borrower to such Lender, and (iv) the amount of any sum received by the Agent from the Borrower or any other Obligor and each Lender’s ratable share thereof. Each Register shall be available for inspection by the Borrower or any applicable Lender (with respect to its own Loans and Commitments only) at the respective offices of the Agent at any reasonable time and from time to time upon reasonable prior notice. Any failure of the Agent to record in the applicable Register, or any error in doing so, shall not limit or otherwise affect the obligation of the Borrower hereunder (or under any Loan Document) to pay any amount owing with respect to the Loans or provide the basis for any claim against the Agent. The Loans and Letters of Credit are registered obligations and the right, title and interest of any Lender and their assignees in and to such Loans and Letters of Credit as the case may be, shall be transferable only upon notation of such transfer in the applicable Register. Upon the request of any Lender made through the Agent, the Borrower shall execute and deliver to such Lender (through the Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto. Solely for purposes of this Section 13.20 and for Tax purposes only, the Agent shall be the Borrower’s agent for purposes of maintaining the applicable Register (but the Agent shall have no liability whatsoever to the Borrower or any other Person on account of any inaccuracies contained in the applicable Register). This Section 13.20 shall be construed so that the Loans and Letters of Credit are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code and any related regulations (and any other relevant or successor provisions of the Internal Revenue Code or such regulations).

(b) In the event that any Lender sells participations in any Loan, Commitment or other interest of such Lender hereunder or under any other Loan Document, such Lender shall maintain a register on which it enters the name of all participants in the Loans held by it and the principal amount (and stated interest thereon) of the portion of the Loans or Commitments which are the subject of the participation (the “Participant Register”). A Loan or Commitment may be participated in whole or in part only by registration of such participation on the Participant Register (and each note shall expressly so provide). Any participation of such Loans or Commitments may be effected only by the registration of such participation on the Participant Register. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 45.103-1(c) of the United States Treasury Regulations.

(c) Each of the Registers shall be maintained by the Agent as a non-fiduciary agent of the Borrower.

13.21 Secured Cash Management Agreements and Secured Hedge Agreements. Except as otherwise expressly set forth herein or in the Guarantee Agreement or any Security Document, no Cash Management Bank or Hedge Bank that obtains the benefits of any Guaranty or any Collateral by virtue of the provisions hereof or of the Guarantee Agreement or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article XIII to the contrary, the Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Agent has received written notice of such Obligations, together with such supporting documentation as the Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

13.22 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Guarantor, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Guarantor, that the Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE XIV

MISCELLANEOUS

14.1 No Waivers; Cumulative Remedies. No failure by any Appointed Agent or any Lender to exercise any right, remedy, or option under this Agreement or any present or future supplement hereto, or in any other Loan Documents, or delay by any Appointed Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by any Appointed Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by any Appointed Agent or the Lenders on any occasion shall affect or diminish any Appointed Agent’s and each Lender’s rights thereafter to require strict performance by the Obligors of any provision of this Agreement and the other Loan Documents. Each Appointed Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy which the Appointed Agent or any Lender may have.

14.2 Severability. The illegality or unenforceability of any provision of this Agreement or any Loan Document or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

14.3 Governing Law; Choice of Forum; Service of Process.

(a) THIS AGREEMENT SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA LOCATED IN NEW YORK COUNTY, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENCE, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY LOAN DOCUMENT. NOTWITHSTANDING THE FOREGOING: (i) THE AGENT SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER, ANY GUARANTOR OR ANY COLLATERAL IN THE COURTS OF ANY OTHER JURISDICTION THE AGENT DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR OTHER SECURITY FOR THE OBLIGATIONS AND (ii) EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THE COURTS DESCRIBED IN THE IMMEDIATELY PRECEDING SENTENCE MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE THOSE JURISDICTIONS.

(c) EACH OF THE PARTIES HERETO HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (RETURN RECEIPT REQUESTED) DIRECTED TO THE APPLICABLE ADDRESS SET FORTH IN SECTION 14.8 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO DEPOSITED IN THE MAILS POSTAGE PREPAID.

14.4 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

14.5 Survival of Representations and Warranties. All of the Borrower’s and other Obligors’ representations and warranties contained in this Agreement and the other Loan Documents shall survive the execution, delivery, and acceptance thereof by the parties, notwithstanding any investigation by the Agent or the Lenders or their respective agents.

14.6 Other Security and Guarantees. The Agent may, without notice or demand and without affecting the Borrower’s or any Obligor’s obligations hereunder, from time to time: (a) take from any Person and hold collateral (other than the Collateral) for the payment of all or any part of the Obligations and exchange, enforce or release such collateral or any part thereof; and (b) accept and hold any endorsement or guaranty of payment of all or any part of the Obligations and release or substitute any such endorser or guarantor, or any Person who has given any Lien in any other collateral as security for the payment of all or any part of the Obligations, or any other Person in any way obligated to pay all or any part of the Obligations.

14.7 Fees and Expenses. Except for Taxes which shall be solely covered by Section 5.1 hereunder and the costs and expenses relating to Field Examinations and Appraisals, which shall be covered by Section 8.4, the Borrower agrees (a) if the Closing Date occurs, to pay or reimburse the Agent and any Co-Collateral Agent and the Arrangers (without duplication) for all reasonable and documented or invoiced out-of-pocket costs and expenses associated with the syndication of the Revolving Credit Facility and the preparation, execution and delivery, administration, amendment, modification, waiver and/or enforcement of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), such costs and expenses to be limited in the case of legal costs and expenses to the Attorney Costs) and (b) to pay or reimburse the Agent, any Co-Collateral Agent, any Lender and any Letter of Credit Issuer for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (such costs and expenses to be limited in the case of legal costs and expenses to the Attorney Costs). Subject to the limitations above, the foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, all costs and expenses in connection with the opening and maintenance of the Concentration Account, and other reasonable and documented or invoiced out-of-pocket expenses incurred by the Agent and any Co-Collateral Agent. The agreements in this Section 14.7 shall survive the Termination Date and repayment of all other Obligations. All amounts due under this Section 14.7 shall be paid within ten (10) Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail.

14.8 Notices. Except as otherwise provided herein, all notices, demands and requests that any party is required or elects to give to any other shall be in writing, or by a telecommunications device capable of creating a written record, and any such notice shall become effective (a) upon personal delivery thereof, including, but not limited to, delivery by overnight mail and courier service, (b) four (4) days after it shall have been mailed by United States mail, first class, certified or registered, with postage prepaid, or (c) in the case of notice by such a telecommunications device, when properly transmitted, in each case addressed to the party to be notified as follows:

If to the Agent:	JPMorgan Chase Bank, N.A.
712 Main St Floor 5 North
Houston, TX 77002
Attention: Hai Nguyen / NESCO Account Manager
Email: hai.t.nguyen@jpmorgan.com
Telecopy No.: 713-216-4634

If to Holdings or the Borrower:	Capitol Investment Merger Sub 2, LLC
6714 Pointe Inverness Way, Suite 220,
Fort Wayne, Indiana 46714
Attention: Chief Financial Officer
Email: bruce.heinemann@nescorentals.com
Telecopy No.: 260-824-7115

If to a Lender or
Letter of Credit Issuer:	To the address of such Lender or Letter of Credit Issuer set forth on the signature page hereto or on the Assignment and Acceptance for such Lender, as applicable or to such other address as each party may designate for itself by like notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the persons designated above to receive copies shall not adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

14.9 Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective representatives, successors, and assigns of the parties hereto. The rights and benefits of the Agent and the Lenders hereunder shall, if such Persons so agree, inure to any party acquiring any interest in the Obligations or any part thereof.

14.10 Indemnity of the Agent, the Co-Collateral Agents and the Lenders. The Borrower agrees to defend, indemnify and hold all Agent-Related Persons, each Arranger, each Lender and each Letter of Credit Issuer (without duplication) and each of their respective Affiliates, officers, directors, employees, agents, controlling persons, advisors and other representatives, successors and permitted assigns of the foregoing (each, an “Indemnified Person”) harmless from and against any and all losses, claims, damages and liabilities (collectively, “Losses”) of any kind or nature and the reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating, responding to or defending any of the foregoing (such expenses, in the case of legal expenses, to be limited to the reasonable fees, disbursements and other charges of a single firm of counsel for all Indemnified Persons, taken as a whole, and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all Indemnified Persons taken as a whole (and, in the case of an actual or perceived conflict of interest, where the Indemnified Person(s) affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, by such other firm of counsel for such affected Indemnified Person)) of any such Indemnified Person arising out of or relating to any claim, litigation, investigation or other proceeding (including any inquiry or investigation of the foregoing) (regardless of whether such Indemnified Person is a party thereto or whether or not such action, claim, litigation or proceeding was brought by the Borrower, its equity holders, affiliates or creditors or any other third Person) that relates to the Transactions, including the financing contemplated hereby and the use of proceeds hereof; provided that no Indemnified Person will be indemnified for any Loss or related expense to the extent it has resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnified Person or any of its Affiliates or any of the officers, directors, employees, agents, controlling persons, advisors or other representatives, successors or permitted assigns of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations under this Agreement or the other Loan Documents of such Indemnified Person or any of such Indemnified Person’s Affiliates or any of the officers, directors, employees, agents, controlling persons, advisors or other representatives, successors or permitted assigns of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any claim, litigation, investigation or other proceeding that does not arise from any act or omission by the Borrower or any of its Affiliates and that is brought by any Indemnified Person against any other Indemnified Person; provided that Agent, the Co-Collateral Agents and the Arrangers to the extent fulfilling their respective roles as an agent or arranger under this Agreement and the other Loan Documents and in their capacities as such, shall remain indemnified in respect of such proceedings to the extent that none of the exceptions set forth in any of clauses (i) and (ii) of the immediately preceding proviso applies to such person at such time. The agreements in this Section shall survive payment of all other Obligations. For the avoidance of doubt, this Section 14.10 shall not apply to Taxes other than Taxes that represent liabilities, obligations, losses, damages, etc., with respect to a non-Tax claim.

14.11 Limitation of Liability. Notwithstanding any other provision of this Agreement to the contrary, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, advisors or other representatives, successors or permitted assigns (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) none of the Borrower, the other Obligors or any of their respective Subsidiaries or Affiliates, or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Agreement, the other Loan Documents, the Transactions (including the use of proceeds hereof), or with respect to any activities related to this Agreement and the other Loan Documents, including the preparation of this Agreement and the other Loan Documents; provided that nothing in this Section 14.11 shall limit the Borrower’s indemnity and reimbursement obligations set forth in Section 14.10 to the extent that such indirect, special, punitive or consequential damages are included in any claim by a third party unaffiliated with the applicable Indemnified Person with respect to which the applicable Indemnified Person is entitled to indemnification as set forth in Section 14.10.

14.12 Final Agreement. This Agreement and the other Loan Documents are intended by the parties hereto to be the final, complete, and exclusive expression of the agreement between them. This Agreement supersedes any and all prior oral or written agreements relating to the subject matter hereof except for the Fee Letter.

14.13 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, and by the Agent, the Co-Collateral Agents, the Letter of Credit Issuers, each Lender, the Borrower and Holdings in separate counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement and the other Loan Documents may be executed by facsimile or other electronic communication and the effectiveness of this Agreement and the other Loan Documents and signatures thereon shall have the same force and effect as manually signed originals and shall be binding on all parties thereto. The Agent may require that any such documents and signatures be confirmed by a manually-signed original thereof, provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile signature.

14.14 Captions. The captions contained in this Agreement are for convenience of reference only, are without substantive meaning and should not be construed to modify, enlarge, or restrict any provision.

14.15 Right of Setoff. In addition to any rights and remedies of the Lenders provided by Law, if an Event of Default is then continuing or the Loans have been accelerated prior to the Stated Termination Date, each Lender is authorized at any time and from time to time, without prior notice to the Borrower or any Guarantor, any such notice being waived by each Obligor to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender or any Affiliate of such Lender to or for the credit or the account of the Borrower or any Guarantor against any and all Obligations then due and owing by an Obligor under this Agreement or any other Loan Document to such Lender, now or hereafter existing, irrespective of whether or not the Agent or such Lender shall have made demand under this Agreement or any Loan Document. Each Lender agrees promptly to notify the Borrower and the Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. NOTWITHSTANDING THE FOREGOING, NO LENDER SHALL EXERCISE ANY RIGHT OF SET-OFF, BANKER’S LIEN, OR THE LIKE AGAINST ANY DEPOSIT ACCOUNT OR PROPERTY OF THE BORROWER OR ANY GUARANTOR HELD OR MAINTAINED BY SUCH LENDER WITHOUT THE PRIOR WRITTEN CONSENT OF THE REQUIRED LENDERS.

14.16 Confidentiality. Each Lender, each Letter of Credit Issuer and the Agent severally agrees to treat confidentially and not publish, disclose or otherwise divulge any non-public information provided to any of them or any of their Affiliates by or on behalf of the Borrower or any of its Subsidiaries or in connection with this Agreement, the other Loan Documents or the Transactions; provided that nothing herein shall prevent such Person from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation, or compulsory legal process based on the reasonable advice of counsel (in which case such Person agrees (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or Governmental Authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable Law, rule or regulation, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction or purporting to have jurisdiction over such Person or any of its Affiliates (in which case such Person agrees (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable Law, rule or regulation, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Person or any of its Affiliates or any related parties thereto (including any of the persons referred to in clause (f) below) in violation of any confidentiality obligations owing to the Borrower or any of its Subsidiaries or Affiliates, (d) to the extent that such information is or was received by such Person from a third party that is not, to such Person’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to the Borrower, any of its Subsidiaries or Affiliates, (e) to the extent that such information is independently developed by such Person or its Affiliates without the use of any confidential information and without violating the terms of this Agreement, (f) to such Person’s Affiliates and to its and their respective directors, officers, employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with this Agreement and who are informed of the confidential nature of such information or who are subject to customary confidentiality obligations of professional practice (with such Person, to the extent within its control, responsible for such person’s compliance with this Section 14.16), (g) for purposes of establishing a “due diligence” defense and (h) to potential or prospective Lenders, Participants or Assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to the Borrower or any of its Subsidiaries, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph); provided that, for purposes of this clause (h), (i) the disclosure of any such information to any Lenders, hedge providers, Participants or Assignees, or prospective Lenders, hedge providers, Participants or Assignees referred to above shall be made subject to the acknowledgment and acceptance by such Lender, hedge provider, Participant or Assignee, or prospective Lender, hedge provider, Participant or Assignee that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to the Borrower and such Person) in accordance with the standard syndication processes of the Agent or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such information and (ii) no such disclosure shall be made by such Person to any person that is at such time a Disqualified Lender.

14.17 Conflicts with Other Loan Documents. Unless otherwise expressly provided in this Agreement (or in another Loan Document by specific reference to the applicable provision contained in this Agreement), if any provision contained in this Agreement conflicts with any provision of any other Loan Document, the provision contained in this Agreement shall govern and control.

14.18 No Fiduciary Relationship. Each Obligor acknowledges and agrees that, (i) in connection with all aspects of each transaction contemplated by this Agreement, the Obligors, on the one hand, and the Appointed Agents, the Arrangers, the Lenders and each of their Affiliates through which they may be acting (collectively, the “Applicable Entities”), on the other hand, have an arms-length business relationship that creates no fiduciary duty on the part of any Applicable Entity, and each Obligor expressly disclaims any fiduciary relationship, (ii) the Applicable Entities may be engaged in a broad range of transactions that involve interests that differ from those of such Obligor, and no Applicable Entity has any obligation to disclose any of such interests to such Obligor and (iii) such Obligor has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each Obligor further acknowledges and agrees that such Obligor is responsible for making its own independent judgment with respect to the transactions contemplated by this Agreement and the process leading thereto, and agrees that it will not claim that the Applicable Entities have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to such Obligor or its affiliates, in connection with such transactions or the process leading thereto.

14.19 Judgment Currency. If for the purpose of obtaining judgment in any court it is necessary to convert an amount due hereunder in the currency in which it is due (the “Original Currency”) into another currency (the “Second Currency”), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, the Agent could purchase in the New York foreign exchange market, the Original Currency with the Second Currency on the date two (2) Business Days preceding that on which judgment is given. Each Obligor agrees that its obligation in respect of any Original Currency due from it hereunder shall, notwithstanding any judgment or payment in such other currency, be discharged only to the extent that, on the Business Day following the date the Agent receives payment of any sum so adjudged to be due hereunder in the Second Currency, the Agent may, in accordance with normal banking procedures, purchase, in the New York foreign exchange market, the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased or could have been so purchased is less than the amount originally due in the Original Currency, each Obligor agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify the Agent against such loss. The term “rate of exchange” in this Section 14.19 means the spot rate at which the Agent, in accordance with normal practices, is able on the relevant date to purchase the Original Currency with the Second Currency, and includes any premium and costs of exchange payable in connection with such purchase.

14.20 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies each Obligor that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Obligor, which information includes the name and address of each Obligor and other information that will allow such Lender or the Agent, as applicable, to identify each Obligor in accordance with the Act. Each Obligor shall, promptly following a request by the Agent or any Lender, provide all documentation and other information that the Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Act.

14.21 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution and (b) the effects of any Bail-in Action on any such liability, including, if applicable, (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

14.22 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

ARTICLE XV

THE BORROWER REPRESENTATIVE

15.1 Appointment; Nature of Relationship. The Borrowers may collectively appointed any one of the Borrowers organized in the United States to act as each Borrower’s contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other applicable Loan Document, and upon such appointment, each of the Borrowers irrevocably authorizes such Borrower Representative to act as the contractual representative of each such Borrower with the rights and duties expressly set forth herein and in the other applicable Loan Documents. The Borrower Representative, if any, agrees to act as such contractual representative upon the express conditions contained in this Article XV. The Agent and the Lenders, and their respective officers, directors, agents, or employees, shall not be liable to any Borrower Representative or any Borrower for any action taken or omitted to be taken by any Borrower Representative or the Borrowers pursuant to this Section 15.1.

15.2 Powers. The Borrower Representative, if any, shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to any Borrower, or any obligation to the Lenders, to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.

15.3 Employment of Agents. The Borrower Representative, if any, may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through authorized officers.

15.4 Successor Borrower Representative. Upon the prior written consent of the Agent, a Borrower Representative, if any, may resign at any time. The Agent shall give prompt written notice of any such resignation and appointment to the Lenders.

15.5 Execution of Loan Documents; Borrowing Base Certificate. The Borrowers hereby empower and authorize the Borrower Representative, if any, on behalf of the Borrowers, to execute and deliver to the Agent and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including, without limitation, the Borrowing Base Certificates and the Compliance Certificates. Each Borrower agrees that any action taken by a Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by a Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.

[Remainder of Page Left Blank]

IN WITNESS WHEREOF, the parties have entered into this Agreement on the date first above written.

CAPITOL INTERMEDIATE HOLDINGS, LLC, as Holdings

By:	/s/ Bruce Heinemann
Name:	Bruce Heinemann
Title:	Chief Financial Officer

[Signature Page to Credit Agreement]

CAPITOL INVESTMENT THE BORROWER, LLC,
as the Borrower

By:	/s/ Bruce Heinemann
Name:	Bruce Heinemann
Title:	Chief Financial Officer

[Signature Page to Credit Agreement]

JPMorgan Chase Bank, N.A., as the Agent, Collateral Agent, a Letter of Credit Issuer, the Swingline Lender, and as Lender

By:	/s/ Devin Roccisano
Name:	Devin Roccisano
Title:	Executive Director

[Signature Page to Credit Agreement]

FIFTH THIRD BANK, an Ohio Banking Corporation, as Co-Collateral Agent and a Lender

By:	/s/ Mark Pienkos
Name:	Mark Pienkos
Title:	Managing Director

[Signature Page to Credit Agreement]